     As filed with the Securities and Exchange Commission on April 9, 1998
                          Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                         HUDSON CHARTERED BANCORP, INC.
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

   New York                         6712                        14-1668718
----------------          -------------------------         -------------------
(State or other               (Primary Standard              (I.R.S. Employer
jurisdiction of           Industrial Classification         Identification No.)
incorporation or                Code Number)
 organization)

                             P.O. Box 310, Route 55
                          LaGrangeville, New York 12540
                                 (914) 471-1711
       ------------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           T. Jefferson Cunningham III
                      Chairman and Chief Executive Officer
                         Hudson Chartered Bancorp, Inc.
                             P.O. Box 310, Route 55
                          LaGrangeville, New York 12540
                                 (914) 471-1711
           ----------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:
Steven Kaplan, Esquire                 AND                K. Scott Fife, Esquire
Arnold & Porter                              Housley Kantarian & Bronstein, P.C.
555 12th Street, N.W.                          1220 19th Street, N.W., Suite 700
Washington, DC 20004                                        Washington, DC 20036
(202)942-5998                                                     (202) 822-9611

        Approximate date of commencement of proposed sale to the public:
                 As soon as practicable after the effective date
                          of the registration statement

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE


Title of                          Proposed      Proposed
Each Class of                     Maximum       Maximum
Securities        Amount          Offering      Aggregate        Amount of
to be             to be           Price per     Offering         Registration
Registered        Registered      Unit          Price            Fee
                  (1)             (2)           (2)              (2)(3)
-------------     ----------      ---------     ------------     ------------
Common Stock,     7,700,000       $23.28        $179,256,000     $52,880.52
par value
$0.80
per share

----------
(1) Represents the estimated maximum number of shares of common stock, par value $0.80 per share, of Hudson Chartered Bancorp, Inc. ("Hudson Chartered"), expected to be issued in exchange for up to 4,184,403 shares of common stock, par value $1.00 per share, of Progressive Bank, Inc. ("Progressive"), upon consummation of the merger of Progressive with and into Hudson Chartered, as described in this registration statement.
(2) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices ($42.375) of shares of Progressive's common stock on the Nasdaq Stock Market on April 2, 1998, as adjusted to reflect the Exchange Ratio of 1.82.
(3) $30,166.66 was previously paid in connection with the filing of preliminary proxy materials with the Commission on January 30, 1998 by Hudson Chartered pursuant to Rule 14a-6(i)(4) under the Securities Exchange Act of 1934, as amended. $22,713.86 is being paid in connection with the filing of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            [PROGRESSIVE LETTERHEAD]

                                __________, 1998

Dear Stockholder:

      We are pleased to enclose your Notice of Annual Meeting and Proxy Statement / Prospectus for the Annual Meeting of Stockholders of Progressive Bank, Inc. ("Progressive") to be held on ___________, 1998, at __:__ _.m.,
Eastern Time, at the _________________, ____________, New York.

      The accompanying Notice of Annual Meeting and Proxy Statement / Prospectus describe the formal business expected to be transacted at the Annual Meeting, which will include the election of three directors and the ratification of our auditors. During the Annual Meeting, we will report on our operations, and afterward our directors and officers, as well as a representative of our independent auditors, KPMG Peat Marwick LLP, will be available to respond to questions our stockholders may have.

      At the Annual Meeting you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Reorganization, including a related Plan of Merger (together, the "Agreement"), pursuant to which Progressive will be merged (the "Merger") with and into Hudson Chartered Bancorp, Inc. ("Hudson Chartered"), a corporation organized under the laws of New York and a registered bank holding company, under the name of "Premier National Bancorp, Inc." (the "Continuing Corporation"). Simultaneously with the Merger, Pawling Savings Bank, Progressive's sole subsidiary, will be merged with and into First National Bank of the Hudson Valley ("Hudson Valley"), Hudson Chartered's principal subsidiary, under the name of "Premier National Bank."

      Upon consummation of the Merger, you would receive 1.82 shares of common stock of the Continuing Corporation for each share of common stock of Progressive held by you and cash in lieu of any fractional share. Continuing Corporation common stock is expected to be traded on the American Stock Exchange under the symbol "PNB." Progressive stockholders generally will not recognize gain or loss for federal income tax purposes to the extent Continuing Corporation common stock is received in the Merger in exchange for Progressive common stock, although the receipt of cash in lieu of fractional shares will be taxable. The closing price of Hudson Chartered's common stock on the American Stock Exchange on [March 12], 1998 was $[24.75] per share.

      Progressive and Hudson Chartered are similar in size, and your Board of Directors believes that this strategic merger-of-equals transaction is in the best interests of Progressive's stockholders. The Merger will result in a combined institution with a greater market share and a wider range of products and services. Management believes the Merger will also present substantial opportunities for savings through achievement of various economies of scale. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE AGREEMENT.

      The enclosed Proxy Statement / Prospectus contains more detailed information concerning the Board's decision and the proposed Merger. We urge you to consider it carefully. It is very important that your shares be represented at the Annual Meeting, whether or not you plan to attend in person. The affirmative vote of the holders of two-thirds of all outstanding shares of Progressive's common stock is required for approval of the Agreement. A failure to vote for approval of the Agreement would have the same effect as a vote against the Agreement.

      We urge you to take the time to consider this important matter and vote now. In order to make sure that your vote is represented, indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you attend the meeting in person, you may revoke your proxy at the meeting and vote in person.

      On behalf of the Board of Directors, we thank you for your support and urge you to vote FOR the Agreement.

                                      Sincerely,
                                      /s/ Peter Van Kleeck
                                      Peter Van Kleeck
                                      President and Chief Executive Officer

                             Progressive Bank, Inc.
                                  1301 Route 52
                            Fishkill, New York 12524

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON ___________, 1998

      Notice is hereby given that the Annual Meeting (the "Annual Meeting") of the Stockholders of Progressive Bank, Inc. ("Progressive") will be held at ____________________, ________, New York, on ___________, 1998 at __:__ _.m.
Eastern Time, for the following purposes:

      1. Election of Directors. The election of three directors of Progressive;

      2. Ratification of Auditors. The ratification of the appointment of KPMG Peat Marwick LLP, independent certified public accountants, as independent auditors of Progressive for the fiscal year ending December 31, 1998;

      3. Merger. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization among Progressive, Pawling Savings Bank, a wholly owned subsidiary of Progressive, Hudson Chartered Bancorp, Inc., a bank holding company organized under the laws of New York ("Hudson Chartered"), and First National Bank of the Hudson Valley, a wholly owned subsidiary of Hudson Chartered, and a related Plan of Merger between Progressive and Hudson Chartered, a copy of each of which is included in Appendix A to the accompanying Proxy Statement / Prospectus (collectively, the "Agreement"), pursuant to which
(i) Progressive will be merged (the "Merger") with and into Hudson Chartered under the name "Premier National Bancorp, Inc."; (ii) each share of Progressive's common stock, par value $1.00 per share, outstanding at the effective time of the Merger (other than shares held by dissenting stockholders and as otherwise provided in the Plan of Merger) will be converted into 1.82 shares of the common stock of Premier National Bancorp, Inc. and cash in lieu of any fractional share; (iii) Hudson Chartered's Certificate of Incorporation will be restated and amended (x) to change Hudson Chartered's name to "Premier National Bancorp, Inc.," (y) to increase the authorized common stock from 20,000,000 to 50,000,000 shares and (z) to make other significant changes described in the Proxy Statement / Prospectus; and (iv) ten persons designated by Hudson Chartered and ten persons designated by Progressive will become directors of Premier National Bancorp, Inc. for the terms proposed; and

      4. Other Business. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof, including proposals to adjourn the Annual Meeting to permit further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Annual Meeting, provided that no proxies voted against the Merger will be voted in favor of adjournment to solicit additional proxies in favor of the Merger.

      Pursuant to Progressive's Bylaws, the Board of Directors has set March 26, 1998 as the record date for the determination of the holders of Progressive's common stock entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

      The affirmative vote of the holders of at least two-thirds of the outstanding Progressive common stock is required for approval of the Agreement. Your vote is therefore important regardless of the number of shares you own. Each stockholder, even though he or she may plan to attend the Annual Meeting, is urged to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to the Annual Meeting. Any stockholder present at the Annual Meeting or at any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Annual Meeting.

      If you have any questions or require assistance, please call us or Corporate Investor Communications, which is assisting us in the solicitation of proxies, at 1-800-346-7885.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Beatrice D. Parent
                                        Beatrice D. Parent
                                        Corporate Secretary

                                    IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.

                                TABLE OF CONTENTS

                                                                            Page
INTRODUCTION.................................................................  1
AVAILABLE INFORMATION........................................................  3
FORWARD-LOOKING STATEMENTS...................................................  4
SUMMARY......................................................................  4
COMPARATIVE PER SHARE DATA................................................... 11
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA............................. 12
ANNUAL MEETING INFORMATION................................................... 19
         General............................................................. 19
         Voting and Revocability of Proxies.................................. 19
         Voting Securities and Principal Holders Thereof..................... 19
         Section 16(a) Beneficial Ownership Reporting Compliance............. 20
         Other Matters....................................................... 21
         Miscellaneous....................................................... 21
PROPOSAL I - ELECTION OF DIRECTORS........................................... 22
         General............................................................. 22
         Committees of the Board of Directors................................ 23
         Compensation Committee Report on Executive Compensation............. 24
         Comparative Stock Performance Graph................................. 26
         Executive Compensation.............................................. 27
         Director Compensation............................................... 30
         Transactions with Management........................................ 30
         Security Ownership of Management.................................... 31
PROPOSAL II - RATIFICATION OF AUDITORS....................................... 32
PROPOSAL III - APPROVAL OF MERGER............................................ 32
         The Companies....................................................... 32
         Background of the Merger............................................ 34
         Reasons for the Merger and Recommendation of the Board of Directors. 37
         Opinions of Financial Advisors...................................... 41
         Terms of the Merger................................................. 49
         Surrender of Certificates........................................... 50
         Representations and Warranties; Conditions to the Merger; Waiver.... 50
         Regulatory Approvals................................................ 52
         Business Pending the Merger......................................... 52
         Effective Date of the Merger; Termination........................... 53
         Management and Operations After the Merger.......................... 53
         Effect of the Merger on Employees and Management.................... 60
         Amendments to Certificate of Incorporation.......................... 62
         Certain Differences in Rights of Stockholders....................... 70
         No Dissenters' Rights............................................... 75
         Federal Income Tax Consequences..................................... 75
         Resale of Continuing Corporation Common Stock....................... 76
         Expenses............................................................ 77
         Accounting Treatment................................................ 77
         Stock Option Agreements............................................. 77
MARKET PRICES AND DIVIDENDS.................................................. 78
         Hudson Chartered.................................................... 78
         Progressive......................................................... 78
         Continuing Corporation.............................................. 79

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.................. 79
INDEPENDENT AUDITORS......................................................... 86
EXPERTS...................................................................... 86
LEGAL OPINION................................................................ 86
STOCKHOLDER PROPOSALS........................................................ 86


APPENDIX A --AGREEMENT AND PLAN OF REORGANIZATION AND SELECTED ATTACHMENTS APPENDIX B -- OPINION OF SANDLER O'NEILL & PARTNERS, L.P.
APPENDIX C -- OPINION OF KEEFE BRUYETTE & WOODS, INC.
APPENDIX D -- HUDSON CHARTERED STOCK OPTION AGREEMENT
APPENDIX E -- PROGRESSIVE STOCK OPTION AGREEMENT

PROSPECTUS OF HUDSON CHARTERED BANCORP, INC.
(to be renamed "Premier National Bancorp, Inc."
upon the Effective Date of the Merger to which this document relates)

                               PROXY STATEMENT OF
                             PROGRESSIVE BANK, INC.
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ____________, 1998

                                  INTRODUCTION

      This Proxy Statement / Prospectus is being furnished to stockholders of Progressive Bank, Inc. ("Progressive") in connection with the solicitation of proxies by the Board of Directors of Progressive for use at its annual meeting of stockholders (including any adjournment or postponement thereof) (the "Annual Meeting"), to be held on ___________, 1998, at the time and place set forth in the accompanying notice. It is anticipated that the mailing of this Proxy Statement / Prospectus and the enclosed proxy card will commence on or about __________, 1998.

      The accompanying Notice of Annual Meeting and this Proxy Statement / Prospectus describe the formal business expected to be transacted at the Annual Meeting, which will include the election of three directors and the ratification of Progressive's auditors. During the Annual Meeting, management will report on Progressive's operations, and afterward directors and officers, as well as a representative of the independent auditors, KPMG Peat Marwick LLP, will be available to respond to questions stockholders may have.

      At the Annual Meeting, stockholders of Progressive will be asked to approve an Agreement and Plan of Reorganization and related Plan of Merger, each dated as of December 16, 1997, providing for the merger (the "Merger") of Progressive with and into Hudson Chartered Bancorp, Inc. ("Hudson Chartered") under the name of "Premier National Bancorp, Inc." (the "Continuing Corporation"). The Agreement and Plan of Reorganization and the Plan of Merger are attached to this Proxy Statement / Prospectus as Appendix A and are hereinafter collectively referred to as the "Agreement." Hudson Chartered and Progressive are New York corporations and registered bank holding companies. Simultaneously with the Merger, Pawling Savings Bank ("Pawling"), a wholly owned subsidiary of Progressive, will be merged (the "Bank Merger") with and into First National Bank of the Hudson Valley ("Hudson Valley"), a wholly owned subsidiary of Hudson Chartered, under the charter of Hudson Valley and the name of "Premier National Bank" (the "Continuing Bank"), pursuant to an Agreement and Plan of Merger dated as of December 16, 1997 (the "Bank Merger Agreement"). Upon the Effective Date (as defined in the Agreement), each share of common stock, par value $1.00 per share, of Progressive ("Progressive Common Stock") issued and outstanding immediately prior to the Effective Date will be converted into
1.82 shares of the common stock, par value $0.80 per share, of the Continuing Corporation ("Continuing Corporation Common Stock") and cash in lieu of any fractional share of Continuing Corporation Common Stock, and each share of common stock, par value $0.80 per share, of Hudson Chartered ("Hudson Chartered Common Stock") issued and outstanding immediately prior to the Effective Date will continue to be a share of Continuing Corporation Common Stock. Based on the shares outstanding at [March 2], 1998, upon consummation of the Merger, the stockholders of Hudson Chartered and Progressive would hold approximately [50.3]% and [49.7]% of the outstanding shares of Continuing Corporation, respectively. For a more complete description of the Agreement and the terms of the Merger, see "PROPOSAL III - APPROVAL OF MERGER."

      The outstanding shares of Hudson Chartered Common Stock are, and the shares of Continuing Corporation Common Stock offered hereby are expected to be, listed on the American Stock Exchange. The outstanding shares of Progressive Common Stock are quoted on the National Association of Securities Dealers Automated Quotations National Market System (the "Nasdaq National Market"). The last reported sale prices of Hudson Chartered and Progressive Common Stock on March 12, 1998 were $24.75 and $43.625 per share, respectively. See "MARKET

PRICES AND DIVIDENDS" for additional information regarding the market for Hudson Chartered and Progressive Common Stock.

      Consummation of the Merger is subject to satisfaction of a number of conditions, including the receipt of all regulatory approvals, consents or waivers required or mutually deemed necessary in connection with the Merger and the Bank Merger and the approval of the Agreement by the stockholders of each of Hudson Chartered and Progressive. Applications have been filed with the appropriate bank regulatory authorities for the required approvals, consents and waivers. Stockholder approval of the Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding Progressive Common Stock and at least two-thirds of the outstanding Hudson Chartered Common Stock. Because the Agreement provides for certain amendments to Hudson Chartered's Certificate of Incorporation, which will become the Certificate of Incorporation of the Continuing Corporation, approval of the Agreement will constitute approval of such amendments. The precise amendments effected by the Merger will depend on whether the Agreement is approved by the holders of at least 80% of the outstanding Hudson Chartered Common Stock. Stockholders of Progressive will not be able to vote with respect to these amendments; rather the content of the Certificate of Incorporation of the Continuing Corporation will depend on the vote of the Hudson Chartered stockholders. Hudson Chartered has proposed that its stockholders approve the Agreement at Hudson Chartered's annual meeting of stockholders to be held on May 22, 1998. See "PROPOSAL III - APPROVAL OF
MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and "-- Amendments to Certificate of Incorporation."

      This Proxy Statement / Prospectus also constitutes a prospectus of the Continuing Corporation for up to 7,621,821 shares of Continuing Corporation Common Stock issuable in connection with the Merger.

      THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY OR ANY OTHER GOVERNMENTAL AGENCY NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY OR ANY OTHER GOVERNMENTAL AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT / PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF CONTINUING CORPORATION COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY OTHER GOVERNMENTAL AGENCY.

      All information contained in this Proxy Statement / Prospectus with respect to Hudson Chartered and its subsidiaries has been supplied by Hudson Chartered, and all information with respect to Progressive and its subsidiaries has been supplied by Progressive.

      No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement / Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement / Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement / Prospectus in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Proxy Statement / Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Hudson Chartered or Progressive or any of their respective subsidiaries, or in the information set forth herein, since the date of this Proxy Statement / Prospectus. This Proxy Statement / Prospectus does not cover any resales of Continuing Corporation Common Stock received by stockholders who are affiliates of Hudson Chartered or Progressive, within the meaning of applicable securities laws, upon the consummation of the Merger, and no person is authorized to use this Proxy Statement / Prospectus in connection with any such resale.

      The date of this Proxy Statement / Prospectus is April 10, 1998.

                              AVAILABLE INFORMATION

      Hudson Chartered and Progressive are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, Hudson Chartered and Progressive file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by Hudson Chartered and Progressive can be inspected and copied (upon payment of prescribed fees) at the Commission's public reference facilities located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information that have been filed electronically with the Commission may also be obtained from the Commission's Website, the address of which is http://www.sec.gov. Such materials, with respect to Hudson Chartered only, are available for inspection at the office of the American Stock Exchange, 86 Trinity Place, New York, N.Y. 10006. Such materials, with respect to Progressive only, are available for inspection at the office of the Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

      Hudson Chartered has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Continuing Corporation Common Stock to be issued pursuant to, and as contemplated by, the Agreement (the "Registration Statement"). This Proxy Statement / Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied as set forth above.

      A COPY OF HUDSON CHARTERED'S ANNUAL REPORT ON FORM 10-K FILED WITH THE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1997 (WITHOUT EXHIBITS) ACCOMPANIES THIS PROXY STATEMENT. THIS PROXY STATEMENT / PROSPECTUS INCORPORATES BY REFERENCE THE DOCUMENTS SET FORTH BELOW, SOME OF WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO HUDSON CHARTERED (OTHER THAN EXHIBITS NOT INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO PAUL MAISCH, CHIEF FINANCIAL OFFICER, HUDSON CHARTERED BANCORP, INC., ROUTE 55, P.O. BOX 310, LAGRANGEVILLE, NEW YORK 12540, OR BY TELEPHONE REQUEST TO (914) 471-8204. DOCUMENTS RELATING TO PROGRESSIVE (OTHER THAN EXHIBITS NOT INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO ROBERT APPLE, VICE PRESIDENT, PROGRESSIVE BANK, INC., 1301 ROUTE 52, FISHKILL, NEW YORK 12524, OR BY TELEPHONE REQUEST TO (914) 897-7412. PERSONS REQUESTING COPIES OF EXHIBITS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS MAY BE CHARGED THE COST OF REPRODUCTION AND MAILING. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ____________, 1998.

      The following documents previously filed with the Commission by Hudson Chartered (File No. 1-13213) pursuant to the Exchange Act are incorporated herein by reference:

      (i)   Annual Report on Form 10-K for the year ended December 31, 1997; and

      (ii) The description of Hudson Chartered Common Stock in Hudson Chartered's Registration Statement on Form 8-A dated July 24, 1997 (and any amendment or report filed for the purpose of updating such description).

      The following documents previously filed with the Commission by Progressive (File No. 0-15025) pursuant to the Exchange Act are incorporated herein by reference:

      (i)   Annual Report on Form 10-K for the year ended December 31, 1997; and

      (ii) The description of the Shareholder Rights Agreement dated as of October 15, 1997 between Progressive and Registrar and Transfer Company, as rights agent, in Progressive's Registration

            Statement on Form 8-A dated October 28, 1997 (and any amendment or report filed for the purpose of updating such description).

      All documents filed by Hudson Chartered or Progressive, respectively, with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement / Prospectus and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

      Statements contained in this Proxy Statement / Prospectus or any document incorporated by reference herein as to the contents of any contract or other document are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being hereby qualified in all respects by such reference.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement / Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement / Prospectus.

                           FORWARD-LOOKING STATEMENTS

      This Proxy Statement / Prospectus contains, or incorporates by reference other documents that contain, forward-looking statements with respect to the financial condition, results of operations and business of the Continuing Corporation upon consummation of the Merger, the Bank Merger and the other transactions contemplated by the Agreement, including statements relating to:
(a) cost savings and accretions to reported earnings that may be realized from the Merger; (b) impacts on revenues that may result from the Merger; and (c) restructuring charges that may be incurred in connection with the Merger. These forward-looking statements involve certain risks and uncertainties. For example, see "AVAILABLE INFORMATION," "COMPARATIVE PER SHARE DATA," "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA," "PROPOSAL III - APPROVAL OF MERGER," and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) contemplated cost savings from the Merger cannot be timely or fully realized; (2) revenues following the Merger are lower than contemplated; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of Hudson Chartered and Progressive are greater than contemplated; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which the Continuing Corporation will be doing business, are less favorable than contemplated; or (7) legislation or changes in regulatory requirements adversely affect the businesses in which the Continuing Corporation would be engaged. The forward-looking statements contained in this Proxy Statement / Prospectus or incorporated herein by reference speak only as of the date as of which such statements are made, and Hudson Chartered, Progressive and the Continuing Corporation assume no duty to update these forward-looking statements to reflect new, changing or unanticipated events or circumstances. Neither Deloitte & Touche LLP nor KPMG Peat Marwick LLP has compiled, examined or performed any procedures with respect to any forward-looking statements, nor have they expressed any opinion or any form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the forward-looking statements.

                                     SUMMARY

      The following is a brief summary of certain information contained elsewhere herein or incorporated by reference in this Proxy Statement / Prospectus. This summary is necessarily general and abbreviated and has been prepared to assist stockholders in their review of this Proxy Statement / Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement / Prospectus and is qualified in all respects by reference to the more detailed information contained elsewhere in this Proxy Statement / Prospectus, the accompanying Appendices and the documents incorporated herein by reference, which stockholders are urged to read carefully.

The Annual Meeting

      The Annual Meeting will be held on _____________, 1998, at __:__ _.m. Eastern Time, at the _______________, ___________, New York. Only holders of record of Progressive Common Stock at the close of business on March 26, 1998 will be entitled to vote at the Annual Meeting. At that date, _______ shares of Progressive Common Stock were outstanding and entitled to vote.

      The accompanying Notice of Annual Meeting and this Proxy Statement / Prospectus describe the formal business expected to be transacted at the Annual Meeting, which will include the election of three directors and the ratification of Progressive's auditors. During the Annual Meeting, management will report on Progressive's operations, and afterward directors and officers, as well as a representative of the independent auditors, KPMG Peat Marwick LLP, will be available to respond to questions stockholders may have.

      The stockholders of Progressive will be asked at the Annual Meeting to consider and vote upon approval of the Agreement. Approval of the Agreement by Progressive's stockholders at the Annual Meeting is a condition to and required for consummation of the Merger. The stockholders of Progressive also may consider and vote upon such other matters as are properly brought before the Annual Meeting, including proposals to adjourn the Annual Meeting to permit further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Annual Meeting provided that no proxies voted against the Merger will be voted in favor of adjournment to solicit additional proxies in favor of the Merger.

      For additional information with respect to the Annual Meeting and the voting rights of stockholders, see "MEETING INFORMATION."

Votes Required

      Under New York law, directors are elected by a plurality of the votes cast at the Annual Meeting, i.e., the nominees receiving the highest number of votes will be elected regardless of whether such votes constitute a majority of the shares represented at the Annual Meeting. The ratification of the appointment of the auditors must be approved by a majority of the votes cast at the Annual Meeting.

      Approval of the Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding Progressive Common Stock. Directors and executive officers of Progressive and affiliates of such persons had voting power with respect to [124,143] shares (excluding shares for which ownership is disclaimed and excluding shares subject to options) of Progressive Common Stock, representing [3.0]% of the Progressive Common Stock outstanding, as of [January 15, 1998]. Hudson Chartered has entered into agreements ("Progressive Voting Agreements") with each member of the Board of Directors of Progressive, whereby each Board member has agreed to vote all shares of Progressive Common Stock that he or she is entitled to vote in favor of the Agreement. In the aggregate, [115,210] shares were subject to Progressive Voting Agreements at that date. In addition, directors and executive officers of Hudson Chartered and affiliates of such persons had voting power with respect to [57,750] shares of Progressive Common Stock as of [March 2], 1998. It is expected that such persons will vote such shares in favor of the Agreement. Accordingly, in the aggregate, it is expected that at least [173,059] shares of Progressive Common Stock (representing [4.5]% of the outstanding shares) will be voted in favor of the Agreement.

The Proposed Merger

      The following summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement / Prospectus, as well as the full text of the Agreement, which is attached hereto as Appendix A and incorporated herein by reference.

      In accordance with the terms of the Agreement, Progressive will be merged with and into Hudson Chartered under the name of "Premier National Bancorp, Inc.," whereupon the separate existence of Progressive will cease. Simultaneously with the consummation of the Merger, Pawling will be merged with and into Hudson Valley under the name of "Premier National Bank." On the Effective Date, each outstanding share of Progressive Common Stock will be converted into 1.82 shares of Continuing Corporation Common Stock and cash in lieu of any fractional share. See "PROPOSAL III - APPROVAL OF MERGER -- Terms of the Merger."

      After the Merger, the Board of Directors of the Continuing Corporation will consist of 10 persons designated by Hudson Chartered and 10 persons designated by Progressive. It is anticipated that T. Jefferson Cunningham III will serve as Chairman of the Board of Directors and its executive committee, Peter Van Kleeck will serve as President and Chief Executive Officer and John C. VanWormer will serve as Executive Vice President of the Continuing Corporation. The management of the Continuing Corporation will be drawn from the present management of Hudson Chartered and Progressive. After the Bank Merger, the Board of Directors of the Continuing Bank will consist of the 20 persons serving as directors of the Continuing Corporation. See "PROPOSAL III - APPROVAL OF MERGER -- Management and Operations After the Merger."

      The Agreement also contains provisions relating to, among other things, employee benefits and indemnification and liability coverage of directors and officers after the Merger. See "PROPOSAL III - APPROVAL OF MERGER --Effect of the Merger on Employees and Management."

Reasons for the Merger and Recommendation of Board of Directors

      The Boards of Directors of Progressive and Hudson Chartered approved the terms of the Merger on the basis of a combination of the two companies rather than as an acquisition of one by the other. The terms of the Agreement were reached in arms-length negotiations and have been designed to provide Progressive and Hudson Chartered stockholders with a continuing investment in the combined entity. The Boards of Directors believe that the Merger will provide expanded product and service capabilities to the customers of Pawling and Hudson Valley and will enable the combined entity to compete more effectively with other banks and financial institutions in the markets served by them. The Boards of Directors believe that the terms of the Merger are fair to their respective stockholders and, among other things, will afford their respective stockholders the opportunity to continue as equity participants with a more liquid investment in a larger independent community banking organization. See "PROPOSAL III - APPROVAL OF MERGER --Reasons for the Merger and Recommendation of the Board of Directors."

      PROGRESSIVE'S BOARD OF DIRECTORS HAS DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF PROGRESSIVE AND PROGRESSIVE STOCKHOLDERS, CUSTOMERS AND COMMUNITIES SERVED. ACCORDINGLY, PROGRESSIVE'S BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT PROGRESSIVE'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.

Opinions of Financial Advisors

      Progressive retained Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to provide a written opinion dated December 16, 1997 to Progressive's Board of Directors that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Progressive Common Stock. A copy of Sandler O'Neill's written confirmation of that opinion as of the date hereof is attached hereto as Appendix B. Hudson Chartered retained Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette") to provide a written opinion dated December 16, 1997 to Hudson Chartered's Board of Directors that, as of such date, the Exchange
Ratio was fair, from a financial point of view, to the holders of Hudson Chartered Common Stock. A copy of Keefe Bruyette's written confirmation of that opinion as of the date hereof is attached hereto as Appendix C. The copies of such opinions attached hereto should be read in their entirety with respect to the assumptions made, limitations on the review undertaken and other matters. See "PROPOSAL III - APPROVAL OF MERGER --Opinions of Financial Advisors" for information regarding, among other things, the selections of Sandler O'Neill and Keefe Bruyette and their compensation for services rendered in connection with the Merger and their rendering of such opinions.

Effective Time and Closing Date

      The Merger shall become effective at the time and on the date specified in the certificate of merger to be filed with the New York Department of State (the "Effective Date"). Such filing will occur only after the receipt of all requisite regulatory approvals, approval of the Agreement by the requisite vote of Hudson Chartered's and Progressive's respective stockholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger shall occur on the date that is the fifth business day following satisfaction of the conditions to the Merger and the Bank Merger or such other date as may be agreed by the parties to the Agreement.

Conditions to the Merger; Waiver and Amendment; Termination

      Consummation of the Merger is subject to satisfaction of a number of conditions, including the receipt of all regulatory approvals, consents or waivers required or mutually deemed necessary in connection with the Merger and the Bank Merger and the approval of the Agreement by the stockholders of each of Hudson Chartered and Progressive. The Office of the Comptroller of the Currency approved the Bank Merger on March 24, 1998, and the Federal Reserve Bank of New York granted Hudson Chartered's request for a waiver of prior approval requirements for the Merger on February 5, 1998. Stockholder approval of the Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding Progressive Common Stock and at least two-thirds of the outstanding Hudson Chartered Common Stock. Because the Agreement provides for certain amendments to Hudson Chartered's Certificate of Incorporation, which will become the Certificate of Incorporation of the Continuing Corporation, approval of the Agreement will constitute approval of such amendments. The precise amendments effected by the Merger will depend on whether the Agreement is approved by the holders of at least 80% of the outstanding Hudson Chartered Common Stock. Hudson Chartered has proposed that its stockholders approve the Agreement at Hudson Chartered's annual meeting of stockholders to be held on May 22, 1998. See " -- Amendments to Certificate of Incorporation."

      Substantially all of the conditions to consummation of the Merger and Bank Merger (except for required stockholder and regulatory approvals) may be waived at any time, by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time, by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by stockholders of Hudson Chartered and/or Progressive shall alter the Exchange Ratio. In addition, the Agreement may be terminated, either before or after stockholder approval, under certain circumstances. See "PROPOSAL III - APPROVAL OF MERGER --Representations and Warranties; Conditions to the Merger; Waiver" and "-- Effective Date of the Merger; Termination."

Federal Income Tax Consequences of the Merger

      Arnold & Porter, special counsel to Hudson Chartered, has delivered its opinion to Hudson Chartered and Progressive that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), provided the Merger is consummated in accordance with the Agreement and certain related agreements. Arnold & Porter has further opined that, for federal income tax purposes, no gain or loss will be recognized by the stockholders of Progressive who exchange all of their Progressive Common Stock solely for Continuing Corporation Common Stock pursuant to the Merger (except to the extent that cash is received in lieu of the issuance of fractional shares of Continuing Corporation Common Stock). Arnold & Porter's opinion is based on facts, representations and assumptions that were provided to Arnold & Porter by Hudson Chartered and Progressive and that are consistent with the state of facts that Hudson Chartered and Progressive believe will be existing as of the Effective Date.

      The foregoing is a summary of material federal income tax consequences of the Merger to stockholders of Progressive. A more extensive summary is set forth under the heading "PROPOSAL III - APPROVAL OF MERGER --

Federal Income Tax Consequences," which discusses additional federal income tax consequences of the Merger, including the federal income tax consequences of receiving cash in lieu of a fractional share interest in Continuing Corporation Common Stock. Each of Progressive's stockholders should read in full the detailed description of the material federal income tax consequences under that heading.

Management After the Merger and Effects of the Merger on Management

      After the Merger, the Board of Directors of the Continuing Corporation will consist of 10 persons designated by Hudson Chartered and 10 persons designated by Progressive. It is anticipated that T. Jefferson Cunningham III will serve as Chairman of the Board of Directors and its executive committee, Peter Van Kleeck will serve as President and Chief Executive Officer and John
C. VanWormer will serve as Executive Vice President of the Continuing Corporation. The management of the Continuing Corporation will be drawn from the present management of Hudson Chartered and Progressive. After the Bank Merger, the Board of Directors of the Continuing Bank will consist of the 20 persons serving as directors of the Continuing Corporation. The Agreement also contains provisions relating to, among other things, compensation and other financial matters affecting directors and executive officers of Hudson Chartered and Progressive. For example, persons who become directors of the Continuing Corporation will receive fees and other compensation for their service, as well as liability insurance and indemnification rights, Messrs. Cunningham and Van Kleeck will enter into employment agreements with the Continuing Corporation, and other executive officers of Hudson Chartered and Progressive may be employed by the Continuing Corporation or receive severance benefits in the event of termination of their employment in connection with the Merger. While Messrs. Cunningham's and Van Kleeck's salaries are not expected to increase in any significant respect upon the consummation of the Merger, it is expected that the Continuing Corporation will consistent with past practices review the compensation levels of its executive officers, including Messrs. Cunningham and Van Kleeck, following the Merger and make any appropriate adjustments, including increases, based on the executives' positions and responsibilities and a comparison of compensation levels for comparable executives at comparable institutions. Excluding compensation and benefits either previously earned but not yet paid or to be earned and paid in the future, no director or executive officer of Hudson Chartered or Progressive is expected to receive any substantial payment or other financial benefit as a result of the Merger, except as summarized in the paragraphs below.

      Under Hudson Valley's directors' severance plan, the following directors of Hudson Valley who also are directors of Hudson Chartered but have not been designated as directors of the Continuing Corporation or the Continuing Bank will be entitled to receive severance payments in the indicated amounts upon consummation of the Merger: Mr. Fraleigh ($25,000); Mr. Marvin ($25,000); Mr. Patrick ($10,000); and Mr. R. Williams ($10,000).

      Under the Progressive Stock Option Plans, based on the closing price of Progressive Common Stock immediately before the execution and announcement of the Agreement ($36.625 on December 15, 1997) and the recent closing price of Hudson Chartered Common Stock ($23.75 on April 6, 1998), Progressive estimates that the aggregate increase in the total value (market price less exercise price of all option shares) of the Progressive Options held by each director or executive officer of Progressive since the time the Agreement was executed, excluding the value of all such options immediately before the execution of the Agreement, is approximately as follows: Mr. Van Kleeck, $483,120; Messrs. Page, Hazzard, Novik, Smith, R., Allen, Coulter and Smith, A., $71,280 each; Mr. Swinden, $66,330; Mr. Aposporos, $59,400; Mr.
Gabrielsen, $240,900; and Mr. Apple, $36,927. In January 1998, Progressive granted additional Progressive Options under the Progressive Stock Option Plans consistent with its past practice with respect to periodic grants of stock options, including options for 15,000, 8,500 and 1,750 shares to Peter Van Kleeck, Robert Gabrielsen and Robert Apple, respectively, at an exercise price equal to the market price of Progressive Common Stock at that time ($35.25 per share); based on that exercise price and the recent closing price of Hudson Chartered Common Stock ($23.75 on April 6, 1998), Progressive estimates that the total value (market price less exercise price of all option shares) of these Progressive Options held by each director or executive officer of Progressive is approximately as follows: Mr. Van Kleeck, $119,625; Mr. Gabrielsen, $67,788; and Mr. Apple, $13,956. In addition, under Progressive's defined contribution savings plan, Progressive estimates that at December 31, 1997 the aggregate amount of matching contributions subject to vesting upon the consummation of the Merger with respect to each executive officer was approximately as follows: Mr. Van Kleeck, $15,215; Mr. Gabrielsen, $16,010; and Mr. Apple, $9,540.

      Under Hudson Chartered's severance agreements, if events related to the Merger were interpreted to trigger benefits under these agreements, each of these executive officers would be entitled to a maximum severance payment upon termination of employment following the Merger in the following estimated amounts (plus continued insurance benefits in certain cases): Mr. Van Wormer ($620,000); Mr. Maisch ($115,500); and Mr. MacFarland ($115,000). Under
Progressive's severance agreement with Robert A. Gabrielsen, in the event of Mr. Gabrielsen's termination of employment in connection with a change of control of Progressive, Progressive estimates that the aggregate amount payable to Mr. Gabrielsen would have been approximately $425,000 at September 30, 1997.

      Under Progressive's executive severance plan (which the parties have agreed also will generally apply to executives of Hudson Chartered displaced as a result of the Merger), each of the five executive officers of Hudson Chartered named below would be entitled to a severance payment of less than $100,000 plus benefits if his or her employment terminates as a result of the Merger: Nancy C. Behanna; Kim Dillinger-Sprossel; George Elferink; Paul

Mack; and Donald H. Weber. In addition, under this plan, in the event Robert Apple is terminated in connection with a change of control (including the Merger), Progressive estimates that the aggregate amount payable to Mr. Apple would have been approximately $74,475 at September 30, 1997.

      For additional information, see "PROPOSED MERGER -- Management and Operations After the Merger" and "-- Effect of the Merger on Employees and Management."

Accounting Treatment

      It is a condition to the consummation of the Merger that the Merger be accounted for as a pooling of interests and that Hudson Chartered and Progressive shall have received from their respective independent accountants a letter to the effect that the accountants are not aware of any reason that would preclude the Merger from being accounted for as a pooling of interests. See "PROPOSAL III - APPROVAL OF MERGER -- Accounting Treatment."

Amendments to Certificate of Incorporation

      From and after the Effective Date, the Continuing Corporation will operate under the Certificate of Incorporation of Hudson Chartered, as amended and restated pursuant to the Agreement. The proposed Certificate of Incorporation of the Continuing Corporation included in the Agreement incorporates certain proposed amendments to Hudson Chartered's Certificate of Incorporation. All of the proposed amendments to Hudson Chartered's Certificate of Incorporation require the approval of Hudson Chartered's stockholders, and Hudson Chartered stockholders who vote for approval of the Agreement will be deemed to be voting for approval of the proposed amendments. So long as the Agreement receives the approval of the holders of at least 80% of the outstanding Hudson Chartered Common Stock, all proposed amendments will be made. If the Agreement receives the approval of the holders of less than 80% but at least two-thirds of the outstanding Hudson Chartered Common Stock, then only the proposed amendments requiring only a two-thirds (or lesser) vote will be made. Stockholders of Progressive will not be able to vote with respect to these amendments; rather the content of the Certificate of Incorporation of the Continuing Corporation will depend on the vote of the Hudson Chartered stockholders. If the Agreement does not receive the approval of the holders of at least two-thirds of the outstanding Hudson Chartered Common Stock or the Merger otherwise does not occur, none of the proposed amendments will be made. For information regarding the proposed amendments, see "PROPOSAL III APPROVAL OF MERGER -- Amendments to Certificate of Incorporation."

Certain Differences in Rights of Stockholders

      Upon completion of the Merger, stockholders of Progressive will become stockholders of the Continuing Corporation, and their rights as such will be governed by Hudson Chartered's Certificate of Incorporation and Bylaws, as amended, which will be the Continuing Corporation's Certificate of Incorporation and Bylaws, as well as by New York law. The rights of stockholders of the Continuing Corporation will be different in certain respects from the rights of stockholders of Progressive. See "PROPOSAL III - APPROVAL OF MERGER -- Certain Differences in Rights of Stockholders."

Surrender of Certificates

      As soon as practicable after the Effective Date, holders of Progressive Common Stock will be notified in writing regarding the manner in which their share certificates will be exchanged for share certificates of the Continuing Corporation. Progressive stockholders should not send in their certificates until so notified. See "PROPOSAL III APPROVAL OF MERGER -- Surrender of Certificates."

Stock Option Agreements

      Hudson Chartered Stock Option Agreement. In connection with execution of the Agreement, Hudson Chartered and Progressive executed a Stock Option Agreement ("Hudson Chartered Stock Option Agreement") pursuant to which Hudson Chartered granted Progressive an option ("Hudson Chartered Option") to purchase up to 1,415,250 authorized but unissued shares of Hudson Chartered Common Stock at a price of $21.75 per share, such number of shares and exercise price being subject to adjustment under certain circumstances. The Hudson Chartered Option is exercisable only upon the occurrence of certain events that could jeopardize consummation of the Merger. Progressive may request that Hudson Chartered repurchase the Hudson Chartered Option together with any shares of Hudson Chartered Common Stock purchased by Progressive pursuant to the Hudson Chartered Option, under certain circumstances and at a price set forth in the Hudson Chartered Stock Option Agreement and described in greater detail elsewhere herein. See "PROPOSAL III - APPROVAL OF MERGER -- Stock Option Agreements" and the text of the Hudson Chartered Stock Option Agreement attached hereto as Appendix D.

      Progressive Stock Option Agreement. In connection with execution of the Agreement, Progressive and Hudson Chartered executed a Stock Option Agreement ("Progressive Stock Option Agreement") pursuant to which Progressive granted Hudson Chartered an option ("Progressive Option") to purchase up to 766,300 authorized but unissued shares of Progressive Common Stock at a price of $36.63 per share, such number of shares and exercise price being subject to adjustment under certain circumstances. The Progressive Option is exercisable only upon the occurrence of certain events that could jeopardize consummation of the Merger. Hudson Chartered may request that Progressive repurchase the Progressive Option together with any shares of Progressive Common Stock purchased by Hudson Chartered pursuant to the Progressive Option, under certain circumstances and at a price set forth in the Progressive Stock Option Agreement and described in greater detail elsewhere herein. See "PROPOSAL III - APPROVAL OF MERGER -- Stock Option Agreements" and the text of the Progressive Stock Option Agreement attached hereto as Appendix E.

Markets and Market Prices

      Hudson Chartered Common Stock is listed on the American Stock Exchange under the symbol "HCK." Hudson Chartered will apply for shares of Continuing Corporation Common Stock to be listed on the American Stock Exchange under the symbol "PNB". Progressive Common Stock is traded on the Nasdaq National Market under the symbol "PSBK." The following tables set forth the closing or last reported sale prices per share of Hudson Chartered Common Stock and Progressive Common Stock and the Progressive Common Stock equivalent per share basis, calculated by multiplying the closing price of Hudson Chartered Common Stock on such date by the Exchange Ratio, on (i) December 15, 1997, the last business day preceding public announcement of the signing of the Agreement, and (ii) [March 12], 1998, the latest practicable date prior to the mailing of this Proxy Statement / Prospectus. Stock price data on the Nasdaq National Market reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. No assurance can be given as to what the market price of Continuing Corporation Common Stock will be if and when the Merger is consummated.

                        Progressive   Hudson Chartered    Equivalent Price
                        Common Stock    Common Stock    per Progressive Share
                        ------------    ------------    ---------------------
December 15, 1997         $ 36.625        $ 21.750           $ 39.585
[March 12], 1998          $[43.563]       $[24.750]          $[45.045]

                           COMPARATIVE PER SHARE DATA

      The following table presents at the dates and for the periods indicated
(i) historical consolidated per share data for Hudson Chartered and Progressive Common Stock, (ii) pro forma per share data for the Continuing Corporation and
(iii) equivalent pro forma per share data for Progressive Common Stock. The Continuing Corporation pro forma data represents the effect of the Merger on a share of Hudson Chartered Common Stock. The Progressive pro forma equivalent data represents the Continuing Corporation pro forma data before rounding, multiplied by the Exchange Ratio, and thereby reflects the effect of the Merger on a share of Progressive Common Stock. The information presented is based upon the historical financial statements of Hudson Chartered and Progressive included in and incorporated by reference in this Proxy Statement / Prospectus. See "AVAILABLE INFORMATION," "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                                                        Pro Forma
                                         Historical            ----------------------------
                              ------------------------------   Continuing      Progressive
Per Common Share              Hudson Chartered   Progressive   Corporation    Equivalent(1)
----------------              ----------------   -----------   -----------    -------------
BASIC EARNINGS:(2)
------------------
Year Ended:
   December 31, 1997               $ 1.28          $ 2.26        $ 1.26         $ 2.29
   December 31, 1996                 1.24            2.38          1.27           2.31
   December 31, 1995                 1.04            1.67          0.98           1.78

DILUTED EARNINGS:(2)
--------------------
Year Ended:
   December 31, 1997               $ 1.24          $ 2.20        $ 1.22         $ 2.22
   December 31, 1996                 1.19            2.35          1.25           2.28
   December 31, 1995                 0.98            1.65          0.94           1.71

CASH DIVIDENDS DECLARED:(3)
---------------------------
Year Ended:
   December 31, 1997               $ 0.50          $ 0.68        $ 0.50         $ 0.91
   December 31, 1996                 0.41            0.53          0.41           0.75
   December 31, 1995                 0.34            0.43          0.34           0.62

BOOK VALUE:(4)
--------------
As of:
   December 31, 1997               $ 9.94          $20.48        $10.59         $19.27

TANGIBLE BOOK VALUE:(5)
-----------------------
As of:
   December 31, 1997               $ 9.91          $18.56        $10.06         $18.31

----------
(1) Progressive's pro forma equivalent amounts are computed by multiplying the pro forma Continuing Corporation amounts, after rounding, by the Exchange Ratio of 1.82.
(2) Historical diluted earnings per common share is based on weighted average diluted shares of the respective companies. The pro forma information presented does not reflect anticipated merger and integration costs, nor does it reflect potential cost savings or revenue enhancements resulting from the Merger. See "PROPOSAL III - APPROVAL OF MERGER --Operations after the Merger."
(3) The Continuing Corporation will pay dividends at a rate to be determined by its Board of Directors, but it is anticipated that the initial dividend rate will be equal to the current dividend rate of Hudson Chartered. Accordingly, pro forma cash dividends represent the historical cash dividends declared by Hudson Chartered on its common stock. See "MARKET PRICES AND DIVIDENDS -- Continuing Corporation."
(4) Book value per common share is based on period-end Common Stockholders' Equity.
(5) Tangible book value per share is based on period-end Common Stockholders' Equity less goodwill.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

      The following tables present selected historical and pro forma combined financial information for Hudson Chartered, Progressive and the Continuing Corporation which has been derived from audited consolidated financial statements of Hudson Chartered and Progressive through December 31, 1997. This summary should be read in connec tion with the financial statements, including the respective notes thereto, and other financial information included in documents incorporated herein by reference. See "AVAILABLE INFORMATION."

      The data in the financial tables and statements in this Proxy Statement / Prospectus does not reflect possible adjustments for expenses related to the Merger, or any potential cost savings or revenue enhancements resulting from the Merger. Accordingly, the pro forma combined financial condition and results of operations of the Continuing Corporation as of the Effective Date and thereafter may be materially different from that reflected in the pro forma information below. See "AVAILABLE INFORMATION," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "PROPOSAL III - APPROVAL OF MERGER -- Operations after the Merger."

Hudson Chartered

                                                                Year Ended December 31,
                                                 -----------------------------------------------------
                                                 1997         1996        1995        1994        1993
                                                 ----         ----        ----        ----        ----
                                                     (Dollars in thousands, except per share data)
Consolidated Summary of Income:
    Total interest income.....................  $52,736      $51,028     $50,715     $42,615     $40,281
    Total interest expense....................   20,748       20,174      21,259      14,520      13,474
                                                -------      -------     -------     -------     -------
    Net interest income.......................   31,988       30,854      29,456      28,095      26,807
    Provision for loan losses.................    2,500        2,850       2,300       2,400       3,266
    Noninterest income........................    6,267        6,798       5,779       3,463       5,605
    Other expense.............................   22,345       21,585      22,456      23,958      21,560
                                                -------      -------     -------     -------     -------
    Income before income taxes................   13,410       13,217      10,479       5,200       7,586
    Income taxes..............................    4,402        4,551       3,514       1,936       2,600
                                                -------      -------     -------     -------     -------
    Net income................................    9,008        8,666       6,965       3,264       4,986
    Less preferred dividends..................       --           89         414         415         497
                                                -------      -------     -------     -------     -------
    Net income applicable to common stock.....  $ 9,008      $ 8,577     $ 6,551     $ 2,849     $ 4,489
                                                =======      =======     =======     =======     =======
Per Common Share:
    Basic earnings............................  $  1.28      $  1.24     $  1.04     $  0.46     $  0.74
    Diluted earnings..........................     1.24         1.19        0.98        0.46        0.73
    Cash dividends............................     0.50         0.41        0.34        0.33        0.32

Hudson Chartered

                                                                     Year Ended December 31,
                                                  --------------------------------------------------------------
                                                  1997           1996           1995           1994         1993
                                                  ----           ----           ----           ----         ----
                                                            (Dollars in thousands, except per share data)
Period-End Balance Sheet Amounts:
    Total assets..............................  $731,524      $ 696,875     $  696,483     $  645,977     $595,706
    Total net loans...........................   457,491        442,449        413,313        432,062      363,514
    Total securities..........................   198,579        179,238        183,906        147,725      161,236
    Total deposits............................   654,105        625,826        631,060        580,070      536,530
    Long-term debt............................     1,725          1,854          1,896          1,939        1,212
    Common stockholders' equity...............    70,358         65,165         54,216         46,824       47,565
    Total stockholders' equity................    70,358         65,165         59,929         52,538       54,120
    Book value per share......................      9.94           9.17           8.46           7.56         7.83

Weighted Average Common Shares:
    Basic.....................................  7,059,000     6,932,000      6,274,000      6,133,000     6,042,000
    Diluted...................................  7,263,000     7,228,000      7,089,000      6,963,000     6,827,000

Selected Ratios:
    Return on average assets .................      1.26%          1.25%          1.04%          0.52%        0.85%
    Return on average common stockholders'
        equity................................     13.56          13.96          13.99           6.95        11.04
    Return on average total stockholders'
        equity................................     13.56          13.98          12.56           6.20         9.64
    Net interest margin.......................      5.08           4.98           4.92           5.01         5.12
    Common dividend payout ratio..............     37.32          30.56          31.20          69.99        42.70
    Average loans to deposits.................     71.23          69.63          69.83          69.42        67.66
    Average securities to deposits............     29.30          29.39          25.35          28.85        29.51
    Average equity to average assets (1)......      9.29           8.87           8.25           8.40         8.82
Period-end:
    Allowance for loan losses to:
      Total loans.............................      2.04           2.06           2.08           1.93         2.01
      Nonperforming loans.....................       305            169            166            163          123
    Nonperforming assets to total loans and
      other real estate owned.................      0.83           1.36           1.53           1.45         1.92

----------
(1) Tangible Tier 1 capital to average assets (leverage ratio) was 9.64% as of December 31, 1997.

Progressive

                                                                     Year Ended December 31,
                                                  --------------------------------------------------------------
                                                  1997           1996           1995           1994         1993
                                                  ----           ----           ----           ----         ----
                                                            (Dollars in thousands, except per share data)
Consolidated Summary of Income:
    Total interest income.....................  $ 68,755      $  65,848     $   55,501     $   50,247     $ 50,281
    Total interest expense....................    34,743         33,849         27,692         21,177       21,237
                                                --------      ---------     ----------     ----------     --------
    Net interest income.......................    34,012         31,999         27,809         29,070       29,044
    Provision for loan losses.................     1,975          2,300            600          1,500        2,000
    Noninterest income........................     3,646          3,349          3,306            156        3,110
    Other expense.............................    21,456         21,374         19,279         20,684       21,819
                                                --------      ---------     ----------     ----------     --------
    Income before income taxes................    14,227         11,674         11,236          7,042        8,335
    Income taxes (benefit) (4)................     5,595          2,353          4,450           (628)         911
                                                --------      ---------     ----------     ----------     --------
    Net income (3)............................     8,632          9,321          6,786          7,670        7,061
    Net income applicable to common stock (3)   $  8,632      $   9,321     $    6,786     $    7,670     $  7,061
                                                ========      =========     ==========     ==========     ========
Per Common Share:
    Basic earnings............................  $   2.26      $    2.38     $     1.67     $     1.78     $   1.61
    Diluted earnings..........................      2.20           2.35           1.65           1.76         1.59
    Cash dividends............................      0.68           0.53           0.43           0.25         0.10
Period-End Balance Sheet Amounts:
    Total assets..............................  $883,494      $ 875,180     $  743,214     $  696,292     $633,917
    Total net loans...........................   564,513        583,554        531,714        473,079      431,072
    Total securities (1)......................   241,363        210,406        147,049        127,680      152,431
    Total deposits............................   798,593        794,201        657,012        624,329      562,093
    Long-term debt............................         0              0              0              0            0
    Common stockholders' equity (1)...........    78,479         72,542         68,658         65,940       63,821
    Total stockholders' equity (1)............    78,479         72,542         68,658         65,940       63,821
    Book value per common share...............     20.48          18.97          17.42          16.00        14.48
Weighted Average Common Shares:
    Basic.....................................  3,824,000     3,916,000      4,070,000      4,319,000     4,399,000
    Diluted...................................  3,923,000     3,967,000      4,116,000      4,365,000     4,439,000

Progressive

                                                                        Year Ended December 31,
                                                    --------------------------------------------------------------
                                                    1997           1996           1995           1994         1993
                                                    ----           ----           ----           ----         ----
                                                              (Dollars in thousands, except per share data)
Selected Ratios:
    Return on average assets..................      0.98%          1.09%          0.95%          1.15%        1.12%
    Return on average common stockholders'
       equity ................................     11.46          13.11          10.04          11.65        11.63
    Return on average total stockholders'
       equity ................................     11.46          13.11          10.04          11.65        11.63
    Net interest margin ......................      4.05           3.95           4.09           4.51         4.77
    Common dividend payout ratio..............     30.13          22.40          26.02          14.15         6.23
    Average loans to deposits.................     74.12          73.03          80.87          78.46        72.86
    Average securities to deposits............     27.90          28.72          20.90          26.21        31.87
    Average equity to average assets (2)......      8.52           8.32           9.49           9.87         9.66
Period-end:
    Allowance for loan losses to:
      Total loans.............................      1.71           1.56           1.49           1.95         3.11
      Nonperforming loans.....................       166            192            139            127          120
    Nonperforming assets to total loans and
       other real estate owned................      1.14           1.19           1.14           1.99         4.22

----------
(1) 1993 does not reflect unrealized gain/losses on available for sale securities prior to adoption of SFAS No. 115.
(2) Tangible Tier 1 Capital to average assets (leverage ratio) was 7.98% as of December 31, 1997.
(3) In 1993, includes the net cumulative effect of changes in accounting principles relating to income taxes and post-retirement benefits effective January 1, 1993, which reduced net income by $363,000 or $0.08 per share.
(4) The 1996 amount reflects a benefit of $2.4 million related to the settlement of audits of certain prior years' tax returns. The 1994 and 1993 amounts reflect benefits of $3.5 million and $2.6 million, respectively, for reductions in the valuation allowances for deferred tax assets.

Continuing Corporation (Pro Forma)

                                                                         Year Ended December 31,
                                                  --------------------------------------------------------------------
                                                  1997           1996             1995            1994            1993
                                                  ----           ----             ----            ----            ----
                                                             (Dollars in thousands, except per share data)
Consolidated Summary of Income:
    Total interest income..................  $   121,491    $   116,876      $   106,216      $   92,862     $    90,562
    Total interest expense.................       55,491         54,023           48,951          35,697          34,711
                                             -----------    -----------      -----------      ----------     -----------
    Net interest income....................       66,000         62,853           57,265          57,165          55,851
    Provision for loan losses..............        4,475          5,150            2,900           3,900           5,266
    Noninterest income.....................        9,913         10,147            9,085           3,619           8,715
    Other expense..........................       43,801         42,959           41,735          44,642          43,379
                                             -----------    -----------      -----------      ----------     -----------
    Income before income taxes.............       27,637         24,891           21,715          12,242          15,921
    Income taxes (4).......................        9,997          6,904            7,964           1,308           3,511
                                             -----------    -----------      -----------      ----------     -----------
    Net income (3).........................       17,640         17,987           13,751          10,934          12,047
    Less preferred dividends...............            0             89              414             415             497
                                             -----------    -----------      -----------      ----------     -----------
    Net income applicable to common
        stock (3)..........................  $    17,640    $    17,898      $    13,337      $   10,519     $    11,550
                                             ===========    ===========      ===========      ==========     ===========
Per Common Share:
    Basic earnings.........................  $      1.26    $      1.27      $      0.98      $     0.75     $      0.82
    Diluted earnings.......................         1.22           1.25             0.94            0.73            0.81
    Cash dividends.........................         0.50           0.41             0.34            0.33            0.32
Period-End Balance Sheet Amounts:
    Total assets...........................  $ 1,615,018    $ 1,572,055      $ 1,439,697      $1,342,269     $ 1,229,623
    Total net loans........................    1,022,004      1,026,003          945,027         905,141         794,586
    Total securities (1)...................      439,942        389,644          330,955         275,405         313,667
    Total deposits.........................    1,452,678      1,420,027        1,288,072       1,204,399       1,098,623
    Long-term debt.........................        1,725          1,854            1,896           1,939           1,212
    Common stockholders' equity (1)........      148,837        137,707          122,874         112,764         111,386
    Total stockholders' equity (1).........      148,837        137,707          128,587         118,478         117,941
    Book value per common share............        10.59           9.79             9.04            8.22            7.90
Weighted Average Common Shares:
    Basic..................................   14,019,000     14,059,000       13,681,000      13,994,000      14,048,000
    Diluted................................   14,403,000     14,448,000       14,580,000      14,907,000      14,906,000

Continuing Corporation

                                                                     Year Ended December 31,
                                                  -------------------------------------------------------------
                                                  1997           1996          1995          1994          1993
                                                  ----           ----          ----          ----          ----
                                                           (Dollars in thousands, except per share data)
Selected Ratios:
    Return on average assets...................   1.10%          1.16%         0.99%         0.84%         0.99%
    Return on average common stockholders'
      equity...................................  12.44          13.52         11.72          9.69         11.39
    Return on average total stockholders'
      equity...................................  12.44          13.45         10.84          8.87         10.29
    Net interest margin........................   4.51           4.41          4.49          4.75          4.94
    Common dividend payout ratio...............  33.80          32.80         35.10         44.67         39.06
    Average loans to deposits..................  72.83          71.50         75.56         74.05         70.35
    Average securities to deposits.............  28.53          29.02         23.13         27.50         30.73
    Average equity to average assets (2).......   8.86           8.57          8.89          9.16          9.26
Period-end:
    Allowance for loan losses to:
      Total loans..............................   1.86           1.81          1.78          1.96          2.67
      Nonperforming loans......................    214            180           152           142           121
    Nonperforming assets to total loans and
      other real estate owned..................   1.00           1.26          1.31          1.73          3.17

----------
(1) Progressive 1993 data does not reflect unrealized gains/losses on available for sale securities prior to adoption of SFAS No. 115.
(2) Tangible Tier 1 Capital to average assets (leverage ratio) on a pro forma combined basis would be 8.73% as of December 31, 1997.
(3) In 1993, includes the net cumulative effect of changes in accounting principles (Progressive) relating to income taxes and post-retirement benefits effective January 1, 1993, which reduced pro forma net income by $363,000 or $0.04 per share.
(4) The 1996 amount reflects a benefit of $2.4 million related to Progressive's settlement of audits of certain prior years' tax returns. The 1994 and 1993 amounts reflect benefits of $3.5 million and $2.6 million, respectively, for reductions in Progressive's valuation allowance for deferred tax assets.

                            [MAP OF HUDSON CHARTERED
       AND PROGRESSIVE BRANCH LOCATIONS AND MARKET AREAS APPEARS HERE]

                           ANNUAL MEETING INFORMATION

General

      The Annual Meeting will be held at Pawling Savings Bank, on Route 22, Pawling, New York on _____________, 1998, at __:__ _.m. Eastern Time. At the Annual Meeting, holders of record of shares of Progressive Common Stock as of March 26, 1998 (the "Record Date"), will consider and act upon (i) the election of three directors of Progressive; (ii) the ratification of the appointment of KPMG Peat Marwick LLP, independent certified public accountants, as independent auditors of Progressive for the fiscal year ending December 31, 1998; (iii) the approval of the Agreement; and (iv) the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof, including any proposals to adjourn the Annual Meeting to permit further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Annual Meeting, provided that no proxies voted against the Merger will be voted in favor of adjournment to solicit additional proxies in favor of the Merger. Approval of the Agreement by Progressive's stockholders at the Annual Meeting is a condition to consummation of the Merger.

Voting and Revocability of Proxies

      Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked by written notice to Beatrice D. Parent, Corporate Secretary of Progressive, at 1301 Route 52, P.O. Box 7000, Fishkill, New York 12524-7000, by filing a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting or by attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not in itself revoke such stockholder's proxy.

      Proxies solicited by the Board of Directors of Progressive will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS SET FORTH HEREIN AND FOR THE OTHER PROPOSALS, INCLUDING THE APPROVAL OF THE MERGER, SET FORTH IN THIS PROXY STATEMENT FOR CONSIDERATION AT THE ANNUAL MEETING. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, and matters incident to the conduct of the Annual Meeting. If any other business is presented at the Annual Meeting, proxies will be voted by those named therein in accordance with the determination of a majority of the Board of Directors. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

Voting Securities and Principal Holders Thereof

      The securities entitled to vote at the Annual Meeting consist of Progressive's common stock, par value $1.00 per share (the "Progressive Common Stock"). Stockholders of record as of the close of business on the Record Date, March 26, 1998, are entitled to one vote for each share of Progressive Common Stock then held. As of March 2, there were 3,849,563 shares of Progressive Common Stock issued and outstanding. The presence, in person or by proxy, of at least one-third of the total number of shares of Progressive Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting.

      Persons and groups beneficially owning more than 5% of the Progressive Common Stock are required to file certain reports with respect to such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth information regarding the shares of Progressive Common Stock beneficially owned as of December 31, 1997 by persons believed by Progressive to beneficially own more than 5% of the Progressive Common Stock.

                                                                           Percent of
Name and Address                       Amount and Nature of       Shares of Progressive Common
of Beneficial Owner                   Beneficial Ownership(1)         Stock Outstanding(2)
-------------------                   -----------------------     ----------------------------
Builtland Partners                          362,439                          9.5%
1271 Avenue of the Americas
New York, New York  10020

Peter B. Cannell & Co., Inc.(3)             344,987                          9.0
919 Third Avenue
New York, New York 10022

Dimensional Fund Advisors, Inc.(4)          299,400                          7.8
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

The Guardian Life Insurance
  Company of America(5)                     280,743                          7.3
201 Park Avenue South
New York, New York  10003

----------
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Progressive Common Stock if he or she has or shares voting or investment power with respect to such Progressive Common Stock or has a right to acquire beneficial ownership at any time within 60 days from December 31, 1997. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named beneficial owners exercise sole voting and investment power over the shares of the Progressive Common Stock. Information is based on reports filed by the beneficial owner pursuant to the Exchange Act, except that information regarding Builtland Partners and The Guardian Life Insurance Company of America is based on information otherwise provided to Progressive by those beneficial owners.
(2) Based on 3,831,809 shares of Progressive Common Stock outstanding as of December 31, 1997.
(3)   A registered investment advisor.
(4) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 299,400 shares of the Progressive Common Stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, of all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(5) Includes affiliates Guardian Investors Services Corporation, The Guardian Park Avenue Fund, Inc., The Guardian Stock Fund, Inc. and The Guardian Employees' Incentive Savings Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to regulations promulgated under the Exchange Act, Progressive's officers and directors and all persons who own more than 10% of Progressive's Common Stock ("Reporting Persons") are required to file reports detailing their ownership and changes of ownership in the Progressive Common Stock and to furnish Progressive with copies of all such ownership reports that are filed. Based solely on Progressive's review of copies of such ownership reports which it has received in the past fiscal year or with respect to the past fiscal year, or written representations from the Reporting Persons that no annual report of changes in beneficial ownership were required, Progressive believes that during fiscal year 1997 all Reporting Persons have complied with these reporting requirements.

Other Matters

      The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournments or postponements thereof, including any proper proposals to adjourn the Annual Meeting to permit further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the determination of a majority of the Board of Directors, provided that no proxies voted against the Merger will be voted in favor of adjournment to solicit additional proxies in favor of the Merger.

Miscellaneous

      The cost of soliciting proxies will be borne by Progressive, except Progressive and Hudson Chartered have agreed to share the expenses associated with the printing of this Proxy Statement / Prospectus. Progressive will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Progressive Common Stock. In addition to solicitations by mail, directors, officers and regular employees of Progressive may solicit proxies personally or by telegraph or telephone without additional compensation therefor. Progressive has retained Corporate Investor Communications, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for which Corporate Investor Communications, Inc. will receive a base fee of $5,000 plus certain additional charges based on the extent of services performed and reimbursement of certain out-of-pocket expenses.

      Progressive's 1997 Annual Report to Stockholders, including financial statements, is being mailed on April __, 1998 to all stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Corporate Secretary of Progressive. Such Annual Report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.

                       PROPOSAL I - ELECTION OF DIRECTORS

General

      Progressive's Board of Directors currently consists of 10 members. Progressive's Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year. At the Annual Meeting, three directors will be elected for a term expiring at the 2001 Annual Meeting and until their respective successors are elected and shall qualify. The Board of Directors has nominated Richard T. Hazzard, Richard Novik and Roger W. Smith to serve as directors for a three-year period. All nominees are currently members of the Board. Under New York law, directors are elected by a plurality of the votes cast at the Annual Meeting, i.e., the nominees receiving the highest number of votes will be elected regardless of whether such votes constitute a majority of the shares represented at the Annual Meeting.

      It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

      The following table sets forth, for each nominee for director and continuing director of Progressive, his or her age, the year he or she first became a director of Progressive and the expiration of his or her term as a director. There are no arrangements or understandings between Progressive and any director pursuant to which such person has been elected a director of Progressive, and no director is related to any other director or executive officer by blood, marriage or adoption. Each director of Progressive also is a member of the Board of Directors of Pawling.

                                                        Principal                    Year First
                             Age at                    Occupation                    Elected as      Current
                          December 31,                  for Past                     Director of      Term
        Name                  1997                     Five Years                    Progressive    to Expire
        ----              ------------                 ----------                    -----------    ---------
                                BOARD NOMINEES FOR TERMS TO EXPIRE IN 2001

Richard T. Hazzard             54          President of Lyman A. Beecher, Inc.,          1986          1998
                                           d/b/a Beecher Funeral Home and
                                           Dwyer Funeral Home

Richard Novik                  57          President of Clear Channel                    1986          1998
                                           Communications, International;
                                           Owner and President of WKIP Broad-
                                           casting and Dutchess Communications
                                           Corp. from 1987 to March 1997

Roger W. Smith                 58          President of Pawling Corporation, a           1992          1998
                                           manufacturer of rubber and plastic
                                           products

                                                        Principal                    Year First
                             Age at                    Occupation                    Elected as      Current
                          December 31,                  for Past                     Director of      Term
        Name                  1997                     Five Years                    Progressive    to Expire
        ----              ------------                 ----------                    -----------    ---------
                                          DIRECTORS CONTINUING IN OFFICE

Elizabeth P. Allen             55          Chairman of the Board of Pawling;             1986          1999
                                           Director of Guideposts, Inc., a
                                           not-for-profit church corporation

George M. Coulter              69          Private practice of dentistry                 1986          1999

Archibald A. Smith, III        48          Headmaster at the Trinity Pawling             1995          1999
                                           School, an independent boys college
                                           preparatory school

Peter Van Kleeck               63          President and Chief Executive Officer         1990          1999
                                           of Progressive and Pawling

Thomas C. Aposporos            45          Principal at Aposporos and Son,               1988          2000
                                           licensed real estate brokers; Chairman
                                           of the Board of Progressive

John J. Page                   59          President of H.G. Page and Sons, a            1986          2000
                                           building material supplier; Owner of
                                           John Page Development Co., a property
                                           management development company

David A. Swinden               65          Executive Vice President of Imperial          1994          2000
                                           Schrade Corp., a manufacturing company

Committees of the Board of Directors

      During the year ended December 31, 1997, the Board of Directors of Progressive met 12 times. No director attended fewer than 75% in the aggregate of the total number of Progressive Board of Directors meetings held during the year ended December 31, 1997 and the total number of meetings held by committees on which he or she served during such fiscal year. Progressive's Board of Directors has standing Audit, Compensation and Nominating Committees.

      The Audit Committee reviews examinations of Progressive and Pawling that are conducted by regulatory agencies and oversees and reviews audits of Progressive and Pawling by internal audit staff and independent auditors. The Audit Committee also recommends to the Board of Directors, on an annual basis, a firm to serve as Progressive's independent auditors and an individual to serve as the chief internal auditor of Progressive and Pawling. The Audit Committee met six times during the year ended December 31, 1997. To qualify for service on the Audit Committee, directors must meet certain specified criteria designed to establish independence from management. The present members of the Audit Committee are David A. Swinden (Chairman), John J. Page, Archibald A. Smith, III and Roger W. Smith.

      xyz

      The Compensation Committee determines the personnel, salary, employee benefits policies and related matters for the officers and employees of Progressive and Pawling. The Compensation Committee met six times during the year ended December 31, 1997. The present members of the Committee are Roger W. Smith (Chairman), Elizabeth P. Allen, Thomas C. Aposporos, Richard T. Hazzard and David A. Swinden.

      The Nominating Committee meets for the purpose of considering potential nominees to the Board of Directors. During the year ended December 31, 1997, the Nominating Committee met two times. The members of the Nominating Committee are Archibald A. Smith, III (Chairman), George M. Coulter, Richard Novik and John J. Page.

      Any stockholder wishing to suggest nominees to the Board of Directors may forward their suggestions along with nominating information to: Beatrice D. Parent, Corporate Secretary, Progressive Bank, Inc., 1301 Route 52, P.O. Box 7000, Fishkill, New York 12524-7000. Progressive's Certificate of Incorporation sets forth procedures that must be followed by stockholders seeking to make nominations for directors. In order for a stockholder of Progressive to make any nominations, he or she must give written notice thereof to the Corporate Secretary of Progressive not less than thirty days nor more than sixty days prior to the date of any such meeting; provided, however, that if less than forty days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Corporate Secretary of Progressive not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to stockholders. Each such notice given by a stockholder with respect to nominations for the election of directors must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; and (iii) the number of shares of stock of Progressive which are beneficially owned by each such nominee. In addition, the stockholder making such nomination must promptly provide any other information reasonably requested by Progressive.

Compensation Committee Report on Executive Compensation

Overview and Philosophy

      Progressive's executive compensation policies are established by the Compensation Committee of the Board of Directors (the "Committee") composed of five outside directors. The Committee is responsible for developing Progressive's executive compensation policies. Progressive's Chief Executive Officer, under the direction of the Committee, implements Progressive's executive compensation policies. The Committee retained an outside consultant to provide assistance in designing Progressive's executive compensation policies. The Committee's objectives in designing and administering the specific elements of Progressive's executive compensation program are as follows:

      o To link executive compensation rewards to increases in shareholder value, as measured by favorable long-term operating results and continued strengthening of Progressive's financial condition.

      o To provide incentives for executive officers to work towards achieving successful annual results as a step in achieving Progressive's long-term operating results and strategic objectives.

      o To correlate, as closely as possible, executive officers' receipt of compensation with the attainment of specified performance objectives.

      o To maintain a competitive mix of total executive compensation, with particular emphasis on awards related to increases in long-term shareholder value.

      o To attract and retain top performing executive officers for the long-term success of Progressive.

      o     To facilitate stock ownership through the granting of stock options.

      In furtherance of these objectives, the Committee has determined that there should be three specific components of executive compensation: base salary, a cash incentive plan and a stock option plan designed to provide long-term incentives through the facilitation of stock ownership in Progressive.

      Base Salary. The Committee makes recommendations to the Board concerning executive compensation on the basis of surveys of salaries paid to executive officers of other savings bank holding companies, non-diversified banks and other financial institutions similar in size, market capitalization and other characteristics. The Committee's objective is to provide for base salaries that are competitive with the average salary paid by Progressive's peers.

      Executive Incentive Compensation Plan. Progressive maintains a formula-based incentive plan (the "Executive Incentive Compensation Plan"), which provides for annual cash incentive compensation based on achievement of a combination of individual and Progressive performance objectives. Under the Executive Incentive Compensation Plan, at the beginning of the year, the Committee established a minimum "Threshold" target net income and a maximum "Best Expected" target net income. The range of possible incentives that could be paid to each employee is determined following the end of the year based on where the actual net income for 1997 was within the range of Threshold to Best Expected net income. No incentives are paid unless actual net income exceeds threshold net income. Within the range of possible bonuses for each employee, the actual bonus awarded is determined based on a rating given to each employee reflecting the employee's success in achieving specific individual performance goals established at the beginning of the year.

      Stock Options. The Committee believes that stock options are an important element of compensation because they provide executives with incentives linked to the performance of the Common Stock. Progressive awards stock options as a means of providing employees the opportunity to acquire a proprietary interest in Progressive and to link their interests with those of Progressive's stockholders. Options are granted at the market value of the Common Stock on the date of grant, and thus acquire value only if Progressive's stock price increases.

Compensation of the Chief Executive Officer

      Mr. Van Kleeck's base salary is established in accordance with the terms of the employment agreement entered into between Progressive and Mr. Van Kleeck. See "-- Executive Compensation -- Employment Agreement." The Committee determines the Chief Executive Officer's compensation on the basis of several factors. In determining Mr. Van Kleeck's base salary, the Committee conducted surveys of compensation paid to chief executive officers of similarly situated savings banks and non-diversified banks and other financial institutions of similar size. The Committee believes that Mr. Van Kleeck's base salary is generally competitive with the average salary paid to executives of similar rank and expertise at banking institutions which the Committee considered to be comparable.

      Mr. Van Kleeck received incentive compensation under the Executive Incentive Compensation Plan in fiscal year 1997 based on Progressive's net income and Mr. Van Kleeck's achievement of individual performance goals based on the formula set forth above.

      The Committee believes that Progressive's executive compensation program serves Progressive and its shareholders by providing a direct link between the interests of executive officers and those of shareholders generally and by helping to attract and retain qualified executive officers who are dedicated to the long-term success of Progressive.

                                           Members of the Compensation Committee

                                           Roger W. Smith (Chairman)
                                           Elizabeth P. Allen
                                           Thomas C. Aposporos
                                           Richard T. Hazzard
                                           David A. Swinden

Comparative Stock Performance Graph

      The graph and table which follow show the cumulative total return on Progressive Common Stock during the five fiscal years ended December 31, 1997 with (1) the total cumulative return of all companies whose equity securities are traded on the Nasdaq National Market and (2) the total cumulative return of banking companies traded on the Nasdaq National Market. The comparison assumes $100 was invested on January 1, 1993 in Progressive Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of Progressive Common Stock or of any particular index.

                       CUMULATIVE TOTAL STOCKHOLDER RETURN
                  COMPARED WITH PERFORMANCE OF SELECTED INDICES
                   December 31, 1992 through December 31, 1997

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE GRAPH IN THE PRINTED MATERIAL]


-----------------------------------------------------------------------------------------------------------
                             12/31/92      12/31/93      12/31/94       12/31/95      12/31/96     12/31/97
-----------------------------------------------------------------------------------------------------------
PROGRESSIVE                   $ 100         151.43        214.87         274.22        317.60       531.11
-----------------------------------------------------------------------------------------------------------
NASDAQ NATIONAL MARKET          100         114.80        112.21         158.70        195.19       239.53
-----------------------------------------------------------------------------------------------------------
NASDAQ BANKS                    100         114.04        113.63         169.22        223.41       377.44
-----------------------------------------------------------------------------------------------------------

Executive Compensation

      Summary Compensation Table. The following table sets forth cash and noncash compensation for each of the last three fiscal years awarded to or earned by Progressive's Chief Executive Officer and each other executive officer whose salary and bonus earned in fiscal 1997 exceeded $100,000 for services rendered in all capacities to Progressive and its subsidiaries.

                                                                                   Long-Term
                                                                                 Compensation
                                                                                    Awards
                                          Annual Compensation                    ------------
                                      -------------------------------------       Securities
      Name and                                               Other Annual         Underlying         All Other
Principal Position           Year     Salary    Bonus(1)    Compensation(2)         Options       Compensation(3)
------------------           ----     ------    --------    ---------------      -------------    ---------------
Peter Van Kleeck             1997    $273,355   $80,942     $     --                15,000           $  2,544
  President and Chief        1996     262,073    86,677           --                15,000              2,558
  Executive Officer of       1995     241,687    45,000           --                46,500              2,440
 Progressive and Pawling

Robert A. Gabrielsen         1997     148,221    37,299           --                 7,500              1,866
  Executive Vice President,  1996     134,934    35,987           --                 6,000              1,891
  Chief Financial Officer    1995     120,934    20,000           --                20,000              1,912
  of Pawling and Treasurer
  of Progressive

John A. Eickman (4)          1997     126,761     8,865           --                 3,000                556
  Former Executive Vice
  President and Chief
  Lending Officer of
  Pawling

Robert Apple                 1997      96,219    12,574           --                 1,500              1,754
  General Counsel of
  Progressive and Pawling
  and Vice  President of
  Progressive

----------
(1) Bonuses are paid in January of each year based on Company and individual performance during the prior year.
(2) Executive officers of Progressive receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received by the named executive officers in fiscal 1997 did not exceed 10% of the executive officer's salary and bonus.
(3) For fiscal 1997, consists of life insurance premium payments of $702, $66, $0 and $102 and contributions pursuant to Progressive's Retirement Plan of $1,842, $1,800, $556 and $1,652 made by Progressive in fiscal 1997 for the benefit of Messrs. Van Kleeck, Gabrielsen, Eickman and Apple, respectively. In the case of Mr. Eickman, does not include $240,000 that was paid in 1998 in connection with the end of his service with Progressive.
(4)   Mr. Eickman's employment with Pawling ended in November 1997.

      Option Grants in Last Fiscal Year. The following table contains information concerning grants of stock options to Progressive's Chief Executive Officer and the other named executive officers during fiscal year 1997.

                                    Individual Grants
                       -----------------------------------------------
                       Number of Securities   Percent of Total Options                                Grant Date
                        Underlying Options      Granted to Employees        Exercise    Expiration     Present
Name                          Granted (1)          in Fiscal Year             Price        Date        Value (2)
----                   --------------------   ------------------------      --------    ----------    ----------
Peter Van Kleeck            15,000                      26%                 $ 23.25      02/11/07      $87,750
Robert A. Gabrielsen         7,500                      13                    23.25      02/11/07       43,875
John A. Eickman              3,000                       5                    23.25      02/11/07       17,550
Robert Apple                 1,500                       3                    23.25      02/11/07        8,775

----------
(1)   All options granted became exercisable immediately upon grant.
(2) Represents the present value of the grant at the date of grant, as determined using the Black-Scholes option pricing model. In calculating the present value of the option grant, the following assumptions were utilized: (i) the current market price of the underlying stock at the date of grant was $23.25; (ii) the continuously compounded risk-free rate of return expressed on an annual basis was 6.46%; (iii) the annual dividend on the Common Stock was 3.0%; (iv) the expected volatility rate of the underlying Common Stock, measured by the standard deviation of the continuously compounded annual rate of return of the Common Stock, was 23.6%; and (v) the options were assumed to be exercised 5.4 years after the grant date. The foregoing assumptions are used for illustrative purposes only. No assurance can be given that actual experience will correspond to the assumptions utilized.

      Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth information concerning the exercise of options by Progressive's Chief Executive Officer and the other named executive officers during fiscal year 1997 and the value of options held by such individuals at December 31, 1997.

                                                               Number of Securities
                                                              Underlying Unexercised       Value of Unexercised
                            Shares Acquired        Value            Options at            In-the-Money Options at
Name                          on Exercise        Realized      December 31, 1997(1)       December 31, 1997(1)(2)
----                          -----------        --------      --------------------       -----------------------
Peter Van Kleeck                 3,300            $42,900             73,200                    $1,451,250
Robert A. Gabrielsen              --                --                38,933                       805,730
John A. Eickman                   --                --                15,000                       272,040
Robert Apple                      --                --                 5,595                       113,266
                                 -----            -------

----------
(1)   All outstanding options were exercisable at December 31, 1997.
(2) Calculated based on the product of: (a) the number of shares subject to options and (b) the difference between the fair market value of the underlying Progressive Common Stock at December 31, 1997, based on the closing sale price of Progressive Common Stock on December 31, 1997 as reported on the Nasdaq National Market ($38.25 per share), and the weighted average exercise price of the options.

      Employment Agreement. Progressive has entered into an employment agreement (the "Employment Agreement") with Peter Van Kleeck, the President and Chief Executive Officer of Progressive and Pawling. The Employment Agreement, which expires on December 31, 1999, provides that Mr. Van Kleeck will receive a base salary, subject to increases and bonuses as may be granted by the Board of Directors from year to year. Mr. Van Kleeck's base salary for 1998 is $272,160. Under the Employment Agreement, Mr. Van Kleeck may defer a portion of his salary. In the event of termination without cause, Mr. Van Kleeck would receive his current salary for the remainder of the term of the Employment Agreement plus an amount equal to his bonus for the prior calendar year for each year, including the year of termination, through the end of the term of the Employment Agreement. In the event of a change in control, he would, upon termination, as defined, receive the following: (1) his salary for the remainder of the term plus if such termination occurs during the last three years of the term, an amount equal to 36 months salary less the salary for the number of months to the end of the term, (2) an amount equal to his bonus for the prior calendar year for each year, including the year of termination, through the end of the term of the Employment Agreement, (3) 36 months of medical insurance benefits paid by Progressive or its successor, (4) 36 months of life insurance coverage for Mr. Van Kleeck and his family paid for by Progressive or its successors, (5) a contribution to Progressive's pension plan for the remainder of the term of the Employment Agreement, with the salary in effect in the calendar year before his termination, and (6) a payment which will hold Mr. Van Kleeck harmless from any excise taxes imposed under Section 4999 of the Internal Revenue Code (the "Code"), along with any income tax which results from this additional payment. The aggregate payments that would be made to Mr. Van Kleeck assuming termination of his employment under the foregoing circumstances at December 31, 1997 would be approximately $1,523,472.

      Supplemental Executive Retirement Plan. In order to secure the continuing services of Mr. Van Kleeck (the "Participant"), Pawling entered into an agreement with him that established a supplemental executive retirement plan (the "SERP") effective October 1, 1994.

      Pursuant to the SERP, upon the Participant's normal, early or postponed retirement, the Participant will be entitled to a life annuity from Pawling in an amount equal to the difference between (i) the monthly amount of retirement income that he would have received under Pawling's tax-qualified pension plan (as in effect prior to its conversion to a cash balance plan on October 1, 1997) if his benefits were calculated without giving effect to the limitations and restrictions imposed by application of the IRS Code Sections 401(a)(17) and 415, and (ii) the monthly amount actually payable to him under the pension plan after application of the limitations and restrictions imposed by those code sections.

      The following table indicates annual benefits payable upon retirement for various levels of compensation and periods of service under the SERP. The benefit amounts listed in the table are not subject to any deduction for Social Security or other offsets.

                                        Years of Credited Service
   Average           -----------------------------------------------------------
Annual Salary          10            15           20           25           30
-------------        ------        ------       ------       ------       ------
 $  200,000          21,071        37,760       60,625       91,952      134,872
    225,000          23,705        42,480       68,203      103,446      151,732
    250,000          26,339        47,200       75,781      114,940      168,591
    275,000          28,973        51,920       83,359      126,434      185,450
    300,000          31,607        56,640       90,937      137,928      202,309

      Annuity payments from the SERP are paid at the same time benefits are paid under the pension plan, except as otherwise determined by Pawling. In the event that the Participant dies, Pawling must pay his surviving spouse or eligible children survivorship benefits over their respective lifetimes. Termination of employment of a Participant for illegal appropriation of Bank funds would result, as determined by Pawling, in forfeiture of all benefits under the SERP.

      The Plan is intended to be an unfunded, non-qualified deferred compensation plan. Neither Pawling, the committee that administers the SERP (the "Committee"), nor the individual members of the Committee are permitted to segregate or otherwise identify specific assets to be applied to the purposes of the SERP. The liability of Pawling to the Participant with respect to benefits payable under the SERP are unsecured contractual obligations.

      Severance Agreement. Pawling has entered into a severance agreement with Mr. Gabrielsen. The severance agreement provides that in the event of a change in control of Progressive or Pawling and Mr. Gabrielsen's termination within two years thereafter, either by Progressive for reasons other than cause or by Mr. Gabrielsen following the occurrence of certain specified events generally amounting to a reduction of salary, bonus, benefits or responsibilities: (i) he would be entitled to a severance payment equal to 2.99 times his average annual compensation for his employment period but not averaged over more than five years; and (ii) all his options would become immediately exercisable. The aggregate payments that would be made to Mr. Gabrielsen assuming termination of employment under the foregoing circumstances at December 31, 1997 would be approximately $421,000.

Director Compensation

      Directors of Progressive and Pawling receive annual retainer fees of $5,000 from each of Progressive and Pawling. Further, in 1997, Mr. Aposporos, the Chairman of the Board of Progressive, and Ms. Allen, the Chairman of the Board of Pawling, were paid monthly stipends by Progressive and Pawling of $2,500 and $1,500, respectively. In 1997, each director also received fees of $400 for attendance at meetings of the Board of Directors of each of Progressive and Pawling. Directors are not paid for attendance at committee meetings. Mr. Van Kleeck does not receive any fees for service as a director of Progressive or Pawling. Board members who are not employees also may receive non-qualified stock options. No other options were awarded to directors during 1997. Directors of Progressive, but not Pawling, who have been a director at least five years, are entitled to retirement or severance benefits upon leaving the Board in an amount equal to the amount of the annual retainer fee multiplied by the number of years of service as a Director, but not more than 15 years.

      On November 13, 1997, Pawling's Board of Directors merged the Pawling Savings Bank Deferred Compensation Plan and the Pawling Savings Bank Board of Directors Deferred Compensation Plan with and into the Progressive Bank, Inc. Deferred Compensation Plan ( the " Deferred Compensation Plan"). The Deferred Compensation Plan is for the benefit of Pawling's and the Company's directors and specific employees or class of employees who are either members of management or highly compensated employees that are designated by resolution of the Board of Directors. Pursuant to the terms of the Deferred Compensation Plan, a director may elect to defer all or a portion of his or her director's fees, and other plan participants may elect to defer a portion of their annual compensation and incentive compensation, if any. Deferred amounts will be credited to a bookkeeping account in the participant's name. Participants may determine by written request the time and form of benefit payments and whether to revoke, modify, or suspend future deferrals at any time. Changes in participant's investment elections generally become effective in the following calendar year, provided that the revised investment request was filed prior to the beginning of the calendar year. Participants are permitted by written request no more than four times per year to transfer in multiples of 25% of the value of the participant's account balance from an investment fund into any available investment fund. The Deferred Compensation Plan is administered by a Plan Administrator, who is an officer or employee of Pawling. The Administrator is responsible for all functions related to the management of the Deferred Compensation Plan accounts and their distribution. The liability of Progressive and Pawling to the participant with respect to benefits payable under the Deferred Compensation Plan are unsecured contractual obligations. Progressive and Pawling have, however, established grantor trusts that segregate assets for the payment of benefits. No payments have been made, as of this date, under this Plan, and Progressive has incurred no expenses under this Plan.

Transactions with Management

      As a savings bank, Pawling is authorized under the New York Banking Law and regulations to make loans to its executive officers and directors and to the executive officers and directors of Progressive and Pawling. All such loans must be approved by the Board of Directors of Pawling or an authorized committee. If such loan is secured by a first lien on a residence of such executive officer or director, or if the principal amount of the loan, when aggregated with the unpaid principal amount of all other loans by Pawling to the executive officer or director, exceeds $25,000 or 5% of its capital stock, surplus funds and undivided profits, whichever is higher, the approval of Pawling's Board of Directors is required. Also, loans to an executive officer or director in excess of $500,000 in the aggregate may be made only if the approval of the Board of Directors of Progressive has been obtained. At December 31, 1997, Progressive and Pawling had no loans to directors or executive officers in excess of $500,000.

      At December 31, 1997, all of Pawling's loans to officers and directors and employees were in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Security Ownership of Management

      The following table sets forth, as of March 2, 1997, the beneficial ownership of Progressive's Common Stock by each of Progressive's directors and the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.

                                                                           Percent of
                                                                            Shares of
                                             Amount and Nature of         Common Stock
Name                                        Beneficial Ownership(1)        Outstanding
----                                        -----------------------        -----------
                                           Shares         Options(2)
                                           ------         ----------
Elizabeth P. Allen                           7,434          10,800               *
Thomas C. Aposporos                          5,700           9,000               *
George M. Coulter                           29,200          10,800             1.0
Richard T. Hazzard                           8,112          10,800               *
Richard Novik                                6,207          10,800               *
John J. Page                                19,180(3)       10,800               *
Archibald A. Smith, III                        750          10,800               *
Roger W. Smith                               1,500          10,800               *
David A. Swinden                             1,182          10,050               *
Peter Van Kleeck                            34,361          88,200             3.1
Robert A. Gabrielsen                         8,433          45,000             1.4
John A. Eickman                                 --              --               *
Robert Apple                                   500           7,345               *

All directors and executive officers of    122,559         235,195             8.8
  Progressive as a group (13 persons)

----------
*     Less than 1%.
(1) For the definition of beneficial ownership, see footnote 1 to the table in "-- Voting Securities and Principal Holders Thereof." Unless otherwise indicated, ownership is direct and the named individual exercises sole voting and investment power over the shares listed as beneficially owned by such person.
(2) Consists of shares which may be acquired pursuant to options exercisable within 60 days after March 2, 1998.
(3)   Includes 9,497 shares held by spouse and by children living at home.

                     PROPOSAL II -- RATIFICATION OF AUDITORS

      The Board of Directors of Progressive has appointed the firm of KPMG Peat Marwick LLP, independent certified public accountants, to be Progressive's auditors for the 1998 fiscal year, subject to ratification by Progressive's stockholders. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to stockholders' questions and will have the opportunity to make a statement if he or she so desires.

      The appointment of the auditors must be approved by a majority of the votes cast by the stockholders of Progressive at the Annual Meeting. The Board of Directors recommends that stockholders vote "FOR" the approval of the ratification of the appointment of auditors.

                        PROPOSAL III - APPROVAL OF MERGER

      This section of this Proxy Statement / Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement / Prospectus and is incorporated herein by reference. All stockholders are urged to read the Agreement in its entirety.

The Companies

      Hudson Chartered and Hudson Valley. Hudson Chartered is a New York corporation with headquarters at 20 Mill Street, Rhinebeck, New York 12572. Hudson Chartered is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") as a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). Hudson Chartered's principal subsidiary is Hudson Valley.

      At December 31, 1997, Hudson Chartered, on a consolidated basis, had total assets of approximately $732 million, total deposits of $654 million and stockholders' equity of $70 million. At that date, Hudson Chartered and Hudson Valley employed 319 full-time equivalent employees.

      Hudson Valley was chartered under the national banking laws in 1863 and is a member of the Federal Reserve System. It operates its main office at 289-291 Main Mall, Poughkeepsie, New York, and twenty other branch offices and six offsite automated teller machines in Dutchess, Ulster, Putnam, and Orange Counties. Hudson Valley is a member of the Federal Home Loan Bank of New York (the "FHLBNY") and its deposits are insured up to the prescribed limits by the FDIC. Hudson Valley is subject to comprehensive regulation, supervision and examination by the Office of the Comptroller of the Currency ("Comptroller"), the Federal Reserve Board and the FDIC.

      Hudson Valley conducts a general commercial banking and trust business. It offers retail and wholesale banking services including demand, savings and time deposits, commercial, mortgage and installment loans, consumer banking and trust services. Services offered by Hudson Valley's trust department include trust administration, investment management, and custody services.

      The executive offices of Hudson Chartered and Hudson Valley are located at Route 55, LaGrangeville, New York 12540. The telephone number is (914) 471-1711.

      Before the announcement of the proposed Merger, Hudson Chartered had adopted a stock repurchase program, pursuant to which Hudson Chartered was authorized to repurchase outstanding shares of Hudson Chartered Common Stock from time to time. Since then, Hudson Chartered has rescinded its authorization for further open market treasury stock purchases.

      For additional information, see "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA --HUDSON CHARTERED" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." Additional information about Hudson Chartered and Hudson Valley also is included in the Hudson Chartered documents incorporated by reference herein. See "AVAILABLE INFORMATION."

      Progressive and Pawling. Progressive is a New York corporation with headquarters at 1301 Route 52, Fishkill, New York 12524. Progressive is registered with the Federal Reserve Board as a bank holding company within the meaning of the BHCA. Progressive's sole subsidiary is Pawling.

      At December 31, 1997, Progressive, on a consolidated basis, had total assets of approximately $883 million, total deposits of $799 million and stockholders' equity of $78 million. At that date, Progressive and Pawling employed 265 people on a full-time equivalent basis.

      Pawling, a New York state-chartered stock savings bank, was organized in 1870 as a mutual savings bank and converted to stock form in 1984. Pawling currently conducts business through a network of 17 full service branch locations in seven southern tier counties of New York State: Dutchess, Sullivan, Orange, Putnam, Ulster, Rockland and Westchester. In 1993, Pawling began originating loans in the Connecticut counties of Fairfield, Hartford, New Haven and Litchfield. In addition, originations of one-to-four family mortgage loans were expanded in 1995 to include the New York counties of Nassau and Suffolk. Pawling provides a full range of community banking services to meet the needs of the communities it serves. Pawling is engaged principally in the business of attracting retail deposits from the general public and the business community and investing those funds in residential and commercial mortgages, consumer loans and securities. Pawling is a member of the FHLBNY, and its deposits are insured up to the prescribed limits by the FDIC. Pawling is subject to comprehensive examination, supervision and regulation by the FDIC and the State of New York.

      The executive offices of Progressive and Pawling are located at 1301 Route 52, Fishkill, New York 12524. The telephone number is (914) 897-7400.

      Before the announcement of the proposed Merger, Progressive had adopted a stock repurchase program, pursuant to which Progressive was authorized to repurchase outstanding shares of Progressive Common Stock from time to time. Since then, Progressive has rescinded its authorization for further open market treasury stock purchases.

      For additional information, see "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA --PROGRESSIVE" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." Additional information about Progressive and Pawling also is included in the Progressive documents incorporated by reference herein. See "AVAILABLE INFORMATION."

      The Continuing Corporation and Continuing Bank. The Continuing Corporation will be a New York corporation and will result from a change in the name of Hudson Chartered. The Continuing Corporation will own all of the capital stock of the Continuing Bank and will engage, through the Continuing Bank, in the business of banking and banking related activities. The Continuing Corporation's principal executive offices will be located at Route 55, P.O. Box 310, LaGrangeville, New York 12540 and its telephone number will be (914) 471-1711.

      As of December 31, 1997, on a pro forma basis, the Continuing Corporation would have had total assets of approximately $1.6 billion, total deposits of approximately $1.5 billion and total stockholders' equity of approximately $149 million.

      The Continuing Bank will serve approximately 91,000 households through a network of full service branch offices located in Dutchess, Orange, Putnam, Rockland, Sullivan, Ulster and Westchester Counties in New York. The Bank Merger will expand the products and services that are currently offered individually by Hudson Valley and Pawling. Following the Bank Merger, all branch offices of the Continuing Bank will offer the full array of loan, deposit and other financial products and services of the combined entity.

      See "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." A map showing the expected banking locations of the Continuing Bank following consummation of the Merger appears on the following page.

Background of the Merger

      Hudson Chartered and Progressive have traditionally concentrated their respective business activities on providing community banking services in the Mid-Hudson Valley area of New York State. Hudson Chartered has been principally focused on commercial and small business banking, and Progressive has emphasized consumer and personal banking. Over the past several years, the environment for independent community banks in general, and specifically in the market areas served by Hudson Chartered and Progressive, has become increasingly competitive. This is due principally to the marketing and business development strategies of certain regional and so-called super-regional banking organizations that are active in their market areas. The resulting pressures on both margins and loan growth have been compounded by the high cost of maintaining skilled staff while simultaneously introducing competitive technology and products.

      At the same time, the economies of the traditional market areas of Hudson Chartered (Dutchess and Ulster Counties) and Progressive (Dutchess, Ulster and Sullivan Counties) have suffered from both downsizing by the area's principal private sector employer (IBM) and declines in the tourism industry in the Southern Catskills region. Accordingly, both Hudson Chartered and Progressive have individually faced the high cost of achieving income and risk diversification by entering more attractive geographic markets (Hudson Chartered into Orange County and Progressive into Westchester and Rockland Counties).

      Thus, Hudson Chartered and Progressive both recognized the need to grow and diversify. In the current environment, however, they also recognized that it would be difficult to make any material acquisition without substantial capital dilution. Moreover, Hudson Chartered and Progressive each believed that providing an independently managed, service-focused, community banking alternative to the super-regional banking organizations remained an attractive, long-term strategy for building stockholder value. Accordingly, they separately concluded that it would be in the best interests of their respective stockholders and other constituents to remain independent community banks and to seek competitive strength through strategic mergers that would provide opportunities for both cost consolidation as well as geographic and product expansion.

      Toward this end, Hudson Chartered's management had approached two smaller financial institutions in adjoining markets late in 1996 and early in 1997 to discuss their interest in a business combination with Hudson Chartered. Neither of these approaches elicited any definitive interest. Similarly, over the past few years, Progressive's management also had approached selected financial institutions in its market area to discuss a possible business combination. These conversations did not result in any substantive agreement.

      Peter Van Kleeck, President of Progressive, and T. Jefferson Cunningham III, Chairman of Hudson Chartered, who were both raised in Dutchess County and are members of families who have lived in the Hudson Valley for generations, were well known to each other. In the normal conduct of their business affairs, these two local bankers served together on many area organizations, particularly those focused on economic development. They have met regularly, both socially and professionally, for many years.

      During late 1996 and early 1997, Mr. Van Kleeck and Mr. Cunningham met several times and exchanged views on the evolving nature of the banking industry in their marketplace, involving possible effects of a combination of Progressive and Hudson Chartered, and Progressive consulted with its financial advisor with respect to various financial matters, including analyses of a possible business combination of Progressive with Hudson Chartered. Given the different business focus of their respective institutions, customer competition between them was modest. They discussed the respective challenges they faced (Hudson Chartered in commercial banking and Progressive in consumer banking) and the different strategies they might each pursue to meet their respective objectives. During these conversations, it became apparent that, despite the wave of consolidations taking place in the banking industry, each of the banking institutions which they represented shared a commitment to continue as a service-based independent bank.

      During the summer of 1997, Messrs. Van Kleeck and Cunningham met several more times, and it became apparent that there might be considerable benefit in examining a strategic combination between Hudson Chartered and Progressive. Such a combination could significantly contribute to the strategic objectives which each institution had previously identified: the potential for branch consolidation (with seven overlapping branches), new market opportunities (in Orange, Putnam, Eastern Ulster and Eastern Dutchess Counties for Progressive, and in Sullivan, Rockland and Westchester Counties for Hudson Chartered), cost reductions (integration of data processing, information technology and corporate overhead), product enhancement (commercial credit and trust services to Progressive's customers, and residential mortgage, investment products and automated retail services to Hudson Chartered's customers), and a shared commitment to independent, service-based banking by their respective managements and Boards of Directors. The resulting institution would be strongly capitalized and well balanced between personal and commercial banking, enjoy strong market shares in three geographically diversified counties (covering all counties in Southeastern New York) and be well positioned for future growth in attractive markets by consolidating its position in Orange, Rockland and Westchester Counties as well as expanding into adjoining markets. Its franchise value and its earnings potential also should be very attractive. In addition, it was agreed that, given the two organizations' respective sizes, earnings performance, cultures and business objectives, such a combination would be implemented most effectively as a strategic merger of the two organizations, with neither organization being effectively acquired by the other, in a "merger of equals."

      Mr. Van Kleeck and Mr. Cunningham discussed the possibility of a merger of Hudson Chartered and Progressive with several of their respective Board members, who agreed it was worthy of further consideration. Early in the fall of 1997, representatives of the parties met to consider the financial basis upon which a "merger of equals" could be achieved. It appeared, based on a broad analysis, that the proposed merger could be of substantial potential future value to both companies' stockholders and that an exchange ratio appropriate to such a "merger of equals" should be negotiable without significant difficulty.

      Conversations continued in October 1997, at which time estimates of potential cost savings were prepared by Hudson Chartered and Progressive and certain pro forma financial information was developed to highlight estimated impacts of the merger on the financial condition and future performance of the combined companies. Various issues were also discussed including Board of Directors, management and organizational structure.

      The Boards of Directors of Hudson Chartered and Progressive each received reports from their respective managements on a potential merger at Board meetings held in mid-October 1997. Based on the management reports, each Board authorized its respective management to engage in detailed discussions to evaluate such an opportunity and authorized the signing of a confidentiality letter agreement between the two parties.

      From that time through early December, representatives of Hudson Chartered and Progressive continued to meet to discuss the potential merger and to exchange information regarding each company's financial condition, loan portfolio and employee compensation and benefit programs. A meeting among senior officers of Hudson Chartered and Progressive and the respective special legal counsel for each company was held on October 31, 1997, and a meeting among the parties and their respective independent accountants was held on November 3, 1997. The Boards of Directors of Hudson Chartered and Progressive again received reports from their respective managements at Board meetings in mid-November as to the status of the merger discussions. Hudson Chartered's special legal counsel and its financial advisor, Keefe Bruyette, attended Hudson Chartered's Board Meeting, and Keefe Bruyette reviewed certain historical financial information relating to Hudson Chartered and Progressive and certain projected financial information with respect to the combined company. Progressive's special legal counsel and its financial advisor, Sandler O'Neill, attended Progressive's Board Meeting, and Sandler O'Neill reviewed certain historical financial information relating to Hudson Chartered and Progressive and certain projected financial information with respect to the combined company. At this time, Progressive's Board also formed a special committee, consisting of three outside directors and the Chief Executive Officer, to consult with and provide guidance to Progressive's management and financial and legal advisors regarding matters related to the possible merger as appropriate between Board meetings. The committee consisted of directors Allen, Aposporos, R. Smith and Van Kleeck and was formed for the purpose of assisting management with issues that arose during the negotiation process. This committee held three meetings which were held on November 20, 1997, December 15, 1997 and December 16, 1997. During these meetings, the Committee discussed and made recommendations with respect to the name of the new company, board committee assignments for the new company and management positions with the new company.

      On November 24, 1997, the two companies' respective counsel began negotiation of a draft merger agreement and various related agreements and other documents. On December 3, 1997, the companies' respective independent accountants made a joint presentation to selected members of the senior management of both institutions on the progress of their financial review efforts, including harmonization of loan provisioning policies, employee compensation plans and obligations, tax implications of the proposed merger, merger accounting issues, and other related matters. On December 4, 1997, Sandler O'Neill, representing Progressive, and Keefe Bruyette, representing Hudson Chartered, met with members of the senior managements of both institutions to discuss and analyze the issue of an appropriate exchange ratio between the parties. No agreement as to an exchange ratio was reached at this meeting, due largely to inconsistencies in the pricing and valuation models. During this period, representatives of the parties met regularly to further refine the proposed organizational structure and plans for consolidating the two companies.

      On December 10, 1997, Mr. Cunningham and Mr. Van Kleeck met to discuss, among other things, an exchange ratio. The ranges under consideration by that time were close, and it was acknowledged that, in light of the comparable contributions of the respective companies to the combined company's total loans, deposits, equity, income and market capitalization, an exchange ratio should be calculated so that, following the consummation of the Merger, the stockholders of Hudson Chartered and the stockholders of Progressive, each as a group, would own approximately half of the outstanding shares of Continuing Corporation Common Stock, after giving effect to all existing and anticipated future stock options and other stock issuances. Between December 10 and 16, 1997, an exchange ratio was tentatively set, various other issues were resolved, and each institution's due diligence investigation of the other institution was completed.

      On December 16, 1997, Hudson Chartered's and Progressive's Boards of Directors met separately to consider the Agreement as well as the financial terms and other proposed terms and conditions of the Merger, including the Exchange Ratio of 1.82 shares of Hudson Chartered Common Stock for each share of Progressive Common Stock. At Progressive's Board meeting, Sandler O'Neill reviewed certain historical information relating to Hudson Chartered and Progressive and certain projected financial information with respect to the combined company and gave its opinion that the Exchange Ratio was fair to Progressive's stockholders from a financial point of view. Progressive's special legal counsel, Housley Kantarian & Bronstein, P.C., discussed with Progressive's Board the proposed structure of the Merger, the proposed terms of the Agreement, the proposed Stock Option Agreements and the proposed letter agreements to be executed by the directors and executive officers of Progressive and Hudson Chartered with respect to the Merger. Progressive's independent accountants, KPMG Peat Marwick LLP, discussed the results of their financial review efforts and discussed merger accounting issues and related matters. At Hudson Chartered's Board meeting, Keefe Bruyette reviewed certain historical information relating to Hudson Chartered and Progressive and certain projected financial information with respect to the combined company and gave its opinion that the Exchange Ratio was fair to Hudson Chartered's stockholders from a financial point of view. Hudson Chartered's special legal counsel, Arnold & Porter, discussed with Hudson Chartered's Board the proposed structure of the Merger, the proposed terms of the Agreement, the proposed Stock Option Agreements and the proposed letter agreements to be executed by the directors and executive officers of Hudson Chartered and Progressive with respect to the Merger, and Hudson Chartered's local legal counsel, Van DeWater & Van DeWater, discussed with Hudson Chartered's Board certain related matters with respect to the Merger. Hudson Chartered's independent accountants, Deloitte & Touche LLP, discussed the results of their financial review efforts and discussed merger accounting issues and related matters.

      After consideration and discussion of the proposed transaction and consultation with their respective managements and financial advisors and special legal counsel, Hudson Chartered's and Progressive's Boards of Directors both concluded that the Merger would advance their respective business strategies and objectives, for the reasons described below. Accordingly, the respective Boards of Directors of the two companies each approved the Merger, the Agreement and the proposed Stock Option Agreements as being in the best interests of their respective stockholders and other constituencies and directed that the Merger and each of the foregoing agreements be submitted for approval by their respective stockholders at meetings thereof. Following Progressive's Board meeting, Progressive received by telecopy a letter from an out of area banking organization, which previously had indicated an interest in meeting to discuss the possibility of a sale of Progressive to that organization, expressing a possible interest in acquiring Progressive in exchange for stock of the other organization at a fixed exchange rate which the letter indicated would equate to a value of approximately $45 per share of Progressive Common Stock. The letter was not a legally binding offer and was expressly subject to various conditions. In light of this letter, Progressive's management immediately canvassed its directors to assess their views as to whether the Merger continued to be in the best interests of Progressive and its stockholders, and Progressive's directors confirmed their continued approval of the unique opportunity to achieve a strategic merger with Hudson Chartered. Promptly thereafter, the parties executed the Agreement and the Stock Option Agreements and issued press releases announcing the proposed Merger.

      In January 1998, Progressive and Sandler O'Neill reviewed the terms of the Merger in light of analyses of historical information relating to the other banking organization which had expressed an interest in acquiring Progressive and projected financial information with respect to a hypothetical combined company. Progressive's Board of Directors considered the $45 per share indicated value of the expression of interest from the other banking organization and the approximately $39 per share value of the Agreement with Hudson Chartered at that time, in light of the fundamental difference between achieving a strategic merger with Hudson Chartered versus simply being acquired, as well as historical and pro forma financial information regarding the two companies and the two transactions and the fact that one transaction was the fully negotiated subject of the executed Agreement while the other transaction was only proposed in an expression of interest that would be subject to thorough due diligence investigations and extensive negotiation of key provisions, including final pricing terms and mechanisms, before any agreement could be reached. In light of the unique opportunities presented by a merger of equals with Hudson Chartered, including the compatibility of Progressive's and Hudson Chartered's complementary customer bases, business strategies, management philosophies, branch networks and back offices, as described above and in the section below, Progressive's Board of Directors confirmed and ratified its approval of the Merger and its conclusion that the Merger is in the best interests of Progressive, its stockholders, employees and the communities Progressive serves.

Reasons for the Merger and Recommendation of the Board of Directors

      Progressive. In reaching its decision to approve the Merger, Progressive's Board of Directors considered a number of factors, including the factors described under "-- Background of the Merger" and:

      (i) the respective business, operations, asset quality, financial condition, earnings, strategic business plans, competitive positions and stock price performance of Hudson Chartered and Progressive (see "-- Background of the Merger" and "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA");

      (ii) the ability to pursue new market opportunities, benefit from new products and product enhancements and expand its mortgage lending business;

      (iii) the similar community banking cultures and business philosophies of the two companies, particularly with respect to customer satisfaction, efficiency and credit quality and serving the banking needs of their respective communities, and the companies' compatible management teams;

      (iv) the projected market capitalization and market position of the combined entity, (Pawling's 17 branch network would expand on a consolidated basis to 35 branches, and management estimates that the combined company would enjoy either the first or second position in market share ranking in its principal market area of Dutchess, Ulster and Putnam counties), the diversification of the companies' asset and deposit bases, and the ability of the combined company to compete more effectively in the Hudson Valley region of New York (see "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS");

      (v) the pro forma financial effects of the proposed transactions, including the aggregate cost savings (resulting from back office efficiencies, branch closures, position eliminations, consolidations and other cost savings), which are estimated by management to approximate $1.3 million, $2.7 million and $2.9 million in 1998, 1999 and 2000, respectively, and enhanced revenue anticipated to result from the Merger and the Bank Merger, and the effects of the Merger and the Bank Merger on the risk-based and leverage capital ratios of the Continuing Corporation and the Continuing Bank (see "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "-- Management and Operations After the Merger");

      (vi) the likely impact of the proposed Merger on the employees and customers of Progressive and its subsidiaries, on the communities in which Progressive presently conducts its business, and on Progressive's other constituencies;

      (vii) the current and prospective economic, regulatory and competitive climate facing independent community banking organizations, including the consolidation currently underway in the banking industry and competition from larger institutions and from nonbank providers of financial services (see "-- Background of the Merger");

      (viii) the Exchange Ratio in the Merger from a number of valuation perspectives, as presented to Progressive by Sandler O'Neill, and the current market value of the Merger to Progressive's stockholders (see "--Opinion of Financial Advisor");

      (ix) the December 16, 1997 opinion of Sandler O'Neill that the Exchange Ratio is fair to Progressive's stockholders, respectively, from a financial point of view (see "-- Opinion of Financial Advisor");

      (x) the terms of the Agreement, including the proposed Board representation and management structure of the combined company (see "-- Management and Operations After the Merger");

      (xi) the terms of the Stock Option Agreements (see "-- Stock Option Agreements");

      (xii) the regulatory and stockholder approvals required for the consummation of the Merger and the Bank Merger (see "-- Regulatory Approvals");

      (xiii) the treatment of the Merger as a pooling-of-interests for financial accounting purposes and as a tax-free reorganization for federal income tax purposes (see "-- Federal Income Tax Consequences" and
"--Accounting Treatment");

      (xiv) the restructuring charges of approximately $5.6 million on an after-tax basis that the Continuing Corporation is expected to take in connection with the Merger and the impact of these charges on the combined company's earnings (see "-- Management and Operations After the Merger");

      (xv) the fact that the Merger is expected to be accretive to the combined company's earnings during the first full year of operations--based on estimated cost savings alone, the Merger would be accretive to analysts' estimates of Progressive's 1998 and 1999 earnings per share by approximately 6.9% and 13.1%, respectively, and similarly accretive to analysts' estimates of Hudson Chartered's 1998 and 1999 earnings per share by approximately 5.8% and 12.2%, respectively (see "-- Management and Operations After the Merger"); and

      (xvi) the likelihood that the Merger will result in increased liquidity and trading volumes for shares of Continuing Corporation Common Stock.

      The foregoing discussion of information and factors considered by Progressive's Board of Directors is not intended to be exhaustive but includes all material factors considered by the Board. In reaching its determination to approve and recommend the Merger, Progressive's Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

      IN LIGHT OF THE REASONS DESCRIBED ABOVE, PROGRESSIVE'S BOARD OF DIRECTORS HAS DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF PROGRESSIVE

AND PROGRESSIVE'S STOCKHOLDERS, CUSTOMERS AND COMMUNITIES SERVED. ACCORDINGLY, PROGRESSIVE'S BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.

     Hudson Chartered. In reaching the decision to approve the Merger, Hudson Chartered's Board of Directors considered a number of factors, including the factors described under " -- Background of the Merger" and:

     (i) the respective business, operations, asset quality, financial condition, earnings, strategic business plans, competitive positions and stock price performance of Hudson Chartered (see "-- Background of the Merger" and "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA");

     (ii) the ability to pursue new market opportunities in three additional counties, benefit from new products and product enhancements, and expand its residential mortgage lending business;

     (iii) the similar community banking cultures and business philosophies of the two companies, particularly with respect to customer satisfaction, efficiency and credit quality and serving the banking needs of their respective communities, and the companies' compatible management teams;

     (iv) the projected market capitalization and market position of the combined entity (Hudson Valley's 23 branch network in four counties would expand on a consolidated basis to 35 branches in seven counties, and management estimates that the combined company would enjoy either the first or second position in market share ranking in its principal market area of Dutchess, Ulster and Putnam counties), the diversification of Hudson Chartered's asset and deposit bases, and the ability of the combined company to compete more effectively in the Hudson Valley region of New York (see "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS");

     (v) the pro forma financial effects of the proposed transactions, including the aggregate cost savings (resulting from back office efficiencies, branch closures, position eliminations, consolidations and other cost savings), which are estimated by management to approximate $1.3 million, $2.7 million and $2.9 million in 1998, 1999 and 2000, respectively, and enhanced revenue anticipated to result from the Merger and the Bank Merger, and the effects of the Merger and the Bank Merger on the risk-based and leverage capital ratios of the Continuing Corporation and the Continuing Bank (see "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "-- Management and Operations After the Merger");

     (vi) the likely impact of the proposed Merger on the employees and customers of Hudson Chartered and its subsidiaries, on the communities in which Hudson Chartered presently conducts its business, and on Hudson Chartered's other constituencies;

     (vii) the current and prospective economic, regulatory and competitive climate facing independent community banking organizations, including the consolidation currently underway in the banking industry and competition from larger institutions and from nonbank providers of financial services (see "-- Background of the Merger");

     (viii) the Exchange Ratio in the Merger from a number of valuation perspectives, as presented to Hudson Chartered by Keefe Bruyette, and the current market value of the Merger to Hudson Chartered's stockholders (see "-- Opinions of Financial Advisors");

     (ix) the December 16, 1997 opinion of Keefe Bruyette that the Exchange Ratio is fair to Hudson Chartered's stockholders from a financial point of view (see "-- Opinions of Financial Advisors");

     (x) the terms of the Agreement, including the proposed Board representation and management structure of the combined company (see "-- Management and Operations After the Merger");

     (xi) the terms of the Stock Option Agreements (see "-- Stock Option Agreements");

     (xii) the regulatory and stockholder approvals required for the consummation of the Merger and the Bank Merger (see "-- Regulatory Approvals");

     (xiii) the treatment of the Merger as a pooling-of-interests for financial accounting purposes and as a tax-free reorganization for federal income tax purposes (see "-- Federal Income Tax Consequences" and "-- Accounting Treatment");

     (xiv) the restructuring charges of approximately $5.6 million on an after-tax basis that the Continuing Corporation is expected to take in connection with the Merger and the impact of these charges on the combined company's earnings (see "-- Management and Operations After the Merger");

     (xv) the fact that the Merger is expected to be accretive to the combined company's earnings during the first full year of operations -- management estimates that Merger will be accretive to Hudson Chartered's 1998 and 1999 earnings per share by approximately 5.8% and 12.2%, respectively, and accretive to Progressive's 1998 and 1999 earnings per share by approximately 6.9% and 13.1%, respectively (see "-- Management and Operations After the Merger"); and

     (xvi) the likelihood that the Merger will result in increased liquidity and trading volumes for shares of Continuing Corporation Common Stock.

     The foregoing discussion of information and factors considered by Hudson Chartered's Board of Directors is not intended to be exhaustive but includes all material factors considered by the Board. In reaching its determination to approve and recommend the Merger, Hudson Chartered's Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Opinions of Financial Advisors

      Sandler O'Neill & Partners, L.P. Pursuant to an engagement letter dated as of November 4, 1997 (the "Sandler O'Neill Agreement"), Progressive retained Sandler O'Neill as an independent financial advisor in connection with Progressive's consideration of a possible business combination with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

      Pursuant to the terms of the Sandler O'Neill Agreement, Sandler O'Neill acted as financial advisor to Progressive in connection with the Merger. In connection therewith, Progressive's Board of Directors asked Sandler O'Neill to render its opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Progressive Common Stock. At the December 16, 1997 meeting at which Progressive's Board approved and adopted the Agreement, Sandler O'Neill delivered to Progressive's Board its written opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of Progressive Common Stock. Sandler O'Neill has also delivered to Progressive's Board a written opinion dated as of the date of this Proxy Statement / Prospectus (the "Sandler O'Neill Fairness Opinion") which is substantially identical to its December 16, 1997 opinion.

      The full text of the Sandler O'Neill Fairness Opinion, which sets forth procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with such opinion, is attached as Appendix B to this Proxy Statement / Prospectus and is incorporated herein by reference. The descriptions of the opinions set forth herein are qualified in their entirety by reference to Appendix B. Holders of shares of Progressive Common Stock are urged to read the Sandler O'Neill Fairness Opinion in its entirety in connection with their consideration of the Merger.

      Sandler O'Neill's opinions were provided to Progressive's Board of Directors for its information and are directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of shares of Progressive Common Stock. They do not address the underlying business decision of Progressive to engage in the Merger or any other aspect of the Merger and do not constitute a recommendation to any holder of shares of Progressive Common Stock as to how such stockholder should vote at the Annual Meeting with respect to the Agreement or any other matter related thereto.

      In connection with rendering its opinions, Sandler O'Neill performed a variety of financial analyses. The following is a summary of analyses performed by Sandler O'Neill, but does not purport to be a complete description of all the analyses underlying Sandler O'Neill's opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Progressive, Hudson Chartered and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Progressive, Hudson Chartered nor Sandler O'Neill assumes responsibility for their accuracy.

            Summary of Proposal. Sandler reviewed the financial terms of the proposed transaction. Sandler O'Neill noted that the negotiated Exchange Ratio of 1.82 was designed to approximate the relative contribution by each institution to the earnings of the combined company. Based on the closing price of Hudson Chartered Common Stock on December 12, 1997 of $21.88, Sandler calculated an implied transaction value per share of Progressive Common Stock of $39.82. Based upon Progressive's September 30, 1997 financial information, Sandler calculated the price to tangible book value, price to last twelve months' earnings and core deposit premium. This analysis yielded a price to tangible book value multiple of 219%, a price to last twelve months' earnings multiple of 18.1x and a core deposit premium of 9.5%.

            Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of the Progressive Common Stock and the Hudson Chartered Common Stock, and the relationship between the movements in the prices of the Progressive Common Stock and the Hudson Chartered Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index and composite groups of publicly traded savings institutions (in the case of Progressive) and publicly traded commercial banks (in the case of Hudson Chartered) in geographic proximity and of similar asset size to Progressive and Hudson Chartered, respectively. During the one-year period ended December 12, 1997, the Progressive Common Stock outperformed the S&P 500 Index and its peer group index, and performed on par with the Nasdaq Banking Index. During the one-year period ended December 12, 1997, the Hudson Chartered Common Stock outperformed the S&P 500 Index, was on par with its peer group index, and lagged the Nasdaq Bank Index.

            Analysis of Selected Publicly Traded Companies. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples for Progressive and two different groups of savings institutions. The first group consisted of Progressive and the following 11 publicly traded regional savings institutions (the "Regional Group"): Ocean Financial Corp., Dime Community Bancorp Inc., PennFed Financial Services Inc., Maryland Federal Bancorp, York Financial Corp., Parkvale Financial Corporation, Flushing Financial Corp., PennFirst Bancorp Inc., GA Financial Inc., MSB Bancorp, Inc. and IBS Financial Corp. Sandler O'Neill also compared Progressive to a group of 8 publicly traded savings institutions which had a return on average equity (based on last quarter annualized earnings) of greater than 14.8% and a price to tangible book value of greater than 188% (the "Highly Valued Group"). The Highly Valued Group included the following institutions: WSFS Financial Corp., Wilshire Financial Services, Parkvale Financial Corporation, Dime Financial Corp., Metropolitan Financial Corp., CFSB Bancorp Inc., North American Savings Bank and Great Southern Bancorp Inc. The analysis compared publicly available financial information for Progressive and each of the groups as of and for each of the years ended December 31, 1992 through December 31, 1996 and as of and for the twelve months (and, in certain cases, the three months) ended September 30, 1997.

            Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Hudson Chartered and two different groups of commercial banks. The first group consisted of Hudson Chartered and the following 12 publicly traded commercial banks (the "Peer Group"): Prime Bancorp Inc., FCNB Corp., Sterling Bancorp, Suffolk Bancorp, Arrow Financial Corp., Southwest National Corp., Sun Bancorp Inc., State Bancorp Inc., CNB Financial Corp., Tompkins County Trustco Inc., Broad National Bancorp. and Vista Bancorp Inc. Sandler O'Neill also compared Hudson Chartered to a group of 13 publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 16% and a price to tangible book value of greater than 241% (the "Commercial Highly Valued Group"). The Commercial Highly Valued Group institutions included: CVB Financial Corp., Harleysville National Corp., Sterling Bancshares Inc., Citizens Bancshares, Cape Cod Bank & Trust

      Co., U.S.B. Holding Co., Suffolk Bancorp, West Coast Bancorp, Lakeland Financial Corp., Tompkins County Trustco Inc., Premier Bancshares Inc., Merchants Bancshares Inc. and Anchor Financial Corp. The analysis compared publicly available financial information for Hudson Chartered and each of the groups as of and for each of the years ended December 31, 1992 through December 31, 1996 and as of and for the twelve months ended September 30, 1997.

            Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Progressive through 2002 under various circumstances, assuming Progressive performed in accordance with information regarding potential future earnings provided by its management. To approximate the terminal value of the Progressive Common Stock at the end of the five-year period, Sandler O'Neill applied price to earnings multiples ranging from 12x to 20x and applied multiples of tangible book value ranging from 150% to 250% chosen to reflect difficult assumptions regarding valuation multiples of the Progressive Common Stock. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 6% to 16%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Progressive Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of Progressive Common Stock of between $25.67 and $61.38 when applying the price to earnings multiples, and an imputed range of values per share of the Progressive Common Stock of between $24.03 and $57.08 when applying multiples of tangible book value. Based on then recent trading prices of shares of Hudson Chartered Common Stock (the last sale price on December 15, 1997 was $21.75), and the Exchange Ratio (1.82), the value of the Continuing Corporation Common Stock to be issued in exchange for each share of Progressive Common Stock (approximately $39.59) was near the middle of the valuation ranges suggested by this analyses. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions (including variations with respect to the levels of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio) and changes in price to earnings and price to tangible book value multiples would have on the resulting present value, and discussed these changes with Progressive's Board of Directors.

            Sandler O'Neill also performed a similar analysis which estimated the future stream of after-tax dividend flows of Hudson Chartered through 2002 under various circumstances, assuming Hudson Chartered performed in accordance with information regarding potential future earnings provided by its management. To approximate the terminal value of Hudson Chartered Common Stock at the end of the five-year period, Sandler O'Neill applied price to earnings multiples ranging from 12x to 22x and applied multiples of tangible book value ranging from 175% to 300%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9% to 14%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Hudson Chartered Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of Hudson Chartered Common Stock of between $14.98 and $31.74 when applying the price to earnings multiples, and an imputed range of values per share of Hudson Chartered Common Stock of between $15.58 and $31.13 when applying multiples of tangible book value. Based on then recent trading prices of shares of Hudson Chartered Common Stock (the last sale price on December 15, 1997 was $21.75), the value of the Continuing Corporation Common Stock to be issued in lieu of each share of Hudson Chartered Common Stock (approximately $21.75) was near the middle of the valuation ranges suggested by this analyses. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions (including variations with respect to the levels of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio) would have on the resulting present value, and discussed these changes with Progressive's Board of Directors.

            Pro Forma Merger Analysis. Based upon earnings forecasts of Progressive and Hudson Chartered, expected one-time merger related charges, projected cost savings and certain other assumptions discussed with Progressive's and Hudson Chartered's respective managements, Sandler O'Neill analyzed certain potential pro forma effects of the Merger on the combined company. This analysis indicated that the Merger would be accretive to Hudson Chartered's earnings per share for all periods analyzed, and minimally dilutive to tangible book value per share in 1998, then accretive in subsequent periods. This analysis also indicated that, from a Progressive stockholder's perspective, the Merger would be accretive to earnings per share for all periods analyzed, and dilutive to tangible book value per share for the first three periods analyzed, then accretive in the subsequent periods. The actual results achieved by the combined company may vary from projected results and the variations may be material.

            Contribution Analysis. Sandler O'Neill reviewed the relative contributions to, among other things, total assets, total loans, total deposits, total tangible equity, last twelve months' net income, 1997 year-to-date net income and market capitalization to be made by Progressive and Hudson Chartered to the combined institution based on data at and for the twelve months ended September 30, 1997. This analysis indicated that Progressive's implied contribution was 55.0% of total assets, 56.2% of total loans, 55.2% of total deposits, 50.5% of total tangible equity, 47.9% of last twelve months' net income, 49.1% of year-to-date net income and 47.2% of market capitalization. Based upon an Exchange Ratio of 1.82, holders of the Progressive Common Stock would own approximately 50% of the outstanding shares of the combined institution.

      In connection with rendering its opinions, Sandler O'Neill reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Voting Agreements; (iii) the Stock Option Agreements; (iv) Progressive's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its annual reports to stockholders for the years ended December 31, 1994, 1995 and 1996, respectively; (v) Hudson Chartered's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its annual reports to stockholders for the years ended December 31, 1994, 1995 and 1996, respectively; (vi) Progressive's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997, respectively; (vii) Hudson Chartered's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997, respectively; (viii) certain financial analyses, including estimates of future financial performance, of Progressive prepared by and reviewed with management of Progressive and the views of senior management of Progressive regarding Progressive's past and current business operations, results thereof, financial condition and future prospects; (ix) certain financial analyses, including estimates of future financial performance, of Hudson Chartered prepared by and reviewed with management of Hudson Chartered and the views of senior management of Hudson Chartered regarding Hudson Chartered's past and current business operations, results thereof, financial condition and future prospects; (x) estimated pro forma impacts of the Merger; (xi) the publicly reported historical price and trading activity for Progressive Common Stock and Hudson Chartered Common Stock, respectively, including a comparison of certain financial and stock market information for Progressive and Hudson Chartered with similar publicly available information for certain other companies the securities of which are publicly traded; (xii) the financial terms of recent business combinations in the savings and banking institution industries, to the extent publicly available; (xiii) the current market environment generally and the banking environment in particular; and (xiv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

      In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render the December 16, 1997 opinion by performing procedures to update certain of such analyses and by reviewing assumptions upon which such analyses were based and factors considered in connection therewith.

      In performing its reviews and analyses, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability therefor. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Progressive or Hudson Chartered or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals (relying, where relevant, on the analyses and estimates of Progressive and Hudson Chartered). With respect to the information regarding potential future financial performance provided by each company's management, Sandler O'Neill assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Progressive and Hudson Chartered and that such performances will be achieved. Sandler O'Neill also assumed that there has been no material change in Progressive's or Hudson Chartered's assets, financial condition, results of operations, business or prospects since September 30, 1997, the date of the last financial statements noted above, that Progressive and Hudson Chartered will remain as going concerns for all periods relevant to its analyses, that the Merger will be accounted for as a pooling of interests and that the conditions precedent in the Agreement are not waived.

      The estimates of future financial performance furnished to Sandler O'Neill and used by it in certain of its analyses were prepared by the senior management of Hudson Chartered and Progressive. Hudson Chartered and Progressive do not publicly disclose internal management projections of the type provided to Sandler O'Neill in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. These estimates were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

      Under the Sandler O'Neill Agreement, Progressive has agreed to pay Sandler O'Neill a transaction fee in connection with the Merger, substantially all of which is contingent upon the consummation of the Merger. Under the terms of the Sandler O'Neill Agreement, Progressive has agreed to pay Sandler O'Neill a transaction fee equal to 0.50% of the aggregate transaction price, subject to a maximum of $700,000. Such transaction fee becomes due and payable upon consummation of the Merger. Under the Sandler O'Neill Agreement, Progressive has agreed to pay consulting fees to Sandler O'Neill in the aggregate amount of $200,000, of which [$150,000] has been paid to date. Such consulting fees shall be credited against any transaction fees payable upon consummation of the Merger. Progressive has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

      Sandler O'Neill has in the past provided certain other investment banking services to Progressive and has received compensation for such services. In the ordinary course of its business, Sandler O'Neill may actively trade the equity securities of Progressive and Hudson Chartered for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Keefe Bruyette & Woods, Inc. Hudson Chartered engaged Keefe Bruyette to act as its financial advisor in connection with the Merger. Pursuant to the terms of the formal engagement signed on December 16, 1997, Keefe Bruyette agreed to assist Hudson Chartered in analyzing the proposed merger with Progressive. Hudson Chartered selected Keefe Bruyette because Keefe Bruyette is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, Keefe Bruyette is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     As part of its engagement, representatives of Keefe Bruyette attended the meeting of Hudson Chartered's Board held on December 16, 1997 at which the Hudson Chartered's Board considered and approved the Merger. At the December 16, 1997 meeting, Keefe Bruyette rendered written and oral opinions that, as of such date, the Exchange Ratio was fair to Hudson Chartered and its stockholders from a financial point of view. Such opinion was reconfirmed in writing as of the date of this Proxy Statement / Prospectus.

     The full text of Keefe Bruyette's written opinion dated as of the date of this Proxy Statement / Prospectus is attached as Appendix B to this Proxy Statement / Prospectus and is incorporated herein by reference. The descriptions of the opinions and analyses set forth herein are qualified in their entirety by reference to Appendix B. Hudson Chartered stockholders are urged to read the attached opinion in its entirety for a description of procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe Bruyette in connection therewith.

     KEEFE BRUYETTE'S OPINIONS ARE DIRECTED TO HUDSON CHARTERED'S BOARD AND ADDRESS ONLY THE EXCHANGE RATIO. THEY DO NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY HUDSON CHARTERED STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

     Keefe Bruyette has informed Hudson Chartered that in arriving at its opinions, Keefe Bruyette, among other things: (1) reviewed Hudson Chartered's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1996 and Hudson Chartered's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended September 30, 1997, June 30, 1997 and March 31, 1997;
(2) reviewed Progressive's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1996 and Progressive's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended September 30, 1997, June 30, 1997 and March 31, 1997; (3) reviewed certain limited financial information, including estimates of future financial performance, relating to the respective businesses, earnings, assets and prospects of Hudson Chartered and Progressive furnished to Keefe Bruyette by senior management of Hudson Chartered and Progressive as well as estimates of cost savings and related expenses which may result from the Merger (the "estimated savings") furnished to it by senior management of Hudson Chartered and Progressive; (4) conducted certain limited discussions with members of senior management of Hudson Chartered and Progressive concerning the respective businesses, financial condition, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects of Hudson Chartered and Progressive and their respective views as to the future financial performance of Hudson Chartered, Progressive, and the combined entity, as the case may be, following the Merger;
(5) reviewed the historical market prices for Hudson Chartered Common Stock and Progressive Common Stock and compared them with that of certain publicly traded companies which Keefe Bruyette deemed to be relevant; (6) compared the respective results of operations of Hudson Chartered and Progressive with those of certain companies which Keefe Bruyette deemed to be relevant; (7) reviewed the amount and timing of the estimated savings following the Merger as prepared, and discussed with it, by senior management of Hudson Chartered; (8) considered, based upon information provided by Hudson Chartered and Progressive's senior management, the pro forma impact of the Merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Hudson Chartered and Progressive; (9) reviewed the Merger; and (10) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Keefe Bruyette deemed necessary.

     In preparing its opinions, Keefe Bruyette, with Hudson Chartered's consent, assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by Hudson Chartered and Progressive, including that contemplated in the numbered items above, and Keefe Bruyette has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Hudson Chartered, Progressive or any of their subsidiaries, nor has it been furnished any such evaluation or appraisal. Keefe Bruyette is not an expert in the evaluation of allowances for loan losses, and, with Hudson Chartered's consent, it has not made an independent evaluation of the adequacy of the allowance for loan losses of Hudson Chartered or Progressive, nor has it reviewed any individual credit files relating to Hudson Chartered or Progressive, and, with Hudson Chartered's consent, it assumed that the respective aggregate allowances for loan losses for both Hudson Chartered and Progressive are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, it has not conducted any physical inspection of the properties or facilities of Hudson Chartered or Progressive. With Hudson Chartered's consent, Keefe Bruyette also assumed and relied upon the senior management of Hudson Chartered and Progressive as to the reasonableness and achievability of the estimates of future financial performance (and the assumptions and bases therefore) provided to, and discussed with, Keefe Bruyette. In that regard, Keefe Bruyette has assumed with Hudson Chartered's consent that such estimates, including without limitation, evaluations of contingencies, estimated savings and operating synergies resulting from the Merger and estimates regarding underperforming and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates and judgments of the senior management of Hudson Chartered and Progressive and/or the combined entity, as the case may be. Keefe Bruyette's opinion is predicated on the Merger receiving the tax and accounting treatment
contemplated in the Merger.   Keefe Bruyette's opinion was necessarily based on
economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     Keefe Bruyette's opinions were rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the Merger.

      In connection with rendering its opinion dated December 16, 1997, Keefe Bruyette performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Keefe Bruyette in this regard. The preparation of a fairness opinion involves various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Keefe Bruyette believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Keefe Bruyette's opinions.

     In performing its analyses, Keefe Bruyette made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Progressive, Hudson Chartered and Keefe Bruyette. The analyses performed by Keefe Bruyette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe Bruyette's analysis of the fairness of the Exchange Ratio to Hudson Chartered and its stockholders, and were provided to Hudson Chartered's Board in connection with the delivery of Keefe Bruyette's opinions. Keefe Bruyette did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to Hudson Chartered or Progressive. Accordingly, an analysis of comparable companies is not mathematical; rather it involves complex considerations and judgements concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the process at which Hudson Chartered and Progressive might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe Bruyette's opinions are just a part of many factors taken into consideration by Hudson Chartered's Board.

     The estimates of future financial performance furnished to Keefe Bruyette and used by it in certain of its analyses were prepared by the senior management of Hudson Chartered and Progressive. Hudson Chartered and Progressive do not publicly disclose internal management projections of the type provided to Keefe Bruyette in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. These estimates were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a summary of analyses presented by Keefe Bruyette to Hudson Chartered's Board on December 16, 1997 in connection with its December 16, 1997 opinion.

          Relative Contribution Analysis. Keefe Bruyette analyzed certain balance sheet and income statement data for Hudson Chartered and Progressive for the twelve month period ending December 31, 1997, based on the estimates of future financial performance provided by senior management of Hudson Chartered and Progressive. The analysis showed that, among other things, at and for the twelve month period ending December 31, 1997, Hudson Chartered and Progressive would contribute 45.0% and 55.0%, respectively, to total assets of the combined entity, 47.0% and 53.0% to total stockholders' equity and
     51.1% and 48.9% to net income available to common equity.   The
     analysis further showed that, based on 1998 estimated earnings, Hudson Chartered and Progressive would contribute 50.4% and 49.6%, respectively. Keefe Bruyette also reviewed and analyzed recent stock market trading market data for Hudson Chartered and Progressive. This analysis showed that, using closing stock market prices for Hudson Chartered Common Stock and Progressive Common Stock on December 15, 1997, Hudson Chartered and Progressive would contribute 52.3% and 47.7%, respectively, to the market capitalization of the combined entity.

          At the Exchange Ratio of 1.82 shares of Hudson Chartered Common Stock for each share of Progressive Common Stock, the holders of Hudson Chartered Common Stock would own 49.93% of the common equity of the combined entity on a fully diluted basis, and the holders of Progressive Common Stock would own 50.07% of the common equity of the combined entity on a fully diluted basis.

          Historical Stock Data Analysis. Keefe Bruyette reviewed monthly stock price data for Hudson Chartered Common Stock and Progressive Common Stock compared to the Keefe Bank Index for the period from January 1995 through October 1997. This analysis showed that on a relative performance basis, Hudson Chartered's and Progressive's stock prices appreciated 119% and 119%, respectively, compared with an appreciation of 168% for the Keefe Bank Index.

          Selected Peer Groups Analyses. Keefe Bruyette compared the financial performance and market performance of Hudson Chartered and Progressive based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of selected bank holding companies. For purposes of such analysis, the financial information used by Keefe Bruyette was as of and for the quarter ended September 30, 1997. Market price information was as of December 15, 1997. The companies in the Hudson Chartered and Progressive peer group were Park National Corporation, Vermont Financial Services, Trans Financial, Inc., Chittenden Corp., S&T Bancorp, Inc., BT Financial Corp., Independent Bank

     Corp., United National Bancorp, NBT Bancorp, Inc., F&M Bancorp, and Suffolk Bancorp.

          Keefe Bruyette's analysis showed the following concerning Hudson Chartered's financial performance: return on assets on an annualized basis was 1.27%, compared with an average of 1.36% and median of 1.24%; return on equity on an annualized basis was 13.72%, compared with an average of 15.27% and median of 14.84%; net interest margin on an annualized basis was 5.03%, compared with an average of 4.80% and median of 4.68%; efficiency ratio on an annualized basis was 55.04%, compared with an average of 57.52% and median of 59.91%; ratio of equity to total assets was 9.45%, compared with an average of 9.03% and median of 9.24%; ratio of tangible equity to total assets was 9.42%, compared with an average of 8.13% and median of 7.65%; ratio of loan loss reserve to nonperforming loans was 180%, compared to an average of 269% and median of 190%.

          Keefe Bruyette's analysis further showed the following concerning Hudson Chartered's market performance: that Hudson Chartered's price to earnings per share multiple based on 1997 estimated earnings was
     17.68 times, compared to an average of 18.14 and median of 17.56; that its price to earnings per share multiple based on 1998 estimated earnings was 15.88 times, compared to an average of 15.96 and median of 15.77; that its price to book value per share was 2.24 times, compared to an average of 2.52 times and median of 2.32 times; and that its dividend yield was 2.39%, compared to an average of 2.33% and median of 2.30%.

          Keefe Bruyette's analysis showed the following concerning Progressive's financial performance: return on assets on an annualized basis was 0.98%, compared with an average of 1.36% and median of 1.24%; return on equity on an annualized basis was 11.66%, compared with an average of 15.27% and median of 14.84%; net interest margin on an annualized basis was 4.07%, compared with an average of 4.80% and median of 4.68%; efficiency ratio on an annualized basis was 52.38%, compared with an average of 57.52% and median of 59.91%; ratio of equity to total assets was 8.73%, compared with an average of 9.03% and median of 9.24%; ratio of tangible equity to total assets was 7.93%, compared with an average of 8.13% and median of 7.65%; ratio of loan loss reserve to nonperforming loans was 126%, compared to an average of 269% and median of 190%.

          Keefe Bruyette's analysis further showed the following concerning Progressive's market performance: that Progressive's price to earnings per share multiple based on 1997 estimated earnings was 16.50 times, compared to an average of 18.14 and median of 17.56; that its price to earnings per share multiple based on 1998 estimated earnings was 14.77 times, compared to an average of 15.96 and median of 15.77; that its price to book value per share was 1.81 times, compared to an average of 2.52 times and median of 2.32 times; and that its dividend yield was 1.86%, compared to an average of 2.33% and median of 2.30%. For purposes of the above calculations, all earnings estimates were based upon the published estimates of a nationally recognized composite earnings estimate service.

          Financial Impact Analysis. Keefe Bruyette performed pro forma merger analysis that combined estimated future income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments, cost savings, and revenue enhancements were used to calculate the financial impact that the Merger could have on certain estimated future financial results. This analysis was based on analysts' and the respective managements' estimates of Hudson Chartered's and Progressive's 1998 earnings per share and on the respective managements' estimates of future cost savings, revenue enhancements and a non-recurring merger and restructuring charge to be realized or incurred in connection with the Merger. These estimates were discussed with the management of each of Hudson Chartered and Progressive. The actual results achieved by the Continuing Corporation following the Merger may vary from the estimated results, and the variations may be material.

          Keefe Bruyette calculated the impact of the Merger on Hudson Chartered's and Progressive's earnings per share. These computations assumed the composite 1998 and 1999 earnings per share estimates. Earnings growth rates of 8.00% in 1999 were assumed. Estimated pre-tax reductions in the combined Hudson Chartered and Progressive non-interest expenses of 11.10% in 1998 and 22.75% in 1999 were assumed. The combined estimated earnings stream including cost savings resulted in indicated increases of 6.74% and 13.30% in Hudson Chartered's 1998 and 1999 earnings per share, respectively, and indicated increases of 7.32% and 13.91% in Progressive's 1998 and 1999 earnings per share, respectively.

     In connection with its opinion dated as of the date of this Proxy Statement / Prospectus, Keefe Bruyette performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith.

     Keefe Bruyette has been retained by Hudson Chartered's Board of Directors as an independent contractor to act as financial adviser to Hudson Chartered with respect to the Merger. Keefe Bruyette as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe Bruyette may, from time to time, purchase securities from, and sell securities to, Hudson Chartered and Progressive and as a market maker in securities Keefe Bruyette may from time to time have a long or short position in, and buy or sell, debt or equity securities of Hudson Chartered and Progressive for Keefe Bruyette's own account and for the accounts of its customers.

     Hudson Chartered and Keefe Bruyette have entered into an agreement dated December 16, 1997 relating to the services provided by Keefe Bruyette in connection with the Merger. Hudson Chartered has agreed to pay Keefe Bruyette, fees for the services described above, an aggregate cash fee of $200,000. The fee is payable in two installments -- $100,000 upon mailing of this Proxy Statement/Prospectus to Hudson Chartered's stockholders and the balance, which is contingent on closure of the Merger, at the closing of the Merger. Pursuant to Keefe Bruyette's engagement agreement, Hudson Chartered also agreed to reimburse Keefe Bruyette for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe Bruyette against certain liabilities, including liabilities under the federal securities laws.

      Terms of the Merger

      On the Effective Date, Progressive will be merged with and into Hudson Chartered, pursuant to applicable New York State law, and the name of the Continuing Corporation will be changed to "Premier National Bancorp, Inc." It is also intended that on the Effective Date and simultaneously with consummation of the Merger, Pawling will be merged with and into Hudson Valley and the name of the resulting national bank will be "Premier National Bank."

      On the Effective Date, each outstanding share of Progressive Common Stock will be converted into Continuing Corporation Common Stock, at the Exchange Ratio of 1.82 shares of Continuing Corporation Common Stock for each share of Progressive Common Stock, and cash in lieu of any fractional share of Continuing Corporation Common Stock that such Progressive stockholder otherwise would receive. Any such cash payment shall be in an amount equal to such fraction multiplied by the closing price of Hudson Chartered Common Stock on the American Stock Exchange (as reported by The Wall Street Journal) on the last business day immediately preceding the Effective Date. Upon the consummation of the Merger, all rights under Progressive's stockholder rights plan will be extinguished (see "-- Certain Differences in Rights of Stockholders"). Each outstanding share of Hudson Chartered Common Stock before the Merger shall continue to be an outstanding share of common stock of the Continuing Corporation following the Merger.

      Progressive has previously adopted stock option plans ("Progressive Stock Option Plans"), pursuant to which employees and directors of Progressive have been granted options to purchase Progressive Common Stock ("Progressive Options"). From and after the Effective Date, each Progressive Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Progressive Common Stock and shall be converted automatically into an option to purchase shares of Continuing Corporation Common Stock, with the number of shares and exercise price per share adjusted to reflect the Exchange Ratio, and the Continuing Corporation shall assume each Progressive Option in accordance with the terms of the applicable Progressive Stock Option Plan and stock option agreement and the Agreement. No Progressive Options will be granted under the Progressive Stock Option Plans after the Effective Date. As of [January 19], 1998, there were outstanding under the Progressive Stock Option Plans options held by directors, officers and other employees of Progressive or Pawling to acquire an aggregate of [351,372] shares of Progressive Common Stock at exercise prices ranging from $7.00 per share to $[35.25] per share.

      In the event that, prior to the Effective Date, the outstanding shares of Hudson Chartered Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in Hudson Chartered's capitalization, all without Hudson Chartered receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Continuing Corporation Common Stock to be thereafter delivered pursuant to the Agreement.

Surrender of Certificates

      As soon as practicable after the Effective Date, the Continuing Corporation or its stock transfer agent, acting in the capacity of exchange agent, will mail to all holders of Progressive Common Stock a letter of transmittal, together with instructions for the exchange of their Progressive Common Stock certificates for certificates representing Continuing Corporation Common Stock and a check representing the amount paid in lieu of issuing any fractional share. Until so exchanged, each certificate representing Progressive Common Stock outstanding immediately after the Effective Date shall be deemed for all purposes to evidence ownership of the number of shares of Continuing Corporation Common Stock into which such shares have been converted. If any certificate representing Progressive Common Stock surrendered for exchange is to be issued in a name other than that in which a certificate for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Continuing Corporation or its agent that such taxes are not payable. PROGRESSIVE STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE FURTHER INSTRUCTIONS.

Representations and Warranties; Conditions to the Merger; Waiver

      The Agreement contains representations and warranties by Hudson Chartered and Progressive regarding, among other things, their capitalization, organization, ownership and capitalization of their subsidiaries, qualification to do business, authority to enter into the Agreement and the Progressive Stock Option Agreement and the Hudson Chartered Stock Option Agreement, filings with the Commission, reliability of financial statements, compliance with applicable laws and regulations, taxes, employee benefit plans, undisclosed liabilities, the truth and accuracy of information prepared and provided by them in connection with the Merger, the absence of certain legal proceedings and other events, including material adverse changes in the parties' respective businesses, financial condition or results of operations and compliance with applicable laws and regulations. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

      The respective obligations of Hudson Chartered, Progressive, Hudson Valley and Pawling to consummate the Merger and the Bank Merger are subject to the satisfaction or waiver at or prior to the Effective Date, of the following conditions: (i) the taking of all corporate action necessary to consummate the Merger and the Bank Merger; (ii) approval of the Agreement by the stockholders of Hudson Chartered and Progressive; (iii) receipt of regulatory approvals for the Merger and the Bank Merger without any condition which materially and adversely affects the anticipated benefits of the transactions; (iv) the receipt of the opinion described under "-- Federal Income Tax Consequences"; (v) qualification of the Merger for pooling of interests accounting treatment; (vi) the effectiveness of the Registration Statement under the Securities Act; (vii) the receipt of all necessary state securities or "Blue Sky" permits, authorizations or exemptions; (viii) the receipt of requisite third party consents; (ix) the absence of any order, decree or injunction enjoining or prohibiting the consummation of the Merger or the Bank Merger; (x) the shares of Continuing Corporation Common Stock to be issued in the Merger shall have been approved for listing on the American Stock Exchange; (xi) the continuing accuracy of the representation and warranties of each party in the Agreement;
(xii) each party shall have complied with its covenants in the Agreement; (xiii) delivery of customary closing documents; and (xiv) the absence of any material adverse change affecting the party subject to exceptions set forth in the Agreement.

      Stockholder approval of the Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding Progressive Common Stock and at least two-thirds of the outstanding Hudson Chartered Common Stock. Because the Agreement provides for certain amendments to Hudson Chartered's Certificate of Incorporation, which will become the Certificate of Incorporation of the Continuing Corporation, approval of the Agreement will constitute approval of such amendments. The precise amendments effected by the Merger will depend on whether the Agreement is approved by the holders of at least 80% of the outstanding Hudson Chartered Common Stock. See "-- Amendments to Certificate of Incorporation." Hudson Chartered has proposed that its stockholders approve the Agreement at Hudson Chartered's annual meeting of stockholders to be held on May 22, 1998. Directors and executive officers of Hudson Chartered and affiliates of such persons had voting power
with respect to          shares (excluding shares for which ownership is
disclaimed and excluding shares subject to options) of Hudson Chartered Common Stock, representing [32.7]% of the Hudson Chartered Common Stock outstanding, as of [January 19], 1998. Progressive has entered into agreements ("Hudson Chartered Voting Agreements") with each member of the Board of Directors of Hudson Chartered or Hudson Valley, whereby each Board member has agreed to vote all shares of Hudson Chartered Common Stock that he or she is entitled to vote in favor of the Agreement. In the aggregate, [2,492,171] shares were subject to Hudson Chartered Voting Agreements at that date. In addition, directors and executive officers of Progressive and affiliates of such persons had voting power with respect to 3,930 shares of Hudson Chartered Common Stock as of April 6, 1998. It is expected that such persons will vote such shares in favor of the Agreement. Accordingly, in the aggregate, it is expected that at least [2,496,101] shares of Hudson Chartered Common Stock (representing [35.2]% of the outstanding shares) will be voted in favor of the Agreement at Hudson Chartered's annual stockholder meeting. On [January 7], 1998, the trust department of Hudson Valley held an aggregate of 16,434 shares of Hudson Chartered Common Stock, with voting power over such shares, in fiduciary or custodial accounts for the benefit of other persons. The trustees will determine whether to vote the shares of Hudson Chartered Common Stock held in trust in favor of the Agreement following receipt of this Proxy Statement / Prospectus.

      Except with respect to any required stockholder or regulatory approvals, substantially all of the conditions to consummation of the Merger and the Bank Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Hudson Chartered's stockholders and/or Progressive's stockholders shall alter the Exchange Ratio. Certain conditions to consummation of the Merger cannot be waived as a matter of law, including the existence of an effective registration statement, the absence of a government order enjoining or prohibiting consummation of the Merger or any other transaction contemplated by the Agreement, and the receipt of all required "Blue Sky" permits or other authorizations.

Regulatory Approvals

      General. Hudson Chartered and Progressive are not aware of any other governmental approvals or actions that are required for consummation of the Merger or the Bank Merger except as described below. Should any such ap proval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger and would not be conditioned in a manner that would cause Hudson Chartered or Progressive to abandon the Merger and the Bank Merger. To the extent that the following information describes or refers to statutes and regulations, it is qualified in its entirety by reference to them.

      Merger. The Merger is subject to the prior approval of the Federal Reserve Board under the BHCA, unless waived by the Federal Reserve Board in accordance with the Federal Reserve Board's Regulation Y. Hudson Chartered has filed a notice with the Federal Reserve Bank of New York pursuant to 12 C.F.R.
Section 223.12(d)(2)(v), acting under delegated authority from the Federal Reserve Board, requesting a waiver of the prior approval requirements under the BHCA. The waiver was granted by the Federal Reserve Bank of New York on February 9, 1998.

      Bank Merger. On March 24, 1998, the OCC approved the Bank Merger under
Section 18(c) of the Federal Deposit Insurance Act (the "Bank Merger Act") and under Section 215a of the National Bank Act. The Bank Merger may not be consummated until the 30th day after such approval (or such shorter period as the OCC may prescribe with the concurrence of the United States Attorney General, but not less than 15 days), during which time the United States Department of Justice may challenge the Bank Merger on antitrust grounds.

Business Pending the Merger

      Under the terms of the Agreement, each of Hudson Chartered, Hudson Valley, Progressive and Pawling generally is required to carry on its respective business in the usual, regular and ordinary course in substantially the same manner as in past practice and generally is prohibited from taking any action that would adversely affect the ability of the parties to consummate the Merger or the other transactions contemplated by the Agreement. In addition, each party generally may not, without the prior written consent of Progressive or Hudson Chartered, as the case may be, or as otherwise provided in the Agreement, increase compensation or fringe benefits of directors or their designated executive officers under any circumstances or other officers or employees beyond customary limits; declare or pay any dividends or other distributions on capital stock other than pursuant to certain specified limits; issue shares of capital stock or permit any treasury shares to become outstanding other than pursuant to issuances pursuant to stock options authorized by the Agreement; issue, grant or authorize any stock options, except as otherwise agreed to, or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization or redeem, repurchase or otherwise acquire any shares of its capital stock; change its lending, investment, asset/liability management or other material banking policies in any material respect except as required by law; or take other actions, other than in the ordinary course of business, that might impact the financial condition or business of the entity.

      In addition, Hudson Chartered, Hudson Valley, Progressive and Pawling have also agreed that neither they nor any of their officers, directors, agents or affiliates will solicit or encourage any inquiries or proposals with respect to an acquisition, business combination or similar transaction involving, or any purchase of all or any substantial portion of the assets or equity securities of, Hudson Chartered, Hudson Valley, Progressive or Pawling; provided that if an unsolicited inquiry or proposal is received by either party and the directors of that party determine (in good faith after consultation with financial advisors and legal counsel) that their fiduciary duties require them to consider such inquiry or proposal, that party shall be free to deal with any such proposal or inquiry in any matter that is deemed by its directors as being in the best interests of that party's stockholders and that is not contrary to the terms of the Agreement or the applicable Stock Option Agreement. Each party has also agreed to notify the other party immediately if it receives any inquiries or proposals with respect to the foregoing types of transactions.

Effective Date of the Merger; Termination

      It is anticipated that the Merger, the Bank Merger and the other transactions contemplated by the Agreement will be consummated early in the third quarter of 1998, following satisfaction or waiver of all conditions to closing.

      The Agreement may be terminated by any party, whether before or after stockholder approval: (i) in the event of a material breach by the other party of any covenant, agreement, representation or warranty in the Agreement or in the Bank Merger Agreement which has not been cured within the period allowed by the Agreement; (ii) on the Closing Date (as defined in the Agreement), if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied or fulfilled; (iii) if any application for any required regulatory approval has been denied, and the time for all appeals and requests for reconsideration of such denial has run; (iv) if the stockholders of Hudson Chartered or Progressive fail to approve the Agreement at the Annual Meeting; or (v) in the event that the Merger is not consummated by November 15, 1998. The Agreement also may be terminated at any time by the mutual written consent of the parties. In the event of termination, the Agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination and any termination resulting from a material breach of a representation, warranty, covenant or agreement in the Agreement shall not relieve any breaching party from liability for any uncured willful breach of any such representation, warranty, covenant or agreement giving rise to such termination.

Management and Operations After the Merger

      On the Effective Date, Progressive will merge with and into Hudson Chartered under the name "Premier National Bancorp, Inc." and, simultaneously, Pawling will merge with and into Hudson Valley under the name "Premier National Bank." Following consummation of the Merger and the Bank Merger, the separate existence of Progressive and Pawling shall cease. The Board of Directors and management of the Continuing Corporation and the Continuing Bank will be drawn from Hudson Chartered, Progressive, Hudson Valley and Pawling. Following is a discussion of the anticipated management and operations of the Continuing Corporation and the Continuing Bank after the Effective Date.

      Board of Directors of the Continuing Corporation. The Agreement provides that the Board of Directors of the Continuing Corporation following the Merger shall consist of twenty persons, ten of whom shall be persons named by the Board of Directors of Hudson Chartered and ten of whom shall be persons named by the Board of Directors of Progressive. Approval of the Agreement by the stockholders of Hudson Chartered and Progressive will be deemed to constitute the election of the respective designees of Hudson Chartered and Progressive as directors of the Continuing Corporation.

      The Board of Directors of the Continuing Corporation will be divided into three classes, with the terms of office of the classes ending in successive years. The terms of the directors of the Continuing Corporation after the Effective Date have been allocated so that, as nearly as practicable, the terms of the same number of persons designated as directors by each party will expire in each applicable year.

      If, prior to the Effective Date of the Merger, any of the individuals named by such Boards of Directors becomes unable or unwilling to serve as a director of the Continuing Corporation, or either Hudson Chartered or Progressive determines to replace the individual, the party that designated the individual may name a replacement to become a director of the Continuing Corporation following the Effective Date of the Merger.

      Set forth below is a table showing each person currently named by Hudson Chartered and Progressive to serve on the Board of Directors of the Continuing Corporation following the Effective Date, his or her current position with Hudson Chartered, Hudson Valley, Progressive or Pawling, as the case may be, and/or his or her current principal occupation, the year in which his or her term of office is set to expire and his or her pro forma ownership of the Continuing Corporation. Each of Hudson Chartered's designees currently serves as a director of Hudson Chartered or Hudson Valley, and each of Progressive's designees currently serves as a director of Progressive and Pawling.

                                                                                       Pro Forma Beneficial
                                                                                     Ownership of Continuing
                                                                                        Corporation Stock
                                                                          Term to   --------------------------
                                                                          Expire     Number of      Percent of
        Name                      Principal Occupation                    In Year   Shares(1)(2)    Ownership
        ----                      --------------------                    -------   ------------    ----------
Hudson Chartered Designees
--------------------------

Robert M. Bowman(3)               Retired Regional Manager, H.P. Hood,      2001        [50,223]     [0.36]%
                                  Inc. (dairy products)

H. Todd Brinckerhoff(4)           President, Brinckerhoff & Neuville,       2001        [79,780]     [0.57]%
                                  Inc. (insurance agency)

Edward vK. Cunningham, Jr.(5)     Vice Chairman of Hudson Chartered;        1999       [833,304]     [5.91]%
                                  Chairman of the Board and President,
                                  George Gale Foster Corporation
                                  (holding company); Partner (until
                                  January 1, 1995) and Counsel, Van
                                  DeWater & Van DeWater (Attorneys)

T. Jefferson Cunningham III(6)    Chairman and Chief Executive Officer      2001     [1,009,914]     [7.12]%
                                  of Hudson Chartered

Tyler Dann(7)                     President, Wesfair Agency Inc.            2000       [362,259]     [2.57]%
                                  (insurance agency)

Thomas C. DeBenedictus(8)         Partner, Vanacore DeBenedictus            2000         [1,409]     [0.01]%
                                  DiGovanni & Weddell, LLP
                                  (certified public accountants)

R. Abel Garraghan(9)              President, R.W. Garraghan, Inc. (real     2001        [18,191]     [0.13]%
                                  estate holding company); Chairman
                                  of the Board, Heritagenergy (home
                                  heating oil distributor)

Warren R. Marcus(10)              President, Warren Marcus Associates,      1999       [296,371]     [2.11]%
                                  Inc. and WRM Equity Management,
                                  Inc. (registered investment advisor)

Lewis J. Ruge(11)                 Chairman of Hudson Valley;                2000        [82,289]     [0.58]%
                                  Chairman and President, Ruge's
                                  Oldsmobile, Inc.

John C. VanWormer(12)             President of Hudson Chartered;            1999       [175,650]     [1.23]%
                                  President and Chief Executive
                                  Officer of Hudson Valley

                                                                                       Pro Forma Beneficial
                                                                                     Ownership of Continuing
                                                                                        Corporation Stock
                                                                          Term to   --------------------------
                                                                          Expire     Number of      Percent of
        Name                      Principal Occupation                    In Year   Shares(1)(2)    Ownership
        ----                      --------------------                    -------   ------------    ----------
Progressive Designees
---------------------

Elizabeth P. Allen                Chairman of the Board of Pawling;         2000        [33,186]     [0.24]%
                                  Director of Guideposts, Inc., a
                                  not-for-profit church corporation

Thomas C. Aposporos               Principal at Aposporos and Son,           2000        [26,754]     [0.19]%
                                  licensed real estate brokers; Chairman
                                  of the Board of Progressive

George M. Coulter(13)             Private practice of dentistry             1999        [72,800]     [0.52]%

Richard T. Hazzard                President of Lyman A. Beecher, Inc.,      2001        [34,420]     [0.25]%
                                  d/b/a Beecher Funeral Home and
                                  Dwyer Funeral Home

Peter Van Kleeck(14)              President and Chief Executive Officer     2000       [195,761]     [1.40]%
                                  of Progressive and Pawling

Richard Novik                     President of Clear Channel                2001        [30,953]     [0.22]%
                                  Communications, International;
                                  Owner and President of WKIP Broad-
                                  casting and Dutchess Communications
                                  from 1987 to March 1997

John J. Page(15)                  President of H.G. Page and Sons, a        1999        [54,564]     [0.39]%
                                  building material supplier; Owner of
                                  John Page Development Co., a property
                                  management development company

Archibald A. Smith, III           Headmaster at the Trinity Pawling         2001        [21,021]     [0.15]%
                                  School, an independent boys college
                                  preparatory school

Roger W. Smith                    President of Pawling Corporation, a       2001        [25,269]     [0.18]%
                                  manufacturer of rubber and plastic
                                  products

David A. Swinden                  Executive Vice President of Imperial      1999        [20,442]     [0.15]%
                                  Schrade Corp., a manufacturing
                                  company

----------
(1) Information regarding Hudson Chartered designees is as reported to Hudson Chartered as of [January 19], 1998. Information regarding Progressive designees is as reported to Progressive as of [September 30, 1997, except with respect to subsequent stock options], multiplied by the Exchange Ratio ("equivalent shares"). In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be a beneficial owner, for purposes of this table, of any shares of Hudson Chartered's or Progressive's common stock (1) over which he or she has or shares voting or investment power or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days of the reporting date. All persons shown in the table above have sole voting and investment power except as otherwise indicated.
(2) For Hudson Chartered's designees, includes shares that could be acquired within 60 days pursuant to the exercise of stock options in the following amounts: Mr. Bowman, [10,147] shares; Mr. T.J. Cunningham III, [75,499] shares; Mr. Ruge, [11,162] shares; and Mr. VanWormer, [114,105] shares. For Progressive's designees, includes shares that could be acquired within 60 days of [January 16, 1998] pursuant to the exercise of stock options in the following amounts: Mr. Van Kleeck, [88,200] shares; Messrs. Page, Hazzard, Novik, Smith, R., Allen, Coulter and Smith, A., [10,800] shares each; Mr. Swinden, [10,050] shares; and Mr. Aposporos, [9,000] shares.
(3) Includes [49,649] shares of Hudson Chartered Common Stock held by companies owned by Mr. Brinkerhoff.
(4) Includes [6,287] shares of Hudson Chartered Common Stock owned by Mr. Bowman's spouse and [5,686] shares owned by his daughter, as to which beneficial ownership is disclaimed. Also includes [1,527] shares held by a company owned by Mr. Bowman and [4,517] shares for which he is custodian for his grandchildren.
(5) Includes [25,268] shares of Hudson Chartered Common Stock held in family trusts of which Mr. E. vK. Cunningham, Jr. is trustee (which shares are also reflected as being beneficially owned by T. J. Cunningham III - see
      Note 6 below); 778,498 shares held by the George Gale Foster Corporation ("GGF"), a personal holding company of which Mr. E. vK. Cunningham, Jr. is chairman of the board of directors and president (which shares are also reflected as being beneficially owned by T.J. Cunningham III - see Note 6 below); [15,308] shares held in retirement accounts; and [2,503] shares held by Mr. E. vK. Cunningham, Jr.'s spouse, as to which beneficial ownership is disclaimed.
(6) Includes [25,268] shares of Hudson Chartered Common Stock held in family trusts of which Mr. T.J. Cunningham III has the right to qualify as trustee (which shares are also reflected as being beneficially owned by Mr. E. vK. Cunningham, Jr. - see Note 5 above); 778,498 shares held by GGF (which shares are also reflected as being beneficially owned by Mr. E. vK. Cunningham, Jr. - see Note 5 above); [18,893] shares held in the name of Mr. T.J. Cunningham III's spouse and children; 41,292 shares held in retirement accounts; and [566] shares allocated to Mr. T.J. Cunningham III under Hudson Chartered's ESOP. Also includes [3,000] shares of Progressive Common Stock over which Mr. T.J. Cunningham III has direct voting power.
(7) Includes [340,097] shares of Hudson Chartered Common Stock held in the names of several businesses with which Mr. Dann is affiliated and [1,519] shares held by Mr. Dann's spouse. Also includes [3,300] shares of Progressive Common Stock over which Mr. Dann has direct voting power and [500] shares which are held in the name of a business affiliate.
(8)   Includes [250] shares owned by Mr. DeBenedictus' spouse.
(9) Includes [1,273] shares of Hudson Chartered Common Stock owned by Mr. Garraghan's spouse as custodian for a child; [2,547] shares owned by Mr. Garraghan's spouse; [2,546] shares owned by two children; and [2,547] shares held in a profit sharing plan trust.
(10) Mr. Marcus is President of WRM Equity Management, Inc., a registered investment advisor, and reports sole voting and investment power as to [187,722] shares of Hudson Chartered Common Stock held on behalf of Boston Safe Deposit & Trust Co. as Trustee for Kodak Retirement Income Plan (the "Kodak Plan") by Warren Marcus Associates, Inc., a registered investment advisor. Also includes [5,094] shares owned by Warren Marcus Associates, Inc. Pension Trust; and [3,764] shares owned by Mr. Marcus' spouse, as to which beneficial ownership is disclaimed. As a trustee for the Kodak Plan, Mr. Marcus also has power to direct the vote with respect to [50,950] shares of Progressive Common Stock.
(11) Includes [13,472] shares of Hudson Chartered Common Stock owned by Mr. Ruge's spouse.
(12) Includes 486 shares of Hudson Chartered Common Stock held in trust for the benefit of Mr. VanWormer and [8,764] shares of Common Stock allocated to Mr. VanWormer under Hudson Chartered's ESOP.
(13) Includes 3,600 shares of Hudson Chartered Common Stock over which Mr. George M. Coulter has direct voting power.
(14) Includes 300 shares of Hudson Chartered Common Stock over which Mr. Peter Van Kleeck has direct voting power.
(15) Includes [13,177] shares of Progressive Common Stock held by spouse and by minor children living at home.

Additional information regarding each of the individuals identified as a director of the Continuing Corporation, other than Mr. DeBenedictus, is included in the respective Annual Reports on Form 10-K for Hudson Chartered and Progressive, as incorporated by reference into this Proxy Statement / Prospectus. See "AVAILABLE INFORMATION." Mr. DeBenedictus, age, 56, is a certified public accountant and a partner in the accounting firm of Vancore DeBenedictus DiGovanni & Weddell, LLP, P.O. Box 1009, Newburgh, New York 12552. Mr. DeBenedictus has been a member of the Board of Directors of Hudson Valley since May 1997.

      The Agreement provides that it is the intention of the parties thereto that T. Jefferson Cunningham III shall be elected Chairman of the Board and Chairman of the Executive Committee of the Board of the Continuing Corporation. In addition, the parties have agreed that the following persons shall serve on the Executive Committee of the Board of Directors of the Continuing Corporation:
Ms. Allen and Messrs. Aposporos, Brinckerhoff, Coulter, E. vK. Cunningham, Jr., T.J. Cunningham III, Ruge, R. Smith, Van Kleeck and VanWormer. In addition, it is anticipated that the Board of Directors of the Continuing Corporation will have an Audit Committee (initially to be composed of Messrs. DeBenedictus, Garraghan, Ruge, A. Smith, III, R. Smith and Swinden), a Personnel Committee (initially to be composed of Messrs. Aposporos, Bowman, Brinckerhoff, Hazzard, Ruge and R. Smith), a Nominating Committee (initially to be composed of Messrs. Brinckerhoff, E. vK. Cunningham, Jr., T. J. Cunningham, III, Dann, Novik, Page, Swinden and Van Kleeck), a Trust Committee (initially to be composed of Ms. Allen and Messrs. E vK. Cunningham, Jr., T. J. Cunningham, III, Dann, Novik, Hazzard, Van Kleeck and VanWormer), an Asset and Liability Committee (initially to be composed of Messrs. T.J. Cunningham, III, DeBenedictus, Marcus, A. Smith, III, Swinden and Van Kleeck) and a CRA Committee (initially to be composed of Ms. Allen and Messrs. Bowman, Coulter, Garraghan, Page, A. Smith, III and VanWormer).

      Executive Management of the Continuing Corporation. The Agreement provides that from and after the Effective Date, T.J. Cunningham, Chairman and Chief Executive Officer of Hudson Chartered, shall serve as Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of the Continuing Corporation, Peter Van Kleeck, President and Chief Executive Officer of Progressive, shall serve as President and Chief Executive Officer of the Continuing Corporation and John C. VanWormer, President of Hudson Chartered, shall serve as Executive Vice President of the Continuing Corporation.

      Board of Directors and Management of the Continuing Bank. The Bank Merger Agreement provides that the Board of Directors of the Continuing Bank shall consist of twenty persons, ten of whom shall be named by the Board of Directors of Hudson Chartered and ten of whom shall be named by the Board of Directors of Progressive. The Bank Merger Agreement provides for substitution of such designees in the same manner as for directors of the Continuing Corporation. The 20 persons designated by Hudson Chartered and Progressive to serve on the Board of Directors of the Continuing Corporation also have been designated to serve on the Board of Directors of the Continuing Bank. See "-- Board of Directors of the Continuing Corporation." The Bank Merger Agreement provides that it is the intention of the parties that T. Jefferson Cunningham, III shall serve as the Chairman of the Board and Chairman of the Executive Committee of the Continuing Bank, Peter Van Kleeck shall serve as the President and Chief Executive Officer of the Continuing Bank and John C. VanWormer shall serve as Vice Chairman of the Continuing Bank. It is expected that additional officers of the Continuing Bank will include Robert Gabrielsen, who will be an Executive Vice President and who will lead the Retail Division, David MacFarland, who will be an Executive Vice President and who will lead the Commercial Division, and Paul A. Maisch, who will be Chief Financial Officer. All officers of the Continuing Bank shall be appointed by its Board of Directors.

      Board and Committee Fees. It currently is anticipated that each member of the Board of Directors of the Continuing Corporation and the Continuing Bank will receive an annual retainer fee of $15,000 for service on one or both Boards. Members of committees of the Board of Directors of the Continuing Corporation and the Continuing Bank, except directors who are employees, each will receive fees for each meeting attended of $500, and the Chairman of each such committee will receive fees of $750 for each such meeting attended.

      Progressive has a deferred compensation plan for directors under which directors of Progressive who have been a director for at least five years are entitled to retirement or severance benefits upon leaving Progressive's Board in an amount equal to the amount of Progressive's annual retainer fee ($5,000) multiplied by their number of years of service as a director, but not more than fifteen years. The Continuing Corporation will honor Progressive's accrued and vested obligations under this plan, and further will permit former directors of Progressive who are not vested under this plan but who become directors of the Continuing Corporation to continue accruing benefits and vesting under the plan until they reach five years of combined service as directors of Progressive and the Continuing Corporation and become vested. It is expected that Archibald A. Smith, III and David A. Swinden will be eligible to continue accruing benefits and vesting under this plan for approximately two and three more years after the Merger, respectively, at a cost to the Continuing Corporation of approximately $10,000 and $15,000, respectively.

      Indemnification. Pursuant to the Agreement, the Continuing Corporation shall, from and after the Effective Date, indemnify, defend and hold harmless, each person who is, has been or becomes prior to the Effective Date, an officer or director of Hudson Chartered or Progressive or any of their respective subsidiaries (the "Indemnified Parties") against all losses, claims, damages, liabilities, costs, expenses (including attorney's fees and expenses in advance of the full disposition of any such claim to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of any undertaking required by applicable law), judgments and amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation (each a "Claim"), based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that such person is or was a director or officer of Hudson Chartered or Progressive or any of their subsidiaries, if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Date (including without limitation the Merger), regardless of whether such Claim is asserted or arises before or after the Effective Date to the fullest extent permitted under applicable law in effect as of the date of the Agreement or as amended prior to the Effective Date and under, respectively, Hudson Chartered's and Progressive's governing corporate documents. In addition, from and after the Effective Date, the Indemnified Parties who become directors or officers of the Continuing Corporation shall have indemnification rights on a prospective basis. The Continuing Corporation shall also honor the existing Indemnification Agreements between Hudson Chartered and Progressive and their respective directors.

      The parties have also agreed, for a period of six years after the Effective Date, that the Continuing Corporation shall cause to be maintained the current directors' and officers' liability insurance policy of Progressive for the benefit of the Progressive directors and officers (provided that the Continuing Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events occurring prior to the Effective Date. Following consummation of the Merger, directors and officers of the Continuing Corporation will be covered by liability insurance maintained by the Continuing Corporation.

      Headquarters. The Agreement provides that, at the Effective Date, the headquarters of the Continuing Corporation and of the Continuing Bank shall be located at the headquarters of Hudson Chartered and Hudson Valley, respectively.

      Dividend Investment and Stock Purchase Plan. Hudson Chartered currently maintains the Hudson Chartered Dividend Investment and Stock Purchase Plan ("Hudson Chartered DRP") for its stockholders. The Hudson Chartered DRP provides, for those stockholders who elect to participate, that dividends on Hudson Chartered Common Stock may be invested in newly issued shares of Hudson Chartered Common Stock. The Hudson Chartered DRP also permits participants to invest voluntary cash payments, within certain dollar limitations, in additional shares of Hudson Chartered Common Stock at the then current market price. It is anticipated that, after the Merger, the Continuing Corporation will continue to offer such a Dividend Investment and Stock Purchase Plan to all of its stockholders.

      Operations after the Merger. Following the Bank Merger, the Continuing Bank will continue to serve approximately 91,000 households through a network of full service branch offices located in Dutchess, Orange, Putnam, Rockland, Sullivan, Ulster and Westchester Counties in New York. The Bank Merger will expand the products and services that are currently offered by Hudson Valley and Pawling. While both banks currently serve both consumer and commercial market segments, Pawling's product and marketing emphasis is more consumer or retail oriented while Hudson Valley's is more business or commercial oriented. Following the Bank Merger, all full service branch offices of the Continuing Bank will offer the full array of loan, deposit and other financial products and services of the combined entity, including time and demand deposit accounts, certificates of deposit, accounts receivable financing, home mortgages, construction loans, leasing, cash management services, commercial lines of credit, business money manager deposit accounts, and trust, fiduciary, custodial and investment services. The Continuing Bank also intends to expand its indirect lending program into new geographic markets and offer Pawling's Infolink24 service (a 24-hour telephone banking service that allows customers to access their account information and conduct banking transactions, including opening deposit accounts and applying for loans) and debit card product to all customers of both merging banks.

      The Continuing Bank expects to offer depository services to municipalities, including school districts, in certain communities where Pawling, but not Hudson Valley, currently operates branch offices. In addition to providing depository services, the Continuing Bank will purchase debt instruments issued by these entities and provide them with other financial products and services, including cash management and account reconciliation services.

      As a result of the combined entity's higher capital levels, the Continuing Bank's legal lending limit will be approximately double that of either Hudson Valley or Pawling prior to the Bank Merger. The increased lending limit will permit the Continuing Bank to compete for larger lending relationships.

      It is not presently expected that the Continuing Bank will discontinue any products or services that are material to either Hudson Valley or Pawling. However, the combined institution will seek to integrate the two banks' respective products and services with a view towards creating a consistent product line with standardized rates, fees and service charges, subject to variations arising due to competition or other business or marketing considerations.

      Management of the Continuing Corporation expects to achieve significant cost savings and operating synergies subsequent to the Merger and Bank Merger. The cost savings and operating synergies are expected to be derived from reductions in personnel, the consolidation of certain branch locations in overlapping markets in Dutchess County and Newburgh and the integration of other facilities and back office operations. In addition, because Progressive will be merged into Hudson Chartered, the costs associated with Progressive operating as a publicly held entity also will be eliminated.

      Aggregate after-tax cost savings are estimated by management to approximate $1.3 million, $2.7 million and $2.9 million in 1998, 1999 and 2000, respectively. Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurance can be given that any particular level of cost savings will be realized, that any such cost savings will be realized over the time period currently anticipated or that such cost savings will not be offset to some degree by increases in other expenses, including expenses related to integrating the two companies.

      In addition to expected cost savings and operating synergies, management of the Continuing Corporation believes, based on its previous experience in acquiring or merging with other financial institutions, that revenue enhancement opportunities exist with the offering of more commercial and retail bank products to the respective predecessor banks' customers, and through the harmonization of service charges, fees and rates schedules. The following analysis does not give effect to such potential revenue enhancements.

      Based upon projected cost savings and operating synergies expected to be achieved subsequent to consummation of the Merger, management believes that the Merger will be accretive to earnings per share in both 1998 and 1999. Based on the average consensus Wall Street estimates (made prior to announcement of the proposed Merger, as computed by IBES, Inc. and Nelson Information, Inc. (public suppliers of such information) for 1998 and utilizing an 8% growth factor to predict an average consensus Wall Street estimate for 1999 of each separate company), the Merger would be accretive to Hudson Chartered's estimated earnings per share in 1998 by approximately $0.08 per share or 5.8% relative to the above Wall Street estimates of $1.37 per share and in 1999 by $0.18 per share or 12.2% over 1999 estimated earnings of $1.48 per share. The Merger would also be accretive to current stockholders of Progressive because estimated earnings per share are expected to increase by approximately $0.17 per share or 6.9% as compared to Progressive's current Wall Street estimated earnings per share of $2.48 and in 1999 by $0.35 per share or 13.1% over 1999 estimated earnings of $2.68 (without giving effect to the Exchange Ratio of 1.82). Both of these estimates are exclusive of the one-time reorganization and restructuring charge to be incurred in connection with the Merger, as discussed below.

      The companies anticipate that the Continuing Corporation will take a one-time, after-tax charge of approximately $5.6 million relating to Merger reorganization and restructuring costs, which will be incurred in connection with the Merger. The one-time charge relates primarily to change-in-control contracts and severance obligations ($1.8 million), professional fees ($1.6 million), abandonments ($1.3 million), New York State tax on recapture of Pawling's thrift excess bad debt deductions ($1.5 million), and other expenses incurred that are required to be recognized in accordance with generally accepted accounting principles ($1.2 million), less estimated tax benefits of $1.8 million.

      See "AVAILABLE INFORMATION" and "FORWARD-LOOKING STATEMENTS."

Effect of the Merger on Employees and Management

      Employees. Except as described below, on the Effective Date of the Merger, all employees of Hudson Chartered, Progressive and their respective subsidiaries on that date shall be employed by the Continuing Corporation and/or the Continuing Bank. In anticipation of the Merger, however, the parties have identified operational efficiencies that may be obtained through the consolidation of the entities in the Merger and the Bank Merger and, in that regard, some positions at each entity have been or will be eliminated at or prior to the Effective Date. The parties expect that the Continuing Corporation will realize cost savings with regard to employees and other matters in periods following the Effective Date. See "-- Management and Operations After the Merger" for information regarding certain related expenses expected to be incurred in connection with the Merger.

      Employee Benefit Plans. The Agreement provides that, after the Effective Date, all directors, officers and employees of the Continuing Corporation and its subsidiaries will be entitled to participate in compensation, benefit, welfare and related plans, programs or arrangements made available to similarly situated persons under the same terms and conditions, notwithstanding such individuals' prior affiliation with Hudson Chartered or Progressive, and that the parties will work together to develop, design and prepare for the implementation of such plans, programs or arrangements. The parties have agreed that all of such plans, programs and arrangements described above shall provide that, for purposes of determining eligibility for and vesting of rights under such plans only (and not for benefit accrual purposes, except to the extent that an employee was covered by the applicable plan prior to the Effective Date and had accrued benefits thereunder), service with Progressive, Pawling, Hudson Chartered or Hudson Valley to the Effective Date shall be treated as service with an "employer" for purposes of such plans. The Agreement also provides that no new pre-existing condition exclusions shall be applicable to their employees and/or covered dependents with respect to the continuation of health insurance coverage with the Continuing Corporation.

      Progressive Options. The Agreement provides that, on the Effective Date, Progressive's obligations under the Progressive Stock Option Plans will be assumed by the Continuing Corporation. See "PROPOSAL III - APPROVAL OF MERGER --Terms of the Merger." Based on the closing price of Progressive Common Stock immediately before the execution and announcement of the Agreement ($36.625 on December 15, 1997) and the recent closing recent price of Hudson Chartered Common Stock ($23.75 on April 6, 1998), Progressive estimates that the aggregate increase in the total value (market price less exercise price of all option shares) of the Progressive Options held by each director or executive officer of Progressive since the time the Agreement was executed, excluding the value of all such options immediately before the execution of the Agreement, is approximately as follows: Mr. Van Kleeck, $483,120; Messrs. Page, Hazzard, Novik, Smith, R., Allen, Coulter and Smith, A., $71,280 each; Mr. Swinden, $66,330; Mr. Aposporos, $59,400; Mr.
Gabrielsen, $240,900; and Mr. Apple, $36,927. In January 1998, Progressive granted additional Progressive Options under the Progressive Stock Option Plans consistent with its past practice with respect to periodic grants of stock options, including options for 15,000, 8,500 and 1,750 shares to Peter Van Kleeck, Robert Gabrielsen and Robert Apple, respectively, at an exercise price equal to the market price of Progressive Common Stock at that time ($35.25 per share); based on that exercise price and the recent closing price of Hudson Chartered Common Stock ($23.75 on April 6, 1998). Progressive estimates that the total value (market price less exercise price of all option shares) of these Progressive Options held by each director or executive officer of Progressive is approximately as follows: Mr. Van Kleeck, $119,625; Mr. Gabrielsen, $67,788; and Mr. Apple, $13,956. All Progressive Options held by directors or executive officers of Progressive are fully vested without regard to the Merger.

      Employment Agreements and Other Arrangements -- Hudson Chartered. Hudson Chartered has an employment agreement with T. Jefferson Cunningham III, its Chairman and Chief Executive Officer. The agreement provides that if Hudson Chartered were to engage in a merger, acquisition or "change in control" to which Mr. Cunningham did not consent, Mr. Cunningham would be entitled to receive a severance payment equal to two times his highest total compensation paid in any of the previous three years. However, in connection with the termination of his existing employment agreement and the execution of his planned new employment agreement described below, Mr. Cunningham is expected to consent to the Merger pursuant to the terms of his existing agreement, so no payment will be made to Mr. Cunningham under his existing agreement in connection with the Merger.

      Upon the consummation of the Merger, T. Jefferson Cunningham's existing employment agreement with Hudson Chartered will be terminated and replaced by a new employment agreement with the Continuing Corporation, which will become effective at the Effective Time. Under the new agreement, Mr. Cunningham will be employed as Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of the Continuing Corporation for a salary to be determined by that time. While Mr. Cunningham's salary is not expected to increase substantially immediately upon the consummation of the Merger, it is expected that following the consummation of the Merger, the Continuing Corporation will review the compensation levels of its executive officers, including Mr. Cunningham, and make any appropriate adjustments, including increases, based on the executives' positions and responsibilities and a comparison of compensation levels for comparable executives at comparable institutions. For additional information regarding anticipated terms of Mr. Cunningham's new employment agreement, see the summary of material terms attached as an exhibit to the Agreement, which is attached hereto as Appendix A.

      Hudson Chartered or Hudson Valley also has entered into employment agreements with John C. VanWormer, President of Hudson Chartered and President and Chief Executive Officer of Hudson Valley; Paul A. Maisch, Chief Financial Officer of Hudson Chartered and Hudson Valley; and David S. MacFarland, Regional Executive Vice President of Hudson Valley. Each of these agreements is described in documents incorporated herein by reference. See "AVAILABLE INFORMATION." If events related to the Merger were interpreted to trigger benefits under these agreements, each of these executive officers would be entitled to a maximum severance payment upon termination of employment following the Merger in the following estimated amounts (plus continued insurance benefits in certain cases): Mr. Van Wormer ($620,000); Mr. Maisch ($115,500); and Mr. MacFarland ($115,000).

      Under Progressive's executive severance plan (which the parties have agreed will generally apply to executives of Hudson Chartered displaced as a result of the Merger (see below)), each of the five other executive officers of Hudson Chartered named below would be entitled to a severance payment of less than $100,000 plus benefits if his or her employment terminates as a result of the Merger: Nancy C. Behanna, Secretary of Hudson Chartered and Senior Vice President of Hudson Valley; Kim Dillinger-Sprossel, Controller of Hudson Valley; George Elferink, Senior Vice President and Senior Trust Officer of Hudson Valley; Paul Mack, Chief Credit Officer of Hudson Valley; and Donald H. Weber, Vice President of Hudson Chartered and Executive Vice President of Hudson Valley.

      The Board of Directors of Hudson Valley has adopted a directors' severance plan pursuant to which directors whose service is terminated as a result of a change-in-control are entitled to a severance payment equal to 1/12th of the annual retainer for Hudson Valley directors times the number of years (not less than 12) on which the director served on the Board of Directors of Hudson Valley or a predecessor. Such directors also are eligible to serve as directors emeriti of the bank for up to five years after the change-in-control, subject to annual appointment by the Board, and to receive an annual retainer for such service. The Merger will constitute a change-in-control for purposes of this plan. The following directors of Hudson Valley who also are directors of Hudson Chartered but have not been designated as directors of the Continuing Corporation or the Continuing Bank will be entitled to serve as directors emeriti at an annual retainer of $5,000 and to receive severance payments in the indicated amounts upon consummation of the Merger: Mr. Fraleigh ($25,000); Mr. Marvin ($25,000); Mr. Patrick ($10,000); and Mr. R. Williams ($10,000). An additional seven directors of Hudson Valley who have not been designated as directors of the Continuing Corporation or the Continuing Bank also will be entitled to benefits under this plan.

      Employment Agreement and Other Arrangements -- Progressive. Progressive has an employment agreement with Peter Van Kleeck, its President and Chief Executive Officer. The agreement provides that in the event of Mr. Van Kleeck's termination of employment in connection with a change of control of Progressive, he could become entitled to receive certain severance benefits, including approximately three years' salary. However, in connection with the termination of his existing employment agreement and the execution of his planned new employment agreement described below, Mr. Van Kleeck is expected to waive any severance benefits to which he could otherwise become entitled under his existing agreement, so no severance benefits will be made to Mr. Van Kleeck under his existing agreement in connection with the Merger.

      Upon the consummation of the Merger, Peter Van Kleeck's existing employment agreement with Progressive will be terminated and replaced by a new employment agreement with the Continuing Corporation, which will become effective at the Effective Time. Under the new agreement, Mr. Van Kleeck will be employed as President and Chief Executive Officer of the Continuing Corporation for a salary to be determined by that time. While Mr. Van Kleeck's salary is not expected to increase substantially immediately upon the consummation of the Merger, it is expected that following the consummation of the Merger, the Continuing Corporation will review the compensation levels of its executive officers, including Mr. Van Kleeck, and make any appropriate adjustments, including increases, based on the executives' positions and responsibilities and a comparison of compensation levels for comparable executives at comparable institutions. For additional information regarding anticipated terms of Mr. Van Kleeck's new employment agreement, see the summary of material terms attached as an exhibit to the Agreement, which is attached hereto as Appendix A.

      Progressive has a severance agreement with Robert A. Gabrielsen, its Executive Vice President and Chief Financial Officer. The agreement provides that in the event of Mr. Gabrielsen's termination of employment in connection with a change of control of Progressive, he could become entitled to receive certain severance benefits, including approximately three times his five-year average annual compensation. Progressive estimates that the aggregate amount payable to Mr. Gabrielsen in the event he becomes entitled to such benefits would have been approximately $425,000 at September 30, 1997.

      Progressive has two severance plans, one for vice presidents and other designated executives (who do not have a separate employment or severance agreement) and one for other employees. Under the employee severance plan, employees who are terminated after a change of control (including the Merger) may become entitled to receive eight weeks' salary, six months' continuation of employer-paid medical insurance and nine months to exercise any stock options. Under the executive severance plan, eligible persons who are terminated in connection with a change of control (including the Merger) may become entitled to receive nine months' salary, a prorated incentive bonus for the year in which they are terminated, nine months' continuation of employer-paid medical insurance and nine months to exercise any stock options. Progressive estimates that the aggregate amount payable to Mr. Apple in the event he becomes entitled to benefits under Progressive's executive severance plan would have been approximately $74,475 at September 30, 1997.

      Progressive has a supplemental executive retirement plan, in which its President and Chief Executive Officer, Peter Van Kleeck, is the sole participant. Upon his retirement, Mr. Van Kleeck would receive benefits under this plan to offset any loss of retirement benefits under Progressive's retirement plan due to certain restrictions under the federal income tax laws. Mr. Van Kleeck is fully vested in this plan, and this plan will be assumed by the Continuing Corporation.

      Progressive has a defined contribution savings plan, under which Progressive makes matching contributions, which are subject to vesting over a period of six years, based on elective contributions made by participating employees, including executive officers. Any unvested matching contributions will become fully vested upon the consummation of the Merger. Progressive estimates that at September 30, 1997 the aggregate amount of matching contributions subject to acceleration of vesting with respect to each executive officer was approximately as follows: Mr. Van Kleeck, $16,278; Mr. Gabrielsen, $15,287; and Mr. Apple, $8,632.

Amendments to Certificate of Incorporation

      The information in this Proxy Statement / Prospectus concerning the terms of the Hudson Chartered Certificate of Incorporation, and the proposed amendments thereto, is qualified in its entirety by reference to the full text of the proposed Certificate of Incorporation which is attached as Annex A to the Plan of Merger attached as Annex A to the Agreement attached as Appendix A hereto. Stockholders are urged to read carefully the full text of the proposed Certificate of Incorporation.


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

      From and after the Effective Date, Hudson Chartered's Certificate of Incorporation, as amended and restated to reflect the terms of the Agreement, will constitute the Continuing Corporation's Certificate of Incorporation. The amendments to be made to Hudson Chartered's Certificate of Incorporation are integral to the structure of the proposed Merger, and were negotiated by Progressive and Hudson Chartered and set forth in the Agreement. Stockholders of Hudson Chartered are not being asked to vote separately on the content or provisions of the Continuing Corporation's Certificate of Incorporation taken as a whole, or on any individual charter amendment. That approval or disapproval is subsumed within the stockholders' approval or disapproval of the Merger and the Agreement. In this regard, the Merger must be approved by holders of at least two-thirds of the outstanding shares of Hudson Chartered common stock and by the holders of at least two-thirds of the outstanding shares of Progressive common stock. Certain of the proposed charter amendments will be adopted if the Merger is approved by holders of at least two-thirds of the outstanding shares of Hudson Chartered Common Stock, and the other proposed charter amendments will be adopted if the Merger is approved by holders of at least 80% of the outstanding shares of Hudson Chartered Common Stock (these latter amendments will be adopted upon approval of the Merger by holders of at least 80% of the outstanding shares of Hudson Chartered Common Stock even if the Merger is approved by holders of at least two-thirds but less than 80% of the outstanding shares of Progressive Common Stock). Progressive's stockholders will not be able to vote to approve or disapprove the charter amendments, and their vote to approve or disapprove the Merger and the Agreement will not affect which charter amendments will be adopted if the Merger is approved. None of the proposed charter amendments will be adopted if the Merger is disapproved by the stockholders of either Hudson Chartered or Progressive, or if the Merger is not consummated for any other reason.

      General Amendment to the Certificate of Incorporation. The following general amendment is proposed to be made to the Continuing Corporation's Certificate of Incorporation. This amendment will be adopted if the Merger is approved by holders of at least two-thirds of the outstanding shares of Hudson Chartered Common Stock.

      1. Corporate Name Change. Article 1 will be amended to change the name of the Continuing Corporation from "Hudson Chartered Bancorp, Inc." to "Premier National Bancorp, Inc." This change in corporate name is essential to the proposed structure of the Merger, which contemplates the combination of Progressive and Hudson Chartered into a much larger company, the principal subsidiary of which is a national banking association. The new name also reflects the parties' belief that the Continuing Corporation will be one of the leading financial services providers in the markets in which it conducts business. The Premier National Bancorp, Inc. name will also closely associate the Continuing Corporation with its principal subsidiary, which will be named Premier National Bank. This amendment will have no material effect on the rights of the Continuing Corporation's stockholders.

            Amendments Relating to the Capital Stock of the Continuing Corporation. The following amendments are related to the capital stock of the Continuing Corporation. Each of these amendments will be adopted if the Merger is approved by holders of at least two-thirds of the outstanding shares of Hudson Chartered Common Stock.

      2. Increase in Authorized Stock. Article 4 will be amended to increase the authorized common stock of the Continuing Corporation from 20,000,000 shares to 50,000,000 shares, and to make a corresponding increase in the authorized capital stock of the Continuing Corporation from 25,000,000 shares to 55,000,000 shares. Following this amendment, the Continuing Corporation would continue to have the authority to issue up to 5,000,000 shares of preferred stock; there are no proposed changes to the authorized number of shares of preferred stock.

            At [March 2], 1998, in the aggregate, there are approximately [7,104,357] shares of Hudson Chartered common stock outstanding, [1,448,133] shares allocated to Hudson Chartered's dividend reinvestment plan, outstanding stock options and employee stock purchase plan, and [7,621,821] shares anticipated to be issued or issuable in connection with the Merger. Although there is a sufficient number of authorized shares of Continuing Corporation common stock available to consummate the Merger and meet the foregoing obligations of the Continuing Corporation, Progressive and Hudson Chartered believe that the proposed increase in the authorized shares of such stock is needed to provide additional shares that could be used for general corporate purposes of the Continuing Corporation, including


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

making future acquisitions, issuing stock dividends, raising additional capital, and granting stock options and other stock-based compensation and incentives.

            The issuance of additional shares of common stock may, among other things, have a dilutive effect on the earnings per share and on the equity and voting power of existing stockholders, and may adversely affect the market price for Continuing Corporation common stock. Although it is not currently anticipated that the board of directors of the Continuing Corporation would issue additional shares of Continuing Corporation common stock for such purposes, the proposed increase in the number of authorized shares of such stock could enable the board of directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Continuing Corporation, even if such a change in control were favored by a majority of the Continuing Corporation's stockholders who are not affiliates of the Continuing Corporation. Such additional shares could be issued, for example, by the board of directors of the Continuing Corporation in a public or private sale, merger or similar transaction, thereby increasing the number of outstanding shares of Continuing Corporation common stock and diluting the equity interest and voting power of a party attempting to obtain control of the Continuing Corporation. Neither Hudson Chartered nor Progressive has any knowledge of any current efforts to obtain control in such manner of either party to the Merger or the Continuing Corporation. Moreover, in many such cases, the issuance of additional shares of voting stock would be subject to the further approval of the Continuing Corporation's stockholders. For example, the rules and regulations of the AMEX require that the issuance of shares in connection with certain merger and similar transactions be approved by the affirmative vote of holders of a majority of the shares cast by stockholders entitled to vote thereon.

      3. Eliminate Designation of Preferred Stock. Article 4 also will be amended to eliminate the provisions regarding the former Series A and Series B serial preferred stock of Hudson Chartered. As noted above in the description of the amendment increasing the number of shares of Continuing Corporation common and capital stock, Hudson Chartered has 5,000,000 shares of authorized preferred stock, none of which is currently issued or outstanding. This amendment would remove from the Continuing Corporation's Certificate of Incorporation those provisions, no longer required, designating two series of preferred stock that Hudson Chartered had previously issued and has subsequently reacquired or redeemed and retired. This amendment would not change the number of authorized shares of preferred stock, and the Continuing Corporation would be able to issue up to 5,000,000 shares of preferred stock in the future. In the event the Continuing Corporation determines to issue any new shares of preferred stock, it would be required to adopt new designations of rights for such shares. Neither Hudson Chartered nor Progressive has any present intent to cause the Continuing Corporation to issue any shares of preferred stock. This amendment will have no material effect on the rights of the Continuing Corporation's stockholders.

      4. Decrease Stockholder Vote For Amendments to Capital Stock Provisions.
Article 4 will be amended to eliminate the 66 2/3% stockholder voting requirement to amend the provisions of Article 4 of the Continuing Corporation's Certificate of Incorporation relating to its capital stock. Following this amendment, the stockholder approval required for any future amendments to
Article 4 of the Continuing Corporation's Certificate of Incorporation will be determined by the NYBCL and any other applicable law, such as any stockholder approval requirements imposed by the securities exchange or market on which the Continuing Corporation's securities are listed or quoted. Under the NYBCL, and the rules of the AMEX in certain circumstances, the approval of the holders of a majority of a corporation's outstanding capital stock entitled to vote, or entitled to vote and voting, is required for the approval of any charter amendment changing the authorized number of shares of capital stock or the rights associated with such stock, absent any higher approval requirement specified in the charter. Thus, the immediate effect of this amendment will be to reduce the required stockholder approval requirement for future amendments to
Article 4 of the Continuing Corporation's Certificate of Incorporation from a two-thirds vote to a majority vote.

      5. Conform Capital Stock Provisions to Applicable Law. Article 4 also will be amended to conform certain provisions relating to the Continuing Corporation's capital stock to the NYBCL. These changes include:

            Permitting any person to pay for capital stock of the Continuing Corporation with a binding obligation to pay cash or property or to perform services. Under Hudson Chartered's current charter, shares of its capital stock


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

must be paid for in cash, services rendered, personal property, real property or any combination of the foregoing. The purpose of this amendment is to provide the Continuing Corporation with maximum flexibility, to the extent permitted under the NYBCL, in issuing stock.

            Clarifying that there are no preemptive, preferential or other rights with respect to new issuances of Continuing Corporation capital stock. Hudson Chartered's Certificate of Incorporation currently provides that there are no preemptive rights with respect to its capital stock and this change updates and clarifies those provisions. This amendment will have no material effect on the rights of the Continuing Corporation's stockholders.

            Permitting the Continuing Corporation to make pro rata stock dividends and other stock distributions of one class of the Continuing Corporation's stock to holders of another class of the Continuing Corporation's stock. Hudson Chartered's current Certificate of Incorporation does not expressly authorize such stock distributions. The purpose of this amendment is to provide the Continuing Corporation with maximum flexibility, to the extent permitted under the NYBCL, in returning earnings and other accretions in the value of the company to its stockholders.

            Amendments Relating to the Continuing Corporation's Officers and Directors. The following amendments are related to the Continuing Corporation's Officers and Directors. Each of these amendments, other than Amendment 9 which relates to the factors the board of directors of the Continuing Corporation may consider when taking any corporate action, will be adopted if the Merger is approved by holders of at least two-thirds of the outstanding shares of Hudson Chartered Common Stock. Amendment 9 will be adopted if the Merger is approved by holders of at least 80% of the outstanding shares of Hudson Chartered Common Stock.

      6. Removal of Directors. Article 15 of the Hudson Chartered Certificate of Incorporation, relating to the removal of directors of the company, will be redesignated Article 13 of the Continuing Corporation Certificate of Incorporation and will be amended in a number of respects. Hudson Chartered's Certificate of Incorporation currently provides that any director may be removed from office at any time for cause by holders of at least 80% of the outstanding voting stock of Hudson Chartered. As amended, any director of the Continuing Corporation may be removed from office at any time for cause by either (i) holders of 66 2/3% of all the outstanding voting stock of the company, or (ii) 66 2/3% of the entire board of directors of the company, other than the director to be removed. Directors may not be removed from office for reasons other than cause under either Hudson Chartered's existing Certificate of Incorporation or as proposed to be amended for the Continuing Corporation's Certificate of Incorporation. The effect of this amendment will be to reduce from 80% to 66 2/3% the stockholder vote required to remove a director for cause, and to enable two-thirds of the board of directors of the Continuing Corporation (other than the director to be removed) to remove a director for cause, thus making it easier for directors to be removed in appropriate cases.

            The definition of "cause" also will be expanded. Under Hudson Chartered's existing Certificate of Incorporation, cause is generally defined to include violations of law or a final cease and desist order, engaging in unsafe or unsound practices, and breaching a fiduciary duty owed to the company. Under the Continuing Corporation's Certificate of Incorporation, the definition of cause will be expanded to also include personal dishonesty, willful or continuing disregard for the best interests of the Corporation, adjudication that a director is of unsound mind or is bankrupt, intentional destruction of the company's property, breach of agreements between the director and the company or its subsidiaries, engaging in dishonorable or disruptive behavior, and practices or acts that would have certain negative effects on the company. This more expansive definition of cause will permit the Continuing Corporation to remove directors in appropriate situations that do not necessarily involve illegal or unsafe conduct or constitute a breach of fiduciary duty. Both Progressive and Hudson Chartered believe that, as representatives of the company and its stockholders, the directors of the Continuing Corporation should be held to the highest standards of personal and professional conduct, and that the company should be able to take responsible and effective action in situations where there is a significant deviation from such standards that has adverse consequences for the company.

      7. Board Vacancies. Article 10 will be amended to clarify that the Continuing Corporation's board of directors may fill any vacancy on the board between annual stockholders' meetings, regardless of how the vacancy was


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

created. Hudson Chartered's Certificate of Incorporation presently provides that Hudson Chartered's board of directors may fill any vacancy created by the resignation, removal or death of a director or for any other reason, and may fill any vacancy created by an increase in the number of directors, if such an increase is permitted by Hudson Chartered's Bylaws. Neither Hudson Chartered nor Progressive believes that this amendment will significantly change the ability of the Continuing Corporation's board of directors to fill vacancies on the board of directors.

      8. Authorize Board to Amend Bylaws. A new Article 17 will be added to the Continuing Corporation's Certificate of Incorporation to expressly authorize the Board of Directors to amend, repeal or replace the Continuing Corporation's Bylaws. The NYBCL provides that the bylaws of a New York corporation may be adopted, amended or repealed by the corporation's board of directors if so provided in the corporation's certificate of incorporation or a bylaw adopted by the stockholders. Although Hudson Chartered's Bylaws expressly permits the board of directors to amend the company's Bylaws, Hudson Chartered's Certificate of Incorporation does not. The purpose of this amendment is to clarify in the Continuing Corporation's Certificate of Incorporation that the board of directors may amend the company's bylaws. This amendment assures that the board of directors of the Continuing Corporation will have the flexibility to revise the company's bylaws from time to time as the board deems necessary or desirable. This amendment does not divest the power of the Continuing Corporation's stockholders to amend the Bylaws.

            A company's bylaws typically provide rules and procedures for managing the business and affairs of the corporation, such as calling and providing notice of meetings of stockholders, quorum and voting requirements, voting and inspection procedures, number and term of directors, nomination procedures for the election of directors, filling vacancies in the board, the appointment of officers, and the description of officers' duties. From time to time, it may be desirable or necessary to add to or change a bylaw provision to reflect changes in the company's practices or to reflect changes in applicable law. With the power to amend the Continuing Corporation's Bylaws, the board of directors will be able to effect changes in the Bylaws in an efficient and cost-effective manner without the necessity of incurring the expense and time delay of a stockholder meeting.

      9. Broaden Board Considerations in Taking Corporate Actions. Article 8 will be amended to expressly authorize the Continuing Corporation's board of directors to consider, when taking any corporate action (including any action relating to a merger, business combination or change in control), the effects of such action on all of the company's constituencies (including its stockholders, employees, customers, creditors and the communities in which the Continuing Corporation conducts business). The company's existing Certificate of Incorporation permits Hudson Chartered's board of directors to consider certain factors in cases where the board is opposed to a merger, consolidation, substantial sale of assets, proposed change in control or similar transaction. These factors include, but are not limited to, the impact the proposed transaction would have on the company's employees, depositors and customers. The purpose of this amendment is to clarify that the board of directors of the Continuing Corporation may consider a broad range of factors whenever it takes any corporate action.

      10. Permit Loans to Directors. A new Article 14 will be added to the Continuing Corporation's Certificate of Incorporation that would permit the Continuing Corporation to make loans to directors of the company if approved by the company's stockholders pursuant to the NYBCL, or if approved by the board of directors after the board determines that the loan benefits the Continuing Corporation and either approves the particular loan or a general plan authorizing such loans. The NYBCL permits New York corporations to make such loans. The purpose of this new provision is to provide the Continuing Corporation, to the fullest extent permitted by applicable law, with sufficient flexibility to transact business that is mutually beneficial to both the company and a director. Hudson Chartered and Progressive do not have any such loans, and no such loans are presently contemplated.

      11. Modernize Indemnification Provisions. Article 12 of the Hudson Chartered Certificate of Incorporation, relating to the indemnification of officers and directors of the company, will be redesignated Article 11 of the Continuing Corporation Certificate of Incorporation and will be amended to (i) require indemnification for officers and directors to the maximum extent permitted under applicable law, (ii) authorize the indemnification of employees and agents of the Continuing Corporation, its subsidiaries, predecessors or affiliates to the extent permitted


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

by applicable law, (iii) authorize the advancement of expenses subject to indemnification without specific approval of the board of directors or the company's stockholders, and (iv) clarify that indemnification pursuant to the Certificate of Incorporation or Bylaws is subject to applicable banking laws and regulations.

            Hudson Chartered's Certificate of Incorporation currently authorizes the company to indemnify its officers and directors to the extent required by applicable law (for example, when an indemnified person has been successful on the merits in the defense of an action). The amendment will require the Continuing Corporation to indemnify its officers and directors to the maximum extent permitted under applicable law, even if such indemnification is not required (for example, when an action is threatened to be brought against a person for actions taken as an officer or a director of the company, and the indemnified person has not acted in bad faith or breached any duty to the company). This amendment also will specifically authorize (but not require) the Continuing Corporation to indemnify its non-officer employees and agents, as is permitted under the NYBCL. Hudson Chartered's Certificate of Incorporation does not currently provide for such indemnification. In addition, this amendment will remove the current requirement in Hudson Chartered's Certificate of Incorporation that the board of directors approve all advances of expenses to persons who are entitled to indemnification. The NYBCL permits a New York corporation to advance expenses to indemnified persons without board or stockholder approval if such action is permitted by the corporation's Certificate of Incorporation. Finally, the amendment clarifies that any indemnification by the Continuing Corporation may be subject to the applicable rules and regulations of state and federal banking agencies.

            Amendments Relating to the Stockholders of the Continuing Corporation and to the Approval of Mergers and Other Extraordinary Transactions. The following provisions are related to the stockholders of the Continuing Corporation and to director and stockholder approvals of mergers, consolidations and other extraordinary transactions. Amendment 12 will be adopted if the Merger is approved by holders of at least two-thirds of the outstanding shares of Hudson Chartered Common Stock. Amendments 13 and 14 will be adopted if the Merger is approved by holders of at least 80% of the outstanding shares of Hudson Chartered Common Stock.

      12. Stockholder Actions by Meeting. A new Article 15 will be added to the Continuing Corporation's Certificate of Incorporation that would require stockholder action to be taken at a duly called meeting and would prohibit, except as otherwise required by applicable law, stockholder action to be taken by written consent without a meeting. The purpose of this new provision is to assure that all matters to be voted or acted upon by the Continuing Corporation's stockholders are properly presented to and considered by them at properly noticed and convened meetings. Both Progressive and Hudson Chartered believe that it is in the best interests of the Continuing Corporation and its stockholders that all stockholders be advised in advance of any significant corporate action that requires stockholder approval and be given the opportunity to discuss the matter with the management and board of directors of the company and vote on the matter. Advance notification to stockholders of proposed corporate actions provides all stockholders the opportunity to express their views on the proposed action and to persuade other stockholders and management of their support or opposition. The parties to the Merger believe that stockholder decisions reached after all stockholders have received notice and an opportunity to express their views will be informed decisions and more consistent with the notion of corporate democracy. In addition, stockholder actions at meetings represent an effective method of avoiding the disenfranchisement of minority stockholders through the use of written consent solicitation.

            Action by written consent may, in certain circumstances, permit stockholders to take action opposed by the Board of Directors more rapidly than would be possible if a meeting were required. Thus, the requirement of stockholders acting only at meetings may have the effect of making more difficult stockholder actions that do not have the support of the Continuing Corporation's board of directors. The requirement for stockholder meetings also could have the effect of discouraging a person from making a tender offer or otherwise attempting to gain control of the company if such person were unwilling to submit his, her or its proposals to a vote of the stockholders at a meeting. The parties to the Merger nonetheless believe that it is important that stockholders be given advance notice of proposed stockholder actions, and be provided an opportunity to discuss, consider and vote upon such proposals. The respective boards of directors of Progressive and Hudson Chartered have considered the potential adverse effects of this amendment and have independently concluded that any such potential adverse effects are outweighed by the benefits this amendment would afford the Continuing Corporation and its stockholders.

      13. Repeal of Supermajority Stockholder Approvals for Certain Transactions. Article 13 of Hudson Chartered's Certificate of Incorporation, which requires the holders of at least 80% of the outstanding voting stock of Hudson Chartered to approve any merger or similar transaction that is not approved by at least 80% of Hudson Chartered's Board of Directors, will be repealed. This provision generally makes it more difficult for persons to acquire or enter into a business combination with Hudson Chartered by requiring such transactions to be approved either (i) by at least 80% of the company's directors and by holders of at least 66 2/3% of the company's outstanding voting stock, or (ii) by at least a majority of the company's directors and by holders of at least 80% of the company's outstanding voting stock. Following the repeal of Article 13, approvals of such transactions will be governed by applicable state law. Under the NYBCL, the approval of at least a majority of a corporation's board of directors and the approval of holders of at least two-thirds of all outstanding voting stock is required for any New York corporation to adopt a plan of merger or consolidation (the corporation's certificate of incorporation may reduce the stockholder voting requirement for such transactions to a majority of all outstanding shares entitled to vote thereon, but the Continuing Corporation's Certificate of Incorporation will not be amended in that respect). The effect of this amendment is to reduce the board of director and stockholder approval requirements for merger and similar transactions that are undertaken by the Continuing Corporation.

      14. Repeal of Certain Fair Price Provisions. Article 14 of Hudson Chartered's Certificate of Incorporation will be repealed. This provision requires the approval of holders of at least 80% of the company's outstanding voting stock and the approval of holders of at least 67% of the company's outstanding voting stock held by stockholders other than a "Controlling Party" (generally, a stockholder who owns or controls 20% or more of the company's outstanding voting stock) to approve a merger or similar transaction involving a Controlling Party, unless certain fair price criteria are met or the transaction is approved by at least 60% of the company's directors. This provision is inconsistent with and provides less protection from "interested stockholder" and other similar transactions than the applicable provisions of the NYBCL. The NYBCL provides that no domestic corporation shall engage in any business combination with an "interested stockholder" (generally, a stockholder who owns or controls 20% or more of the outstanding voting stock) of such corporation unless (i) the business combination is approved by the board of directors prior to the interested stockholder's stock acquisition date, (ii) the interested stockholder's stock purchase is approved by the board of directors prior to the acquisition date, (iii) the business combination is approved by holders of a majority of the company's outstanding voting stock not beneficially owned by the interested stockholder, or any affiliate or associate of such interested stockholder, at a meeting called for such purpose no earlier than five years after the interested stockholder's stock acquisition date, or (iv) the business combination meets all of the fair price benchmarks and conditions provided in
Section 912 of the NYBCL. Progressive and Hudson Chartered believe that the extensive fair price provisions of the NYBCL will sufficiently protect the stockholders of the Continuing Corporation against any potentially adverse interested stockholder transactions.

            Amendments Relating to Future Amendments to the Certificate of Incorporation. The following amendments affect the ability of the Continuing Corporation to amend its Certificate of Incorporation after the consummation of the Merger. Each of these amendments will be adopted if the Merger is approved by holders of at least 80% of the outstanding shares of Hudson Chartered Common Stock.

      15. Reduce Approvals Required to Amend Articles 8, 10 and 13. Article 8, which relates to the Board's ability to consider all of the Continuing Corporation's constituencies when taking or approving any corporate action,
Article 10, which relates to the Board's ability to fill vacancies on the Continuing Corporation board of directors between annual stockholders' meetings, and Article 13, which relates to the removal of directors of the Continuing Corporation for cause, will be amended to eliminate the requirement that holders of at least 80% of the outstanding voting stock of the Continuing Corporation approve any amendment to or the repeal of Article 8, 10 or 13. At the same time,
Article 16 will be amended to require that two-thirds of the combined voting power of all outstanding capital stock entitled to vote for the election of directors approve any amendment to or the repeal of Article 8, 10 or 13. The effect of these changes is to reduce from 80% to 66 2/3% the stockholder voting requirement for changes to the provisions of Article 8, 10 or 13. The purpose of this amendment is to make the supermajority stockholder approval requirements of various sections of the Continuing Corporation's Certificate of Incorporation more uniform, and to make it easier for the Continuing Corporation's stockholders to amend this provision in the future.

      16. Amendments to the Certificate of Incorporation. Existing Article 16, which governs amendments to the Hudson Chartered Certificate of Incorporation, will be redesignated Article 16(a) and will be amended to require that, unless a larger vote is specifically required by another provision of the Continuing Corporation's Certificate of Incorporation or applicable law, all amendments thereto must be approved by a majority of the company's board of directors and by a majority of the voting stock of the company entitled to vote generally in the election of directors. The purpose of these amendments is to conform the Continuing Corporation's Certificate of Incorporation to the general requirements of the NYBCL. Hudson Chartered's existing Certificate of Incorporation requires the approval of holders of a majority of the outstanding stock of the company, and does not specifically require the approval of the company's board of directors, for amendments to the company's Certificate of Incorporation not subject to a supermajority voting requirement.

            As discussed above in connection with amendment 15, a new Article 16(b) will be added to (i) reduce from 80% to 66 2/3% the stockholder voting requirement for changes to the provisions of Article 8 relating to the Board's ability to consider all of the Continuing Corporation's constituencies when taking or approving any corporate actions, (ii) reduce from 80% to 66 2/3% the stockholder voting requirement for changes to the provisions of Article 10 relating to the Board's ability to fill vacancies on the Continuing Corporation's board of directors between annual stockholders' meetings, (iii) reduce from 80% to 66 2/3% the stockholder voting requirement for changes to the provisions of Article 13 relating to the removal of directors of the Continuing Corporation for cause, (iv) impose a two-thirds stockholder voting requirement to amend or repeal Article 9, which provides for the division of the Continuing Corporation's board of directors into three classes (majority stockholder approval is currently required for any such amendment), and (v) impose a two-thirds stockholder voting requirement to amend or repeal Article 16(b), which imposes these supermajority stockholder voting requirements. The purpose of this amendment is to make uniform the supermajority stockholder approval requirements for amendments of various sections of the Continuing Corporation's Certificate of Incorporation. The effect of the amendment would be to reduce the stockholder approval requirement for amendments to Articles 8, 10 and 13, and increase the stockholder approval requirement for amendments to Article 9.

      With respect to decreasing the stockholder approval required to amend Articles 8, 10 and 13, Progressive and Hudson Chartered believe that this change will make it easier for the Continuing Corporation's to obtain stockholder approval to amend these provisions in the future. The parties to the Merger are not aware of any potential adverse effects of these changes to the Continuing Corporation's stockholders.

      With respect to increasing the stockholder approval required to amend
Article 9 from a majority vote to a two-thirds vote, Progressive and Hudson Chartered believe that this change will help to assure continuity in the management, affairs and business strategies of the company, and will protect stockholder interests in a classified board of directors. The purpose of this amendment is to inhibit a third party from eliminating the Continuing Corporation's classified board or removing incumbent directors with a simple majority vote, and filling the newly created vacancies in an attempt to gain control of the board of directors and the company. This change may be characterized by some as an anti-takeover measure which, if adopted, may tend to insulate management and make the accomplishment of certain transactions involving a potential change of control of the company more difficult. However, the parties to the Merger believe that, in many such circumstances, this amendment would restrict the ability of a potential acquiror of the company to replace the existing board of directors as the principal means of facilitating such a transaction when the duly elected board has declined to do so, and would require the purchaser to negotiate directly with the board of directors, who will be in a better position to negotiate effectively on behalf of all the stockholders and other constituencies of the company. This amendment is not being recommended in response to any specific effort to which either Progressive or Hudson Chartered is aware of to accumulate the stock of, obtain control of or acquire either party to the Merger or


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

the Continuing Corporation following the Merger. The respective boards of directors of Progressive and Hudson Chartered have considered the potential adverse effects of this amendment and have independently concluded that any such potential adverse effects are outweighed by the benefits this amendment would afford the Continuing Corporation and its stockholders.

      For a comparison of Hudson Chartered and Progressive stockholder rights before and after the Merger, see "--Certain Differences in Rights of Stockholders" below.

Certain Differences in Rights of Stockholders

      The Certificate of Incorporation of the Continuing Corporation will be substantially similar to Hudson Chartered's existing Certificate of Incorporation, except for certain amendments to Hudson Chartered's Certificate of Incorporation that were agreed upon by Progressive and Hudson Chartered. For complete discussion of the proposed Certificate of Incorporation of the Continuing Corporation, see "-- Amendments to Certificate of Incorporation" above. Both Hudson Chartered and Progressive are New York corporations, and the holders of voting common stock of the respective corporations are subject to the same privileges and restrictions under the New York Business Corporation Law (NYBCL), as will be the stockholders of the Continuing Corporation, but the stockholders of Hudson Chartered, Progressive and the Continuing Corporation are or will be subject to certain different corporate governance requirements under their respective Certificates of Incorporation and Bylaws. The following paragraphs briefly summarize material differences that will exist between the rights of stockholders of Progressive, Hudson Chartered and the Continuing Corporation. The description does not purport to be a complete statement of all the differences between the rights of stockholders of Hudson Chartered, Progressive and the Continuing Corporation, and the identification of certain differences is not meant to indicate that other differences do not exist. The following summary is qualified in its entirety by reference to the NYBCL, the proposed Certificate of Incorporation and Bylaws of the Continuing Corporation (which are included as Annexes A and B, respectively, to the Plan of Merger included as Annex A to the Agreement, which is attached hereto as Appendix A) and Hudson Chartered's and Progressive's existing Certificates of Incorporation and Bylaws.

      Authorized Common Stock. Under its Certificate of Incorporation, Hudson Chartered is authorized to issue 20,000,000 shares of Hudson Chartered Common Stock, par value $0.80 per share, [7,104,357] shares of which were issued and outstanding as of [March 2] 1998. Progressive is authorized by its Certificate of Incorporation to issue 15,000,000 shares of Progressive Common Stock, par value $1.00 per share, [3,836,442] shares of which were issued and outstanding as of [March 2], 1998. Both Hudson Chartered's and Progressive's Board of Directors may, subject to applicable law and rules of their respective exchanges, authorize the issuance of additional common stock at such times, for such purposes and for such consideration as they may deem advisable without further stockholder approval. Under its Certificate of Incorporation as it will be amended and restated in the Merger, the Continuing Corporation will be authorized to issue 50,000,000 shares of common stock, par value $0.80 per share, of which up to 16,257,692 shares are expected to be outstanding or reserved for issuance upon consummation of the Merger, based on the Hudson Chartered and Progressive Common Stock outstanding or reserved for issuance at March 2, 1998.

      Issuance of Authorized Preferred Stock. Hudson Chartered is authorized to issue, without stockholder approval, up to 5,000,000 shares of serial preferred stock, par value $0.01 per share, none of which is issued and outstanding. Progressive is authorized to issue 5,000,000 shares of serial preferred stock, par value $1.00 per share, under its Certificate of Incorporation. Both Hudson Chartered's and Progressive's Board of Directors may, subject to applicable law and rules of their respective exchanges, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as they may deem advisable without further stockholder approval. The ability of Hudson Chartered and Progressive to issue shares of preferred stock up to the prescribed amounts in their respective Certificates of Incorporation could have a possible anti-takeover effect. Under its Certificate of Incorporation as it will be amended and restated in connection with the Merger, the Continuing Corporation will be authorized to issue, without stockholder approval, up to 5,000,000 shares of serial preferred stock par value $0.01 per share.


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

      Preemptive Rights. Holders of common stock in both Hudson Chartered and Progressive do not have preemptive rights for the purchase of additional shares of any class of stock and are not subject to any liability for further calls or assessments. The Certificate of Incorporation of the Continuing Corporation does not provide stockholders with any preemptive rights with respect to new issuances that may affect stockholder's voting or dividend rights.

      Amendment of Certificate of Incorporation. Hudson Chartered's Certificate of Incorporation provides that the Certificate of Incorporation may be amended or repealed at any regular or special meeting of stockholders by the affirmative vote of the holders of a majority of Hudson Chartered Common Stock, unless a greater vote is required by law or otherwise required in the Certificate of Incorporation. However, certain provisions of Hudson Chartered's Certificate of Incorporation, including those related to anti-takeover protections, the consideration of noneconomic factors by the Board of Directors, removal of directors and filling of director vacancies, may not be repealed or amended unless approved by the affirmative vote of holders of eighty-percent (80%) of the outstanding voting stock thereof. In addition, except for stockholder approval to increase the number of authorized shares of common stock, the affirmative vote of not less than two-thirds of the outstanding voting stock is required to amend or repeal the provisions regarding capital stock in the Certificate of Incorporation. Progressive's Certificate of Incorporation can be amended, altered, changed or repealed, provided that any such amendment, alteration, change or repeal is approved first by a majority vote of the Board of Directors and then by the stockholders by the affirmative vote of a majority of the total votes eligible to be cast. The requirements for amending the Continuing Corporation's Certificate of Incorporation differs from that of Hudson Chartered's and Progressive's provisions relating to amending their respective Certificates of Incorporation. Amending, altering or repealing the Continuing Corporation's Certificate of Incorporation will require the approval of a majority of the Board of Directors and, unless otherwise required by law or the Certificate of Incorporation, a majority of the holders of the Continuing Corporation's Common Stock. Amending certain provisions of the Continuing Corporation's Certificate of Incorporation will require stockholder votes in excess of a majority. Subject to the approval of eighty-percent (80%) of Hudson Chartered's stockholders at the Annual Meeting, the amendment, alteration or repeal of additional provisions of the Continuing Corporation's Certificate of Incorporation will require a two-thirds stockholder vote instead of the current eighty-percent (80%) stockholder vote requirement. If at least eighty-percent (80%) of Hudson Chartered's stockholders do not approve the proposed Merger then the existing sections will remain in effect following the Merger. For a description of the sections of the Continuing Corporation's Certificate of Incorporation that will change from an eighty-percent (80%) to a two-thirds stockholder vote requirement to amend, repeal or alter the Certificate of Incorporation, see "-- Amendments to Certificate of Incorporation."

      Amendment of Bylaws. Hudson Chartered's Bylaws generally may be amended or repealed, in whole or in part, by a majority vote of the Board of Directors. Progressive's Certificate of Incorporation provides that the Bylaws may be amended by the affirmative vote of a majority of the Board of Directors. Also, Progressive's Bylaws may be amended, repealed or adopted by the affirmative vote of three-quarters of all of the votes eligible to be cast at a meeting of stockholders held to consider such matter, and new Bylaws may also be adopted provided that the notice of any such meeting at which Bylaws are to be adopted, amended or repealed shall include notice of such proposed action. Progressive's Bylaws further provide that any Bylaw adopted by the Board of Directors may be amended or repealed by stockholder vote. The Continuing Corporation's Bylaws may be amended or repealed, in whole or in part, by a majority vote of the Board of Directors or a by a majority vote of the holders of the Continuing Corporation's voting capital stock.

      Annual Meetings of Stockholders. Hudson Chartered's Bylaws provide that the Chairman, the Chief Executive Officer, the President or a majority of the Board of Directors may call special meetings. Progressive's Certificate of Incorporation provides that only the Board of Directors may call special meetings. The Bylaws of the Continuing Corporation will follow the same procedure as Hudson Chartered for calling a special meeting.

      The Board of Directors. The Bylaws of Hudson Chartered provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) directors, as fixed by the Board. The Bylaws of Progressive provide that there shall be at least ten (10) but no more than fifteen (15) directors. The number of directors at any time within such maximum and minimum shall be either the number fixed by resolution of the Board of Directors or, in the absence of such a resolution, the number of directors elected at the preceding annual meeting of stockholders; provided, however, that such number may be increased or decreased at any time by a vote of the directors. The Bylaws of the Continuing Corporation will provide that the Board will not consist of less than five (5) nor more than twenty-five (25) directors. Hudson Chartered and Progressive have agreed that the Board of the Continuing Corporation will consist of twenty (20) persons to serve as directors, 10 of whom shall be persons named by Hudson Chartered's Board, and ten of whom will be named by Progressive's Board.

      Vacancies on the Board of Directors. Hudson Chartered's Certificate of Incorporation provides that any directorship to be filled by the resignation, removal or death of a director or for any other reason shall be filled by the majority vote of the then remaining directors. Any director so elected by the Board holds office only until the next annual meeting of stockholders, regardless of whether the term of office of such director will expire at such annual meeting. Progressive's Bylaws provide that vacancies in the Board of Directors not exceeding one-third of the entire Board shall be filled for the unexpired portion of the term by vote of the directors. All other vacancies shall be filled by election by the stockholders. The Certificate of Incorporation of the Continuing Corporation provides that only the Board of Directors may fill vacancies on the Board for any reason, including, but not limited to, removal from the Board or a newly created directorship. The section of the Continuing Corporation's Certificate of Incorporation for filling vacancies on the Board differs from Progressive's provision, but it is substantially similar to Hudson Chartered, except for eliminating the eighty-percent (80%) stockholder vote required to amend or repeal the provision to only require a two-thirds stockholder vote. The approval of the Agreement by an eighty-percent (80%) of Hudson Chartered stockholder vote is required to amend this section of Hudson Chartered's Certificate of Incorporation to lower the stockholder vote from eighty-percent (80%) to two-thirds to amend or repeal this section. If at least eighty-percent (80%) of Hudson Chartered's stockholders do not approve the proposed Merger then the existing section in Hudson Chartered's Certificate of Incorporation will remain in effect following the Merger.

      Removal of Directors. Hudson Chartered's Certificate of Incorporation requires the vote of eighty-percent (80%) of the outstanding voting stock to remove directors for cause and provides that stockholders do not have the right to remove directors without cause. Progressive's Bylaws provide that directors may be removed by the stockholders at any time at any annual or special stockholders' meeting with cause upon the affirmative vote of two-thirds of the votes eligible to be cast at such meeting. In addition, Progressive's Bylaws provide that any director may be removed by the Board of Directors at any time at any regular or special meeting of the Board of Directors if the Information Security Committee of the Board of Directors has determined by a majority vote that such director has breached the corporation's policy on confidential information in a manner which justifies his or her removal from the Board of Directors, and not less than two-thirds of all of the directors, other than the director in question, vote to so remove the director. Subject to approval by eighty-percent (80%) of Hudson Chartered's stockholders of the proposed Merger, the Continuing Corporation's Certificate of Incorporation will provide for the removal of directors for cause by a two-thirds vote of the Board of Directors, other than the director to be removed, or by the affirmative vote of two-thirds of the combined voting power of all shares of capital stock entitled to vote generally in the election of directors, with no power of the Board of Directors or stockholders to remove directors without cause. If at least eighty-percent (80%) of Hudson Chartered's stockholders do not approve the proposed Merger then the existing section under Hudson Chartered's Certificate of Incorporation for removal of directors will remain in effect following the Merger.

      Stockholder Nominations for Directors and Proposals for New Business. Hudson Chartered's Bylaws set forth procedures to be followed by stockholders seeking to make nominations for directors. Hudson Chartered's Bylaws provide that nominations by stockholders of individuals for election to the Board of Directors shall be made by delivering written notice to the Secretary not less than 20 days before the meeting at which directors will be elected. Such notice must set forth certain background information about the persons to be nominated. The presiding officer of the stockholders' meeting may disregard any nomination not made in accordance with these procedures and may instruct the vote tellers to disregard all votes cast for such nominee. Hudson Chartered's Certificate of Incorporation and Bylaws do not set forth procedures to be followed by stockholders seeking to propose new business for consideration at an annual or special meeting of stockholders.

      Procedures to be followed by stockholders of Progressive seeking to make nominations for directors and proposals for new business are contained in Progressive's Certificate of Incorporation and Bylaws. In order for a stockholder of Progressive to make any such nominations and/or proposals, he or she shall give written notice to the Corporate Secretary not less than 30 days nor more than 60 days prior to the date of any such meeting; provided, however, that if less than 40 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to stockholders. Each such notice given by a stockholder with respect to nominations for the election of directors must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Progressive stock which are beneficially owned by each such nominee. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by Progressive. Each such notice given by a stockholder to the Corporate Secretary with respect to proposals to be brought before a meeting must set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address of the stockholder proposing such business; (iii) the class and number of shares of Progressive which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

      The Bylaws of the Continuing Corporation will provide analogous requirements for notifying and submitting stockholder proposals to the Continuing Corporation to that of Progressive's requirements for stockholder proposals, except the written notice for the stockholder proposal must be delivered to the Secretary of the Continuing Corporation for an annual meeting proposal within the time periods prior to the date of such meeting as required and specified in as pursuant to federal rules regarding proxy solicitations, and for special meeting stockholder proposals, written notice must be received on the tenth (10th) day following the day on which notice of the date of the special meeting was given to stockholders. The requirements for stockholder nominations under the Continuing Corporation's Bylaws differ from that of Hudson Chartered and Progressive. Under the Continuing Corporation's Bylaws, stockholder nominations for the election of the Board of Directors at an annual or special meeting of stockholders must contain the information specified in the Bylaws and must be submitted in writing to the Secretary of the Continuing Corporation no later than the time periods prior to the date of such meeting as required and specified in as pursuant to federal rules regarding proxy solicitations, and for a special meeting, nominations must be received on the tenth (10th) day following the day on which notice of the date of the special meeting was given to stockholders.

      Business Combinations/Fair Price Provisions. Both Progressive and Hudson Chartered are subject to provisions of the NYBCL governing "business combinations" with "interested stockholders," which provides that a New York corporation may not engage in a business combination with an interested stockholder for a period of five years after such interested stockholder became an interested stockholder unless the business combination or the purchase of stock by the interested stockholder causing him to become such was approved in advance by the Board of Directors. Other business combinations with an interested stockholder are prohibited at any time unless certain requirements are met. The Continuing Corporation will also be subject to these provisions.

      In addition, Hudson Chartered's Certificate of Incorporation contains a fair price provision that provides that the affirmative vote of not less than eighty-percent (80%) of the outstanding shares of all voting stock and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock held by stockholders other than a Controlling Party for certain business combinations with a Controlling Party. However, these voting requirements are not applicable in transactions in which: (a) the cash or fair market value of the consideration to be received by holders of the common stock in such transaction is not less than the highest per share price (with appropriate adjustments for recapitalizations, stock splits, stock dividends and distributions) paid by the Controlling Party in the acquisition of any of its holdings of the common stock in the three years preceding the announcement of a proposed transaction; or (b) the transaction is approved by at least 60% of the entire Board of Directors. Progressive's Certificate of Incorporation contains no such provision. The Certificate of Incorporation of the Continuing Corporation, like Progressive's, will not have a fair pricing provision, provided that eighty percent (80%) of Hudson Chartered's


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stockholders approve the proposed Merger. If less than eighty-percent (80%)
approve the proposed Merger, the fair pricing section in the Hudson Chartered Certificate of Incorporation will remain in effect following the Merger.

      Stockholder Action. Hudson Chartered's Certificate of Incorporation provides that the affirmative vote of the holders of not less than eighty-percent (80%) of the outstanding voting stock is required in the event that eighty-percent (80%) of the entire Board of Directors does not recommend to the stockholders a vote in favor of (i) a merger or consolidation of Hudson Chartered with or (ii) a sale, exchange or lease of at least 20% of Hudson Chartered's assets to, any person or entity. Progressive's Certificate of Incorporation has no comparable provision, so any merger or consolidation of Progressive with another entity or sale of all or substantially all of Progressive's assets would be governed by the NYBCL, which generally requires a two-thirds vote. Provided that the proposed Merger is approved by eighty-percent (80%) of stockholders at the Hudson Chartered Annual Meeting, the Continuing Corporation's Certificate of Incorporation will not set forth voting requirements for stockholders, and the Continuing Corporation will be subject to the requirements under the NYBCL for a merger or similar transaction. If Hudson Chartered's stockholders do not approve the proposed Merger by eighty percent (80%) then the existing section will remain in effect following the Merger.

      Consideration of Noneconomic Factors. Hudson Chartered's Certificate of Incorporation provides that, in considering whether to oppose a tender offer, other exchange offer, merger, consolidation, or sale, lease or exchange of at least 20% of assets, the Board of Directors may consider any pertinent issues including, but not limited to: (i) whether the offer price is acceptable, based on historical and present operating results and the financial condition of the corporation; (ii) whether a more favorable price could be obtained for the corporation's securities or assets, whichever the case may be, in the future;
(iii) the impact of such transaction on employees, depositors and customers of the corporation and its subsidiaries; (iv) the reputation and business practices of the offeror or merger partner and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock; (v) the value of any securities offered in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the entity whose securities are being offered; and (vi) any antitrust or other legal or regulatory issues raised by the offer. If the Board of Directors of Hudson Chartered determines that an offer or proposal should not be recommended to the stockholders, it is permitted to take any lawful action to accomplish its purpose of opposing or not recommending such offer or proposal, including, but not limited to, advising stockholders not to accept the offer; soliciting proxies against the transaction or proposal; initiating, in good faith, litigation against the offer or merger or consolidation partner; filing complaints with governmental and regulatory authorities; issuing authorized but unissued securities or treasury stock of Hudson Chartered or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from other entities or individuals, or obtaining a more favorable entity to merge into or consolidate with Hudson Chartered. Progressive's Certificate of Incorporation has no comparable provision. However, both Progressive and Hudson Chartered are governed by provisions of the NYBCL relating to the duty of directors. Under the NYBCL, directors are permitted to consider the effects of a corporation's actions on various constituencies which include employees, customers, creditors and communities in which the corporation does business. Provided that the proposed Merger is approved at the Hudson Chartered Annual Meeting by eighty-percent (80%) of Hudson Chartered's stockholders, the Continuing Corporation's Certificate of Incorporation will have similar requirements to that of Hudson Chartered, except for certain changes which expand and clarify that the existing provisions in Hudson Chartered's Certificate of Incorporation are permissive and are not limiting of the Board's authority. If Hudson Chartered's stockholders do not approve the Merger by a vote of at least eighty-percent (80%), the existing section in Hudson Chartered's Certificate of Incorporation will remain in effect following the Merger.

      Stockholder Rights Plan and the Rights Agreement. Hudson Chartered does not have a stockholder rights plan, or "poison pill." However, Progressive has adopted such a plan, and entered into a related stockholder rights agreement (collectively, the "Rights Plan"), pursuant to which Progressive has issued one "Right" for each outstanding share of Progressive Common Stock. Under the Rights Plan, in the event of certain events generally associated with an acquisition or potential acquisition of Progressive, the Rights would become exercisable and transferable, and the


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

holders of the rights would become entitled to purchase stock of either Progressive or the acquiror at, in effect, a bargain price. The Rights would not become exercisable in an acquisition approved by Progressive's Board of Directors, such as the Merger, and the Rights will extinguish upon the consummation of the Merger and the conversion of Progressive Common Stock into Continuing Corporation Common Stock. For additional information regarding Progressive's Rights Plan, see "AVAILABLE INFORMATION," which includes descriptions and copies of the Rights Plan. The Continuing Corporation initially will not have any similar stockholder rights plan. As a result, stockholders of Progressive whose shares of Progressive Common Stock convert into shares of Continuing Corporation Common Stock upon the consummation of the Merger will no longer hold shares with similar contingent rights, and the Continuing Corporation will not have this anti-takeover device which might have protected the stockholders from certain coercive takeover techniques in the future but also might have prevented a future takeover on terms attractive to stockholders; however, the Continuing Corporation may decide to adopt such a plan at a later date.

No Dissenters' Rights

      In accordance with Section 910 of the NYBCL, dissenters' rights are not available to stockholders of any class of shares that, at the record date for determining stockholders entitled to vote on the plan of merger or consolidation, was listed on a national securities exchange or designated as a Nasdaq National Market security. Because the Hudson Chartered Common Stock is listed on the American Stock Exchange, a national securities exchange, and the Progressive Common Stock is listed on the Nasdaq National Market, neither Hudson Chartered's nor Progressive's stockholders will have dissenters' rights in connection with the transactions contemplated by the Agreement.

Federal Income Tax Consequences

      The following is a summary of the material federal income tax consequences of the Merger to stockholders of Progressive. The federal income tax laws are complex and the tax consequences of the Merger may vary depending upon each stockholder's individual circumstances or tax status. Moreover, some stockholders such as foreign persons, financial institutions, tax-exempt organizations, insurance companies and persons who acquired shares of Progressive Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation may be subject to special rules. Therefore, each stockholder is urged to consult a tax advisor regarding the federal, state, local, foreign and other tax consequences of the Merger in light of the particular circumstances of such stockholder.

      Arnold & Porter, special counsel to Hudson Chartered, has rendered an opinion to Hudson Chartered and Progressive regarding the material federal income tax consequences of the Merger, which opinion is described below. That opinion is based on laws, regulations, rulings and judicial decisions as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. Arnold & Porter cannot give any assurance that, after any such change, its opinion would not be different, and does not undertake any responsibility to update or supplement its opinion. Moreover, Arnold & Porter's opinion does not address the consequences of the Merger under state, local or foreign tax laws, to the extent such laws may apply.

      Hudson Chartered and Progressive have provided Arnold & Porter with the facts, representations, and assumptions on which Arnold & Porter has relied in rendering its opinion, which information is consistent with the state of facts that Hudson Chartered and Progressive believe will be existing as of the Effective Date. Based on such facts, representations and assumptions, Arnold & Porter has opined that, for federal income tax purposes: (i) the Merger, when consummated in accordance with the Agreement and certain related agreements, will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by a stockholder of Progressive who exchanges all of the stockholder's Progressive Common Stock solely for Continuing Corporation Common Stock pursuant to the Merger (except as described below with respect to cash received in lieu of a fractional share interest in Continuing Corporation Common Stock); (iii) the aggregate adjusted tax basis of the Continuing Corporation Common Stock received by a stockholder who exchanges all of the stockholder's Progressive Common Stock solely for Continuing Corporation Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the Progressive Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share


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interest for which cash is received; and (iv) the holding period for Continuing
Corporation Common Stock received in exchange for Progressive Common Stock will include the period during which the stockholder held the Progressive Common Stock surrendered in the exchange, provided that the Progressive Common Stock was held as a capital asset at the Effective Date.

      For federal income tax purposes, a stockholder of Progressive who receives cash in lieu of a fractional share interest in Continuing Corporation Common Stock will be treated as having received such fractional share interest from the Continuing Corporation in the Merger. The cash received by such stockholder in lieu of a fractional share interest in Continuing Corporation Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss generally will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Progressive Common Stock allocable to such fractional share interest. Such gain or loss should be long term capital gain or loss if the stockholder's shares of Progressive Common Stock are held as capital assets and have been held for more than one year at the Effective Date. If, however, the cash received has the effect of the distribution of a dividend with respect to a stockholder, part or all of the cash received may be treated as a dividend.

Resale of Continuing Corporation Common Stock

      The shares of the Continuing Corporation Common Stock issuable upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely by those stockholders not deemed to be affiliates of Hudson Chartered or Progressive and/or the Continuing Corporation as that term is defined under the Securities Act. The term "affiliate" generally means each person who, or is a member of a group that, controls, is controlled by or is under common control with the respective company, and for purposes hereof could be deemed to include all executive officers, directors and 10% stockholders of Hudson Chartered or Progressive and/or the Continuing Corporation.

      Continuing Corporation Common Stock received and beneficially owned by those stockholders who are deemed to have been affiliates of Hudson Chartered or Progressive and/or are deemed to be affiliates of the Continuing Corporation may be resold without registration as provided by Rule 145 or 144, respectively, or as otherwise permitted, under the Securities Act. Such affiliates may publicly resell Continuing Corporation Common Stock received by them in the Merger subject to certain limitations, principally as to the number of shares and the manner of sale. Such affiliates who do not become affiliates of the Continuing Corporation will be subject to these limitations for a period of one year following the Effective Date and thereafter generally may resell their shares without restriction. In addition, shares of Continuing Corporation Common Stock issued to affiliates of Hudson Chartered or Progressive in the Merger will not be transferable until financial results covering at least 30 days of post-Merger combined operations of Hudson Chartered and Progressive have been published, in order to satisfy certain requirements of the Commission applicable to transactions, such as the Merger, to be accounted for using pooling-of-interests accounting treatment.

      The Agreement provides that Hudson Chartered and Progressive each shall cooperate and use its best efforts to identify those persons who may be deemed to be affiliates of Hudson Chartered or Progressive under Rule 144 or 145 promulgated by the Commission under the Securities Act, and shall use its best efforts to cause each person so identified to deliver to Hudson Chartered or Progressive, no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of any Hudson Chartered Common Stock, Progressive Common Stock or Continuing Corporation Common Stock except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling-of-interests accounting treatment. Receipt of such a written agreement shall not affect the restriction on transfer, as discussed in the preceding paragraph, which exists prior to the publication of certain post-Merger financial results.

Expenses

      Each party to the Agreement has agreed to bear and pay all costs and expenses incurred by it in connection with the transactions contemplated thereby, including fees and expenses of its own financial consultants, accountants and counsel, except that Hudson Chartered and Progressive each has agreed to bear and pay half of all printing costs relating to the Registration Statement and this Proxy Statement / Prospectus.

Accounting Treatment

      It is a condition precedent to Hudson Chartered's and Progressive's obligations to consummate the Merger that no event shall have occurred that will preclude the Merger from being accounted for as a "pooling-of-interests" and that each party shall have received a letter from its independent accountants to the effect that they are not aware of any reason that would preclude the Merger from being accounted for as a pooling of interests. See "PROPOSAL III APPROVAL OF MERGER -- Representations and Warranties; Conditions to the Merger; Waiver." Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Hudson Chartered and Progressive will be combined and carried forward at their previously recorded amounts, and revenue and expenses of Hudson Chartered and Progressive will be combined at their historically recorded amounts. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." Hudson Chartered, Progressive, Hudson Valley and Pawling have agreed that they will not take, cause or to the best of their respective abilities permit to be taken or caused, any action that would adversely affect the qualification of the Merger for pooling-of-interests accounting treatment.

Stock Option Agreements

      The information in this Proxy Statement / Prospectus concerning the terms of the Hudson Chartered Stock Option Agreement and the Progressive Stock Option Agreement is qualified in its entirety by reference to the full text of such agreements which are attached hereto as Appendices D and E, respectively.

      The Hudson Chartered Stock Option Agreement provides for the grant to Progressive by Hudson Chartered of an option to purchase up to 1,415,250 shares of Hudson Chartered Common Stock at an exercise price of $21.75 per share upon the occurrence of certain events (each, a "Purchase Event"), provided, however, that, in the event Hudson Chartered issues or agrees to issue any shares of Hudson Chartered Common Stock (other than as permitted under the Agreement) at a price less than $21.75 per share (adjusted as described below), the exercise price shall be equal to such lesser price (the "Hudson Chartered Option"). The Progressive Stock Option Agreement provides for the grant to Hudson Chartered by Progressive of an option to purchase up to 766,300 shares of Progressive Common Stock at an exercise price of $36.63 per share, upon the occurrence of a Purchase Event, provided, however, that in the event Progressive issues or agrees to issue any shares of Progressive Common Stock (other than as permitted under the Agreement) at a price less than $36.63 per share (adjusted as described below), the exercise price shall be equal to such lesser price (the "Progressive Option").

      The purpose of the options is to increase the likelihood that the Merger will be consummated by making it more difficult and more expensive for a third party to acquire control of Hudson Chartered or Progressive. Accordingly, the options are exercisable only upon the occurrence of certain events that might jeopardize consummation of the Merger pursuant to the terms of the Agreement. Although the shares issuable upon exercise of the Hudson Chartered Option and the Progressive Option represent approximately 16.7% of the Hudson Chartered Common Stock and Progressive Common Stock, respectively, that would be outstanding after such exercise, Progressive and Hudson Chartered may not acquire more than 5% of the stock of Hudson Chartered and Progressive, respectively, pursuant to the exercise of the options or otherwise, without prior approval of the Federal Reserve Board and the New York Banking Department. For additional information, see Appendices D and E and "AVAILABLE INFORMATION."

                           MARKET PRICES AND DIVIDENDS

Hudson Chartered

      Since August 4, 1997, Hudson Chartered Common Stock has been listed on the American Stock Exchange under the symbol "HCK." Previously, Hudson Chartered Common Stock was traded on the Nasdaq National Market. On [March 2,] 1998, there were approximately [1,300] record holders of Hudson Chartered Common Stock and [7,104,357] shares of Hudson Chartered Common Stock issued and outstanding.

      The following table sets forth the cash dividends declared by Hudson Chartered on the Hudson Chartered Common Stock and the range of high and low prices of the Hudson Chartered Common Stock, as quoted by the American Stock Exchange or Nasdaq National Market, as applicable, during the two most recent fiscal years and through [March 12], 1998. Stock price data on the Nasdaq National Market reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The information in this table has been adjusted retroactively to reflect the 10% stock dividends paid in January 1996 and 1997 and a 3-for-2 stock split in the form of a 50% stock dividend paid in October 1997.

                                                               Price
                                    Cash Dividends       ------------------
                                       Per Share         High           Low
                                    --------------       ----           ---
     1996
     ----
     First Quarter                      $ 0.097        $ 13 1/32     $ 10 39/64
     Second Quarter                     $ 0.097        $ 13 1/32     $ 12 1/8
     Third Quarter                      $ 0.1091       $ 13 21/64    $ 12 27/64
     Fourth Quarter                     $ 0.1091       $ 17 1/2      $ 12 37/64

     1997
     ----
     First Quarter                      $ 0.12         $ 18 43/64    $ 17 11/64
     Second Quarter                     $ 0.12         $ 19          $ 17 21/64
     Third Quarter                      $ 0.1267       $ 22 21/64    $ 18 37/64
     Fourth Quarter                     $ 0.13         $ 23          $ 20

     1998
     ----
     First Quarter                      $[0]           $[25]         $[19 7/8]
     (through [March 12], 1998)

Progressive

      Progressive Common Stock is traded on the Nasdaq National Market under the symbol "PSBK." On [March 2], 1998, there were approximately [1,000] record holders of Progressive Common Stock and [3,849,563] shares of Progressive Common Stock issued and outstanding.

      The following table sets forth the cash dividends declared by Progressive on the Progressive Common Stock and the range of high and low prices of the Progressive Common Stock as quoted by the Nasdaq National Market during the two most recent fiscal years and through [March 12], 1998. Stock price data on the Nasdaq National Market reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The information in this table has been adjusted retroactively to reflect the 3-for-2 stock split in the form of a 50% stock dividend paid in December 1996.

                                                               Price
                                    Cash Dividends       ------------------
                                       Per Share         High           Low
                                    --------------       ----           ---
     1996
     ----
     First Quarter                      $ 0.1333       $ 19 43/64    $ 17 11/64
     Second Quarter                     $ 0.1333       $ 20 11/64    $ 17 1/2
     Third Quarter                      $ 0.1333       $ 21 21/64    $ 18 1/2
     Fourth Quarter                     $ 0.1333       $ 24          $ 20 43/64

     1997
     ----
     First Quarter                      $ 0.17         $ 25 1/4      $ 22 3/4
     Second Quarter                     $ 0.17         $ 31 1/2      $ 23 3/8
     Third Quarter                      $ 0.17         $ 38          $ 27
     Fourth Quarter                     $ 0.17         $ 39 3/4      $ 32 5/8

     1998
     ----
     First Quarter                      $[0.20]        $[43 11/16]   $[35 1/4]
     (through [March 12], 1998)

Continuing Corporation

      The Continuing Corporation Common Stock is expected to be listed on the American Stock Exchange under the symbol "PNB". The Continuing Corporation will pay dividends at a rate to be determined by its Board of Directors. There can be no assurance that the dividend policy of the Continuing Corporation will continue that of either Hudson Chartered or Progressive. The declaration and payment of dividends by the Continuing Corporation will depend upon business conditions, operating results of the Continuing Corporation and the Continuing Bank, capital and reserve requirements and the consideration by the Board of Directors of other relevant factors. It is anticipated that the initial dividend rate will be equal to the current quarterly dividend rate of Hudson Chartered ($0.13 per share). After adjustment to give effect to the Exchange Ratio, the quarterly dividend rate equates to approximately $0.237 per share of Progressive Common Stock. See "COMPARATIVE PER SHARE DATA."

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed combined financial statements present the condensed financial position of Hudson Chartered and Progressive as of December 31, 1997 assuming that the Merger had occurred as of December 31, 1997 and giving effect to the Merger by combining the results of operations of Hudson Chartered and Progressive for the years ended December 31, 1997, 1996 and 1995. Pro forma earnings per common share and weighted average common shares are based on the Exchange Ratio.

      The unaudited pro forma condensed combined financial statements were prepared giving effect to the Merger on the pooling-of-interests accounting method. For a description of the pooling-of-interests accounting method with respect to the Merger and the related effects on the historical financial statements of Hudson Chartered and Progressive, see "PROPOSAL III - APPROVAL OF MERGER -- Accounting Treatment." All adjustments necessary to arrive at a fair presentation of the combined financial condition and results of operations of Hudson Chartered and Progressive, in the opinion of the managements of the respective companies, have been included and are of a normal recurring nature. The data in the financial tables and statements in this Proxy Statement / Prospectus do not reflect possible adjustments for expenses related to the Merger, or any potential cost savings or revenue enhancements resulting from the Merger. Accordingly, the financial condition and results of operations of the Continuing Corporation as of the Effective Date and thereafter may be materially different from that reflected in the pro forma information below. See "AVAILABLE INFORMATION," "COMPARATIVE PER SHARE DATA," "SELECTED HISTORICAL AND PRO FORMA

FINANCIAL DATA" and "PROPOSAL III - APPROVAL OF MERGER -- Management and Operations after the Merger."

      The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Hudson Chartered and Progressive. See "AVAILABLE INFORMATION." The unaudited pro forma condensed combined financial statements are presented for informational purposes only. These statements are not necessarily indicative of the combined financial position and results of operations that would have occurred if the Merger had been consummated on December 31, 1997 or at the beginning of the periods or that may be attained in the future.

                         PREMIER NATIONAL BANCORP, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AT DECEMBER 31, 1997
                                   (UNAUDITED)

                                            Hudson                    Pro Forma
                                          Chartered    Progressive   Adjustments         Total
                                          ---------    -----------   -----------         -----
                                                   (In thousands, except share amounts)
Assets:
Cash and due from banks                  $   29,075     $   13,886   $                 $   42,961
Federal funds sold                           17,400         32,900                         50,300
Securities                                  198,579        241,363                        439,942
Loans, net of unearned income               467,021        574,314                      1,041,335
    Less:  Allowance for loan losses         (9,530)        (9,801)                       (19,331)
                                         ----------     ----------                     ----------
Net loans                                   457,491        564,513                      1,022,004
Premises and equipment                       15,592          9,726                         25,318
Goodwill                                        223          7,375                          7,598
Other assets                                 13,164         13,731                         26,895
                                         ----------     ----------                     ----------
TOTAL ASSETS                             $  731,524     $  883,494                     $1,615,018
                                         ==========     ==========                     ==========

Liabilities:
Non interest bearing deposits            $  151,002     $   67,778                     $  218,780
Interest bearing deposits                   503,103        730,815                      1,233,918
                                         ----------     ----------                     ----------
  Total deposits                            654,105        798,593                      1,452,698
Notes payable                                 1,725              0                          1,725
Other liabilities                             5,336          6,422                         11,758
                                         ----------     ----------                     ----------

TOTAL LIABILITIES                           661,166        805,015                      1,466,181
                                         ----------     ----------                     ----------

Preferred Stock                                   0              0                              0
Common stock                                  5,729          4,428        1,151 (6)        11,308
Additional paid-in capital                   38,979         25,879       (5,230)(6)        59,628
Retained earnings                            27,042         57,883       (6,313)(6)        78,612
Net unrealized securities gains                 966            681                          1,647
Treasury stock                               (2,358)       (10,392)      10,392 (6)        (2,358)
                                         ----------     ----------   ----------        ----------
TOTAL  STOCKHOLDERS' EQUITY                  70,358         78,479                        148,837
                                         ----------     ----------                     ----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                   $  731,524     $  883,494                     $1,615,018
                                         ==========     ==========                     ==========

Book value per share                     $     9.94     $    20.48                     $    10.59

See notes to unaudited pro forma condensed combined financial statements.

                         PREMIER NATIONAL BANCORP, INC.
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)

                                            Hudson                    Pro Forma
                                          Chartered    Progressive   Adjustments         Total
                                          ---------    -----------   -----------         -----
                                                   (In thousands, except share amounts)
Interest income:
   Loans, including fees                 $   41,083     $   52,712                     $    93,795
   Federal funds sold and other               1,062          1,551                           2,613
   Securities                                10,591         14,492                          25,083
                                         ----------     ----------                     -----------
Total interest income                        52,736         68,755                         121,491
                                         ----------     ----------                     -----------

Interest expense:
    Deposits                                 20,641         34,743                          55,384
    Other                                       107              0                             107
                                         ----------     ----------                     -----------
Total interest expense                       20,748         34,743                          55,491
                                         ----------     ----------                     -----------

Net interest income                          31,988         34,012                          66,000
Provision for loan losses                     2,500          1,975                           4,475
                                         ----------     ----------                     -----------

Net interest income after
   provision for loan losses                 29,488         32,037                          61,525

Noninterest income                            6,267          3,646                           9,913
Other expense                                22,345         21,456                          43,801
                                         ----------     ----------                     -----------

Income before income taxes                   13,410         14,227                          27,637
Income taxes (benefit)                        4,402          5,595                           9,997
                                         ----------     ----------                     -----------

Net income                                    9,008          8,632                          17,640
Dividend requirements of preferred stock          0              0                               0
                                         ----------     ----------                     -----------
Net income applicable to common shares   $    9,008     $    8,632                     $    17,640
                                         ==========     ==========                     ===========

Weighted average common shares:
    Basic                                 7,059,000      3,824,000                      14,019,000
    Diluted                               7,263,000      3,923,000                      14,403,000

Per common share:
    Basic earnings                       $     1.28     $     2.26                     $      1.26
    Diluted earnings                           1.24           2.20                            1.22

Dividends declared                             0.50           0.68                            0.50

See notes to unaudited pro forma condensed combined financial statements.

                         PREMIER NATIONAL BANCORP, INC.
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)

                                            Hudson                    Pro Forma
                                          Chartered    Progressive   Adjustments         Total
                                          ---------    -----------   -----------         -----
                                                   (In thousands, except share amounts)
Interest income:
   Loans, including fees                 $   39,373     $   49,405                     $    88,778
   Federal funds sold and other               1,213          1,942                           3,155
   Securities                                10,442         14,501                          24,943
                                         ----------     ----------                     -----------
Total interest income                        51,028         65,848                         116,876
                                         ----------     ----------                     -----------

Interest expense:
    Deposits                                 20,064         33,798                          53,862
    Other                                       110             51                             161
                                         ----------     ----------                     -----------
Total interest expense                       20,174         33,849                          54,023
                                         ----------     ----------                     -----------

Net interest income                          30,854         31,999                          62,853
Provision for loan losses                     2,850          2,300                           5,150
                                         ----------     ----------                     -----------

Net interest income after
   provision for loan losses                 28,004         29,699                          57,703

Noninterest income                            6,798          3,349                          10,147
Other expense                                21,585         21,374                          42,959
                                         ----------     ----------                     -----------

Income before income taxes                   13,217         11,674                          24,891
Income taxes (benefit)                        4,551          2,353                           6,904
                                         ----------     ----------                     -----------

Net income                                    8,666          9,321                          17,987
Dividend requirements of preferred stock         89              0                              89
                                         ----------     ----------                     -----------
Net income applicable to common shares   $    8,577     $    9,321                     $    17,898
                                         ==========     ==========                     ===========

Weighted average common shares:
    Basic                                 6,932,000      3,916,000                      14,059,000
    Diluted                               7,228,000      3,967,000                      14,448,000

Per common share:
    Basic earnings                       $     1.24     $     2.38                     $      1.27
    Diluted earnings                           1.19           2.35                            1.25

Dividends declared                             0.41           0.53                            0.41

See notes to unaudited pro forma condensed combined financial statements.

                         PREMIER NATIONAL BANCORP, INC.
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                   (UNAUDITED)

                                            Hudson                    Pro Forma
                                          Chartered    Progressive   Adjustments         Total
                                          ---------    -----------   -----------         -----
                                                   (In thousands, except share amounts)
Interest income
   Loans, including fees                 $   39,413     $   44,806                     $    84,219
   Federal funds sold and other               2,028          2,058                           4,086
   Securities                                 9,274          8,637                          17,911
                                         ----------     ----------                     -----------
Total interest income                        50,715         55,501                         106,216
                                         ----------     ----------                     -----------

Interest expense:
    Deposits                                 21,129         27,692                          48,821
    Other                                       130              0                             130
                                         ----------     ----------                     -----------
Total interest expense                       21,259         27,692                          48,951
                                         ----------     ----------                     -----------

Net interest income                          29,456         27,809                          57,265
Provision for loan losses                     2,300            600                           2,900
                                         ----------     ----------                     -----------

Net interest income after
   provision for loan losses                 27,156         27,209                          54,365

Noninterest income                            5,779          3,306                           9,085
Other expense                                22,456         19,279                          41,735
                                         ----------     ----------                     -----------

Income before income taxes                   10,479         11,236                          21,715
Income taxes (benefit)                        3,514          4,450                           7,964
                                         ----------     ----------                     -----------

Net income                                    6,965          6,786                          13,751
Dividend requirements of preferred stock        414              0                             414
                                         ----------     ----------                     -----------
Net income applicable to common shares   $    6,551     $    6,786                     $    13,337
                                         ==========     ==========                     ===========

Weighted average common shares:
    Basic                                 6,274,000      4,070,000                      13,681,000
    Diluted                               7,089,000      4,116,000                      14,580,000

Per common share:
    Basic earnings                       $     1.04     $     1.67                     $      0.98
    Diluted earnings                           0.98           1.65                            0.94

Dividends declared                             0.34           0.43                            0.34

See notes to unaudited pro forma condensed combined financial statements.

                         PREMIER NATIONAL BANCORP, INC.
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) The accompanying unaudited pro forma condensed combined financial statements were prepared assuming that the Merger had been consummated as of December 31, 1997, and the pooling-of-interests method had been applied in accounting for the Merger. See "PROPOSAL III - APPROVAL OF MERGER -- Accounting Treatment."

(2) Pro forma earnings per common share (EPS) have been calculated based on the applicable average number of Hudson Chartered common shares actually outstanding, plus additional common shares assumed to be issued in the Merger in exchange for outstanding Progressive common shares based on the Exchange Ratio of 1.82.

      Per common share amounts (Basic EPS) were computed after deducting the dividend requirements of Hudson Chartered Series A and Series B Preferred Stock for the applicable periods. The Series A Preferred Stock was issued in April 1992 in the amount of $805,000. The Series B Convertible Preferred Stock was issued in December 1992 in the amount of $5,750,000. The entire Hudson Chartered Preferred Series B Stock was converted/redeemed as of April 1996. The Series A Preferred Stock was redeemed in its entirety in January 1994. Per common share amounts assuming dilution (Diluted EPS) were computed assuming that all of the outstanding Hudson Chartered Series B Preferred Stock was converted into Common Stock at the beginning of the period on the basis of a conversion price of $8.64, with the elimination of dividends on such Hudson Chartered Series B Preferred Stock. Diluted EPS also includes additional dilution computed on stock options using the average market price of Hudson Chartered's Common Stock for the applicable period.

      To the extent cash is paid to Progressive stockholders in lieu of fractional shares, common shares outstanding and common stockholders' equity would be reduced. The respective managements expect that cash will be paid to stockholders in lieu of issuing fractional shares for less than 1/4 of 1% of the shares held by Progressive stockholders and, accordingly, such shares have not been excluded from the pro forma data.

(3) The pro forma information presented does not reflect anticipated merger (legal, accounting, tax, regulatory and severance) and integration costs (conversion, abandonments, relocation, promotional material and forms), which are presently estimated to total $7.4 million before taxes and $5.6 million after taxes. The pro forma information also does not reflect potential cost savings or revenue enhancements expected to be realized subsequent to consummation of the Merger. See "PROPOSED MERGER -- Management and Operations after the Merger."

(4) Pro forma entry to retire Treasury stock held by Progressive (approximately 596,000 shares having a par value of $1.00 per share):

         Common Stock                           $   596,000
         Additional paid-in capital (A)           3,483,000
         Retained earnings                        6,313,000

             Treasury stock -- at cost                              $10,392,000

----------
      (A) Represents the pro rata portion of Progressive's total paid-in capital applicable to the Treasury shares.

(5) Pro forma entry to issue 1.82 Premier National Bancorp common shares in exchange for each Progressive common share. The par value of Premier National Bancorp common shares to be issued as of December 31, 1997, is determined as follows:

         Hudson Chartered common shares                               7,161,278
         Progressive common shares (3,831,809 common
              shares times exchange ratio of 1.82)                    6,973,892
                                                                    -----------
         Total common shares                                         14,135,170

         Par value per common share                                 $      0.80
                                                                    -----------
         Total par value                                            $11,308,000

         Actual par value of common stock at December 31, 1997:

             Hudson Chartered                         $ 5,729,000
             Progressive (after retirement of
               Treasury shares)                         3,832,000     9,561,000
                                                      -----------   -----------

         Required increase in par value                             $ 1,747,000
                                                                    ===========

         Entry to record increase in par value:

         Additional paid-in capital                   $ 1,747,000
                    Common stock                                    $ 1,747,000

(6)   Summary of the pro forma entries in Notes (4) and (5) above:

         Additional paid-in capital                   $ 5,230,000
         Retained earnings                              6,313,000

                    Common stock                                    $ 1,151,000
                    Treasury stock                                   10,392,000

(7) Authorized, issued and outstanding share information is as follows at December 31, 1997

                                    Hudson                           Premier
                                   Chartered      Progressive       Pro Forma
                                   ---------      -----------       ---------
         Preferred
         ---------

         Authorized                5,000,000       5,000,000        5,000,000
         Issued and outstanding            0               0                0

         Common
         ------

         Par value               $       .80     $      1.00      $       .80
         Authorized               20,000,000      15,000,000       50,000,000(A)
         Issued                    7,161,278       4,427,999       14,135,170
         Outstanding               7,076,263       3,831,809       14,050,155(B)

----------
      (A) Reflects the increase in authorized shares from 20,000,000 to 50,000,000 assuming the Merger is consummated.
      (B) Does not reflect Progressive shares held in Treasury, which will be retired upon consummation of the Merger.

                              INDEPENDENT AUDITORS

      The firm of KPMG Peat Marwick LLP serves as independent auditors to Progressive. A representative of KPMG Peat Marwick LLP is expected to be present at the Progressive Special Meeting and will have an opportunity to make a statement should he or she so desire. The representative is expected to be available to respond to appropriate questions.

                                     EXPERTS

      The consolidated financial statements of Hudson Chartered at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated herein by reference from Hudson Chartered's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Progressive as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein from Progressive's Annual Report on Form 10-K for the year ended December 31, 1997 in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      Documents incorporated herein by reference in the future may include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                  LEGAL OPINION

      A legal opinion to the effect that the issuance of the shares of Continuing Corporation Common Stock offered hereby, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable has been rendered by Van DeWater & Van DeWater. Partners of Van DeWater and Van DeWater beneficially owned in the aggregate ______ shares of Hudson Chartered Common Stock at ________ __, 1998, the record date of the Hudson Chartered meeting.

                              STOCKHOLDER PROPOSALS

      In order to be eligible for inclusion in the proxy materials of Progressive for the Annual Meeting of Stockholders for the year ending December 31, 1998, if any, stockholder proposals to take action at such meeting must be received at Progressive's executive offices at 1301 Route 52, P.O. Box 7000, Fishkill, New York 12524 by no later than ____________, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                            AND SELECTED ATTACHMENTS

                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Reorganization Agreement"), dated as of December 16, 1997, is by and among HUDSON CHARTERED BANCORP, INC., a New York corporation ("Hudson Chartered"), FIRST NATIONAL BANK OF THE HUDSON VALLEY, a national banking association ("Hudson Valley"), PROGRESSIVE BANK, INC., a New York corporation ("Progressive"), and PAWLING SAVINGS BANK, a New York state-chartered stock savings bank ("Pawling").

                                   WITNESSETH

      WHEREAS, the parties hereto desire to combine their respective businesses; and

      WHEREAS, the Board of Directors of Progressive and Hudson Chartered have determined that the combination of the respective businesses and operations of Progressive and Hudson Chartered through a merger of equals would be in the best long term interests of the respective shareholders of Progressive and Hudson Chartered; and

      WHEREAS, in furtherance of the combination of their respective businesses, the parties hereto desire that Progressive shall be merged (the "Merger") with and into Hudson Chartered under the name of "Premier National Bancorp, Inc." (the corporation surviving the Merger is referred to herein as the "Continuing Corporation"), all the issued and outstanding shares of common stock of Progressive (other than shares held by dissenting shareholders, to the extent applicable) shall be converted into and exchanged for shares of common stock of the Continuing Corporation, and all the issued and outstanding shares of capital stock of Hudson Chartered shall continue to be issued and outstanding shares of capital stock of the Continuing Corporation, all pursuant to a Plan of Merger (the "Plan of Merger"), substantially in the form attached as Annex A hereto and the provisions of which are herein incorporated by reference; and

      WHEREAS, in furtherance of the combination of their respective businesses, the parties hereto desire that, contemporaneously with the Merger, Pawling, a wholly owned subsidiary of Progressive, shall be merged (the "Bank Merger") with and into Hudson Valley, a wholly owned subsidiary of Hudson Chartered, under the charter of Hudson Valley and the name of "Premier National Bank" (the bank surviving the Bank Merger is referred to herein as the "Continuing Bank"), pursuant to an Agreement and Plan of Merger (the "Bank Merger Agreement"), substantially in the form attached as Annex B hereto; and

      WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                              CERTAIN DEFINED TERMS

      1.1 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

      1.2 "Banking Department" shall mean the New York State Banking Department.

      1.3 "Closing Date" shall have the meaning specified in Section 4.9 hereof.

      1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

      1.5 "Commission" shall mean the Securities and Exchange Commission.

      1.6 "Continuing Corporation Common Stock" shall mean Hudson Chartered Common Stock from and after the Effective Date.

      1.7 "Effective Date" shall have the meaning specified in Section 4.9 hereof.

      1.8 "Environmental Laws" shall mean all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). This definition includes, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

      1.9 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      1.10 "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that, together with Progressive or Hudson Chartered, as the case may be, would be deemed a "single employer" under Section 414 of the Code.

      1.11 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      1.12 "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

      1.13 "FDIC" shall mean the Federal Deposit Insurance Corporation.

      1.14 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

      1.15 "FRBNY" shall mean the Federal Reserve Bank of New York.

      1.16 "Hudson Chartered Common Stock" shall have the meaning set forth in
Section 3.1 hereof.

      1.17 "Hudson Chartered DRP" shall mean Hudson Chartered's Dividend Reinvestment and Stock Purchase Plan.

      1.18 "Hudson Chartered Financial Statements" shall mean (i) the consolidated balance sheets of Hudson Chartered as of September 30, 1997 and as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and changes in stockholders' equity (including related notes, if any) for the nine months ended September 30, 1997 and for each of the three years ended December 31, 1996, 1995 and 1994 as filed by Hudson Chartered in SEC Documents and (ii) the consolidated balance sheets of Hudson Chartered and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by Hudson Chartered in SEC Documents with respect to periods ended subsequent to September 30, 1997.

      1.19 "Hudson Chartered Option Agreement" shall mean the Stock Option Agreement dated of even date herewith between Hudson Chartered, as issuer, and Progressive, as grantee, with regard to Hudson Chartered Common Stock.

      1.20 "Hudson Chartered Plan" shall mean each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Hudson Chartered or by an ERISA Affiliate for the benefit of any employee or director or former employee or former director of Hudson Chartered or any ERISA Affiliate of Hudson Chartered.

      1.21 "Hudson Chartered Preferred Stock" shall have the meaning set forth in Section 3.1 hereof.

      1.22 "Hudson Chartered Stock-Based Compensation Plans" shall mean the Hudson Chartered Bancorp, Inc. 1995 Incentive Stock Plan (and its predecessors, the Community Bancorp, Inc. 1988 Non-Qualified Stock Option Plan and the Community Bancorp, Inc. Incentive Stock Option Plan), the Fishkill National Corporation Incentive Stock Option Plan, and such other stock-based compensation plans as may be Previously Disclosed.

      1.23 "Hudson Chartered Subsidiary" shall have the meaning set forth in
Section 3.3 hereof.

      1.24 "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

      1.25 "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

      1.26 "OCC" shall mean the Office of the Comptroller of the Currency.

      1.27 "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the Commission after December 31, 1996 and before the date hereof, or (ii) a letter dated as of the date hereof from the party making such disclosure and delivered to the other party. Any information disclosed by one party to the other hereunder for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

      1.28 "Progressive Common Stock" shall have the meaning set forth in
Section 2.1 hereof.

      1.29 "Progressive Financial Statements" shall mean (i) the consolidated balance sheets of Progressive as of September 30, 1997 and as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and changes in stockholders' equity (including related notes, if any) for the nine months ended September 30, 1997 and for each of the three years ended December 31, 1996, 1995 and 1994 as filed by Progressive in SEC Documents and (ii) the consolidated balance sheets of Progressive and related consolidated statements of income, cash flows and changes in stockholders' equity (including related notes, if any) as filed by Progressive in SEC Documents with respect to periods ended subsequent to September 30, 1997.

      1.30 "Progressive Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith between Progressive, as issuer, and Hudson Chartered, as grantee, with regard to Progressive Common Stock.

      1.31 "Progressive Plan" shall mean each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Progressive or by an ERISA Affiliate for the benefit of any employee or director or former employee or former director of Progressive or any ERISA Affiliate of Progressive.

      1.32 "Progressive Rights Agreement" shall mean the Shareholder Rights Agreement dated as of October 15, 1997 by and between Progressive and Registrar and Transfer Company, as rights agent, which provides that each share of Progressive Common Stock outstanding on October 15, 1997, and each share of Progressive Common Stock subsequently issued, has associated with it such rights to acquire such shares of Progressive Series A Preferred Stock and such rights to acquire such shares of Progressive Common Stock as are specified therein.

      1.33 "Progressive Series A Preferred Stock" shall mean the Series A Junior Participating Preferred Stock, par value $1.00 per share, of Progressive.

      1.34 "Progressive Stock-Based Compensation Plans" shall mean the Progressive Bank, Inc. 1997 Employee Stock Option Plan, the Progressive Bank, Inc. 1993 Non-Qualified Stock Option Plan--Directors, the Progressive Bank, Inc. Amended and Restated Incentive Stock Option Plan, the Progressive Bank, Inc. Non-Qualified Stock Option Plan for Directors, and such other stock-based compensation plans as may be Previously Disclosed.

      1.35 "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of Progressive and Hudson Chartered to solicit their votes in connection with this Reorganization Agreement, the Plan of Merger and related matters.

      1.36 "Registration Statement" shall mean the registration statement with respect to the Continuing Corporation Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

      1.37 "REO" shall mean real property assets acquired as a result of foreclosure, deed in lieu of foreclosure, or any other method in satisfaction of indebtedness.

      1.38 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock.

      1.39 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

      1.40 "Securities Act" shall mean the Securities Act of 1933, as amended.

      1.41 "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

      Other terms used herein are defined in the preamble, recitals or other sections of this Reorganization Agreement.

                                    ARTICLE 2
            REPRESENTATIONS AND WARRANTIES OF PROGRESSIVE AND PAWLING

      Progressive and Pawling hereby represent and warrant to Hudson Chartered and Hudson Valley as follows:

      2.1. Capital Structure of Progressive

            (a) The authorized capital stock of Progressive consists of (i) 15,000,000 shares of common stock, par value $1.00 per share ("Progressive Common Stock"), of which 3,831,809 shares are issued and outstanding and 596,190 shares are held in treasury; and (ii) 5,000,000 shares of Preferred Stock, $1.00 par value per share, none of which have been issued or are outstanding. All outstanding shares of Progressive Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the shares of Progressive's capital stock has been issued in violation of the preemptive rights of any person.

            (b) Except for options granted under the Progressive Stock-Based Compensation Plans with respect to 299,255 shares of Progressive Common Stock, the Progressive Option Agreement, and Rights outstanding under the Progressive Rights Agreement, there are no Rights authorized, issued or outstanding with respect to the capital stock of Progressive and no written or oral plans, understandings, commitments or contracts to which Progressive or, to Progressive's knowledge, any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of Progressive's capital stock.

      2.2. Organization, Standing and Authority of Progressive

            Progressive is a duly organized corporation, validly existing and in good standing under the laws of the State of New York. Progressive (i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Progressive on a consolidated basis. Progressive has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own and lease its properties and assets and to carry on its business as it is now being conducted. Progressive has delivered to Hudson Chartered true, complete and correct copies of its certificate of incorporation and by-laws, each as in effect on the date of this Agreement. Progressive is registered as a bank holding company under the Bank Holding Company Act.

      2.3. Pawling

            Progressive does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except Pawling. The outstanding shares of capital stock of Pawling have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly owned by Progressive free and clear of all liens, claims and encumbrances, subject to the liquidation account established and maintained by Pawling in connection with its conversion from mutual to stock form (the "Liquidation Account"). No Rights are authorized, issued or outstanding with respect to the capital stock of Pawling and there are no agreements, understandings or commitments relating to the right of Progressive to vote or to dispose of said shares. None of the shares of capital stock of Pawling has been issued in violation of the preemptive rights of any person. The Liquidation Account has been established and maintained in accordance with all applicable laws and regulations.

      2.4. Organization, Standing and Authority of Pawling

            Pawling is a duly organized New York state-chartered stock savings bank, validly existing and in good standing under applicable laws. There are no other Progressive subsidiaries. Pawling (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Progressive on a consolidated basis. Pawling has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted. Pawling has delivered to Hudson Chartered true, complete and correct copies of its articles of association and by-laws, each as in effect on the date of this Agreement.

      2.5. Authorized and Effective Agreement

            (a) Progressive has all requisite corporate power and authority to enter into, adopt and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Progressive Option Agreement. The execution, adoption and delivery of this Reorganization Agreement, the Plan of Merger and the Progressive Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Progressive (including the unanimous approval of its Board of Directors), except that the affirmative vote of the holders of the outstanding shares of Progressive Common Stock entitled to vote thereon is required to adopt the Plan of Merger pursuant to the New York Business Corporation Law, as amended, and Progressive's Certificate of Incorporation and Bylaws.

            (b) Pawling has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Bank Merger Agreement, and the execution and delivery of this Reorganization Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Pawling.

            (c) This Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Progressive and this Reorganization Agreement and the Bank Merger Agreement constitute legal, valid and binding obligations of Pawling, in each case enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (d) Except as Previously Disclosed, neither the execution, adoption and delivery of this Reorganization Agreement, the Plan of Merger or the Progressive Option Agreement, in the case of Progressive, or this Reorganization Agreement or the Bank Merger Agreement, in the case of Pawling, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Progressive or Pawling with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation, articles of association or by-laws of Progressive or Pawling,
(ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Progressive or Pawling pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, in each case in an amount greater than $100,000 or requiring an annual payment greater than $100,000, or (iii) subject to the receipt of all required regulatory approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Progressive or Pawling.

            (e) Except for consents and approvals of or filings with the Federal Reserve Board, the OCC, the FDIC, the Commission, the Banking Department and the New York Department of State, and except as Previously Disclosed, no consents or approvals of or filings or registrations with any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement and the Bank Merger Agreement by Progressive and Pawling or the consummation by Progressive or Pawling of the transactions contemplated hereby, thereby or by the Plan of Merger.

      2.6. SEC Documents; Regulatory Filings

            Progressive has filed all SEC Documents required by the Securities Laws and such SEC Documents complied in all material respects with the Securities Laws. Each of Progressive and Pawling has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in all material respects.

      2.7. Financial Statements; Books and Records; Minute Books

            The Progressive Financial Statements fairly present the consolidated financial position of Progressive as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of Progressive for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except (i) as disclosed therein, (ii) for the omission of notes to unaudited statements, (iii) for normally recurring year-end adjustments in the case of interim financial statements, and (iv) as Previously Disclosed. The books and records of Progressive and Pawling fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Progressive and Pawling contain accurate records of all corporate actions of their respective shareholders and Boards of Directors (including committees of their Boards of Directors).

      2.8. Material Adverse Change

            Progressive has not, on a consolidated basis, suffered any material adverse change in its business, financial condition or results of operations since December 31, 1996 to the date hereof.

      2.9. Absence of Undisclosed Liabilities

            Neither Progressive nor Pawling has any liability (contingent or otherwise) that is material to Progressive on a consolidated basis, or that, when combined with all similar liabilities, would be material to Progressive on a consolidated basis, except as disclosed in the Progressive Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent Progressive Financial Statements.

      2.10. Properties

            Except as Previously Disclosed, Progressive and Pawling have good title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Progressive Financial Statements as of September 30, 1997 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are customary under local practice or are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. Progressive or Pawling, as lessee, has the right under valid and subsisting leases of properties used by Progressive and Pawling in the conduct of their banking business to occupy and use all such properties as presently occupied and used by them. Each of the real properties used by Progressive and Pawling has been maintained in all material respects in good condition and is suitable for its current use by Progressive and Pawling. Each of such properties conforms in all material respects to currently applicable ordinances, regulations and zoning requirements and, if required, is occupied pursuant to a certificate of occupancy authorizing its current use. Except as Previously Disclosed, since September 30, 1997, none of such properties which are material to the operation of Progressive and Pawling has been damaged by fire, storm or other identifiable event or other act of God, except to the extent that any property owned or leased by Progressive or Pawling, if so damaged, is insured to the extent necessary to satisfactorily repair the damaged premises.

      2.11. Loans

            (a) Except as Previously Disclosed, to the best knowledge of Progressive and Pawling, each loan reflected as an asset in the Progressive Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit made by Pawling that are subject to Regulation O of the Federal Reserve Board comply therewith.

            (b) The classification on the books and records of Progressive and Pawling of loans as nonaccrual, troubled debt restructuring, in-substance foreclosure or other real estate owned, or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting policy.

      2.12. Allowance for Loan Losses

            The allowance for loan losses reflected on the Progressive Financial Statements as of September 30, 1997 and any Progressive Financial Statements referred to in Section 1.29(ii) hereof, as of their respective dates, is adequate in all material respects under the requirements of generally accepted and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

      2.13. Tax Matters

            (a) Progressive and Pawling, and each of their respective predecessors, have timely filed federal income tax returns for each year through December 31, 1996 and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns and FICA and FUTA returns) required to be filed with respect to Progressive or Pawling. Progressive has made available to Hudson Chartered true and complete copies of its federal and state income tax returns for the past five years, and true and complete copies of all correspondence from governmental authorities, and responses of Progressive or Pawling thereto, relating to such federal and state income tax returns or any other federal, state, local or other tax filings within the past five years. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes and, as of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof. Except as Previously Disclosed, no audit examination or deficiency or refund litigation with respect to such returns is pending. Neither Progressive nor Pawling will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

            (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Progressive and Pawling are complete and accurate in all material respects. Neither Progressive nor Pawling is delinquent in the payment of any tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Progressive or Pawling which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect with respect to Progressive or Pawling to extend the period of limitations for the assessment or collection of any tax.

            (c) Progressive and Pawling have timely filed all information returns required under Sections 6041-6050N of the Code and any comparable state and local laws, and have timely complied in all respects with the requirements of Section 3406 of the Code and the regulations thereunder and any comparable state and local laws and regulations.

            (d) Except as Previously Disclosed, termination of the employment of any employees of Progressive or Pawling following consummation of the transactions contemplated hereby will not cause Progressive or Pawling to make or to be required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

      2.14. Employee Benefit Plans; ERISA

            (a) Progressive has Previously Disclosed each material Progressive Plan.

            (b) With respect to each material Progressive Plan, Progressive has made available to Hudson Chartered true and complete copies of each of the following documents: (1) the Progressive Plan and related documents (including all amendments thereto); (2) the most recent annual reports, financial statements, and actuarial reports, if any; (3) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Progressive Plan; and (4) the most recent determination letter received from the Internal Revenue Service with respect to each Progressive Plan that is intended to be qualified under the Code.

            (c) Except as Previously Disclosed, no liability under Title IV of ERISA has been incurred by Progressive or any ERISA Affiliate of Progressive since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Progressive or any ERISA Affiliate of Progressive of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

            (d) Neither Progressive nor any ERISA Affiliate of Progressive, nor any of the Progressive Plans, nor any trust created thereunder, nor, to the best knowledge of Progressive, any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Progressive or any ERISA Affiliate of Progressive could, either directly or indirectly, incur a material liability or cost.

            (e) Except as Previously Disclosed, full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that Progressive or any ERISA Affiliate of Progressive is required to pay under
Section 412 of the Code or under the terms of the Progressive Plans.

            (f) Except as Previously Disclosed, as of the Closing Date, the then fair market value of the assets held under each Progressive Plan that is subject to Title IV of ERISA will be sufficient so as to permit a "standard termination" of each such Progressive Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such Progressive Plans. No reportable event under Section 4043 of ERISA has occurred with respect to any Progressive Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the Pension Benefit Guaranty Corporation has been waived.

            (g) Except as Previously Disclosed, none of the Progressive Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in
Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

            (h) Except as Previously Disclosed, a favorable determination letter has been issued by the Internal Revenue Service with respect to each Progressive Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such Progressive Plan satisfies the requirements of Section 401(a) of the Code in all material respects. Each Progressive Plan that is intended to satisfy the requirements of
Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each Progressive Plan has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

            (i) Except as Previously Disclosed, there are no actions, suits or claims pending, or, to the knowledge of Progressive, threatened or anticipated (other than routine claims for benefits) against any Progressive Plan, the assets of any Progressive Plan or against Progressive or any ERISA Affiliate of Progressive with respect to any

Progressive Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Progressive Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any Progressive Plan.

            (j) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of Progressive or any ERISA Affiliate of Progressive to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

      2.15. Labor Matters

            With respect to their employees, neither Progressive nor Pawling is a party to any labor agreement with any labor organization, group or association and each of Progressive and Pawling is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and has not engaged in any unfair labor practice. Progressive and Pawling have not experienced any attempt by organized labor or its representatives to make Progressive or Pawling conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Progressive or Pawling. To the knowledge of Progressive and Pawling, there is no unfair labor practice charge or other complaint by any employee or former employee of Progressive or Pawling against any of them pending before any governmental agency arising out of Progressive's or Pawling's activities; there is no labor strike or labor disturbance pending or, to the knowledge of Progressive and Pawling, threatened against any of them; and neither Progressive nor Pawling has experienced a work stoppage or other labor difficulty since January 1, 1997.

      2.16. Certain Contracts

            (a) Except as Previously Disclosed, neither Progressive nor Pawling is a party to, or is bound by, (i) any material agreement, arrangement or commitment involving annual payments in excess of $100,000, whether or not made in the ordinary course of business, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Progressive or Pawling or the guarantee by Progressive or Pawling of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between Progressive or Pawling and any director or executive officer of Progressive or Pawling, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between Progressive or Pawling and any five percent or more shareholder of Progressive, in each case other than transactions entered into in the ordinary course of the banking business of Pawling consistent with past practice.

            (b) Neither Progressive nor Pawling, nor to the knowledge of Progressive or Pawling, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from Pawling in the ordinary course of its banking business.

            (c) Since September 30, 1997, neither Progressive nor Pawling has incurred or paid any obligation or liability that would be material to Progressive, except obligations incurred or paid in connection with transactions in the ordinary course of business of Pawling consistent with its past practice and except as Previously Disclosed. Except as Previously Disclosed, from September 30, 1997 to the date hereof, neither Progressive nor Pawling has taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.7(b) hereof.

            (d) Except as Previously Disclosed, neither Progressive nor Pawling has, during the period since December 31, 1995, controlled expenses through elimination of employee benefits, deferral of routine maintenance of real property or leased premises, elimination of reserves where the liability related to such reserve has remained, reduction of capital improvements from previous levels, failure to depreciate capital assets in accordance with past practice or eliminate capital assets which are no longer used in the business of either Progressive or Pawling, capitalized loan production expenses other than in accordance with FAS 91 or extraordinary reduction or deferral of ordinary or necessary expenses.

      2.17. Real Estate Owned

            (a) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the Progressive Financial Statements or are not material and are in the process of being cleared, title to the REO is good and marketable, and there are no adverse claims or encumbrances on the REO.

            (b) All title, hazard and other insurance claims and mortgage guaranty claims with respect to the REO have been timely filed and neither Progressive nor Pawling has received any notice of denial of any such claim.

            (c) Progressive and Pawling are in possession of all of the REO or, if any of the REO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and Progressive and/or Pawling are diligently pursuing such eviction or summary proceedings or such rental arrangements.

            (d) Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of Progressive and Pawling, threatened concerning any REO or any servicing activity or omission to provide a servicing activity with respect to any of the REO.

      2.18. Legal Proceedings

            Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Progressive, threatened against Progressive or Pawling or against any asset, interest or right of Progressive or Pawling that might have a material adverse effect on the financial condition, results of operations or business of Progressive on a consolidated basis. To the knowledge of Progressive, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Progressive, threatened against any present or former director or officer of Progressive that might give rise to a claim for indemnification, and, to the knowledge of Progressive, there is no reasonable basis for any such action, suit or proceeding.

      2.19. Compliance with Laws

            Progressive and Pawling are in compliance in all material respects with all statutes and regulations applicable to the conduct of their business, and neither Progressive nor Pawling has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Neither Progressive nor Pawling is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and neither of them has received any communication requesting that they enter into any of the foregoing. Without limiting the generality of the foregoing, Pawling has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, codified at 31 U.S.C. ss. 5301 et seq., and its implementing regulations.

      2.20. Brokers and Finders

            Except for Progressive's engagement of and agreement to pay Sandler O'Neill & Partners, L.P. a fee or commission as Previously Disclosed, neither Progressive nor Pawling, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, the Bank Merger Agreement or the Plan of Merger.

      2.21. Insurance

            Progressive and Pawling currently maintain insurance in amounts reasonably necessary for their operations and, to the best knowledge of Progressive, similar in scope and coverage to that maintained by other entities similarly situated. Neither Progressive nor Pawling has received any advance notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Progressive nor Pawling has been refused any insurance coverage sought or applied for, and Progressive has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Progressive or Pawling.

      2.22. Repurchase Agreements

            With respect to all agreements pursuant to which Progressive or Pawling has purchased securities subject to an agreement to resell, if any, Progressive or Pawling, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

      2.23. Deposit Insurance

            The deposits of Pawling are insured by the FDIC in accordance with the FDIA, and Pawling has paid all assessments and filed all reports required by the FDIA.

      2.24. Environmental Matters

            (a) Except for any violation, liability or noncompliance which does not have a material adverse effect on Progressive or Pawling: (i) neither Progressive nor Pawling has violated during the last five years or is in violation of or is liable under any federal, state or local environmental law;
(ii) none of the properties owned or leased by either Progressive or Pawling (including, without limitation, soils and surface and ground waters) are contaminated with any hazardous substance; (iii) neither Progressive nor Pawling is liable for any off-site contamination; and (iv) each of Progressive and Pawling is, and during the last five years has been, in compliance with, all of its respective permits, licenses and other authorizations issued under any environmental laws. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

            (b) Neither Progressive nor Pawling has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Progressive and Pawling, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on Progressive or Pawling of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a material adverse effect on Progressive or Pawling; to the best knowledge of Progressive and Pawling, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Progressive nor Pawling is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

      2.25. Certain Information

            When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the later of the Progressive and Hudson Chartered shareholders' meetings to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Progressive relating to Progressive and Pawling, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

      2.26. Administration of Trust Accounts

            Pawling has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of Progressive and Pawling, taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Progressive, Pawling, nor any director, officer or employee of Progressive or Pawling has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of Progressive and Pawling, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

      2.27. Information in Applications

            All information concerning Progressive and Pawling, and their respective officers, directors and shareholders, included (or submitted for inclusion) in the applications described in Section 4.3 hereof shall be true, correct and complete in all material respects.

      2.28. Pooling of Interests

            Progressive knows of no reason (after consultation with its independent accountants) which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

      2.29. Derivative Transactions

            Except as Previously Disclosed, as of the date hereof, neither Progressive nor Pawling has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments since December 31, 1996.

      2.30. Intellectual Property

            Progressive and Pawling own the entire right, title and interest in and to, or have valid licenses with respect to, all the Intellectual Property necessary in all material respects to conduct their business and operations as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Progressive on a consolidated basis. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a material adverse effect on the financial condition, results of operations or business of Progressive on a consolidated basis.

                                    ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF HUDSON CHARTERED
                                AND HUDSON VALLEY

      Hudson Chartered and Hudson Valley hereby represent and warrant to Progressive and Pawling as follows:

      3.1. Capital Structure of Hudson Chartered

            (a) The authorized capital stock of Hudson Chartered consists of (i) 20,000,000 shares of common stock, par value $0.80 per share ("Hudson Chartered Common Stock"), of which 7,076,263 shares are issued and outstanding and 85,015 shares are held in treasury; and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share ("Hudson Chartered Preferred Stock"), none of which are currently outstanding. All outstanding shares of Hudson Chartered Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the shares of Hudson Chartered's capital stock has been issued in violation of the preemptive rights of any person.

            (b) Except for options granted under the Hudson Chartered Stock-Based Compensation Plans with respect to 462,247 shares of Hudson Chartered Common Stock, and the Hudson Chartered Option Agreement, there are no Rights authorized, issued or outstanding with respect to the capital stock of Hudson Chartered and no written or oral plans, understandings, commitments or contracts to which Hudson Chartered or, to Hudson Chartered's knowledge, any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of Hudson Chartered's capital stock.

      3.2. Organization, Standing and Authority of Hudson Chartered

            Hudson Chartered is a duly organized corporation, validly existing and in good standing under the laws of the State of New York. Hudson Chartered
(i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Hudson Chartered on a consolidated basis. Hudson Chartered has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own and lease its properties and assets and to carry on its business as it is now being conducted. Hudson Chartered has delivered to Progressive true, complete and correct copies of its certificate of incorporation and by-laws, each as in effect on the date of this Agreement. Hudson Chartered is registered as a bank holding company under the Bank Holding Company Act.

      3.3. Ownership of the Hudson Chartered Subsidiaries; Capital Structure of the Hudson Chartered Subsidiaries

            Hudson Chartered does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except Hudson Valley, Hudson Chartered Realty Corporation (collectively the "Hudson Chartered Subsidiaries" and each individually a "Hudson Chartered Subsidiary"). The outstanding shares of capital stock of each Hudson Chartered Subsidiary have been duly authorized and are validly issued, and are fully paid and (subject to 12 U.S.C. ss. 55) nonassessable and, except as Previously Disclosed, all such shares are directly or indirectly owned by Hudson Chartered free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock of any Hudson Chartered Subsidiary and there are no agreements, understandings or commitments relating to the right of Hudson Chartered to vote or to dispose of said shares. None of the shares of capital stock of any Hudson Chartered Subsidiary has been issued in violation of the preemptive rights of any person.

      3.4. Organization, Standing and Authority of the Hudson Chartered Subsidiaries

            Hudson Valley is a duly organized national banking association, validly existing and in good standing under applicable laws. Each other Hudson Chartered Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each Hudson Chartered Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Hudson Chartered on a consolidated basis. Each Hudson Chartered Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted. Hudson Valley has delivered to Progressive true, complete and correct copies of its articles of association and by-laws, each as in effect on the date of this Agreement.

      3.5. Authorized and Effective Agreement

            (a) Hudson Chartered has all requisite corporate power and authority to enter into, adopt and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Hudson Chartered Option Agreement. The execution, adoption and delivery of this Reorganization Agreement, the Plan of Merger and the Hudson Chartered Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Hudson Chartered (including the unanimous approval of its Board of Directors), except that the affirmative vote of the holders of the outstanding shares of Hudson Chartered Common Stock entitled to vote thereon is required to adopt the Plan of Merger pursuant to the New York Business Corporation Law, as amended, and Hudson Chartered's Certificate of Incorporation and Bylaws.

            (b) Hudson Valley has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Bank Merger Agreement and the execution and delivery of this Reorganization Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Hudson Valley.

            (c) This Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Hudson Chartered and this Reorganization Agreement and the Bank Merger Agreement constitute legal, valid and binding obligations of Hudson Valley, in each case enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (d) Except as Previously Disclosed, neither the execution, adoption and delivery of this Reorganization Agreement, the Plan of Merger or the Hudson Chartered Option Agreement, in the case of Hudson Chartered, or this Reorganization Agreement or the Bank Merger Agreement, in the case of Hudson Valley, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Hudson Chartered or Hudson Valley with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation, articles of association or by-laws of Hudson Chartered or any Hudson Chartered Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Hudson Chartered or any Hudson Chartered Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, in each case in an amount greater than $100,000 or requiring an annual payment greater than $100,000, or (iii) subject to the receipt of all required regulatory approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Hudson Chartered or any Hudson Chartered Subsidiary.

            (e) Except for consents and approvals of or filings with the Federal Reserve Board, the OCC, the FDIC, the Commission, the Banking Department, the New York Department of State and any appropriate state securities authorities, and except as Previously Disclosed, no consents or approvals of or filings or registrations with any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement and the Bank Merger Agreement by Hudson Chartered and Hudson Valley or the consummation by Hudson Chartered or Hudson Valley of the transactions contemplated hereby, thereby or by the Plan of Merger.

      3.6. SEC Documents; Regulatory Filings

            Hudson Chartered has filed all SEC Documents required by the Securities Laws and such SEC Documents complied in all material respects with the Securities Laws. Each of Hudson Chartered and Hudson Valley has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in all material respects.

      3.7. Financial Statements; Books and Records; Minute Books

            The Hudson Chartered Financial Statements fairly present the consolidated financial position of Hudson Chartered as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of Hudson Chartered for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except (i) as disclosed therein, (ii) for the omission of notes to unaudited statements, and (iii) for normally recurring year-end adjustments in the case of interim financial statements. The books and records of Hudson Chartered and each Hudson Chartered Subsidiary fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Hudson Chartered and each Hudson Chartered Subsidiary contain accurate records of all corporate actions of their respective shareholders and Boards of Directors (including committees of their Boards of Directors).

      3.8. Material Adverse Change

            Hudson Chartered has not, on a consolidated basis, suffered any material adverse change in its business, financial condition or results of operations since December 31, 1996 to the date hereof.

      3.9. Absence of Undisclosed Liabilities

            Neither Hudson Chartered nor any Hudson Chartered Subsidiary has any liability (contingent or otherwise) that is material to Hudson Chartered on a consolidated basis, or that, when combined with all similar liabilities, would be material to Hudson Chartered on a consolidated basis, except as disclosed in the Hudson Chartered Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent Hudson Chartered Financial Statements.

      3.10. Properties

            Hudson Chartered and the Hudson Chartered Subsidiaries have good title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Hudson Chartered Financial Statements as of September 30, 1997 or acquired after such date, except (i) liens for current taxes not yet due and payable,
(ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are customary under local practice or are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. Hudson Chartered or one of the Hudson Chartered Subsidiaries, as lessee, has the right under valid and subsisting leases of properties used by Hudson Chartered and the Hudson Chartered Subsidiaries in the conduct of its banking business to occupy and use all such properties as presently occupied and used by it. Each of the real properties used by Hudson Chartered and the Hudson Chartered Subsidiaries has been maintained in all material respects in good condition and is suitable for its current use by Hudson Chartered and the Hudson Chartered Subsidiaries. Each of such properties conforms in all material respects to currently applicable ordinances, regulations and zoning requirements and, if required, is occupied pursuant to a certificate of occupancy authorizing its current use. Since September 30, 1997, none of such properties which are material to the operation of Hudson Chartered and the Hudson Chartered Subsidiaries has been damaged by fire, storm or other identifiable event or other act of God, except to the extent that any property owned or leased by Hudson Chartered or one of the Hudson Chartered Subsidiaries, if so damaged, is insured to the extent necessary to satisfactorily repair the damaged premises.

      3.11. Loans

            (a) Except as Previously Disclosed, to the best knowledge of Hudson Chartered and Hudson Valley, each loan reflected as an asset in the Hudson Chartered Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be,
(ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit made by Hudson Valley that are subject to Regulation O of the Federal Reserve Board comply therewith.

            (b) The classification on the books and records of Hudson Chartered and each Hudson Chartered Subsidiary of loans as nonaccrual, troubled debt restructuring, in-substance foreclosure or other real estate owned, or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting policy.

      3.12. Allowance for Loan Losses

            The allowance for loan losses reflected on the Hudson Chartered Financial Statements as of September 30, 1997 and any Hudson Chartered Financial Statements referred to in Section 1.18(ii) hereof, as of their respective dates, is adequate in all material respects under the requirements of generally accepted and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

      3.13. Tax Matters

            (a) Hudson Chartered and each Hudson Chartered Subsidiary, and each of their respective predecessors, have timely filed federal income tax returns for each year through December 31, 1996 and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns and FICA and FUTA returns) required to be filed with respect to Hudson Chartered or such Hudson Chartered Subsidiary. Hudson Chartered has made available to Progressive true and complete copies of its federal and state income tax returns for the past five years, and true and complete copies of all correspondence from governmental authorities, and responses of Hudson Chartered or any Hudson Chartered Subsidiary thereto, relating to such federal and state income tax returns or any other federal, state, local or other tax filings within the past five years. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes and, as of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof. Except as Previously Disclosed, no audit examination or deficiency or refund litigation with respect to such returns is pending. Neither Hudson Chartered nor any Hudson Chartered Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

            (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Hudson Chartered and each Hudson Chartered Subsidiary are complete and accurate in all material respects. Neither Hudson Chartered nor any Hudson Chartered Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Hudson Chartered or any Hudson Chartered Subsidiary which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect with respect to Hudson Chartered or any Hudson Chartered Subsidiary to extend the period of limitations for the assessment or collection of any tax.

            (c) Hudson Chartered and each Hudson Chartered Subsidiary have timely filed all information returns required under Sections 6041-6050N of the Code and any comparable state and local laws, and have timely complied in all respects with the requirements of Section 3406 of the Code and the regulations thereunder and any comparable state and local laws and regulations.

            (d) Termination of the employment of any employees of Hudson Chartered or any Hudson Chartered Subsidiary following consummation of the transactions contemplated hereby will not cause Hudson Chartered or any Hudson Chartered Subsidiary to make or to be required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

      3.14. Employee Benefit Plans; ERISA

            (a) Hudson Chartered has Previously Disclosed each material Hudson Chartered Plan.

            (b) With respect to each material Hudson Chartered Plan, Hudson Chartered has made available to Progressive true and complete copies of each of the following documents: (1) the Hudson Chartered Plan and related documents (including all amendments thereto); (2) the most recent annual reports, financial statements, and actuarial reports, if any; (3) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Hudson Chartered Plan; and (4) the most recent determination letter received from the Internal Revenue Service with respect to each Hudson Chartered Plan that is intended to be qualified under the Code.

            (c) No liability under Title IV of ERISA has been incurred by Hudson Chartered or any ERISA Affiliate of Hudson Chartered since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Hudson Chartered or any ERISA Affiliate of Hudson Chartered of incurring a liability under such Title. None of the Hudson Chartered Plans is subject to Title IV of ERISA.

            (d) Neither Hudson Chartered nor any ERISA Affiliate of Hudson Chartered, nor any of the Hudson Chartered Plans, nor any trust created thereunder, nor, to the best knowledge of Hudson Chartered, any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Hudson Chartered or any ERISA Affiliate of Hudson Chartered could, either directly or indirectly, incur a material liability or cost.

            (e) Full payment has been made, or will be made in accordance with
Section 404(a)(6) of the Code, of all amounts that Hudson Chartered or any ERISA Affiliate of Hudson Chartered is required to pay under Section 412 of the Code or under the terms of the Hudson Chartered Plans.

            (f) Except as Previously Disclosed, none of the Hudson Chartered Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

            (g) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Hudson Chartered Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such Hudson Chartered Plan satisfies the requirements of Section 401(a) of the Code in all material respects. Each Hudson Chartered Plan that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each Hudson Chartered Plan has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

            (h) There are no actions, suits or claims pending, or, to the knowledge of Hudson Chartered, threatened or anticipated (other than routine claims for benefits) against any Hudson Chartered Plan, the assets of any Hudson Chartered Plan or against Hudson Chartered or any ERISA Affiliate of Hudson Chartered with respect to any Hudson Chartered Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Hudson Chartered Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any Hudson Chartered Plan.

            (i) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of Hudson Chartered or any ERISA Affiliate of Hudson Chartered to severance pay, unemployment compensation or any similar payment, or
(ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

      3.15. Labor Matters

            With respect to their employees, neither Hudson Chartered nor any Hudson Chartered Subsidiary is a party to any labor agreement with any labor organization, group or association, and each of Hudson Chartered and the Hudson Chartered Subsidiaries is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and has not engaged in any unfair labor practice. Hudson Chartered and the Hudson Chartered Subsidiaries have not experienced any attempt by organized labor or its representatives to make Hudson Chartered or any Hudson Chartered Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Hudson Chartered or any Hudson Chartered Subsidiary. To the knowledge of Hudson Chartered and the Hudson Chartered Subsidiaries, there is no unfair labor practice charge or other complaint by any employee or former employee of Hudson Chartered or any Hudson Chartered Subsidiary against any of them pending before any governmental agency arising out of Hudson Chartered's or such Hudson Chartered Subsidiary's activities; there is no labor strike or labor disturbance pending or, to the knowledge of Hudson Chartered and the Hudson Chartered Subsidiaries, threatened against any of them; and neither Hudson Chartered nor any Hudson Chartered Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1997.

      3.16. Certain Contracts

            (a) Except as Previously Disclosed, neither Hudson Chartered nor any Hudson Chartered Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment involving annual payments in excess of $100,000, whether or not made in the ordinary course of business, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Hudson Chartered or any Hudson Chartered Subsidiary or the guarantee by Hudson Chartered or any Hudson Chartered Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between Hudson Chartered or any Hudson Chartered Subsidiary and any director or executive officer of Hudson Chartered or any Hudson Chartered Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between Hudson Chartered or any Hudson Chartered Subsidiary and any five percent or more shareholder of Hudson Chartered, in each case other than transactions entered into in the ordinary course of the banking business of Hudson Valley consistent with past practice.

            (b) Neither Hudson Chartered nor any Hudson Chartered Subsidiary, nor to the knowledge of Hudson Chartered or such Hudson Chartered Subsidiary, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from Hudson Valley in the ordinary course of its banking business.

            (c) Since September 30, 1997, neither Hudson Chartered nor any Hudson Chartered Subsidiary has incurred or paid any obligation or liability that would be material to Hudson Chartered, except obligations incurred or paid in connection with transactions in the ordinary course of business of Hudson Valley consistent with its past practice and except as Previously Disclosed. Except as Previously Disclosed, from September 30, 1997 to the date hereof, neither Hudson Chartered nor any Hudson Chartered Subsidiary has taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.8(b) hereof.

            (d) Except as Previously Disclosed, neither Hudson Chartered nor any Hudson Chartered Subsidiary has, during the period since December 31, 1995, controlled expenses through elimination of employee benefits, deferral of routine maintenance of real property or leased premises, elimination of reserves where the liability related to such reserve has remained, reduction of capital improvements from previous levels, failure to depreciate capital assets in accordance with past practice or eliminate capital assets which are no longer used in the business of either of Hudson Chartered or any Hudson Chartered Subsidiary, capitalized loan production expenses other than in accordance with FAS 91 or extraordinary reduction or deferral of ordinary or necessary expenses.

      3.17. Real Estate Owned

            (a) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the Hudson Chartered Financial Statements or are not material and are in the process of being cleared, title to the REO is good and marketable, and there are no adverse claims or encumbrances on the REO.

            (b) All title, hazard and other insurance claims and mortgage guaranty claims with respect to the REO have been timely filed and neither Hudson Chartered nor any Hudson Chartered Subsidiary has received any notice of denial of any such claim.

            (c) Except as Previously Disclosed, Hudson Chartered and each Hudson Chartered Subsidiary are in possession of all of the REO or, if any of the REO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and Hudson Chartered and/or each Hudson Chartered Subsidiary are diligently pursuing such eviction or summary proceedings or such rental arrangements.

            (d) Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of Hudson Chartered and each Hudson Chartered Subsidiary, threatened concerning any REO or any servicing activity or omission to provide a servicing activity with respect to any of the REO.

      3.18. Legal Proceedings

            Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Hudson Chartered, threatened against Hudson Chartered or any Hudson Chartered Subsidiary or against any asset, interest or right of Hudson Chartered or any Hudson Chartered Subsidiary that might have a material adverse effect on the financial condition, results of operations or business of Hudson Chartered on a consolidated basis. To the knowledge of Hudson Chartered, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Hudson Chartered, threatened against any present or former director or officer of Hudson Chartered that might give rise to a claim for indemnification, and, to the knowledge of Hudson Chartered, there is no reasonable basis for any such action, suit or proceeding.

      3.19. Compliance with Laws

            Hudson Chartered and the Hudson Chartered Subsidiaries are in compliance in all material respects with all statutes and regulations applicable to the conduct of their business, and except as Previously Disclosed, neither Hudson Chartered nor any Hudson Chartered Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Except as Previously Disclosed, neither Hudson Chartered nor any Hudson Chartered Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and neither of them has received any communication requesting that they enter into any of the foregoing. Without limiting the generality of the foregoing, Hudson Valley has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, codified at 31 U.S.C. ss. 5301 et seq., and its implementing regulations.

      3.20. Brokers and Finders

            Except for Hudson Chartered's engagement of and agreement to pay Keefe Bruyette & Woods, Inc. a fee or commission as Previously Disclosed, neither Hudson Chartered nor any Hudson Chartered Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, the Bank Merger Agreement or the Plan of Merger.

      3.21. Insurance

            Hudson Chartered and each Hudson Chartered Subsidiary currently maintain insurance in amounts reasonably necessary for their operations and, to the best knowledge of Hudson Chartered, similar in scope and coverage to that maintained by other entities similarly situated. Neither Hudson Chartered nor any Hudson Chartered Subsidiary has received any advance notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Hudson Chartered nor any Hudson Chartered Subsidiary has been refused any insurance coverage sought or applied for, and Hudson Chartered has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Hudson Chartered or any Hudson Chartered Subsidiary.

      3.22. Repurchase Agreements

            With respect to all agreements pursuant to which Hudson Chartered or any Hudson Chartered Subsidiary has purchased securities subject to an agreement to resell, if any, Hudson Chartered or such Hudson Chartered Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

      3.23. Deposit Insurance; Federal Reserve Membership

            The deposits of Hudson Valley are insured by the FDIC in accordance with the FDIA, and Hudson Valley has paid all assessments and filed all reports required by the FDIA. Hudson Valley is a member of the Federal Reserve System and has subscribed and paid for the requisite number of shares of capital stock of the FRBNY.

      3.24. Environmental Matters

            (a) Except for any violation, liability or noncompliance which does not have a material adverse effect on Hudson Chartered or any Hudson Chartered
Subsidiary: (i) neither Hudson Chartered nor any Hudson Chartered Subsidiary has violated during the last five years or is in violation of or is liable under any federal, state or local environmental law; (ii) none of the properties owned or leased by either Hudson Chartered or any Hudson Chartered Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any hazardous substance; (iii) neither Hudson Chartered nor any Hudson Chartered Subsidiary is liable for any off-site contamination; and (iv) each of Hudson Chartered and the Hudson Chartered Subsidiaries is, and during the last five years has been, in compliance with, all of its respective permits, licenses and other authorizations issued under any environmental laws. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

            (b) Neither Hudson Chartered nor any Hudson Chartered Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Hudson Chartered and the Hudson Chartered Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on Hudson Chartered or any Hudson Chartered Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a material adverse effect on Hudson Chartered or any Hudson Chartered Subsidiary; to the best knowledge of Hudson Chartered and the Hudson Chartered Subsidiaries, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Hudson Chartered nor any Hudson Chartered Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

      3.25. Certain Information

            When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the later of the Progressive and Hudson Chartered shareholders' meetings to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Hudson Chartered relating to Hudson Chartered and the Hudson Chartered Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and
(ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

      3.26. Administration of Trust Accounts

            Hudson Valley has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of Hudson Chartered and Hudson Valley, taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Hudson Chartered, Hudson Valley, nor any director, officer or employee of Hudson Chartered or Hudson Valley has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of Hudson Chartered and Hudson Valley, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

      3.27. Information in Applications

            All information concerning Hudson Chartered and the Hudson Chartered Subsidiaries, and their respective officers, directors and shareholders, included (or submitted for inclusion) in the applications described in Section
4.3 hereof shall be true, correct and complete in all material respects.

      3.28. Pooling of Interests

            Hudson Chartered knows of no reason (after consultation with its independent accountants) which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

      3.29. Derivative Transactions

            Except as Previously Disclosed, as of the date hereof, neither Hudson Chartered nor any Hudson Chartered Subsidiary has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments since December 31, 1996.

      3.30. Intellectual Property

            Hudson Chartered and the Hudson Chartered Subsidiaries own the entire right, title and interest in and to, or have valid licenses with respect to, all the Intellectual Property necessary in all material respects to conduct their business and operations as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Hudson Chartered on a consolidated basis. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a material adverse effect on the financial condition, results of operations or business of Hudson Chartered on a consolidated basis.

                                    ARTICLE 4
                                    COVENANTS

      4.1. Shareholders' Meetings

            Hudson Chartered and Progressive shall submit this Reorganization Agreement, the Plan of Merger and such related matters as the parties shall reasonably and in good faith agree (including amendments to their respective certificates of incorporation) to their respective shareholders for approval at an annual or a special meeting to be held as soon as practicable. Except to the extent legally required for the discharge by the boards of directors of their fiduciary duties as determined by such boards of directors after consultation with such board's counsel, the boards of directors of Progressive and Hudson Chartered shall recommend at the respective shareholders' meetings that the shareholders vote in favor of and approve the Merger and adopt the Plan of Merger.

      4.2. Proxy Statement; Registration Statement

            As promptly as practicable after the date hereof, Hudson Chartered and Progressive shall cooperate in the preparation of the Registration Statement, which shall include the Proxy Statement to be mailed to the shareholders of Hudson Chartered and Progressive in connection with the Merger. Hudson Chartered will advise Progressive, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the Continuing Corporation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for additional information. The parties hereto shall exercise reasonable efforts in good faith to file or cause to be filed, on or before the Effective Date, a post-effective amendment to the Registration Statement either with respect to the sale of the shares of Continuing Corporation Common Stock provided for in paragraph 8 of
Article V of the Plan of Merger to the holders of stock options issued by Progressive or for the resale of such shares by such optionees, and the Continuing Corporation shall continue to make applicable filings thereafter as may be necessary to permit the continued exercise of options and the sale of such shares. The Continuing Corporation shall take all actions necessary to register or qualify the shares of Continuing Corporation Common Stock to be issued in the Merger and pursuant to such options pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof for so long as such options remain outstanding.

      4.3. Applications

            The parties hereto shall use their best efforts to submit or cause to be submitted, as promptly as practicable after the date hereof, any requisite applications or notices for prior approval of the transactions contemplated herein and in the Plan of Merger, or requests for waivers thereof, to any state or federal government agency, department or body the approval of which is required for consummation of the Merger and the Bank Merger. At a reasonable time prior to the making of any such filings with any regulatory authority or any third persons, Hudson Chartered and Progressive shall submit to each other the materials to be filed, mailed or released. Any such materials must be acceptable to both Hudson Chartered and Progressive prior to the filings with any regulatory authorities or any third persons, except to the extent that Hudson Chartered or Progressive is legally required to proceed prior to obtaining the acceptance of the other. Each party agrees to consult with the other with respect to obtaining all necessary approvals and consents and each will keep the other apprised of the status of matters relating to such approvals and consents.

      4.4. Best Efforts

            Hudson Chartered, Hudson Valley, Progressive and Pawling each shall use its best efforts in good faith to (i) furnish such information as may be necessary or desirable in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger and the Bank Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is necessary or desirable for consummation of the transactions contemplated hereby, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause or to the best of its ability permit to be taken, any action that would adversely affect the qualification of the Merger for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code; provided that nothing herein contained shall preclude Hudson Chartered from exercising its rights under the Progressive Option Agreement or Progressive from exercising its rights under the Hudson Chartered Option Agreement. In the event that any party hereto has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as any other party may reasonably request to cure such effect to the extent curable without a material adverse effect on the financial condition, results of operations or business of either Hudson Chartered or Progressive on a consolidated basis.

      4.5. Investigation and Confidentiality

            (a) Hudson Chartered and Progressive each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein. Hudson Chartered and Progressive each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger and the Bank Merger Agreement, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. Hudson Chartered and Progressive agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger and the Bank Merger of, any party hereto.

            (b) Each party hereto shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other parties, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to Section 6.1 hereof. Each party hereto shall hold all information furnished by any other party or such other party's subsidiaries or representatives pursuant hereto in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated October 23, 1997 by and between Hudson Chartered and Progressive (the "Confidentiality Agreement"). In the event of termination of this Agreement each party shall return to the furnishing party or destroy and certify the destruction of all information previously furnished in connection with the transactions contemplated by this Agreement.

            (c) Progressive shall give prompt notice to Hudson Chartered, and Hudson Chartered shall give prompt notice to Progressive, of (i) the occurrence, or failure to occur, of any material event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of Progressive or Hudson Chartered, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

      4.6. Press Releases

            The parties hereto shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which its counsel deems necessary.

      4.7. Covenants of Progressive and Pawling

            (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement or consented to or approved by Hudson Chartered, Progressive and Pawling each shall use its best efforts to preserve its properties, business and relationships with customers, employees and other persons.

            (b) Except with the prior written consent of Hudson Chartered or except as Previously Disclosed, between the date hereof and the Effective Date, Progressive and Pawling each shall not:

                  (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (2) in the case of Progressive only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than quarterly cash dividends in respective amounts not in excess of $0.20 per share, in a manner consistent with past practice and in accordance with applicable law, regulation and contractual and regulatory commitments;

                  (3) issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the Progressive Option Agreement or pursuant to Rights outstanding at the date hereof or Rights issued subsequent to the date hereof as Previously Disclosed, or incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business of Pawling consistent with past practice;

                  (4) issue, grant or authorize any Rights other than pursuant to the Progressive Option Agreement or as Previously Disclosed or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization or redeem, repurchase or otherwise acquire any shares of its capital stock;

                  (5) amend its certificate of incorporation, articles of association or by-laws except as contemplated herein or as agreed to by the parties hereto (and, to the extent required, disclosed in the Proxy Statement) to facilitate the consummation of the transactions contemplated hereby; impose, or suffer the imposition, on any share of stock held by Progressive in Pawling of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

                  (6) merge or consolidate with any other entity; sell, lease, liquidate or dispose of all or any material portion of its assets or business or any material asset; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between it and any other person; enter into or consummate a purchase and assumption transaction with respect to deposits and liabilities; revoke or surrender its certificate of authority to maintain, or apply for the relocation of, any existing branch office or apply for a certificate of authority to establish a new branch office, except as Previously Disclosed;

                  (7) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

                  (8) acquire any material assets; make any capital expenditures in excess of $250,000 in the aggregate; or modify any leases or other contracts relating thereto that involve annual payments that exceed $250,000 in the aggregate, except as Previously Disclosed;

                  (9) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any additional employee benefit or incentive to (i) any director or any executive officer Previously Disclosed under any circumstances, or (ii) any other officer or employee except in the ordinary course of business in a manner consistent with the company's established salary and bonus policies and procedures and past practice, provided, however, that such payments may not increase severance amounts payable under employment or severance agreements (except for any payments made or paid pursuant to any change in control provisions contained therein); enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees, except as Previously Disclosed; or enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

                  (10) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law; except as Previously Disclosed, make any loan or extend any credit in an amount greater than $250,000, except in the ordinary course of business consistent with its lending policies and past practice;

                  (11) change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1996, except as required by changes in law;

                  (12) solicit or encourage inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Progressive or Pawling or any business combination with Progressive or Pawling other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify Hudson Chartered immediately if any such inquiries or proposals are received by Progressive or Pawling; provided, however, that if following the execution hereof and prior to the Closing Date any unsolicited inquiry or proposal is received by any Progressive officer, director, agent or affiliate and the Progressive directors determine (in good faith after consultation with financial advisors and legal counsel) that their fiduciary duties require them to consider such inquiry or proposal, Progressive shall be free to deal with any such inquiry or proposal in any manner that is deemed by Progressive's directors as being in the best interests of Progressive's shareholders and that is not contrary to the terms of this Agreement, the Plan of Merger or the Hudson Chartered Option Agreement;

                  (13) foreclose on any commercial loan secured by real property (other than those commercial loans in which it already has commenced action seeking foreclosure) unless it first has obtained an environmental audit, analysis or survey that indicates that it will not incur material potential liability under Environmental Laws as a result of such foreclosure;

                  (14) purchase or acquire any of the outstanding shares of capital stock of Hudson Chartered or any of the Hudson Chartered Subsidiaries other than as contemplated by the Hudson Chartered Option Agreement; or

                  (15) agree to do any of the foregoing.

      4.8. Covenants of Hudson Chartered and Hudson Valley

            (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement or consented to or approved by Progressive, Hudson Chartered and Hudson Valley each shall use its best efforts to preserve its properties, business and relationships with customers, employees and other persons.

            (b) Except with the prior written consent of Progressive or except as Previously Disclosed, between the date hereof and the Effective Date, Hudson Chartered and Hudson Valley each shall not:

                  (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (2) in the case of Hudson Chartered only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than quarterly cash dividends in respective amounts not in excess of $0.13 per share, in a manner consistent with past practice and in accordance with applicable law, regulation and contractual and regulatory commitments;

                  (3) issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the Hudson Chartered Option Agreement, pursuant to the Hudson Chartered DRP, or pursuant to Rights outstanding at the date hereof or Rights issued subsequent to the date hereof as Previously Disclosed, or incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business of Hudson Valley consistent with past practice;

                  (4) issue, grant or authorize any Rights other than pursuant to the Hudson Chartered Option Agreement or as Previously Disclosed, or effect any recapitalization, reclassification, stock dividend (other than pursuant to the Hudson Chartered DRP), stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

                  (5) amend its certificate of incorporation, articles of association or by-laws except as contemplated herein or as agreed to by the parties hereto (and, to the extent required, disclosed in the Proxy Statement) to facilitate the consummation of the transactions contemplated hereby; impose, or suffer the imposition, on any share of stock held by Hudson Chartered in Hudson Valley of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

                  (6) merge or consolidate with any other entity; sell, lease, liquidate or dispose of all or any material portion of its assets or business or any material asset; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between it and any other person; enter into or consummate a purchase and assumption transaction with respect to deposits and liabilities; revoke or surrender its certificate of authority to maintain, or apply for the relocation of, any existing branch office or apply for a certificate of authority to establish a new branch office;

                  (7) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

                  (8) acquire any material assets; except as Previously Disclosed, make any capital expenditures in excess of $250,000 in the aggregate; modify any leases or other contracts relating thereto that involve annual payments that exceed $250,000 in the aggregate, except as Previously Disclosed;

                  (9) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any additional employee benefit or incentive to (i) any director or any executive officer Previously Disclosed under any circumstances, or (ii) any other officer or employee except in the ordinary course of business in a manner consistent with the company's established salary and bonus policies and procedures and past practice provided, however, that such payments may not increase severance amounts payable under employment or severance agreements (except for any payments made or paid pursuant to any change in control provisions contained therein); enter into, modify or extend, or permit to be renewed, any employment or severance contracts with any of its present or former directors, officers or employees, except as Previously Disclosed; or enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

                  (10) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law; make any loan or extend any credit in an amount greater than $250,000, except in the ordinary course of business consistent with its lending policies and past practice;

                  (11) change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1996, except as required by changes in law;

                  (12) solicit or encourage inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Hudson Chartered or Hudson Valley or any business combination with Hudson Chartered or Hudson Valley other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify Progressive immediately if any such inquiries or proposals are received by Hudson Chartered or Hudson Valley; provided, however, that if following the execution hereof and prior to the Closing Date any unsolicited inquiry or proposal is received by any Hudson Chartered officer, director, agent or affiliate and the Hudson Chartered directors determine (in good faith after consultation with financial advisors and legal counsel) that their fiduciary duties require them to consider such inquiry or proposal, Hudson Chartered shall be free to deal with any such inquiry or proposal in any manner that is deemed by Hudson Chartered's directors as being in the best interests of Hudson Chartered's shareholders and that is not contrary to the terms of this Agreement, the Plan of Merger or the Progressive Option Agreement;

                  (13) foreclose on any commercial loan secured by real property (other than those commercial loans in which it already has commenced action seeking foreclosure) unless it first has obtained an environmental audit, analysis or survey that indicates that it will not incur material potential liability under Environmental Laws as a result of such foreclosure;

                  (14) purchase or acquire any of the outstanding shares of capital stock of Progressive or Pawling other than as contemplated by the Progressive Option Agreement; or

                  (15) agree to do any of the foregoing.

      4.9. Closing; Certificate of Merger; Headquarters

            The transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement shall be consummated at a closing to be held at such location as the parties shall agree on the fifth business day following satisfaction of the conditions to consummation of the Merger and the Bank Merger set forth in Article 5 hereof or such other date as may be agreed upon by the parties hereto (the "Closing Date"). In connection with such Closing, Hudson Chartered and Progressive shall execute a certificate of merger and shall cause such certificate to be delivered to the New York Department of State in accordance with Section 904 of the New York Business Corporation Law. The Merger shall be effective at the time and on the date specified in such certificate of merger (the "Effective Date"). The Bank Merger shall be effective as provided in the Bank Merger Agreement. At the Effective Date, the headquarters of the Continuing Corporation and of the Continuing Bank shall be located at the headquarters of Hudson Chartered and Hudson Valley, respectively.

      4.10. Affiliates

            Hudson Chartered and Progressive shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Hudson Chartered or Progressive within the meaning of Rule 144 or 145 promulgated by the Commission under the Securities Act, as appropriate, or by whom the transfer of Continuing Corporation Common Stock following consummation of the Merger may adversely affect the accounting for the Merger as a pooling of interests. Progressive and Hudson Chartered shall use their best efforts to cause each person so identified to deliver to Hudson Chartered or Progressive, no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of any Progressive Common Stock, Hudson Chartered Common Stock or Continuing Corporation Common Stock except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling of interests accounting treatment. Shares of Continuing Corporation Common Stock issued to such affiliates in exchange for Progressive Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Progressive and Hudson Chartered have been published, regardless of whether each such affiliate has provided the written agreement referred to in this section.

      4.11. Board of Directors

            (a) From and after the Effective Date, the Board of Directors of the Continuing Corporation shall consist of 20 persons, 10 of whom shall be persons named by the Board of Directors of Hudson Chartered as Previously Disclosed and 10 of whom shall be persons named by the Board of Directors of Progressive as Previously Disclosed. It is the intention of the parties that T. Jefferson Cunningham III shall be elected Chairman of the Board and Chairman of the Executive Committee of the Board of the Continuing Corporation. The terms of the directors of the Continuing Corporation after the Effective Date shall be allocated, prior to the mailing of the Proxy Statement, so that, as nearly as practicable, the terms of the same number of persons designated as directors by Hudson Chartered and by Progressive, respectively, will expire in each applicable year. If prior to the Effective Date (i) any of the individuals named by either Hudson Chartered or Progressive to serve on the Board of Directors of the Continuing Corporation following the Effective Date becomes unable or unwilling to serve as a director of the Continuing Corporation, or (ii) either Hudson Chartered or Progressive determines to replace an individual named by such party to serve on the Board of Directors of the Continuing Corporation, the party that designated such individual may name a replacement to become a director of the Continuing Corporation after the Effective Date. The Board of Directors of the Continuing Bank following the Bank Merger shall be determined in accordance with the Bank Merger Agreement.

            (b) The members of the Executive Committees of the Boards of Directors of the Continuing Corporation and of the Continuing Bank following the Effective Date shall be as Previously Disclosed.

            (c) The persons named by Hudson Chartered and Progressive as members of the Board of Directors of the Continuing Corporation after the Effective Date shall be named in the Proxy Statement and the Registration Statement, subject to receipt of the consent of such individuals to be so named.

      4.12. Management; Employees; Employee Benefits

            (a) From and after the Effective Date, Peter Van Kleeck shall be the President and Chief Executive Officer of the Continuing Corporation and John C. VanWormer shall be Executive Vice President of the Continuing Corporation. The principal officers of the Continuing Bank from and after the Effective Date shall be as provided in the Bank Merger Agreement. As of the Effective Date, the Continuing Corporation shall enter into an employment agreement with each of T. Jefferson Cunningham III and Peter Van Kleeck, on substantially the terms Previously Disclosed or as the parties may otherwise agree. The Surviving Corporation shall honor all Previously Disclosed employment and severance agreements of Hudson Chartered and Progressive in accordance with their terms. The parties hereto recognize and acknowledge that the Merger will constitute a change in control for purposes of Progressive's severance agreements and other benefit plans.

            (b) It is the intention of the parties hereto that, as soon as practicable after the Effective Date, all directors, officers and employees of the Continuing Corporation and its subsidiaries will be entitled to participate in compensation, benefit, welfare and related plans, programs or arrangements made available to similarly situated directors, officers and employees under the same terms and conditions, notwithstanding whether such individual was employed by, or provided services to, Hudson Chartered and its subsidiaries or Progressive and its subsidiaries prior to the Effective Date. The parties agree to work together prior to the Effective Date to develop and design such plans, programs and arrangements, and to prepare for the implementation of such plans, programs and arrangements as soon as practicable following the Effective Date. It is also anticipated that any such plans, programs or arrangements that are effective after the Effective Date shall provide that, for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit or other accrual purposes except to the extent that an individual was covered by the applicable plan prior to the Effective Date and accrued benefits thereunder), service with Progressive or Pawling, on the one hand, or Hudson Chartered or Hudson Valley, on the other hand, prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of Hudson Chartered or Hudson Valley or of Progressive or Pawling, as appropriate. The parties hereto agree that no previously inapplicable pre-existing condition exclusions shall be applicable to their employees and/or covered dependents with respect to the continuation of health insurance coverage with the Continuing Corporation.

            (c) After the Effective Date, as provided in the Plan of Merger, the obligations of Progressive under the Progressive Stock-Based Compensation Plans shall be assumed by the Continuing Corporation and administered by the Compensation Committee of the Continuing Corporation, no further options shall be granted under such plans, and all officers and employees of the Continuing Corporation shall be eligible to participate in the applicable Hudson Chartered Stock-Based Compensation Plans notwithstanding such individuals' prior affiliation with Hudson Chartered or Progressive. For the purposes of determining eligibility for and vesting of rights under such plans only (and not for pension benefit or accrual purposes), service with Progressive or Pawling prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of Hudson Chartered or Hudson Valley, as appropriate.

            (d) Except as provided under Section 4.12(a) hereof, nothing herein shall be construed as giving any employee of Hudson Chartered, Progressive or their respective subsidiaries a right to continuing employment with the Continuing Corporation at any of its subsidiaries after the Effective Date.

            (e) The Continuing Corporation shall honor Progressive's obligations through the Effective Date under its deferred compensation plan for directors (as restated in November of 1997) and under its noncontributory retirement and severance plan for directors (the "Progressive Director Retirement Plan"), to the extent that such obligations have been properly recorded and accrued for on Progressive's books. Service as a director of the Continuing Corporation from and after the Effective Date by any person who was a director of Progressive immediately prior to the Effective Date shall be treated as service with Progressive for purposes of determining eligibility under Section 3 of the Progressive Director Retirement Plan and calculating benefits under Section 4 of the Progressive Director Retirement Plan. The Continuing Corporation shall also honor Progressive's supplemental executive retirement agreement with Peter Van Kleeck and Hudson Chartered's supplemental executive retirement agreement with
T. Jefferson Cunningham III, and each such executive's benefits shall accrue under the applicable agreement or under alternative arrangements agreed to by Mr. Van Kleeck and Mr. Cunningham, respectively, until his employment with the Continuing Corporation terminates for any reason.

            (f) The parties recognize and acknowledge that the Merger constitutes a change in control for purposes of Progressive's Executive Severance Plan and 1992 Severance Pay Plan (together, the "Severance Plans"). The parties agree that any of their employees who are employed as of the date hereof and who incur a qualifying termination of employment under the Severance Plans between the date hereof and the date two years after the Effective Date shall (i) receive severance benefits in accordance with the terms of the Severance Plans (or at such greater severance benefit levels as the Continuing Corporation may offer), and (ii) be entitled to exercise stock options in accordance with the terms of the Severance Plans, subject to the terms of the plans and stock option agreements under which the stock options were granted, including without limitation the specified termination date of the option.

            (g) After the Effective Date, the post-retirement health insurance that is currently provided for Progressive's and Pawling's employees who are retired as of the Effective Date shall continue for their benefit under the terms and conditions in effect as of the date hereof.

            (h) The parties hereto agree that their respective vacation, leave and sick day policies shall continue in effect through the Effective Date, and that the Continuing Corporation shall honor all accruals under these policies for which a liability has been recorded on the respective books of Progressive and Hudson Chartered through the Effective Date.

      4.13. Indemnification

            (a) From and after the Effective Date, the Continuing Corporation shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Date, an officer or director of either Progressive or Hudson Chartered or any of their respective subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Continuing Corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of either Progressive or Hudson Chartered or any of their respective subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Date (including without limitation the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after, the Effective Date (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Date and under Progressive's or Hudson Chartered's governing corporate documents, and the Continuing Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Date upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 4.13(a), upon learning of any Claim, shall notify the Continuing Corporation (but the failure so to notify the Continuing Corporation shall not relieve it from any liability which it may have under this
Section 4.13(a), except to the extent such failure materially prejudices the Continuing Corporation) and shall deliver to the Continuing Corporation the undertaking, if any, required by applicable law. The Continuing Corporation shall ensure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in Progressive's or Hudson Chartered's governing corporation documents, as in effect as of the date hereof, or allowed under applicable state or federal law as in effect as of the date hereof or as amended applicable to a time before the Effective Date, with respect to claims or liabilities arising from facts or events existing or occurring before the Effective Date (including without limitation, the transactions contemplated hereby), shall survive the Merger. In the event of any such Claim (whether arising before or after the Effective
Date), (1) the Continuing Corporation shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption the Continuing Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Continuing Corporation elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between the Continuing Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and the Continuing Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) the Continuing Corporation shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received,
(3) the Continuing Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) the Continuing Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

            (b) From and after the Effective Date, the directors, officers and employees of Progressive and Hudson Chartered hereto or any of their respective subsidiaries who become directors or officers of the Continuing Corporation or any of its subsidiaries, except for the indemnification rights provided pursuant to the Indemnification Agreements between Hudson Chartered and Progressive and their respective directors and as set forth in paragraph (a) of this Section 4.13, shall have indemnification rights having prospective application only. The prospective indemnification rights shall consist of such rights to which directors and officers of the Continuing Corporation and its subsidiaries are entitled under the provisions of the governing corporation documents of the Continuing Corporation and its subsidiaries, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable state and federal law as in effect from time to time after the Effective Date.

            (c) For a period of six years from and after the Effective Date, the Continuing Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Progressive (provided that the Continuing Corporation may substitute therefor policies from financially capable insurers of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to Claims arising from facts or events which occurred before the Effective Date. Following consummation of the Merger, the directors and officers of the Continuing Corporation shall be covered by the directors' and officers' liability insurance maintained by the Continuing Corporation.

            (d) The obligations of the Continuing Corporation provided under paragraphs (a), (b) and (c) of this Section 4.13 are intended to be enforceable against the Continuing Corporation directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of the Continuing Corporation.

            (e) In the event the Continuing Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Continuing Corporation shall assume the obligations set forth in this Section 4.13.

            (f) As a condition to receiving indemnification under this Section 4.13, the party claiming indemnification shall assign, by separate writing, to the Continuing Corporation all right, title and interest to and in proceeds of any insurance maintained or provided by Progressive or Hudson Chartered or any of their respective affiliates for the benefits of the claiming party, to the extent of indemnification actually received from the Continuing Corporation hereunder and shall send such notices as the Continuing Corporation may reasonably request under any applicable directors' and officers' liability or blanket bond insurance coverage to preserve claims of which the claiming party is aware.

            (g) No person shall be entitled to indemnification under this
Section 4.13 if such person is seeking indemnification based on a claim (other than a claim arising as a supplier to, customer of or borrower from Hudson Chartered, Hudson Valley, Progressive or Pawling) brought by such person or by an entity of which such person is a general partner, executive officer, director, trustee, beneficiary or controlling person unless such person has waived any right to participate in any damage or other award to such claiming party or other entity in any such action, suit or proceeding.

      4.14. Shares Listed

            The parties hereto shall use their best efforts to cause the shares of Continuing Corporation Common Stock to be issued in the Merger to be listed on the American Stock Exchange, Inc., subject to official notice of issuance.

      4.15. Reservation of Right to Revise Transaction

            The parties hereto may hereafter agree in writing to change the method of effecting the Merger to the extent permitted by applicable law and to the extent they deem any such change to be desirable; provided, however, that no such change shall materially alter the benefits of the Merger as is presently contemplated in this Agreement and in the Plan of Merger to any of the parties hereto or to their respective shareholders.

      4.16. Dividends

            After the date of this Agreement, each of the parties hereto shall coordinate with the other the declaration of any dividends in respect of Hudson Chartered Common Stock or Progressive Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Hudson Chartered Common Stock and Progressive Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Hudson Chartered Common Stock and/or Progressive Common Stock and any shares of Continuing Corporation Common Stock any such holder receives in exchange therefor in the Merger.

                                    ARTICLE 5
                              CONDITIONS PRECEDENT

      5.1. Conditions Precedent - Mutual

            The respective obligations of Hudson Chartered and Progressive to effect the Merger and of Hudson Valley and Pawling to effect the Bank Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

            (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, and all required shareholder approvals shall have been duly received.

            (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable good faith opinion of the Boards of Directors of Hudson Chartered and Progressive (as they shall so agree) so materially and adversely affects the anticipated economic and business benefits to such parties of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable.

            (c) The parties hereto shall have received an opinion of Arnold & Porter dated as of the Closing Date, satisfactory in form and substance to Hudson Chartered and Progressive, to the effect that the Merger when consummated in accordance with the terms hereof and the Plan of Merger, and the Bank Merger when consummated in accordance with the terms of the Bank Merger Agreement, will constitute reorganizations within the meaning of Section 368(a) of the Code, and that the exchange of Progressive Common Stock to the extent exchanged for Hudson Chartered Common Stock will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of Progressive, except to the extent that cash is received in lieu of fractional share interests of Hudson Chartered Common Stock, and neither the Merger nor the Bank Merger will give rise to recognition of gain or loss for federal income tax purposes to the Continuing Corporation. Hudson Chartered, Hudson Valley, Progressive and Pawling shall provide Arnold & Porter with the facts, representations and assumptions (including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 772) on which Arnold & Porter will rely in rendering its opinion, which facts, representations and assumptions will be consistent with the state of facts Hudson Chartered, Hudson Valley, Progressive and Pawling believe will exist on the Effective Date.

            (d) No event shall have occurred that shall preclude the Merger from being accounted for as a pooling of interests, and the parties shall have received from each of their respective independent accountants a letter to the effect that they are not aware of any reason that would preclude the Merger from being accounted for as a pooling of interests.

            (e) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or threatened by the Commission to suspend the effectiveness of such Registration Statement, and Hudson Chartered shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary, and no proceedings shall be pending or threatened by any state "Blue Sky" securities administrator to suspend the effectiveness of such Registration Statement.

            (f) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which any party hereto of any of its subsidiaries, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not have a material adverse effect on the Continuing Corporation as the parties hereto shall reasonably and in good faith agree.

            (g) None of the parties hereto or to the Bank Merger Agreement shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement and there shall be no action or proceeding by or before any such court or agency that, in the judgment of Progressive or Hudson Chartered, with the advice of its respective counsel, shall present a bona fide claim to restrain, prohibit or invalidate the transactions contemplated hereby.

            (h) The shares of Hudson Chartered Common Stock to be issued in the Merger shall have been approved for listing on the American Stock Exchange, Inc., subject to official notice of issuance.

            (i) The Rights issued pursuant to the Progressive Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement (unless, in the case of a distribution or trigger, the effects can be cured by Progressive).

      5.2. Conditions Precedent - Hudson Chartered and Hudson Valley

            The obligations of Hudson Chartered to effect the Merger and of Hudson Valley to effect the Bank Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Hudson Chartered pursuant to Section 6.4 hereof:

            (a) The representations and warranties of Progressive and Pawling set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Hudson Chartered or where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on Progressive and Pawling, taken as a whole;

            (b) Progressive and Pawling shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement, except where the failure to perform or comply would not have, or would not reasonably be expected to have, a material adverse effect on Progressive and Pawling, taken as a whole;

            (c) Hudson Chartered shall have received from KPMG Peat Marwick LLP a letter dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Progressive, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

            (d) Each of Progressive and Pawling shall have delivered to Hudson Chartered a certificate, dated the Closing Date and signed by its President and Chief Executive Officer and by its Chief Financial Officer to the effect that the conditions set forth in paragraphs (a), (b) and (f) of this section have been satisfied;

            (e) Hudson Chartered shall have received an opinion or opinions of Housley Kantarian & Bronstein, P.C. and/or in-house counsel to Progressive, dated as of the Closing Date, in the form attached as Annex 5.2(e) hereto; and

            (f) Neither Progressive nor Pawling shall have experienced or suffered any material adverse change in its business, operations, assets or condition (financial or other) since the date hereof; provided, however, that a material adverse change shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability to all depository institutions or interpretations thereof by courts or other governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements generally applicable to financial institutions and their holding companies, (iii) actions or omissions of a party hereto taken with the prior written consent of the other party, and (iv) the transaction costs associated with the Merger and compliance by either party with the provisions of this Agreement.

      5.3. Conditions Precedent - Progressive and Pawling

            The obligations of Progressive to effect the Merger and of Pawling to effect the Bank Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Progressive pursuant to Section 6.4 hereof:

            (a) The representations and warranties of Hudson Chartered and Hudson Valley set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Progressive or where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on Hudson Chartered and the Hudson Chartered Subsidiaries, taken as a whole;

            (b) Hudson Chartered and Hudson Valley shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement, except where the failure to perform or comply would not have, or would not reasonably be expected to have, a material adverse effect on Hudson Chartered and the Hudson Chartered Subsidiaries, taken as a whole;

            (c) Progressive shall have received from Deloitte & Touche LLP a letter dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Hudson Chartered, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

            (d) Each of Hudson Chartered and Hudson Valley shall have delivered to Progressive a certificate, dated the Closing Date and signed by its President and Chief Executive Officer and by its Chief Financial Officer to the effect that the conditions set forth in paragraphs (a), (b) and (f) of this section have been satisfied;

            (e) Progressive shall have received an opinion or opinions of Van DeWater & Van DeWater and/or Arnold & Porter, dated as of the Closing Date, in the form attached as Annex 5.3(e) hereto; and

            (f) Neither Hudson Chartered nor Hudson Valley shall have experienced or suffered any material adverse change in its business, operations, assets or condition (financial or other) since the date hereof; provided, however, that a material adverse change shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability to all depository institutions or interpretations thereof by courts or other governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements generally applicable to financial institutions and their holding companies, (iii) actions or omissions of a party hereto taken with the prior written consent of the other party, and
(iv) the transaction costs associated with the Merger and compliance by either party with the provisions of this Agreement.

                                    ARTICLE 6
                        TERMINATION, WAIVER AND AMENDMENT

      6.1. Termination

            This Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement may be terminated, either before or after approval by the shareholders of Hudson Chartered or Progressive:

            (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

            (b) At any time on or prior to the Closing Date, by Hudson Chartered in writing, if Progressive or Pawling has, or by Progressive in writing, if Hudson Chartered or Hudson Valley has, in any material respect, breached (i) any covenant or agreement contained herein, in the Plan of Merger or in the Bank Merger Agreement or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date, and which breach would, in the reasonable opinion of the non-breaching party, individually or in the aggregate, have, or reasonably likely to have, a material adverse effect on the breaching party or upon consummation of the transactions contemplated by this Agreement;

            (c) On the Closing Date, by any party hereto in writing, if any of the conditions precedent set forth in Article 5 hereof with respect to such party have not been satisfied or fulfilled;

            (d) At any time, by any party hereto in writing, if the governmental applications for prior approval referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run;

            (e) At any time, by any party hereto in writing, if the shareholders of Progressive or Hudson Chartered do not approve the transactions contemplated herein at the annual or special meeting duly called for that purpose; or

            (f) By any party hereto in writing if the Closing Date has not occurred by the close of business on November 15, 1998.

      6.2. Effect of Termination

            In the event this Reorganization Agreement, the Plan of Merger or the Bank Merger Agreement are terminated pursuant to Section 6.1 hereof, this Agreement, the Plan of Merger and the Bank Merger Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5, 4.6, 4.7(b)(14), 4.8(b)(14) and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b) shall not relieve the breaching party from liability for an uncured, intentional and willful breach of such representation, warranty, covenant or agreement giving rise to such termination.

      6.3. Survival of Representations, Warranties and Covenants

      All representations, warranties and covenants in this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date and from and after the Effective Date, none of the parties hereto shall have any liability to the other on account of any breach or failure of any of these representations, warranties or covenants; provided, however, that the foregoing clause (i) shall not apply to agreements or covenants of the parties that by their terms are to survive or be performed after the Effective Date, and (ii) no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Hudson Chartered, Hudson Valley, Progressive or Pawling (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Hudson Chartered or Progressive, the aforesaid representations, warranties and covenants being material inducements to the consummation by Hudson Chartered, Progressive, Hudson Valley and Pawling of the transactions contemplated herein and in the Bank Merger Agreement.

      6.4. Waiver

            Except with respect to any required shareholder or regulatory approval, Hudson Chartered and Progressive respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Hudson Chartered and Progressive) extend the time for the performance of any of the obligations or other acts of Hudson Chartered or Hudson Valley, on the one hand, or Progressive or Pawling, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger, the Bank Merger Agreement or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein, in the Plan of Merger or in the Bank Merger Agreement or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Hudson Chartered and/or Progressive shall alter the number of shares of Hudson Chartered Common Stock into which each share of Progressive Common Stock shall be converted pursuant to the Merger.

      6.5. Amendment or Supplement

            This Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement may be amended or supplemented at any time by mutual agreement of the parties hereto, in the case of this Reorganization Agreement, or thereto, in the case of the Plan of Merger and the Bank Merger Agreement, respectively. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                                    ARTICLE 7
                                  MISCELLANEOUS

      7.1. Expenses

            Except as provided in Section 7.1(b) below, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that Hudson Chartered and Progressive each shall bear and pay 50% of all printing costs relating to the Registration Statement and the Proxy Statement.

      7.2. Entire Agreement

            This Reorganization Agreement, the Plan of Merger, the Bank Merger Agreement, the Hudson Chartered Option Agreement, the Progressive Option Agreement and the Confidentiality Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Reorganization Agreement, the Plan of Merger or the Bank Merger Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

      7.3. No Assignment

            No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

      7.4. Notices

            All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

            If to Hudson Chartered or Hudson Valley:

            Hudson Chartered Bancorp, Inc.
            Route 55
            LaGrangeville, New York 12540
            Attention: T. Jefferson Cunningham III,
                       Chairman and Chief Executive Officer
            Facsimile No.: (914) 471-1114

            With a required copy to:

            Arnold & Porter
            555 12th Street, N.W.
            Washington, D.C. 20004
            Attention:  Steven Kaplan, Esq.
            Facsimile No.: (202) 942-5999

            If to Progressive or Pawling:

            Progressive Bank, Inc.
            1301 Route 52
            Fishkill, New York 12524
            Attention:  Peter Van Kleeck,
                        President and Chief Executive Officer
            Facsimile No.: (914) 897-7410

            With a required copy to:

            Housley Kantarian & Bronstein, P.C.
            1220 19th Street, N.W., Suite 700
            Washington, D.C. 20036
            Attention:  Gary R. Bronstein, Esq.
            Facsimile No.: (202) 822-0140

      7.5. Captions

            The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

      7.6. Counterparts

            This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      7.7. Governing Law

            THIS REORGANIZATION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND ENTIRELY TO BE PERFORMED WITHIN SUCH JURISDICTION, EXCEPT TO THE EXTENT FEDERAL LAW MAY BE APPLICABLE.

      7.8. Construction and Interpretation

            Except as the context otherwise requires, all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and all references to state and federal statutes or regulations also shall be deemed to refer to any successor statute or regulation.

      7.9. Severability

            Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or other remaining provisions of the Agreement.

      7.10. No Employment Solicitation

            If this Agreement is terminated, the parties hereto agree that, for a period of two years subsequent to such termination (i) none of the parties shall, without first obtaining the prior written consent of the other, directly or indirectly, actively solicit the employment of any current director, officer or employee of the other party and (ii) none of the parties will actively solicit business relationships with clients of the other party solely as a result of review of the information contemplated in Section 4.5 herein or otherwise.

[Remainder of page left intentionally blank; signatures appear on following page.]

            IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                  HUDSON CHARTERED BANCORP, INC.


/s/ Kathy D. Seaboldt                   By /s/ T. Jefferson Cunningham IIII
--------------------------------           -------------------------------------
Kathy D. Seaboldt                          T. Jefferson Cunningham III
Assistant Secretary Officer                Chairman and Chief Executive Officer

(SEAL)

Attest                                  FIRST NATIONAL BANK OF HUDSON VALLEY


/s/ Kathy D. Seaboldt                   By /s/ John C. VanWormer
--------------------------------           -------------------------------------
Kathy D. Seaboldt                          John C. VanWormer
Assistant Secretary Officer                President and Chief Executive Officer

(SEAL)

Attest                                  PROGRESSIVE BANK, INC.


/s/ Beatrice D. Parent                  By /s/ Peter Van Kleeck
--------------------------------           -------------------------------------
Beatrice D. Parent                         Peter Van Kleeck
Corporate Secretary Officer                President and Chief Executive Officer

(SEAL)

Attest                                  PAWLING SAVINGS BANK


/s/ Beatrice D. Parent                  By /s/ Peter Van Kleeck
--------------------------------           -------------------------------------
Beatrice D. Parent                         Peter Van Kleeck
Corporate Secretary Officer                President and Chief Executive Officer

(SEAL)

                    PLAN OF MERGER OF PROGRESSIVE BANK, INC.
                  WITH AND INTO HUDSON CHARTERED BANCORP, INC.

      THIS PLAN OF MERGER (this "Plan of Merger"), dated as of December 16, 1997, is by and between PROGRESSIVE BANK, INC. ("Progressive"), a New York corporation, and HUDSON CHARTERED BANCORP, INC. ("Hudson Chartered"), a New York corporation.

                                   WITNESSETH

      WHEREAS, the respective Boards of Directors of Progressive and Hudson Chartered deem the merger of Progressive with and into Hudson Chartered, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of Progressive and Hudson Chartered have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith (the "Reorganization Agreement");

      WHEREAS, the Board of Directors of Progressive has directed that this Plan of Merger be submitted to the shareholders of Progressive; and

      WHEREAS, the Board of Directors of Hudson Chartered has directed that this Plan of Merger be submitted to the shareholders of Hudson Chartered;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree that the Plan of Merger shall be as follows:

                                   ARTICLE I.
                                     MERGER

      Subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement, on the Effective Date (as hereinafter defined), Progressive shall be merged with and into Hudson Chartered, pursuant to the provisions of, and with the effect provided in Article 9 of the New York Business Corporation Law (said transaction being hereinafter referred to as the "Merger"). On the Effective Date, the separate existence of Progressive shall cease and Hudson Chartered, as the surviving entity, shall continue unaffected and unimpaired by the Merger and shall operate under the name "Premier National Bancorp, Inc." (Hudson Chartered as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Corporation.")

                                   ARTICLE II.
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

      Upon the Effective Date, the Certificate of Incorporation of the Surviving Corporation shall be restated in the form to be agreed to by the parties hereto in good faith and attached hereto as Annex A prior to submission of this Plan of Merger to the respective shareholders of Progressive and Hudson Chartered (the "Submission"), and the By-Laws of the Surviving Corporation shall be restated in the form to be agreed to by the parties hereto in good faith and attached hereto as Annex B prior to the Submission, in each case until amended in accordance with applicable law.

                                  ARTICLE III.
                         BOARD OF DIRECTORS AND OFFICERS

      1. From and after the Effective Date, the directors of the Surviving Corporation, who shall hold office until the expiration of their respective terms or until their successors are duly elected and qualified, shall be the ten persons designated by Hudson Chartered and the ten persons designated by Progressive pursuant to the Reorganization

Agreement, or any persons chosen to replace such designated persons pursuant to the Reorganization Agreement and the Certificate of Incorporation and By-Laws of the Surviving Corporation. The directors of the Surviving Corporation shall be divided into three classes as nearly equal in number as possible, as provided in the Reorganization Agreement. It is intended by the parties hereto that, following the Effective Date, T. Jefferson Cunningham III shall serve as Chairman of the Board and Chairman of the Executive Committee of the Board of the Surviving Corporation, Peter Van Kleeck shall serve as President and Chief Executive Officer of the Surviving Corporation, and John C. VanWormer shall serve as an Executive Vice President of the Surviving Corporation, each to serve until their successors are duly elected and qualified. All other officers of the Surviving Corporation shall be appointed by resolution of the directors in accordance with the By-Laws of the Surviving Corporation.

                                   ARTICLE IV.
                                     CAPITAL

      1. The designation and number of outstanding shares of capital stock of Progressive is as follows: (a) 3,831,809 shares of common stock, par value $1.00 per share ("Progressive Common Stock"), and (b) no shares of preferred stock, par value $1.00 per share ("Progressive Preferred Stock"). Each share of Progressive Common Stock is entitled to vote with respect to the Merger. Such number of outstanding shares of Progressive Common Stock may be changed prior to the Effective Date as a result of the exercise of stock options or other rights or upon the repurchase by Progressive of such shares.

      2. The designation and number of outstanding shares of capital stock of Hudson Chartered is as follows: (a) 7,076,263 shares of common stock, par value $0.80 per share ("Hudson Chartered Common Stock" until the Effective Date and "Surviving Corporation Common Stock" from and after the Effective Date); and (b) no shares of preferred stock, par value $0.01 per share ("Hudson Chartered Preferred Stock"). Each share of Hudson Chartered Common Stock is entitled to vote with respect to the Merger. Such number of outstanding shares of Hudson Chartered Common Stock may be changed prior to the Effective Date as a result of the exercise of stock options or other rights, the sale of such shares by Hudson Chartered pursuant to its Dividend Reinvestment and Stock Purchase Plan or upon the repurchase by Hudson Chartered of such shares.

      3. The shares of capital stock of Hudson Chartered issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding capital stock of the Surviving Corporation.

                                   ARTICLE V.
                     CONVERSION AND EXCHANGE OF PROGRESSIVE
                       SHARES; FRACTIONAL SHARE INTERESTS

      1. On the Effective Date, each share of Progressive Common Stock outstanding immediately prior to the Effective Date (except as provided in Paragraphs 2, 5, 6 and 7 of this Article) shall, by virtue of the Merger, be converted into 1.82 shares of Surviving Corporation Common Stock (the "Exchange Ratio") and shall no longer be shares of common stock of Progressive. Each share of Hudson Chartered Common Stock issued and outstanding immediately before the Effective Date shall remain an outstanding share of Surviving Corporation Common Stock after the Effective Date.

      2. On the Effective Date, all shares of Progressive Common Stock held in the treasury of Progressive or owned beneficially by any subsidiary of Progressive other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of Progressive Common Stock owned by the Surviving Corporation or owned beneficially by any subsidiary of the Surviving Corporation other than in a fiduciary capacity or in connection with a debt previously contracted shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

      3. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of Progressive Common Stock (any such certificate being hereinafter referred to as a "Certificate") may surrender the same to the Surviving Corporation or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of whole shares of Surviving Corporation Common Stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash, without interest, to which such holder is entitled for fractional shares. As soon as practicable after the Effective Date, the Surviving Corporation or its agent will send a notice and transmittal form to each Progressive stockholder of record at the Effective Date whose Progressive Common Stock shall have been converted into Surviving Corporation Common Stock advising such stockholder of the effectiveness of the Merger and the procedure for surrendering to the Surviving Corporation or its agent outstanding certificates formerly representing Progressive Common Stock in exchange for new certificates for Surviving Corporation Common Stock. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of whole shares of Surviving Corporation Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid and the right to receive cash for fractional shares. Certificates surrendered for exchange by any person who is an "affiliate" of Progressive for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of Surviving Corporation Common Stock until the Surviving Corporation has received the written agreement of such person contemplated by
Section 4.10 of the Reorganization Agreement. If any certificate surrendered for exchange is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Surviving Corporation or its agent that such taxes are not payable.

      4. Upon the Effective Date, the stock transfer books of Progressive shall be closed and no transfer of Progressive Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither the Surviving Corporation or its agent nor any party to the Merger shall be liable to a holder of Progressive Common Stock for any amount properly paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

      5. To the extent dissenters' rights apply under New York law, no conversion under Paragraph 1 of this Article V shall be made in respect of any share of Progressive Common Stock as to which a Progressive shareholder has elected to exercise dissenters' rights pursuant to Section 910 of the New York Business Corporation Law, as amended, if any, until such time as such shareholder shall have effectively lost dissenters' rights.

      6. In the event that during the period commencing on the date hereof and ending on the Effective Date, the outstanding shares of Hudson Chartered Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in Hudson Chartered's capitalization, all without Hudson Chartered's receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Surviving Corporation Common Stock to be thereafter delivered pursuant to this Plan of Merger.

      7. Notwithstanding any other provision hereof, each holder of shares of Progressive Common Stock who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, upon presentation of such Certificates, cash in an amount equal to such fractional part of a share of Surviving Corporation Common Stock multiplied by the market value of such Surviving Corporation Common Stock. The market value of one share of Surviving Corporation Common Stock on the Effective Date shall be the closing price of Hudson Chartered Common Stock on the American Stock Exchange (as reported by The Wall Street Journal) on the last business day preceding such date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

      8. On the Effective Date, Progressive's obligations with respect to stock options granted under the Progressive Stock-Based Compensation Plans (as that term is defined in the Reorganization Agreement) shall be assumed by the Surviving Corporation. At the Effective Date, each option to purchase or other right with respect to shares of Progressive Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards ("Progressive Options") granted by Progressive under the Progressive stock option plans, which are outstanding at the Effective Date whether or not exercisable, shall be converted into and become rights with respect to Surviving Corporation Common Stock, and the Surviving Corporation shall assume each Progressive Option, in accordance with the terms of the applicable Progressive stock plan and stock option or other agreement by which it is evidenced, except that, from and after the Effective Date, (i) the number of shares of Surviving Corporation Common Stock subject to each Progressive Option shall be equal to the number of shares of Progressive Common Stock subject to such Progressive Option immediately prior to the Effective Date multiplied by the Exchange Ratio, and (ii) the per share exercise price under each such Progressive Option shall be adjusted by dividing the per share exercise price under each such Progressive Option by the Exchange Ratio, rounded up to the nearest cent. Notwithstanding the provisions of clause (i) of the preceding sentence, the Surviving Corporation shall not be obligated to issue any fraction of a share of Surviving Corporation Common Stock upon exercise of Progressive Options and any fraction of a share of Surviving Corporation Common Stock that otherwise would be subject to a converted Progressive Option shall represent the right to receive a cash payment upon exercise of such converted Progressive Option equal to the product of such fraction and the market value of one share of the Surviving Corporation Common Stock, as determined in the manner set forth in next succeeding sentence, less the exercise price attributable to such fractional share, rounded down to the nearest cent. The market value of one share of the Surviving Corporation Common Stock at the time of exercise of an Option shall be the closing price of such common stock on the national exchange on which such stock is traded (as reported by The Wall Street Journal) on the last trading day preceding the exercise date. In addition, notwithstanding clauses (i) and (ii) of this paragraph 8, in respect of any stock option which is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), the conversion hereinabove provided for shall comply with the requirements of Section 424(a) of the Code, including the requirement that such converted options shall not give to the holder thereof any benefits additional to those which such holder had prior to such conversion under the option as originally granted.

      9. As soon as practicable after the Effective Date, the Surviving Corporation shall deliver to the participants in each Progressive stock plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Progressive stock plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Paragraph 8 of this Article V after giving effect to the Merger), and the Surviving Corporation shall comply with the terms of each Progressive stock plan to ensure, to the extent required by, and subject to the provisions of, such Progressive stock plan, that Progressive Options which qualified as incentive stock options prior to the Effective Date continue to qualify as incentive stock options after the Effective Date.

      10. Hudson Chartered shall reserve for issuance a sufficient number of shares of Hudson Chartered Common Stock for the purpose of issuing its shares to Progressive's shareholders in accordance with this Article V. At all times after the Effective Date, the Surviving Corporation shall reserve for issuance such number of shares of Surviving Corporation Common Stock as necessary so as to permit exercise of options granted under the Progressive option plans in the manner contemplated in Paragraph 8 of this Article V of this Plan of Merger and the instruments pursuant to which such options are granted.

                                   ARTICLE VI.
                          EFFECTIVE DATE OF THE MERGER

      A certificate of merger evidencing the transactions contemplated herein shall be delivered to the New York Department of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificate of merger (such date and time being herein referred to as the "Effective Date").

                                  ARTICLE VII.
                               FURTHER ASSURANCES

      If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Progressive, or otherwise carry out the provisions hereof, the proper officers and directors of Progressive, as of the Effective Date, and thereafter the officers of the Surviving Corporation acting on behalf of Progressive, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

                                  ARTICLE VIII.
                              CONDITIONS PRECEDENT

      The obligations of Hudson Chartered and Progressive to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                   ARTICLE XI.
                                   TERMINATION

      Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Progressive and Hudson Chartered, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement. If the Reorganization Agreement is terminated, then this Plan of Merger shall terminate automatically, without further action of the parties.

                                   ARTICLE X.
                                  MISCELLANEOUS

      1. This Plan of Merger may be amended or supplemented at any time prior to its Effective Date by mutual agreement of Hudson Chartered and Progressive. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

      2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

      3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

      4. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent Federal law may be applicable.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                  HUDSON CHARTERED BANCORP, INC.


/s/ Kathy D. Seaboldt                   By /s/ T. Jefferson Cunningham IIII
--------------------------------           -------------------------------------
Kathy D. Seaboldt                          T. Jefferson Cunningham III
Assistant Secretary Officer                Chairman and Chief Executive Officer

(SEAL)

Attest                                  PROGRESSIVE BANK, INC.


/s/ Beatrice D. Parent                  By /s/ Peter Van Kleeck
--------------------------------           -------------------------------------
Beatrice D. Parent                         Peter Van Kleeck
Corporate Secretary                        President and Chief Executive Officer

(SEAL)

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        PREMIER NATIONAL BANCORP, INC.(1)
               (Under Section 807 of the Business Corporation Law)

      1. Name. The name of the Corporation is Premier National Bancorp, Inc. (hereinafter called the "Corporation").

      2. Purposes. Subject to any limitation provided in the Business Corporation Law of the State of New York (the "Business Corporation Law") or any other statute of the State of New York, and except as otherwise specifically provided in this Certificate of Incorporation, the purposes for which the Corporation is formed are:

            2.1 To act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable state or federal legislation from time to time in effect; and

            2.2 To engage in any other lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

      3. Office. The office of the Corporation is to be located in the County of Dutchess, State of New York.

      4. Capital Stock. The aggregated number of shares of all classes of capital stock which the Corporation has authority to issue is 55,000,000 shares, of which 50,000,000 are to be shares of common stock, $.80 par value per share (the "Common Stock"), and 5,000,000 are to be shares of serial preferred stock, $.01 par value per share (the "Preferred Stock"). The shares of capital stock may be issued by the Corporation from time to time as approved by the Board of Directors of the Corporation without the approval of the shareholders, except as otherwise provided in this Article 4, the Business Corporation Law or, if applicable, the rules of a national securities exchange on which the Corporation's capital stock is listed. The consideration for the issuance of the shares of capital stock shall be paid to or received by the Corporation in the form and manner permitted by the Business Corporation Law and shall not be less than the par value per share of such shares.

            Notwithstanding any other provision of this Certificate of Incorporation, no holder of any shares of the Corporation's capital stock shall have or be entitled to any preemptive, preferential or other right, under Section 622 of the Business Corporation Law or otherwise, to subscribe for, purchase or otherwise acquire any shares of any class of the Corporation's capital stock or any series thereof, whether now or hereafter authorized, or other obligations or securities of the Corporation convertible into or exchangeable for such shares, or carrying rights or options to purchase shares of any class of the Corporation's capital stock or any series thereof, including without limitation warrants, subscription rights or options to subscribe for, purchase or otherwise acquire such shares or securities, or any other instruments evidencing such rights or options.

----------

(1) The Second Amended and Restated Certificate of Incorporation of Hudson Chartered Bancorp, Inc. shall be effective in the form set forth herein only if the proposed merger between Hudson Chartered Bancorp, Inc. ("Hudson") and Progressive Bank, Inc. ("Progressive") pursuant to the Plan of Merger by and between Hudson and Progressive, dated December 16, 1997, is approved by the holders of at least eighty percent (80%) of the outstanding shares of common stock of Hudson. If the proposed merger is approved by the holders of less than eighty percent (80%) of the outstanding shares of common stock of Hudson, the Second Amended and Restated Certificate of Incorporation of Hudson will be revised as set forth in Attachment A hereto.

      Subject to the provisions of the Business Corporation Law, the Corporation is authorized to make pro rata distributions of its authorized but unissued shares of capital stock to holders of shares of the same or any other class of the Corporation's capital stock or series thereof.

      A description of the different classes and series (if any) of the Corporation's capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

            A. Common Stock. Subject to all of the powers, rights and preferences of the holders of Preferred Stock provided by resolution or resolutions of the Board of Directors pursuant to this Article 4 or by the Business Corporation Law, holders of shares of Common Stock shall exclusively possess all voting power and shall be entitled to one vote for each share held by such holders with respect to all matters voted on by the shareholders of the Corporation.

                  Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of capital stock having preference over the Common Stock as to the payment of dividends or other distributions the full amount of dividends or such other distributions, and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to holders of the Common Stock, then dividends or such other distributions, as the case may be, may be paid on the Common Stock, and on any class or series of capital stock entitled to participate therewith as to dividends or such other dividends, as the case may be, to the holders thereof out of any assets legally available for the payment of dividends or such other distributions, but only when and as declared by the Board of Directors of the Corporation.

                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (none of which for purposes of any provision of this Certificate of Incorporation shall be deemed to include a consolidation or merger of the Corporation, or the sale of all or substantially all of the Corporation's assets), after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of capital stock having preference over the Common Stock as to distribution of assets of the Corporation in any such event the full preferential amounts to which the holders of such shares are respectively entitled, the holders of the Common Stock and of any class or series of capital stock entitled to participate therewith, in whole or in part, as to distribution of the Corporation's assets, shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind, ratably in proportion to the number of shares of Common Stock held by them.

                  Each share of Common Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of Common Stock.

            B. Preferred Stock. Subject to limitations prescribed by the Business Corporation Law and the provisions of this Certificate of Incorporation, the Board of Directors of the Corporation is authorized to provide from time to time by resolution or resolutions for the issuance of one or more series of Preferred Stock, and, by filing a certificate pursuant to the Business Corporation Law, to establish from time to time the number of shares of Preferred Stock to be included in each such series, and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, including, but not limited to determination of any of the following:

                  (1) the distinctive serial designation and the number of
            shares constituting such series, which number the Board of Directors may thereafter (except where otherwise provided in a resolution designating a particular series) increase (but not above the total number of authorized shares of the series) or decrease (but not below the number of shares of such series then outstanding);

                  (2) the dividend rates or the amount of dividends to be paid on the shares of such series, the record and payment date or dates for dividends, whether dividends shall be cumulative and, if so, from which date or dates, and the participating or other special rights, if any, including any relative rights of priority of payment, with respect to dividends to be paid on shares of such series;

                  (3) whether the shares of such series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms and conditions of such voting rights, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share;

                  (4) whether the shares of such series shall be redeemable and, if so, the times, prices and other terms and conditions upon which such shares may be redeemed, including, but not limited to, the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

                  (5) the amount or amounts payable upon the shares of such
            series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment upon shares of such series;

                  (6) whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the terms and conditions of such fund, including, but not limited to, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

                  (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of the Corporation's capital stock or any series thereof and, if so convertible or exchangeable, the conversion price or prices or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (8) the subscription or purchase price and form of
            consideration for which the shares of such series shall be issued;

                  (9) whether the shares of such series which are redeemed,
            converted or exchanged shall have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other series of Preferred Stock; and

                  (10) any other relative rights, preferences and limitations of the shares of such series.

                  Each share of each series of Preferred Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the same series of Preferred Stock. Except as required by the Business Corporation Law, the Board of Directors of the Corporation is authorized to amend this Certificate of Incorporation to provide for one or more series of Preferred Stock without obtaining the approval of the holders of any class of capital stock of the Corporation.

      5. Designation of Secretary of State; Mailing Address; Registered Agent. The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is:

                         Premier National Bancorp, Inc.
                         Route 55
                         LaGrangeville, New York  12540
                         Attention:  Secretary.

In addition, [        ], Secretary of the Corporation, whose business address is
Premier National Bancorp, Inc., Route 55, LaGrangeville, New York 12540, is designated as the Corporation's registered agent in New York upon whom process in any action or proceeding against the Corporation may be served at such address.

      6. Duration. The duration of the Corporation is to be perpetual.

      7. Cumulative Voting Rights. Cumulative voting rights shall not exist with respect to the election of directors.

      8. Factors to be Considered by the Directors. In connection with taking any action, including, without limitation, action which may involve or relate to any business combination or transaction, including, without limitation, any merger, consolidation or sale of the Corporation's assets, or a proposal by another Person or Persons to make a business combination or transaction or a tender or other exchange offer (whether in cash or securities, or both) or any other proposal relating to a change or potential change in the control of the Corporation, and the exercise of its or their judgment in determining what is in the best interest of the Corporation and its shareholders, the Board of Directors, any Committee of the Board of Directors or any individual director may, but shall not be required to, in addition to considering the long-term and short-term interests of the Corporation and its shareholders, consider all of the following factors and any other factors which it deems relevant: (i) the social, legal, economic and other effects of the action or matter being or to be considered on the Corporation and its subsidiaries, its and their employees, depositors, customers and creditors and the communities in which the Corporation and its subsidiaries operate or are located; and (ii) when evaluating a business combination or transaction or a proposal by another Person or Persons to make a business combination or transaction or a tender or other exchange offer or any other proposal relating to a change or potential change in control of the Corporation, (v) the business, reputation and financial condition and earnings prospects of the acquiring Person or Persons and the possible effects of such factors on the Corporation and its subsidiaries, its and their employees, depositors, customers and creditors, the future value of the Corporation's capital stock, and the communities in which the Corporation and its subsidiaries operate or are located; (w) the reputation, business practices, competence, experience and integrity of the acquiring Person or Persons and its or their management and affiliates; (x) the prospects for successful conclusion of the business combination, transaction, offer or proposal; (y) whether the price or value of the securities being offered in the business combination, transaction or offer is acceptable based on the historical and present operating results and financial condition of the Corporation and whether a more favorable price could be obtained for the Corporation's securities or assets, whichever the case may be, in the future; and (z) any antitrust or other legal or regulatory issues that are raised by the business combination, transaction, offer or proposal. As used in this Article 8, the term "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity; when two or more Persons act as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding, voting or disposing of securities of the Corporation, such partnership, limited partnership, syndicate or group shall also be deemed a "Person" for purposes of this Article 8.

      If the Board of Directors determines that a business combination, transaction, offer or proposal should not be recommended to the shareholders, it may take any lawful action to accomplish its purpose of opposing or not recommending such business combination, transaction, offer or proposal, including, without limitation, any or all of the following: advising shareholders not to accept the business combination, transaction, offer or proposal; soliciting proxies against the business combination, transaction, offer or proposal; initiating or filing, in good faith, litigation or complaints with governmental or regulatory authorities against the business combination, transaction, offer or proposal; issuing the authorized but unissued securities or treasury stock of the Corporation or granting options (either statutory or nonstatutory, or both) with respect thereto in accordance with applicable law; acquiring another entity or entities to create an antitrust or other regulatory problem for the business combination, transaction, offer or proposal; and obtaining a more favorable offer or proposal.

      The provisions of this Article 8 shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right to be considered. In addition, the provisions of this Articles 8 shall be supplemental to and in no way limiting of the powers and authority granted to the directors by applicable law.

      9. Classification of Directors. The Board of Directors of the Corporation shall be divided into three classes. The respective terms of office of the members of each such class shall end in successive years. The number of directors in each class shall be as specified in, or as determined pursuant to, the Bylaws and shall be nearly as equal as possible. Except as provided in
Article 10 of this Certificate of Incorporation, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors shall have been elected and qualified. At each annual meeting of shareholders the directors of only one class shall be elected, except directors who may be elected to fill vacancies. If the number of directors comprising the Board of Directors, is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain the number of directors in each class as nearly equal as reasonably possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

      10. Filling of Vacancies in the Board of Directors. Any vacancies in the Board of Directors for any reason, including, but not limited to, any vacancy resulting by reason of the removal of a director with or, if permitted by this Certificate of Incorporation, without cause, and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected by the Board of Directors to fill a vacancy shall hold office only until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified, notwithstanding that the term of office of other directors in the class of which he or she is a member does not expire at the time of such meeting. The successor to any director elected by the Board to fill a vacancy shall be elected by the shareholders to a term of office which shall expire at the same time as the term of office of the other directors in the class to which he or she is elected and until his or her successor is elected and qualified. Notwithstanding any other provision of this Certificate of Incorporation, if the holders of any class or classes of shares of the Corporation's capital stock, other than the Common Stock, or any series thereof shall be entitled to elect one or more directors pursuant to this Certificate of Incorporation, any vacancy in the directors elected by such class or classes or series may be filled by a majority of the directors elected by such class or classes or series then in office, or, if no such director is then in office, by the Board of Directors as otherwise provided in this Article 10.

      11. Indemnification.

            11.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact:

                  (a) that he or she is or was a director or officer of the
            Corporation, or

                  (b) that he or she, being at the time a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, "another enterprise" or "other enterprise"), whether either in case (a) or in case (b) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such other enterprise, or (y) in any other capacity related to the Corporation or such other enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, with respect to actions taken prior to such amendment, only to the extent that such amendment does not prohibit the Corporation from providing broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. The persons indemnified by this
            Article 11 are hereinafter referred to as "indemnitees." Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Corporation, or director, officer, employee or agent of another enterprise; and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The right to indemnification conferred in this Article 11: (i) shall be a contract right; (ii) shall not be affected adversely as to any indemnitee by any amendment of this Certificate of Incorporation with respect to any action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law and the Bylaws, include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

            11.2 Relationship to Other Rights and Provisions Concerning Indemnification. The rights to indemnification and to the advancement of expenses conferred in this Article 11 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, Bylaws, agreement (including any agreement between such person and any of the Corporation's affiliates, predecessor or subsidiary corporations or any constituent corporation absorbed by the Corporation in a consolidation or merger), vote of shareholders or disinterested directors or otherwise. The Bylaws may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article 11.

            11.3 Agents and Employees. The Corporation may, to the extent authorized from time to time by the Board of Directors and to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation (or any person, other than a director or officer of the Corporation, serving at the Corporation's request as a director, trustee, officer, employee or agent of another enterprise) or to persons who are or were a director, officer, employee or agent of any of the Corporation's affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer, employee or agent of another enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article 11 in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors. Nothing in this Article 11.3 shall limit the indemnification provided in
      Article 11.1 hereof to any officer or director of the Corporation who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of any subsidiary of the Corporation or any other enterprise.

            11.4 Limitations on Indemnification. Notwithstanding any other provision of this Certificate of Incorporation or the Corporation's Bylaws, (i) indemnification of any indemnitee or any person under any provision of this Article 11 or any provision of the Corporation's Bylaws shall be subject to the applicable rules, regulations and interpretations of the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System, as the same exist or may hereafter be amended (but, in the case of any such amendment, with respect to actions taken prior to such amendment, only to the extent that such amendment does not prohibit the Corporation from providing broader indemnification rights than permitted prior thereto), and (ii) indemnification of any director, officer, employee or agent of any national bank subsidiary of the Corporation under any provision of this Article 11 or any provision of the Corporation's Bylaws shall be subject to the limitations, if any, contained in such subsidiary's Articles of Association.

      12. Limitation on Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except to the extent such exculpation is prohibited by the Business Corporation Law. No amendment to or repeal of this Article 12 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      13. Removal of Directors. Any director may be removed from office at any time for cause by (i) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors or (ii) the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors, other than the director to be removed. Notwithstanding the immediately preceding sentence, when the holders of any series of Preferred Stock are entitled to elect one or more directors pursuant to a resolution or resolutions providing for any series of Preferred Stock under Article 4 hereof, any director so elected by the holders of such series may be removed only by the applicable vote of the holders of the shares of such series as set forth in such resolution or resolutions. Directors shall not be removed without cause. Cause is defined as any one or more of the following: the commission of any violation of law, rule or regulation or of a cease and desist order which has become final; engaging or participating in any unsafe or unsound practice in connection with the Corporation or any of its subsidiaries regardless of whether actual harm or damages result to the Corporation; the commission or omission of or engaging in any act, or practice which constitutes a material breach of a director's fiduciary duty as director, involves personal dishonesty on the part of the director or demonstrates a willful or continuing disregard for the best interests of the Corporation; the adjudication that a director is of an unsound mind; the adjudication that a director is bankrupt; the intentional destruction of the Corporation's property; the breach or violation of any agreements with the Corporation or any of its subsidiaries signed by the director, including, but not limited to, confidentiality and nondisclosure agreements; or engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring into disrepute the Corporation, its business or its employees. The phrase "the entire Board of Directors" or "the entire Board," as used in this Certificate of Incorporation shall refer to the total number of directors which the Corporation would have if there were no vacancies.

      14. Loans to Directors. The Corporation may lend money to or guarantee the obligation of any director of the Corporation if the particular loan or guarantee is approved by the shareholders of the Corporation pursuant to the provisions of the Business Corporation Law or if the Board of Directors determines that the particular loan or guarantee benefits the Corporation and either approves the particular loan or guarantee or a general plan authorizing such loans and guarantees.

      15. Consent of Shareholders. Subject to applicable law and except as otherwise expressly required by this Certificate of Incorporation, any action required or permitted to be taken by the shareholders of the Corporation must be effected or taken at a duly called annual or special meeting of such shareholders and may not be effected or taken by any consent in writing by any such shareholders.

      16. Amendment of Certificate of Incorporation. (a) The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and all rights conferred upon shareholders are granted subject to this reservation. Except as may be required by applicable law or any other provision of this Certificate of Incorporation, any such amendment, alteration, change or repeal of any provision of this Certificate of Incorporation shall require the affirmative vote of both (a) a majority of the Board of Directors and (b) a majority of the combined voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors.

            (b) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of a majority of the Board of Directors and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, repeal, alter, change or adopt any provision inconsistent with Articles 8, 9, 10 and 13 hereof and this Section 16(b).

      17. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, make, amend, change, alter or repeal the Bylaws of the Corporation.

      IN WITNESS WHEREOF, each the undersigned subscribes this Certificate and
affirms it as true under the penalties of perjury on this    day of          ,
1998.

                                    John C. VanWormer, President


                                    [                      ], Secretary

                                                                    ATTACHMENT A

      If the proposed merger between Hudson and Progressive is approved by the holders of less than eighty percent (80%) of the outstanding shares of common stock of Hudson, the following Articles of the Second Amended and Restated Certificate of Incorporation of Hudson will be modified to read as follows:

            8. Special Considerations for Directors; Opposition of Certain Business Combinations and Tenders (or Other Offers). The Board of Directors may, if it deems it advisable in the best interest of the Corporation, oppose: (1) any proposed tender offer or other exchange offer, (whether in cash or securities , or both), (2) any proposed merger or consolidation of the Corporation with, or (3) a sale, exchange or lease of all or substantially all of the assets of the Corporation to, any person or entity. For purposes of this provision, substantially all of the assets of the Corporation shall mean assets having a fair market value or book value, whichever is greater, of twenty percent (20%) or more of the total assets as reflected on a balance sheet of the Corporation as of a date no earlier than 45 days prior to any acquisition of such assets. When considering whether to oppose any offer, merger, consolidation, or sale, lease or exchange of assets, the Board of Directors may, but shall not be legally obligated to, consider any and all pertinent issues. These issues that the Directors may consider shall include, without limitation, the following:

                  8.1 Whether the price being offered in the tender or other exchange offer is acceptable based on the historical and present operating results and financial condition of the Corporation.

                  8.2 Whether a more favorable price could be obtained for the
            Corporation's securities or assets, whichever the case may be, in the future.

                  8.3 The impact that the merger or consolidation of the
            Corporation with or into any other entity, or the sale, lease or exchange of all or substantially all of the assets of the Corporation would have on the employees, depositors, and customers of the Corporation and its subsidiaries. In evaluating this impact resulting from a merger, consolidation or sale, lease or exchange of assets, the Board of Directors may consider all factors it deems relevant including, but without limitation, the social, legal and economic effects that such a proposal would have on the employees, depositors and customers of the Corporation and its subsidiaries.

                  8.4 The reputation and business practices of the offeror or merger partner and its management and affiliates as they would effect the employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation stock.

                  8.5 The value of the securities, if any, which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered.

                  8.6 Any antitrust or other legal and regulatory issues that are raised by the offer.

            If the Board of Directors determines that a tender or other offer should be rejected, or that a proposal for merger, consolidation, or sale, lease or exchange of all or substantially all of the assets of the Corporation should not be recommended to the shareholders, it may take any lawful action to accomplish its purpose of opposing or not recommending such offer or proposal including, but without limitation to, any or all of the following: advising shareholders not to accept this offer; soliciting proxies against a merger, consolidation, or sale, lease or exchange proposal; initiating, in good faith, litigation against the offer or merger or consolidation partner; filing complaints with all governmental and regulatory authorities; issuing the authorized but unissued securities or treasury stock of the Corporation or granting options (either statutory or nonstatutory, or both) with respect thereto in accordance with applicable law; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from other entities or individuals, or obtaining a more favorable entity to merge into or consolidate with the entity than attempting to merger or consolidate with or into the Corporation.

            The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation shall be required to amend or repeal the provisions of this Article 8.

            10. Filling of Vacancies in the Board of Directors. Any directorship to be filled by the resignation, removal or death of a director or for any other reason shall be filled by the majority vote of the then remaining directors, even though less than a quorum. Any director so elected by the Board of Directors shall hold office only until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified, notwithstanding that the term of office of other directors in the class of which he or she is a member does not expire at the time of such meeting. The successor to the director elected by the Board to fill the vacancy shall be elected by the shareholders to a term of office which shall expire at the same time as the term of office of the other directors in the class to which he or she is elected. The provisions of this Article 10 shall apply to any directorship to be filled by reason of an increase in the number of directors, if the Bylaws of the Corporation permit the directors to increase the number of members on the Board of Directors. The affirmative vote of not less than eighty percent (80%) of the outstanding Corporation's stock is required to amend or repeal this Article 10.

            15. Removal of Directors for Cause. The affirmative vote of the holders of at least eighty percent (80%) of the outstanding voting stock of the Corporation shall be required to remove directors for cause. Shareholders shall not have the right to remove directors without cause. Cause is defined as "commission of any violation of law, rule or regulation or of a cease and desist order which has become final, or engaging or participating in any unsafe or unsound practice in connection with the Corporation or any of its subsidiaries, or commission of or engaging in any act, omission or practice which constitutes a breach of a director's fiduciary duty as director and it is determined the Corporation or any of its subsidiaries will probably suffer or has suffered substantial loss or damage or the interests of the shareholders of the Corporation or the depositors of any of the Corporation's subsidiaries could be seriously prejudiced by reason of such violation or practice or breach of fiduciary duty or the director has received financial gain by reason of such violations or practice or breach of fiduciary duty and such violation or practice or breach of fiduciary duty is one involving personal dishonesty of the director or demonstrates a willful or continuing disregard for the best interest of the Corporation." Provided, however, that if a director is convicted of a felony, is adjudicated to be of unsound mind, is adjudicated a bankrupt, or fails to accept his or her directorship, then the holders of at least a majority of the Corporation's outstanding stock or a majority of the entire Board of Directors shall be entitled to remove such director. The affirmative vote of the holders of not less than eighty percent (80%) of the Corporation's outstanding voting stock shall be required to amend or repeal the provisions of this Article 15.

            16. Amendment of Certificate of Incorporation. (a) The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and all rights conferred upon shareholders are granted subject to this reservation. Except as may be required by applicable law or any other provision of this Certificate of Incorporation, any such amendment, alteration, change or repeal of any provision of this Certificate of Incorporation shall require the affirmative vote of both (a) a majority of the Board of Directors and (b) a majority of the combined voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors.

                  (b) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of a majority of the Board of Directors and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, repeal, alter, change or adopt any provision inconsistent with Article 9 and this Section 16(b).

      In addition, if the proposed merger between Hudson and Progressive is approved by the holders of less than eighty percent (80%) of the outstanding shares of common stock of Hudson, the following Articles 13 and 14 will be retained in the Second Amended and Restated Certificate of Incorporation of Hudson and the other Articles of the Second Amended and Restated Certificate of Incorporation will be renumbered accordingly:

            13. Shareholder Action. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation is required in the event that eighty percent (80%) of the entire Board of Directors of the Corporation does not recommend to the stockholders of the Corporation a vote in favor of (1) a merger or consolidation of the Corporation with, or (2) a sale, exchange or lease of all or substantially all of the assets of the Corporation to, any person or entity. For the purpose of this provision, substantially all of the assets shall mean assets having a fair market value or book value, whichever is greater, of twenty percent (20%) or more of the total assets as reflected on a balance sheet of the Corporation as of a date no earlier than forty-five (45) days prior to any acquisition of such assets.

            The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding stock of the Corporation shall be required at any meeting to amend or repeal the provisions of this Article 13.

            14. Fair Price Provisions. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of all voting stock of the Corporation and the affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding shares of voting stock held by stockholders other than a Controlling Party, as defined below, shall be required for the approval or authorization of any merger, consolidation, sale, exchange or lease of all or substantially all of the assets of the Corporation (as defined in Article 13 of this Certificate of Incorporation) if such transaction involves any shareholder owning or controlling, either directly or indirectly, twenty percent (20%) or more of the Corporation's voting stock at the time of the proposed transaction ("Controlling Party"); provided however, that these voting requirements shall not be applicable in such transactions in which: (a) the cash or fair market value of the property, securities or other consideration to be received (which includes common stock of the Corporation retained by its existing shareholders in such a transaction in which the Corporation is the surviving entity) per share by holders of common stock of the Corporation, in such transaction is not less than the highest per share price (with appropriate adjustments for recapitalizations, stock splits, stock dividends and distributions) paid by the Controlling Party in the acquisition of any of its holdings of the Corporation's common stock in the three years preceding the announcement of a proposed transaction or
      (b) the transaction is approved by at least sixty percent (60%) of the entire Board of Directors.

            The requirements of this Article 14 are in addition to and separate from any consent or approval that may be required by other Articles in this Certificate of Incorporation to authorize any merger, consolidation or sale, exchange or lease of all or substantially all of the assets of the Corporation.

            The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation shall be required to amend or repeal the provisions of this Article 14.

                                     BYLAWS

                                       OF

                         PREMIER NATIONAL BANCORP, INC.

               AS AMENDED AND RESTATED ON                  , 1998

      These Bylaws of Premier National Bancorp, Inc. (the "Corporation") are supplemental to the New York Business Corporation Law (the "BCL") and other applicable provisions of law, as the same shall from time to time be in effect.

                      ARTICLE I. MEETINGS OF SHAREHOLDERS.

      Section 101. Place of Meetings. All meetings of the shareholders shall be held at such place or places, within or without the State of New York, as shall be determined by the Board of Directors from time to time.

      Section 102. Annual Meetings. The annual meeting of the shareholders for the election of Directors and the transaction of such other business as may properly come before the meeting shall be held on such date and at such time as may be fixed by the Board of Directors. Only such business may be conducted at the annual meeting as has been brought before the annual meeting by, or at the direction of, the Board of Directors or by a shareholder who has given timely written notice to the Secretary of the Corporation of such shareholder's intention to bring such business before the meeting pursuant to these Bylaws. Prior to the annual meeting, the Corporation shall furnish or caused to be furnished to its shareholders an annual report pursuant to applicable law and the rules of any national securities exchange on which the Corporation's capital stock is listed.

      Section 103. Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by law, may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer, the President or by the majority vote of the entire Board of Directors. The only business which may be conducted at such a meeting, other than procedural matters and matters relating to the conduct of the meeting, shall be the matter or matters described in the notice of the meeting.

      Section 104. Notice of Meetings. Notice of meetings of shareholder shall be given as required by applicable law not less than ten days nor more than sixty days before such meeting (unless a different time is specified by law) to every shareholder entitled by law to notice of such meeting. Notice of any such meeting need not be given to any shareholder who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting, except when he/she shall attend for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

      Section 105. List of Stockholders. A complete list of the shareholders entitled to vote at any meeting of shareholders, certified by the Secretary or by the transfer agent, showing the address of each shareholder and the number of shares registered in the name of each shareholder, shall be prepared by the Secretary and shall be open to the examination of any shareholder upon request, for any purpose germane to the meeting, at the place of the meeting during the whole time of the meeting.

      Section 106. Quorum. One-third (33 1/3%) of the voting power of the outstanding shares of the Corporation entitled to vote on the matters at issue, present in person or represented by proxy, shall constitute a quorum, except as otherwise required by the BCL. When a quorum is once present to organize a meeting of shareholders, it is not broken by the subsequent withdrawal of any shareholder. The holders of a majority of the voting power of the outstanding shares present in person or represented in proxy and entitled to vote at any meeting of shareholders may adjourn such meeting from time to time without notice other than an announcement at the meeting, whether or not a quorum is present. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

      Section 107. Conduct of Shareholders' Meetings. The Chairman of the Board of Directors shall preside at all shareholders' meetings. In the absence of the Chairman of the Board of Directors, the Deputy Chairman of the Board of Directors shall preside or, in his/her absence, the Chief Executive Officer shall preside, or, in his/her absence, any other Officer designated by the Board of Directors shall preside. The Secretary or, in his/her absence or inability to act, the person appointed secretary of the meeting by the person presiding over the meeting, shall act as secretary of the meeting and keep the minutes thereof. The person presiding over the shareholders' meeting may establish such rules and regulations for the conduct of the meeting as he/she may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting.

      Section 108. Shareholder Nominations and Proposals.

            (a) No proposal for a shareholder vote shall be submitted by a shareholder (a "Shareholder Proposal") to the Corporation's shareholders unless the shareholder submitting such proposal (the "Proponent") shall have filed a written notice setting forth with particularity (i) the names and business addresses of the Proponent and all Persons (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended through the date of adoption of these Bylaws) acting in concert with the Proponent; (ii) the names and addresses of the Proponent and the Persons identified in clause (i), as they appear on the Corporation's books (if they so appear); (iii) the class and number of shares of the Corporation beneficially owned by the Proponent and the Persons identified in clause (i); (iv) a description of the Shareholder Proposal containing all material information relating thereto; and (v) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and shareholders of the Corporation to consider the Shareholder Proposal. Upon receipt of the Shareholder Proposal and prior to the shareholder meeting at which such Shareholder Proposal will be considered, if the Board of Directors or a designated committee or the Officer who will preside at the shareholder meeting determines that the information provided in a Shareholder Proposal does not satisfy the informational requirements of these Bylaws or is otherwise not in accordance with law, the Secretary of the Corporation shall promptly notify such Proponent of the deficiency in the notice. Such Proponent shall have an opportunity to cure the deficiency by providing additional information to the Secretary within the period of time, not to exceed five days from the date such deficiency notice is given to the Proponent, determined by the Board of Directors, such committee or such Officer. If the deficiency is not cured within such period, or if the Board of Directors, such committee or such Officer determines that the additional information provided by the Proponent, together with the information previously provided, does not satisfy the requirements of this Section 108, then such proposal shall not be presented for action at the meeting in question.

            (b) Only persons who are selected and recommended by the Board of Directors or the Nominating Committee thereof, or who are nominated by shareholders in accordance with the procedures set forth in this Section 108, shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the Board of Directors of the Corporation at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made by any shareholder of the Corporation entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in this Section 108. Nominations by shareholder shall be made by written notice (a "Nomination Notice"), which shall set forth (i) as to each individual nominated, (A) the name, date of birth, business address and residence address of such individual; (B) the business experience during the past five years of such nominee, including his/her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on and such other information as to the nature of his/her responsibilities and level of professional competence as may be sufficient to permit assessment of his/her prior business experience; (C) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity; (D) any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; and (E) whether, in the last five years, such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy; and (ii) as to the Person submitting the Nomination Notice and any Person acting in concert with such Person, (x) the name and business address of such Persons, (y) the name and address of such Persons and as they appear on the Corporation's books (if they so appear) and (z) the class and number of shares of the Corporation which are beneficially owned by such Persons. A written consent to being named in a proxy statement as a nominee, and to serve as a Director if elected, signed by the nominee, shall be filed with any Nomination Notice. If the presiding Officer at any shareholder meeting determines that a nomination was not made in accordance with the procedures prescribed by these Bylaws, he/she shall so declare to the meeting and the defective nomination shall be disregarded.

            (c) Nomination Notices and Shareholder Proposals shall be delivered to the Secretary at the principal executive office of the Corporation during the time periods prior to the date of the meeting of shareholders if such Nomination Notice or Shareholder Proposal is to be submitted at an annual shareholder meeting as required and specified in or pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Nomination Notices and Shareholder Proposals shall be delivered to the Secretary at the principal executive office of the Corporation no later than the close of business on the tenth day following the day on which notice of the date of a special meeting of shareholders was given if the Nomination Notice or Shareholder Proposal is to be submitted at a special shareholder meeting.

      Section 109. Voting. Unless otherwise provided in the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") or the BCL, every shareholder shall be entitled to one vote, in person or by written proxy, for each share of capital stock held of record by such shareholder which is entitled to vote generally in the election of Directors. If the Certificate of Incorporation provides for more or less than one vote for any share, on any matter, every reference in these Bylaws or the BCL to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock. The provisions of Sections 609 and 612 of the BCL shall apply in determining whether any shares of capital stock may be voted and the persons, if any, entitled to vote such shares, but the Corporation shall be protected in treating the persons in whose names shares of capital stock stand on the record of shareholder as owners thereof for all purposes. All elections for the Board of Directors shall be decided by a plurality of the votes cast by the holders of shares entitled to vote in the election of Directors and, except as otherwise required by law, by the Certificate of Incorporation, or by a provision of these Bylaws adopted by the shareholders, all other questions shall be decided by a majority of the votes cast by the holders of shares entitled to vote thereon. Abstentions shall not be considered to be votes cast. In voting on any question on which a vote by ballot is required by law, by the Certificate of Incorporation or by the Officer presiding over the meeting, or is demanded by any shareholder entitled to vote, the voting shall be by written ballot. Each ballot shall be signed by the shareholder voting or by his/her proxy, and shall state the number of shares voted. On all other questions, the voting may be viva voce. Every shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him by proxy. The validity and enforceability of any proxy shall be determined in accordance with applicable law.

      Section 110. Inspectors. The Board of Directors, in advance of any meeting of shareholders, shall appoint one or more inspectors to act at such meeting or any adjournment thereof and to make a written report thereof. The Board of Directors may designate one or more alternate inspectors to replace any inspector who fails to appear or act. If no inspectors or alternate inspectors shall have been appointed or if the inspectors and alternate inspectors are unable to act the person presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his/her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his/her ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding over the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of


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any fact found by them. No Director or candidate for the office of Director shall act as an inspector of an election of Directors. Inspectors need not be shareholders.

                    ARTICLE II. DIRECTORS AND BOARD MEETINGS.

      Section 201. Management by Board of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, its Board of Directors. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the shareholders.

      Section 202. Eligibility and Mandatory Retirement. Each Director shall be at least eighteen years of age. Each Director must be a shareholder of the Corporation and shall own in his/her own right the number of shares (if any) required by law in order to qualify as such Director. Any Director shall forthwith cease to be a Director when he/she no longer holds such shares, which fact shall be reported to the Board of Directors by the Secretary, whereupon the Board of Directors shall declare the seat of such Director vacated. Directors need not be residents of the State of New York. No person shall be eligible to be newly elected or appointed as a Director if he/she shall have attained the age of seventy (70) years on or prior to the date of his/her election. Any Director of this Corporation who attains the age of seventy (70) years shall cease to be a Director (without any action on his/her part) at the close of business on the day prior to the date of the next shareholders' meeting at which Directors are to be elected regardless of whether or not his/her term as a Director would otherwise expire at such shareholders' meeting.

      Section 203. Number of Directors. The Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) persons, as fixed by a majority of the entire Board of Directors; provided, however, that the number of Directors shall not be increased by fifty percent (50%) or more in any twelve-month period without the approval by at least sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors. No reduction in the number of Directors shall have the effect of shortening the term of any Director in office at the time such reduction becomes effective.

      Section 204. Classification of Directors. The Directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2 and Class 3. At each annual meeting of the shareholders the members of one class of Directors shall be elected to serve until the third succeeding annual meeting of the shareholders following their election and until their successors shall be elected and shall qualify or until their earlier death, removal or resignation in the manner provided in the Certificate of Incorporation or herein.

      Section 205. Compensation of Directors. Directors, and members of any committee of the Board of Directors, shall be entitled to receive such reasonable compensation, including fees and reimbursement of expenses, for their services as the Board of Directors may determine. Any Director may serve the Corporation in any other capacity and receive compensation therefor.

      Section 206. Place of Meetings. Meetings of the Board of Directors shall be held at such place or places, within or without the State of New York, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting.

      Section 207. Regular Meetings. Regular meetings of the Board of Directors shall be held on such day, at such hour, and at such place, consistent with applicable law, as the Board shall from time to time designate or as may be designated in any notice from the Secretary calling the meeting. Notice need not be given of regular meetings of the Board of Directors except as otherwise required by applicable law or these Bylaws. If a regular meeting is not to be held at the time and place designated by the Board of Directors, notice of such meeting, which need not specify the business to be transacted thereat, shall be given pursuant to Section 209 of these Bylaws.

      Section 208. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of shareholders, on


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the same day and at the same place where such annual meeting of shareholders shall be held. Notice of such Board meeting need not be given. In the event such annual meeting of shareholders is not so held, the annual meeting of the Board of Directors may be held at such other time or place (within or without the State of New York) as shall be specified in a notice thereof given as hereinafter provided in Section 209 hereof.

      Section 209. Notice of Meetings. Notice of each special meeting of the Board of Directors (and of each regular meeting for which notice shall be required) shall be given by the Secretary as hereinafter provided in this
Section 209, in which notice shall be stated the time and place of the meeting. Notice of a special meeting shall state the general purpose of the meeting, but other routine business may be conducted at a special meeting without such matter being stated in the notice. Notice of each such meeting shall be (i) mailed, postage prepaid, to each Director at his/her designated address at least seven days before the day on which such meeting is to be held, (ii) sent by overnight courier to each Director at his/her designated address at least two days before the day on which such meeting is to be held (with delivery scheduled to occur no later than the day before the meeting), or (iii) given orally by telephone or other means, or by facsimile, telegraph, cable, telex, telecopier or other similar means, to each Director at his/her designated address at least twenty-four hours before the time at which such meeting is to be held. Notice of any such meeting need not be given to any Director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting, except when he/she shall attend for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

      Section 210. Organization. The Board of Directors, at the annual meeting (or at a special meeting called for that purpose), shall elect, by the affirmative vote of a majority of the Directors present, one Director as Chairman of the Board of Directors and, may elect, by the same percentage vote, one Director as Deputy Chairman of the Board of Directors, each to serve at the pleasure of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors at which he/she is present, shall be an ex-officio member of all Committees of the Board of Directors (other than the Audit Committee) and shall perform such other duties and possess such powers as are usually vested in the office of the Chairman of the Board and as may be determined and required of him/her by the Board of Directors or these Bylaws. The Chairman of the Board of Directors is authorized to execute on behalf of the Corporation all documents and instruments requiring such execution and to affix or cause to be affixed a seal to such documents and instruments, except to the extent that execution thereof shall have been delegated to some other Officer or agent of the Corporation by the Board of Directors. In the absence of the Chairman of the Board of Directors, the Deputy Chairman of the Board of Directors, and in his/her absence the Chief Executive Officer, shall preside at meetings of the Board of Directors, and in his/her absence, such other Director as selected by the Directors present at such meeting shall preside at the meeting. The Deputy Chairman of the Board of Directors, and in his/her absence the Chief Executive Officer, shall, in the absence or disability of the Chairman of the Board of Directors, perform the duties and exercise the powers of the Chairman of the Board of Directors and shall perform such other duties as may be determined and required of him/her by the Board of Directors. At each meeting of the Board of Directors, the Secretary, or in his/her absence, any person appointed by the Director presiding over the meeting, shall act as secretary of the meeting and keep the minutes thereof.

      Section 211. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Deputy Chairman of the Board of Directors, the Chief Executive Officer, the President or at the request of a majority of the Directors. A special meeting of the Board of Directors shall be deemed to be any meeting other than a regular meeting of the Board of Directors. Notice of the time and place of every special meeting shall be given pursuant to Section 209 of these Bylaws.

      Section 212. Quorum. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors a quorum is not present, a majority of the Directors in attendance may adjourn the meeting from time to time until a quorum is obtained. Notice of the time and place of any such adjourned meeting shall be given to all of the Directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the Directors who were not present thereat. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.


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      Section 213. Voting Requirements. Except as otherwise required by the BCL, the Certificate of Incorporation or these Bylaws, a majority of those Directors present at any meeting of the Board of Directors shall decide each matter considered. A Director cannot vote by proxy, or otherwise act by proxy, at a meeting of the Board of Directors.

      Section 214. Reports and Records. The reports of Officers and Committees and the records of the proceedings of all Committees shall be filed with the Secretary of the Corporation and presented to the Board of Directors, if practicable, at its next regular meeting. The Board of Directors shall keep complete records of its proceedings in a minute book kept for that purpose. When a Director shall request it, the vote of each Director upon a particular question shall be recorded in the minutes.

      Section 215. Resignations. Any Director of the Corporation may resign at any time by giving written notice of his/her resignation to the Chairman of the Board, the Deputy Chairman of the Board, the Chief Executive Officer or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein or required by applicable law, the acceptance of such resignation shall not be necessary to make it effective.

      Section 216. Action by Consent. Unless restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be.

      Section 217. Telephonic Meeting. Unless restricted by the Certificate of Incorporation or these Bylaws, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

                            ARTICLE III. COMMITTEES.

      Section 301. Committees.

            (a) Subject to the provisions of Section 712 of the BCL, the Board of Directors may, by resolutions passed by a majority of the entire Board of Directors, designate members of the Board of Directors to constitute committees of the Board of Directors, which shall in each case consist of such number of directors and have and may execute such powers and authority as may be determined and specified by these Bylaws or in the respective resolutions appointing them. Each such committee shall serve at the pleasure of the Board of Directors.

            (b) The following Committees of the Board of Directors shall be established by the Board of Directors in addition to any other Committee the Board of Directors may in its discretion establish: Executive Committee, Audit Committee, Investment Committee, Personnel and Compensation Committee and Nominating Committee.

      Section 302. Executive Committee. The Executive Committee shall consist of the Chairman of the Board of Directors, the Deputy Chairman of the Board of Directors, the Chief Executive Officer and, if he/she is also a Director, the President, and at least four (4) other Directors who are not also Officers of the Corporation as may be elected by the Board of Directors to serve on the Executive Committee. The Executive Committee shall be chaired by the Chairman of the Board of Directors and, in his/her absence, the Deputy Chairman of the Board of Directors or the Chief Executive Officer. A majority of the members of the Executive Committee shall constitute a quorum, and actions of a majority of those members present at a meeting at which a quorum is present shall be actions of the Executive Committee. Meetings of the Executive Committee may be called at any time by the Chairman of the Executive Committee, and shall be called whenever two (2) or more members of the Executive Committee so request in writing. The Executive


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Committee shall have and exercise the authority of the Board of Directors in the management of the business of the Corporation between the dates of regular meetings of the Board.

      Section 303. Audit Committee.

            (a) There shall be a standing committee of the Corporation known as the Audit Committee, the members of which shall be appointed annually by the Board of Directors. Each member of the Audit Committee shall serve until his/her successor is appointed. The Audit Committee shall consist of not less than four
(4) members of the Board of Directors, none of whom shall be an Officer or employee of the Corporation or of any subsidiary of the Corporation, and one of whom shall be appointed chairman of the Audit Committee. The duties of this Committee shall be (i) to review the systems of internal control and the internal and external audit functions to ensure the integrity of all financial statements and other audit-related public disclosures, (ii) to monitor compliance with legal and regulatory requirements, and (iii) perform such other duties as shall be delegated to the Audit Committee by the Board of Directors from time to time.

            (b) The Corporation's internal auditor shall serve as the principal staff for the Audit Committee. The Audit Committee shall review, evaluate, and discuss the findings and performance of the internal auditor; approve the scope and reporting mechanisms of the annual internal audit program; review, adopt, and ensure appropriate follow-up on all audit reports; and monitor the audit department in complying with its audit program and reporting schedule.

            (c) The Audit Committee, upon its own recommendation and with the approval of the Board of Directors, shall employ a qualified firm of Certified Public Accountants to make an examination and audit of the Corporation at least once a year. The Audit Committee shall annually approve the scope of the external audit engagement after assuring itself that the engagement addresses the applicable requirements of 12 CFR Part 363 and other audit-related regulations; review with the external auditor significant accounting policies and generally accepted accounting principles and their effect on the Corporation; review, evaluate, and discuss the findings and performance of the external auditor; review any reports issued under 12 CFR Part 363 and the basis for these reports; review with management and the external auditor the Corporation's compliance with laws and regulations and their assessments of the adequacy of internal controls; and oversee and evaluate management's effectiveness at implementing policies with respect to internal controls.

            (d) All meetings of the Audit Committee shall be recorded in writing and reported to the Board of Directors for ratification at the next meeting of the Board of Directors. At the conclusion of each meeting of the Audit Committee, management may be excused to provide the opportunity for the Audit Committee to discuss issues privately with the internal auditor and/or the external auditors.

      Section 304. Investment Committee. There shall be a standing committee known as the Investment Committee of the Board of Directors, the members of which shall be appointed annually by the Board of Directors and shall serve until their successors are appointed. The Investment Committee shall consist of at least three (3) Directors, a majority of whom are not active officers or employees of the Corporation or of any subsidiary of the Corporation, and one of whom shall be appointed Chairman of the Investment Committee. The Investment Committee shall be empowered to act with regard to asset and liability management policies of the Corporation, capital structure, planning and financing for the Corporation and mergers, acquisitions and similar transactions involving the Corporation. All meetings of the Investment Committee shall be recorded in writing and reported to the Board of Directors for ratification at the next meeting of the Board of Directors.

      Section 305. Personnel and Compensation Committee. There shall be a standing committee known as the Personnel and Compensation Committee, the members of which shall be elected annually by the Board of Directors and shall serve until their successors are appointed. The Personnel and Compensation Committee shall consist of at least three (3) members of the Board of Directors, none of whom shall be an active Officer or employee of the Corporation or of any subsidiary of the Corporation. The Personnel and Compensation Committee is empowered to set and maintain


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employment policies and procedures, a performance appraisal system, to fix compensation levels for all executive or similar senior officers of the Corporation and to perform such other duties with respect to compensation and compensation plans as shall be delegated to the Personnel and Compensation Committee by the Board of Directors from time to time. All meetings of the Personnel and Compensation Committee shall be recorded in writing and reported to the Board of Directors for ratification at the next meeting of the Board of Directors.

      Section 306. Nominating Committee. There shall be a standing committee known as the Nominating Committee, the members of which shall be appointed annually by the Board of Directors and shall serve until their successors are appointed. The Nominating Committee shall consist of at least five (5) Directors. The Nominating Committee shall select nominees for election as Directors and perform such other duties in connection with the nomination of persons for election as Directors and the election of Directors as shall be delegated to the Nominating Committee by the Board of Directors from time to time.

      Section 307. Appointment of Committee Members. The Board of Directors shall elect the members of the Committees and, except as otherwise provided herein, the chairman and vice chairman of each such Committee, if any, to serve at the pleasure of the Board until the next annual meeting of shareholders. The Board of Directors shall have the power to change the membership of any Committee, fill vacancies in any Committee or remove any members of any Committee, either with or without cause, at any time.

      Section 308. Organization and Proceedings. Each Committee of the Board of Directors shall effect its own organization by the appointment of a secretary and such other officers, except the chairman and vice chairman of such Committee if appointed by the Board, as it may deem necessary. A record of proceedings of all Committees shall be kept by the secretary of such Committee and filed and presented as provided in Section 214 of these Bylaws. Except as otherwise set forth in this Section 308 and unless the Board of Directors shall otherwise by resolution provide, each Committee may fix its rules of procedure, determine its manner of acting and fix the time and place, whether within or without the State of New York, of its meetings and specify what notice thereof, if any, shall be given. Unless otherwise provided by the Board of Directors or a Committee, quorum, voting and other procedures shall be the same as those applicable to actions taken by the Board of Directors.

                              ARTICLE IV. OFFICERS.

      Section 401. Officers. The Officers of the Corporation shall be elected by the Board of Directors and shall include the Chairman of the Board, whose duties and powers are as set forth in Section 210 of these Bylaws, Chief Executive Officer, President, one (1) or more Vice Presidents, Secretary, Treasurer, and such other Officers and Assistant Officers as the Board of Directors may from time to time deem advisable. The same individual may hold any two (2) or more offices. Officers and Assistant Officers of the Corporation may, but need not, also be members of the Board. At its first meeting after each annual meeting of the shareholders, the Board of Directors shall elect the Officers. The election or appointment of an Officer shall not of itself create contract rights. Any Officer may be removed at any time, with or without cause, and regardless of the term for which such Officer was elected, but without prejudice to any contract right of such Officer. Each Officer shall hold his/her office for the period for which he/she was elected or appointed by the Board and until his/her successor has been elected or appointed and qualified, unless he/she shall resign, become disqualified, die, or be removed at the pleasure of the Board of Directors. Any Officer of the Corporation may resign at any time by giving written notice of his/her resignation to the Chairman of the Board, the Chief Executive Officer, or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the Officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board. The duties of the Officers of the Corporation shall be such as are set forth in these Bylaws and, from time to time, prescribed by the Board of Directors.

      Section 402. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall have and exercise general supervision and control


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of the business of the Corporation and shall be responsible for carrying out the policies adopted by the Board of Directors and having all orders and resolutions of the Board of Directors carried into effect, and shall report directly to the Chairman of the Board of Directors or, if the Chief Executive Officer is the Chairman of the Board, to the Board of Directors. The Chief Executive Officer shall be an ex-officio member of all Committees of the Board of Directors except for the Audit Committee. All Officers and Assistant Officers of the Corporation, other than those directed by these Bylaws or the Board of Directors to report to the Chairman of the Board, shall report directly or indirectly to the Chief Executive Officer. The Chief Executive Officer shall execute on behalf of the Corporation and may affix or cause to be affixed a seal to all authorized documents and instruments requiring such execution, except to the extent that signing and execution thereof shall have been delegated to some other Officer or agent of the Corporation by the Board of Directors or by the Chairman of the Board of Directors, the Chief Executive Officer or the President. In the event of the death, incapacity, resignation or extended absence of the Chief Executive Officer, the Chairman of the Board of Directors shall perform the duties of the Chief Executive Officer.

      Section 403. President. The President shall have such powers and perform such duties as may be provided for herein and as may be assigned from time to time by the Board of Directors, the Chairman of the Board of Directors, or the Chief Executive Officer. The President shall execute on behalf of the Corporation and may affix or cause to be affixed a seal to all authorized documents and instruments requiring such execution, except to the extent that signing and execution thereof shall have been delegated to some other Officer or agent of the Corporation by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer.

      Section 404. Executive and Other Vice Presidents. The Vice Presidents, if any, in such gradations as the Board of Directors may determine, shall perform such duties, do such acts and be subject to such supervision as may be prescribed by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President. In the event of the absence or disability of the President or his/her refusal to act, the Vice Presidents, in the order of their rank, and within the same rank in the order of their authority, shall perform the duties and have the powers and authorities of the President, except to the extent inconsistent with applicable law.

      Section 405. Secretary. The Secretary shall act under the supervision of the Chairman of the Board of Directors or such other Officers as the Board of Directors may designate. Unless a designation to the contrary is made at a meeting, the Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders, and record all of the proceedings of such meetings in a book to be kept for that purpose, and shall perform like duties for the Committees when required by these Bylaws or otherwise. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors. The Secretary shall keep a seal of the Corporation, and, when authorized by the Board of Directors, the Chairman of the Board of Directors, or the Chief Executive Officer, cause it to be affixed to any documents and instruments requiring it. The Secretary shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors, or such other Officer as the Chairman of the Board of Directors may designate.

      Section 406. Treasurer. The Treasurer shall act under the supervision of the Chairman of the Board of Directors or such other Officer as the Board of Directors may designate. The Treasurer shall have custody of the Corporation's funds, keep the fiscal accounts of the Corporation, deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board or any Officer authorized to so designate, disburse the funds of the Corporation as may be ordered by the Board or any Officer authorized to so order, render, when so requested, accounts of the financial transactions and condition of the Corporation to the Chairman of the Board, the Chief Executive Officer and the Board of Directors, and perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or such other Officer as the Chairman of the Board of Directors may designate.

      Section 407. Assistant Officers. Unless otherwise provided by the Board of Directors, each Assistant Officer shall perform such duties as shall be prescribed by the Board of Directors, the Chairman, the Chief Executive Officer, the President or the Officer to whom he/she is an Assistant. In the event of the absence or disability of an Officer or


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his/her refusal to act, his/her Assistant Officers shall, in the order of their rank, and within the same rank in the order of their seniority, have the powers and authorities of such Officer.

      Section 408. Compensation. The salaries and compensation of all Officers appointed or elected by the Board of Directors shall be fixed by or in the manner designated by the Board of Directors.

      Section 409. Execution of Instruments; Mechanical Endorsements. Checks, notes, drafts, other commercial instruments, assignments, guarantees of signatures and contracts (except as otherwise provided herein or by law) shall be executed by the Chairman, the Chief Executive Officer, the President, any Vice President or such Officers or employees or agents of the Corporation as the Board of Directors or any of such designated officers may direct. Such designated Officers or the Secretary may authorize any endorsement on behalf of the Corporation to be made by such mechanical means or stamps as any of such Officers may deem appropriate.

      Section 410. General Powers. The Officers are authorized to do and perform such corporate acts as are necessary in the carrying on of the business of the Corporation, subject always to the direction of the Board of Directors.

                           ARTICLE V. INDEMNIFICATION.

      Section 501. Indemnification Provisions in Certificate of Incorporation. The provisions of this Article V are intended to supplement Article 11 of the Certificate of Incorporation pursuant to Section 11.2 of the Certificate of Incorporation. To the extent that this Article V contains any provisions inconsistent with said Article 11, the provisions of the Certificate of Incorporation shall govern. Terms defined in such Article 11 shall have the same meaning in this Article V.

      Section 502. Undertakings for Advances of Expenses. If and to the extent the BCL or the Board of Directors requires, an advancement by the Corporation of expenses incurred by an indemnitee pursuant to clause (iii) of the last sentence of Section 11.1 of the Certificate of Incorporation (hereinafter an "advancement of expenses") shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under Article 11 of the Certificate of Incorporation or otherwise.

      Section 503. Claims for Indemnification. If a claim for indemnification under this Article V is not paid in full by the Corporation within sixty (60) days after it has been received in writing by the Corporation, except in the case of a claim for an advancement of expenses in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses only upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the BCL. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the BCL, nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel, or its shareholder) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to have or retain such advancement of expenses, under Article 11 of the Certificate of Incorporation or this Article V or otherwise, shall be on the Corporation.

      Section 504. Insurance. The Board of Directors in its discretion shall have the power to purchase and maintain insurance in accordance with, and subject to, the provisions of Section 726 of the BCL or any successor provision thereto.

      Section 505. Relationship to Other Rights and Provisions Concerning Indemnification. The provisions of this Article V regarding claims for indemnification and the advancement of expenses shall govern claims for indemnification and the advancement of expenses which any person may have a right to or may hereafter acquire a right to pursuant to (i) the Certificate of Incorporation or these Bylaws and (ii) any statute, agreement (including any agreement between such person and any of the Corporation's affiliates, predecessor or subsidiary corporations or any constituent corporation absorbed by the Corporation in a consolidation or merger), vote of shareholders or disinterested directors or otherwise, except with respect to any provisions of any such statute, agreement or vote of shareholders of disinterested directors regarding any matter set forth in Sections 502 or 503 of these Bylaws, in which case the terms of such provisions of any such statute, agreement or vote of shareholders or disinterested directors shall govern in lieu of Sections 502 or 503 hereof, as the case may be.

      Section 506. Severability. In the event that any of the provisions of this
Article V (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

                      ARTICLE VI. SHARES OF CAPITAL STOCK.

      Section 601. Stock Certificates. Every share certificate of the Corporation shall be in such form (consistent with applicable law and, if applicable, the rules of a national securities exchange on which the Corporation's capital stock is listed) as shall be determined by the Board, signed by the Chairman of the Board or the President and the Secretary or Assistant Secretary or the Treasurer or Assistant Treasurer. Certificates may be signed by a facsimile signature if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation or its employees. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled. Notwithstanding any other provision of these Bylaws and subject to the requirements of the BCL, the shares of the Corporation's capital stock may be uncertificated shares.

      Section 602. Registered Stockholders. A record of the name and address of the holder of each certificate, the number of shares represented thereby and the date of issue thereof shall be made on the Corporation's books. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of New York.

      Section 603. Transfers of Stock. Transfer of shares of stock of the Corporation shall be made in accordance with the BCL. Transfers of stock shall be made on the books of the Corporation only by direction of the person named in the stock certificate or such person's attorney, lawfully constituted in writing, and only upon the surrender of the certificate therefor accompanied by a written assignment of the shares evidenced thereby, which certificate shall be canceled before any new certificate is issued.

      Section 604. Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any Officer or Officers to appoint, one or more transfer agents and one or more registrars. In case any Officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such Officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such Officer, transfer agent or registrar at the date of issue.

      Section 605. Regulations. The Board of Directors may make such additional rules and regulations, not inconsistent with the Certificate of Incorporation, these Bylaws or the BCL, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation or pertaining to uncertificated shares of stock of the Corporation.

      Section 606. Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such person shall have: (a) requested such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (b) provided the Corporation, the Chairman of the Board of Directors or the Secretary with an indemnity agreement satisfactory in form and substance to the Board of Directors; and (c) satisfied any other reasonable requirements (including providing an affidavit and a surety bond) fixed by the Board of Directors, the Chairman of the Board of Directors or the Secretary.

                              ARTICLE VII. GENERAL.

      Section 701. Fiscal Year. The fiscal year of the Corporation shall begin on the first (1st) day of January in each year and end on the thirty-first
(31st) day of December in each year.

      Section 702. Record Date. The Board of Directors may fix a record date for the determination of the shareholders entitled to notice of, or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend, distribution or the allotment of any rights, or to exercise rights in respect to any change, conversion or exchange of shares, or for the purpose of any other action; provided, that such date shall be a permitted record date under the BCL and the rules of any national securities exchange on which the Corporation's capital stock is listed.

      Section 703. Emergency Bylaws. In the event of any emergency resulting from a nuclear or other attack or any similar disaster or catastrophe or other similar emergency condition as a result of which a quorum of the Board of Directors or a standing Committee thereof cannot readily be convened for action, and during the continuance of such emergency, the following Emergency Bylaw provisions shall be in effect, notwithstanding any other provisions of the
Bylaws:

            (a) A meeting of the Board of Directors or of any Committee thereof may be called by any Officer or Director upon one (1) hour's notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

            (b) The Directors in attendance at the meeting of the Board of Directors or of any Committee thereof shall constitute a quorum, but in no event shall there be a quorum unless at least two (2) Directors are present; and

            (c) These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the Directors attending any meeting of the Board of Directors, provided such amendment or repeal shall only be effective for the duration of such emergency.

      Section 704. Severability. If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

      Section 705. Voting of Stock Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name or and on behalf of the Corporation by the Chairman of the Board or, in the absence of the Chairman of the Board, the Chief Executive Officer or such other officers or employees or agents as the Board of Directors or any of such designated officers may direct. Any such Officer may, in the name of and on behalf of the Corporation, take all such action as any such Officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may from time to time confer like powers upon any other person or persons.

      Section 706. Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors.

      Section 707. Dividends. Subject to the provisions of the Certificate of Incorporation and the BCL, dividends may be declared by the Board of Directors at any regular or special meeting and may be paid in cash, in shares of the Corporation's capital stock or its bonds or other property. Before payment of any dividend, there may be set aside out of any funds of the Corporation legally available for the payment of dividends such sums or sums as the Board of Directors from time to time, in its absolute discretion, determines are proper as a reserve fund to meet contingencies, or for equalizing dividends, or for such other purpose as the Board of Directors shall determine conducive to the interests of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

      Section 708. Loans. No loans and no renewals of loans shall be contracted on behalf of the Corporation except as authorized by the Board of Directors. Such authority may be general or confined to specific instances, or otherwise limited, and if the Board so provides may be delegated by the person so authorized. When authorized, any Officer or agent of the Corporation may obtain loans and advances for the Corporation from any firm, corporation or individual, and for such loans and advances, may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Corporation.

      Section 709. Offices and Records. The Corporation may have offices at such places both within or without the State of New York as the Board of Directors may from time to time determine or the business of the Corporation may require. Subject to applicable law, the books and records of the Corporation may be kept outside the State of New York at such place or places as may be designated from time to time by the Board of Directors. The Corporation shall keep correct and complete books and records of account, minutes of the proceedings of the shareholders, Board of Directors and any committees thereof, a current list of the Directors and Officers and any other records required pursuant to applicable law.

                       ARTICLE VIII. AMENDMENT OR REPEAL.

      Section 801. Amendment or Repeal by the Board of Directors. These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the entire Board of Directors, at any regular or special meeting of the Board duly convened. Notice need not be given of the purpose of the meeting of the Board of Directors at which the amendment or repeal is to be considered. The phrase "the entire Board of Directors" or "the entire Board," as used in these Bylaws shall refer to the total number of Directors which the Corporation would have if there were no vacancies.

      Section 802. Recording Amendments and Repeals. The text of all amendments and repeals to these Bylaws shall be attached to the Bylaws with a notation of the date and vote of such amendment or repeal.

      Section Involved       Date Amended or Repealed            Approved By
      ----------------       ------------------------            -----------

                                                                         Exhibit

                    MERGER OF HUDSON CHARTERED BANCORP, INC.
                           AND PROGRESSIVE BANK, INC.

                   SURVIVING CORPORATION EMPLOYMENT AGREEMENTS
                T. JEFFERSON CUNNINGHAM III AND PETER VAN KLEECK

                            SUMMARY OF MATERIAL TERMS

                                December 16, 1997

Positions in the                    Mr. Cunningham: Chairman of the Board
Surviving Corporation               Mr. Van Kleeck: President and Chief
                                    Executive Officer

                                    Subject to applicable fiduciary duties, the Executive will be nominated for membership on the Company's Board and the Board of the Company's bank subsidiary and shall be entitled to receive applicable Board retainer fees for such service.

Initial Term of Employment          Three years.

Automatic Term Extensions           The term is automatically extended at the
                                    end of each year for an additional year
                                    unless the Company or the Executive gives the other party a written Non-Renewal Notice at least three months before the end of the year.

Compensation and Benefits           The Executive will receive the base annual
                                    salary specified in the Agreement, which may be increased (but not decreased) from time to time.

                                    The Executive also is eligible to receive discretionary bonuses on the same basis as other executive employees, is entitled to a minimum of four weeks of vacation, and may participate in the Company's pension, profit sharing, stock option, medical and other employee benefit plans and programs subject to the terms of those plans and programs.

                                    The Company shall provide the Executive with the full-time use of an automobile, which the Company shall bear the cost of maintaining.

                                    The Company shall pay additional amounts to Mr. Van Kleeck from time-to-time that are sufficient, on an after-tax basis to pay the premiums on a long-term disability policy previously transferred to him. The Company will make corresponding payments of equal amount to Mr. Cunningham.

                                    The Company shall maintain a deferred
                                    compensation plan or arrangement that will allow the Executive to defer such portion of his base salary as he shall elect, with deferred amounts being contributed to a "rabbi trust." In the event the Executive incurs a period of long-term disability, the Company shall continue to contribute to the trust, for the benefit of the Executive, an amount equal to the amount deferred by the

                                    Executive during the one-year period
                                    preceding the period of his long-term
                                    disability. Such contributions shall
                                    continue for a period of two calendar years, except that if the Executive's period of long-term disability ends before the start of the second calendar year following the start of his period of disability, no additional contributions shall be required in connection with such disability.

                                    The Executive shall be entitled to earn and accrue, for the term of employment, benefits under a supplemental retirement benefit plan that provides benefits that are at least equal to those provided under the plan or arrangement that covered the Executive prior to the merger.

                                    The Company shall the pay dues, assessments and bond obligations for the Executive's and his wife's membership in one country club.

Termination                         The Executive's employment by the Company
                                    may be terminated under the Agreement for any of the following reasons and with the following consequences:

                                    1.    Termination by mutual consent of the
                                          Company and the Executive upon such
                                          terms and conditions that are mutually
                                          acceptable to the parties.

                                    2.    Termination by the Executive for any
                                          reason (other than by mutual consent
                                          with the Company or due to the
                                          occurrence of a Triggering Event),
                                          after which the Executive would be
                                          entitled to receive only such pay or
                                          benefits available under the Company's
                                          severance policies or bonus or benefit
                                          plans.

                                    3.    Termination by the Company due to the
                                          Executive's physical or mental
                                          disability for six consecutive months.
                                          During any period of disability, the
                                          Executive would be entitled to receive
                                          his normal salary, less any amounts
                                          payable under any Company disability
                                          benefit plan. After termination due to
                                          disability, the Executive would be
                                          entitled to receive only such pay or
                                          benefits available under the Company's
                                          severance policies or bonus or benefit
                                          plans.

                                    4.    Termination by the Company for Cause,
                                          after which the Executive would be
                                          entitled to receive only such pay or
                                          benefits available under the Company's
                                          severance policies or bonus or benefit
                                          plans.

                                          Cause includes any of the following:
                                          (a) the Executive's willful and
                                          continued failure to substantially
                                          perform his duties after a demand for
                                          performance; (b) illegal conduct
                                          (excluding traffic violations,
                                          misdemeanors or similar offenses) or
                                          gross misconduct by the Executive
                                          that, in the Board's reasonable
                                          opinion, reflects adversely on the
                                          business
                                          or reputation of the Company; (c)
                                          issuance of a removal or prohibition
                                          order against the Executive under the
                                          Federal Deposit Insurance Act; (d)
                                          issuance of a prohibition order
                                          against the Executive under the
                                          Securities Exchange Act of 1934; and
                                          (e) the Executive's conviction for the
                                          commission of a felony.

                                    5.    Termination by the Company or the
                                          Executive upon the occurrence of or
                                          within 90 days after a Triggering
                                          Event during the term of employment,
                                          in which case (a) the Company would
                                          pay to the Executive a lump sum cash
                                          payment of 299% of the Executive's
                                          base annual salary in effect on the
                                          date of the Triggering Event plus the
                                          amount of any discretionary bonuses
                                          paid within 12 months thereof; (b) the
                                          Company would provide the Executive
                                          with three years of continued health,
                                          dental and life insurance coverage;
                                          (c) any restricted stock and
                                          performance shares held by the
                                          Executive would vest immediately; (d)
                                          any stock options and stock
                                          appreciation rights held by the
                                          Executive would vest immediately and
                                          could be exercised until the later of
                                          the expiration of their original term
                                          or one year after the Executive's
                                          termination date, to the extent
                                          permissible under the terms of the
                                          applicable stock option plan and
                                          subject to certain other limitations;
                                          and (e) a gross-up payment to
                                          reimburse the Executive for any golden
                                          parachute excise taxes incurred on
                                          payments and benefits that are treated
                                          as "excess parachute payments."

                                          Triggering Events include: (a) the
                                          Executive's termination by the Company
                                          for reasons other than Cause; (b) the
                                          assignment to the Executive without
                                          his consent of any duties or
                                          responsibilities that are materially
                                          inconsistent with the Executive's
                                          position or any action that results in
                                          a material diminution of the
                                          Executive's authority, position,
                                          responsibilities or duties; (c) the
                                          Company requiring the Executive to be
                                          based more than 50 miles from his
                                          Designated Office in anticipation of
                                          or following a Change in Control; (d)
                                          the Company's failure to continue in
                                          effect any Company bonus plan or
                                          benefit plan (or provide substantially
                                          similar benefits at substantially
                                          similar participation costs), except
                                          for changes implemented for bona fide
                                          business purposes and not in
                                          anticipation of or following a Change
                                          in Control that similarly affect all
                                          executive employees or all employees
                                          of the Company; (e) in the case of Mr.
                                          Cunningham, the Company's issuance of
                                          a Non-Renewal Notice; (f) the
                                          Company's material and uncured breach
                                          of the Agreement; and (g) a reduction
                                          in the Executive's base annual salary.

Termination Procedures              Certain procedures must be followed if the
                                    Executive's employment is terminated by
                                    either the Executive or the Company for any reason (other than by reason of death or as a result of a consensual termination). Such procedures shall include the provision of a written Termination Notice specifying the date of termination and the basis for the termination.

No Raid If the Executive ceases to be employed by the Company and receives payments or benefits under the Agreement or the Company's severance policies that equal or exceed 100% of the Executive's base annual salary at the time of termination plus the amount of any discretionary bonuses paid within the 12 months immediately preceding the termination, the Executive may not for a period of one year (or such lesser period as may be prescribed by the Board) solicit any officer of the Company or actively interfere with the Company's relationship with any officer of the Company.

Nondisclosure                       The Executive may not, without the consent
                                    of the Company, disclose or use, while
                                    employed or thereafter, except as required in the course of such employment, any confidential business information or trade secret acquired in the course of such employment, other than information which is generally known in the industry or acquired from public sources.

Legal Expenses                      Following the occurrence of a Triggering
                                    Event, if the Company or the Executive
                                    brings any action, suit or proceeding for the enforcement, performance or construction of this Agreement, the Company is required to reimburse the Executive for all reasonable costs and expenses incurred by the Executive in such action, suit or proceeding, including reasonable attorneys' and accountants' fees and expenses.

Termination of Employment           Mr. Van Kleeck may voluntarily resign as
                                    President and Chief Executive Officer of the
                                    Company only after serving in such capacity for a period of at least one year. If Mr.
                                    Van Kleeck receives a Non-Renewal Notice, he may voluntarily resign as President and Chief Executive Officer and continue to receive his base annual salary (as in effect as of the date of his resignation) for the remaining term of his employment period under the Agreement. Unless Mr. Van Kleeck's employment is terminated under circumstances such that he is entitled to the payment described above in paragraph 5 under the heading "Termination," upon termination of
                                    Mr. Van Kleeck's service as President and
                                    Chief Executive Officer (other than for
                                    cause), the Agreement will provide for Mr.
                                    Van Kleeck to serve as a consultant to the Company for a five-year period. In consideration for such consulting services, the Agreement shall provide for Mr. Van
                                    Kleeck to be paid an annual consulting fee equal to $75,000, reduced by the amount of Board fees paid to Mr. Van Kleeck for service on the Company's Board other than fees paid to all directors. If, after a change in control of the Company, Mr. Van
                                    Kleeck's consulting services are
                                    involuntarily terminated prior to the
                                    expiration of the 5-year term of the
                                    consulting agreement, Mr. Van Kleeck would be entitled to receive a lump sum payment of $225,000.

Relationship to the                 The Agreement will supersede the Executive's
                                    existing employment agreement,

Executive's Existing                and will expressly provide that the Merger
Employment Agreement                will not constitute a change in control
                                    for purposes of such existing agreement and that all change in control benefits under the agreement that are associated with the Merger are waived.

                                   APPENDIX B

                   OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

                            __________________, 1998


Board of Directors
Progressive Bank, Inc.
1301 Route 52
Fishkill, NY 12524

Ladies and Gentlemen:

      Progressive Bank, Inc. ("Progressive Bank") and Hudson Chartered Bancorp, Inc. ("Hudson Chartered") and their respective banking subsidiaries have entered into an Agreement and Plan of Reorganization and related Plan of Merger, each dated as of December 16, 1997 (collectively, the "Agreement"), pursuant to which Progressive Bank and Hudson Chartered will be merged (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Progressive Bank common stock, par value $1.00 per share, issued and outstanding immediately prior to the effective time of the Merger (the "Progressive Bank Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive 1.82 shares (the "Exchange Ratio") of Hudson Chartered common stock, par value $.80 per share. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Progressive Bank Shares.

      Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Director Voting Agreements; (iii) the Stock Option Agreements, dated as of December 16, 1997, by and between Progressive Bank and Hudson Chartered; (iv) Progressive Bank's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its annual report to shareholders for the years ended December 31, 1994, 1995 and 1996, respectively; (v) Hudson Chartered's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its annual report to shareholders for the years ended December 31, 1994, 1995 and 1996, respectively; (vi) Progressive Bank's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997, respectively; (vii) Hudson Chartered's unaudited consolidated financial statements and managements discussion and analysis of financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997, respectively; (viii) certain financial analyses and forecasts of Progressive Bank prepared by and reviewed with management of Progressive Bank and the views of senior management of Progressive Bank regarding Progressive Bank's past and current business operations, results thereof, financial condition and future prospects; (ix) certain financial analyses and forecasts of Hudson Chartered prepared by and reviewed with management of Hudson Chartered and the views of senior management of Hudson Chartered regarding Hudson Chartered's past and current business operations, results thereof, financial condition and future prospects; (x) the pro forma impact of the Merger; (xi) the publicly reported historical price and trading activity for Progressive Bank's and Hudson Chartered's common stock, including a comparison of certain financial and stock market information for Progressive Bank and Hudson Chartered with similar publicly available information for certain other companies the securities of which are publicly traded; (xii) the financial terms of recent business combinations in the savings and banking institution industries, to the extent available; (xiii) the current market environment generally and the banking environment in particular; and (xiv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

Board of Directors
Progressive Bank, Inc.
_____________, 1998
Page 2


      In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability therefor. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Progressive Bank or Hudson Chartered or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Progressive Bank and Hudson Chartered). With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Progressive Bank and Hudson Chartered and that such performances will be achieved. We have also assumed that there has been no material change in Progressive Bank's or Hudson Chartered's assets, financial condition, results of operations, business or prospects since September 30, 1997, the date of the last financial statements noted above. We have assumed that Progressive Bank and Hudson Chartered will remain as going concerns for all periods relevant to our analyses, that the Merger will be accounted for as a pooling of interests and that the conditions precedent in the Agreement are not waived.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Hudson Chartered common stock will be when issued to Progressive Bank's shareholders pursuant to the Agreement or the prices at which Progressive Bank's or Hudson Chartered's common stock will trade at any time.

      We have acted as Progressive Bank's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In the past, we have also provided certain investment banking services for Progressive Bank and have received compensation for such services. We may also provide certain investment banking services to Progressive Bank and the combined company in the future and will receive compensation for such services.

      In the ordinary course of our business, we may actively trade the equity securities of Progressive Bank and Hudson Chartered for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion is directed to the Board of Directors of Progressive Bank in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Progressive Bank as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an exhibit to the Joint Proxy Statement/Prospectus of Progressive Bank and Hudson Chartered dated the date hereof.

      Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of Progressive Bank Shares.


                                       Very truly yours,

                                   APPENDIX C

                      OPINION OF KEEFE BRUYETTE & WOODS, INC.

                                                                  April 10, 1998


The Board of Directors
Hudson Chartered Bancorp, Inc.
Route 55
Lagrangeville, NY 12540

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Hudson Chartered Bancorp, Inc. ("HCK") of the exchange ratio in the agreement and plan of reorganization ("the Merger") of Progressive Bank, Inc.("PSBK") with HCK pursuant to the Agreement and Plan of Reorganization (the "Merger Agreement") dated December 16, between HCK and PSBK. It is our understanding that the Merger will be structured as a purchase accounting transaction under generally accepted accounting principles.

     As is more specifically set forth in the Agreement, upon consummation of the Merger, each outstanding share of the common stock of PSBK, par value $1.00 per share ("PSBK Common Stock"), except for any dissenting shares and certain other shares held by PSBK and HCK, will be converted into and exchanged for 1.82 (the "Exchange Ratio") shares of HCK ("HCK Common Stock"), $.80 par value per share.

     Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of PSBK or HCK, for our own account, and for the accounts of our customers and, accordingly, may at any time

Hudson Chartered Bancorp, Inc.
Board of Directors
Page 2

hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to HCK. KBW has served as financial advisor to HCK in the negotiation of the Merger Agreement and in rendering this fairness opinion and will receive a fee from FES for those services.

     In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of PSBK and HCK and the Merger, including among other things, the following:

i.   Reviewed the Merger Agreement;

ii. Reviewed certain historical financial and other information concerning HCK for the four years ending December 31, 1996 and the quarter ending September 30, 1997, including HCK's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

iii. Reviewed certain historical financial and other information concerning PSBK for the four years ending December 31, 1996 and the quarter ending September 30, 1997, including PSBK's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

iv. Reviewed and studied the historical stock prices and trading volumes of the common stock of both HCK and PSBK;

v. Held discussions with senior management of HCK and PSBK with respect to their past and current financial performance, financial condition and future prospects;

vi. Reviewed certain internal financial data, projections and other information of HCK and PSBK, including financial projections prepared by management;

vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared HCK and PSBK from a financial point of view with certain of these institutions;

viii. Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

Hudson Chartered Bancorp, Inc.
Board of Directors
Page 3

ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

      In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of HCK and PSBK as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for HCK and PSBK are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of HCK, PSBK, or any of their respective subsidiaries nor did we verify any of HCK's or PSBK's books or records or review any individual loan or credit files.

      We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:
(i) the historical and financial position and results of operations of HCK and PSBK; (ii) the assets and liabilities of HCK and PSBK; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to HCK and its stockholders.


                                        Very truly yours,



                                        Keefe, Bruyette & Woods, Inc.

                                   APPENDIX D

                     HUDSON CHARTERED STOCK OPTION AGREEMENT

                             STOCK OPTION AGREEMENT

      THIS STOCK OPTION AGREEMENT (this "Option Agreement"), dated as of December 16, 1997, is by and between HUDSON CHARTERED BANCORP, INC. ("Hudson Chartered"), a New York corporation, as issuer, and PROGRESSIVE BANK, INC. ("Progressive"), a New York corporation, as grantee.

                                   WITNESSETH

      WHEREAS, the respective Boards of Directors of Hudson Chartered and Progressive have approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") and have adopted a related Agreement and Plan of Merger dated as of the date hereof (together with the Reorganization Agreement, the "Merger Agreements"), providing for certain transactions pursuant to which Progressive would be merged with and into Hudson Chartered; and

      WHEREAS, as a condition to and as consideration for Progressive's entry into the Merger Agreements and to induce such entry, Hudson Chartered has agreed to grant to Progressive the option set forth herein to purchase authorized but unissued shares of common stock, par value $0.80 per share, of Hudson Chartered ("Hudson Chartered Common Stock");

      NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1.    Definitions.

      Capitalized terms defined in the Merger Agreements and used herein shall have the same meanings as set forth in the Merger Agreements.

2.    Grant of Option.

      Subject to the terms and conditions set forth herein, Hudson Chartered hereby grants to Progressive an option ("Option") to purchase up to 1,415,250 shares of Hudson Chartered Common Stock, at a price of $21.75 per share, payable in cash as provided in Section 4 hereof; provided, however, that, in the event Hudson Chartered issues or agrees to issue any shares of Hudson Chartered Common Stock (other than as permitted under the Merger Agreements) at a price less than $21.75 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price. Notwithstanding anything else in this Agreement to the contrary, the number of shares of Hudson Chartered Common Stock subject to the Option shall be reduced to such lesser number, if any, as may from time-to-time be necessary, but only for so long as may be necessary, to cause Progressive not to be deemed an "interested shareholder" as such term is defined for purposes of Section 912 of the New York Business Corporation Law, as amended.

3.    Exercise of Option.

      (a) Unless Progressive shall have breached in any material respect any material covenant or representation contained in the Reorganization Agreement and such breach has not been cured, Progressive may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that, to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger or (ii) upon termination of the Merger Agreements in accordance with the provisions thereof (other than a termination resulting from a willful breach by Hudson Chartered of any Specified Covenant (as defined below) following receipt of a bona fide proposal by Hudson Chartered or Hudson Valley to acquire Hudson Chartered or Hudson Valley by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or, following the occurrence of a Purchase Event, failure of Hudson Chartered's shareholders to approve the Merger Agreements by the vote required under applicable law or under Hudson Chartered's Certificate of Incorporation), or (iii) twelve months after termination of the Merger Agreements due to a willful breach by Hudson Chartered of any Specified Covenant following receipt of a bona fide proposal by Hudson Chartered or Hudson Valley to acquire Hudson Chartered or Hudson Valley by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or, following the occurrence of a Purchase Event, failure of Hudson Chartered's shareholders to approve the Merger Agreements by the vote required under applicable law or under Hudson Chartered's Certificate of Incorporation; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

      (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

            (i) Hudson Chartered or its wholly owned subsidiary, First National Bank of the Hudson Valley, a national banking association ("Hudson Valley"), without having received Progressive's prior written consent, shall have entered into an agreement with any person (other than Progressive or its wholly owned subsidiary, Pawling Savings Bank, a New York state-chartered stock savings bank ("Pawling")) to (x) merge or consolidate, or enter into any similar transaction, with Hudson Chartered or Hudson Valley, (y) purchase, lease or otherwise acquire all or substantially all of the assets of Hudson Chartered or Hudson Valley or
(z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Hudson Chartered or Hudson Valley;

            (ii) any person (other than Hudson Chartered, Hudson Valley, Hudson Valley in a fiduciary capacity, Progressive, Pawling or Pawling in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Hudson Chartered Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in
Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

            (iii) any person (other than Progressive or Pawling) shall have made a bona fide proposal to Hudson Chartered by public announcement or written communication that is or becomes the subject of public disclosure to acquire Hudson Chartered or Hudson Valley by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of Hudson Chartered vote not to adopt the Plan of Merger; or

            (iv) Hudson Chartered shall have willfully and intentionally breached any Specified Covenant following receipt of a bona fide proposal to Hudson Valley or Hudson Chartered to acquire Hudson Chartered or Hudson Valley by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle Progressive to terminate the Merger Agreements (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

If more than one of the transactions giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

      (c) In the event Progressive wishes to exercise the Option, it shall send to Hudson Chartered a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that, if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Progressive shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

      (d) As used herein, "Specified Covenant" means any covenant contained in Sections 4.1, 4.4 or 4.9, or subsections (2), (3), (4), (5), (6), (12), (14)
and, to the extent applicable to the foregoing subsections, (15) of Section 4.8(b) of the Reorganization Agreement.

4.    Payment and Delivery of Certificates.

      (a) At the closing referred to in Section 3 hereof, Progressive shall pay to Hudson Chartered the aggregate purchase price for the shares of Hudson Chartered Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Hudson Chartered.

      (b) At such closing, simultaneously with the delivery of funds as provided in subsection (a), Hudson Chartered shall deliver to Progressive a certificate or certificates representing the number of shares of Hudson Chartered Common Stock purchased by Progressive, and Progressive shall deliver to Hudson Chartered a letter agreeing that Progressive will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

      (c) Certificates for Hudson Chartered Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

      "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Hudson Chartered Bancorp, Inc. and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Hudson Chartered Bancorp, Inc. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Hudson Chartered Bancorp, Inc. of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Progressive shall have delivered to Hudson Chartered a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to Hudson Chartered, to the effect that such legend is not required for purposes of the Securities Act.

5.    Representations.

      Hudson Chartered hereby represents, warrants and covenants to Progressive as follows:

      (a) Hudson Chartered shall at all times maintain sufficient authorized but unissued shares of Hudson Chartered Common Stock so that the Option may be exercised without authorization of additional shares of Hudson Chartered Common Stock.

      (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

6.    Adjustment Upon Changes in Capitalization.

      In the event of any change in Hudson Chartered Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Hudson Chartered Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Hudson Chartered Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.99% of the number of shares of Hudson Chartered Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Hudson Chartered to breach any provision of the Merger Agreements.

7.    Repurchase.

      At the request of Progressive at any time commencing immediately following the occurrence of a Repurchase Event (as defined below) and ending upon the termination of this Agreement pursuant to the terms hereof ("Repurchase Period"), Hudson Chartered shall repurchase the Option from Progressive together with any shares of Hudson Chartered Common Stock purchased by Progressive pursuant thereto, at a price equal to the sum of:

      (a) The exercise price paid by Progressive for any shares of Hudson Chartered Common Stock acquired pursuant to the Option;

      (b) The difference between the "market/tender offer" price for shares of Hudson Chartered Common Stock (defined as the highest of (i) the highest price per share at which a tender or exchange offer has been made, (ii) the price per share, whether in cash or the value of securities or other property or a combination thereof, of Hudson Chartered Common Stock to be paid by any third party pursuant to an agreement with Hudson Chartered, or (iii) the highest reported sale price for shares of Hudson Chartered Common Stock within that portion of the Repurchase Period preceding the date Progressive gives notice of the required repurchase under this Section 7) and the exercise price as determined pursuant to Section 2 hereof, multiplied by the number of shares of Hudson Chartered Common Stock with respect to which the Option has not been exercised, but only if the market/tender offer price is greater than such exercise price;

      (c) The difference between the market/tender offer price (as defined in Section 7(b) hereof) and the exercise price paid by Progressive for any shares of Hudson Chartered Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the market/tender offer price is greater than such exercise price; and

      (d) Progressive's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Reorganization Agreement, including, without limitation, legal, accounting, financial advisory and investment banking fees.

      In the event Progressive exercises its right to require the repurchase of the Option, Hudson Chartered shall, within ten business days thereafter, pay the required amount to Progressive in immediately available funds and Progressive shall surrender the Option to Hudson Chartered and the certificates evidencing the shares of Hudson Chartered Common Stock purchased thereunder; provided that if prior notification to or approval of the Federal Reserve Board or other regulatory agency is required in connection with such purchase, Hudson Chartered shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated.

      As used herein, a "Repurchase Event" shall mean any of the transactions described in clauses (i), (ii), (iii) or (iv) of Section 3(b) herein except, for this purpose, the percentage in clause (ii) shall be 50% and, for purposes of clauses (iii) and (iv) for a Repurchase Event to occur, any party shall, prior to the termination of this Agreement, engage in a transaction contemplated by clauses (i) or (ii) (at the 50% level) of Section 3(b), provided that, for all purposes herein, the payment required by this Section 7 shall be due and payable only upon consummation of the events described in clauses (i) and (ii) of
Section 3(b) of this Agreement.

8.    Registration Rights.

      Hudson Chartered shall, if requested by Progressive, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Hudson Chartered Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Progressive. Progressive shall provide all information reasonably requested by Hudson Chartered for inclusion in any registration statement to be filed hereunder. Hudson Chartered will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at Hudson Chartered's expense except for underwriting commissions and the fees and disbursements of Progressive's counsel attributable to the registration of such Hudson Chartered Common Stock. A second registration may be requested hereunder at Progressive's expense. In no event shall Hudson Chartered be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Hudson Chartered of Hudson Chartered Common Stock. If requested by Progressive, in connection with any such registration, Hudson Chartered will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Progressive or assignee thereof under this Section 8, Hudson Chartered agrees to send a copy thereof to Progressive and to any assignee thereof known to Hudson Chartered, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

9.    Severability.

      If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire or Hudson Chartered to repurchase pursuant to Section 7 hereof the full number of shares of Hudson Chartered Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Hudson Chartered to allow the holder to acquire or to require Hudson Chartered to repurchase up to the maximum number of shares as may be permissible from time to time, without any amendment or modification hereof.

10.   Miscellaneous.

      (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

      (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that, in the event a Purchase Event shall have occurred and be continuing, Progressive may assign, in whole or in part, its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, Progressive may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase 2% or more of the voting shares of Hudson Chartered, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Progressive's behalf, or (iv) any other manner approved by applicable regulatory authorities.

      (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 7.4 of the Reorganization Agreement.

      (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

      (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                    HUDSON CHARTERED BANCORP, INC.


                                    By /s/ T. Jefferson Cunningham III
                                       -----------------------------------------
                                       T. Jefferson Cunningham III
                                       Chairman and Chief Executive Officer

                                    PROGRESSIVE BANK, INC.


                                    By /s/ Peter Van Kleeck
                                       -----------------------------------------
                                       Peter Van Kleeck
                                       President and Chief Executive Officer

                                   APPENDIX E

                       PROGRESSIVE STOCK OPTION AGREEMENT

                             STOCK OPTION AGREEMENT

      THIS STOCK OPTION AGREEMENT (this "Option Agreement"), dated as of December 16, 1997, is by and between PROGRESSIVE BANK, INC. ("Progressive"), a New York corporation, as issuer, and HUDSON CHARTERED BANCORP, INC. ("Hudson Chartered"), a New York corporation, as grantee.

                                   WITNESSETH

      WHEREAS, the respective Boards of Directors of Progressive and Hudson Chartered have approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") and have adopted a related Agreement and Plan of Merger dated as of the date hereof (together with the Reorganization Agreement, the "Merger Agreements"), providing for certain transactions pursuant to which Progressive would be merged with and into Hudson Chartered; and

      WHEREAS, as a condition to and as consideration for Hudson Chartered's entry into the Merger Agreements and to induce such entry, Progressive has agreed to grant to Hudson Chartered the option set forth herein to purchase authorized but unissued shares of common stock, par value $1.00 per share, of Progressive ("Progressive Common Stock");

      NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1.    Definitions.

      Capitalized terms defined in the Merger Agreements and used herein shall have the same meanings as set forth in the Merger Agreements.

2.    Grant of Option.

      Subject to the terms and conditions set forth herein, Progressive hereby grants to Hudson Chartered an option ("Option") to purchase up to 766,300 shares of Progressive Common Stock, at a price of $36.63 per share, payable in cash as provided in Section 4 hereof; provided, however, that, in the event Progressive issues or agrees to issue any shares of Progressive Common Stock (other than as permitted under the Merger Agreements) at a price less than $36.63 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price. Notwithstanding anything else in this Agreement to the contrary, the number of shares of Progressive Common Stock subject to the Option shall be reduced to such lesser number, if any, as may from time-to-time be necessary, but only for so long as may be necessary, to cause Hudson Chartered not to be deemed an "interested shareholder" as such term is defined for purposes of Section 912 of the New York Business Corporation Law, as amended. Each share of Progressive Common Stock issued upon exercise of the Option shall be accompanied by such rights as provided in the Shareholder Rights Agreement dated as of October 15, 1997 by and between Progressive and Registrar and Transfer Company, as rights agent.

3.    Exercise of Option.

      (a) Unless Hudson Chartered shall have breached in any material respect any material covenant or representation contained in the Reorganization Agreement and such breach has not been cured, Hudson Chartered may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that, to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger or (ii) upon termination of the Merger Agreements in accordance with the provisions thereof (other than a termination resulting from a willful breach by Progressive of any Specified Covenant (as defined below) following receipt of a bona fide proposal by Progressive or Pawling to acquire Progressive or Pawling by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or, following the occurrence of a Purchase Event, failure of Progressive's shareholders to approve the Merger Agreements by the vote required under applicable law or under Progressive's Certificate of Incorporation), or (iii) twelve months after termination of the Merger Agreements due to a willful breach by Progressive of any Specified Covenant following receipt of a bona fide proposal by Progressive or Pawling to acquire Progressive or Pawling by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or, following the occurrence of a Purchase Event, failure of Progressive's shareholders to approve the Merger Agreements by the vote required under applicable law or under Progressive's Certificate of Incorporation; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

      (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

            (i) Progressive or its wholly owned subsidiary, Pawling Savings Bank, a New York state-chartered stock savings bank ("Pawling"), without having received Hudson Chartered's prior written consent, shall have entered into an agreement with any person (other than Hudson Chartered or any of its subsidiaries) to (x) merge or consolidate, or enter into any similar transaction, with Progressive or Pawling, (y) purchase, lease or otherwise acquire all or substantially all of the assets of Progressive or Pawling or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Progressive or Pawling;

            (ii) any person (other than Progressive, Pawling, Pawling in a fiduciary capacity, Hudson Chartered, its wholly owned subsidiary, First National Bank of the Hudson Valley, a national banking association ("Hudson Valley") or Hudson Valley in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Progressive Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

            (iii) any person (other than Hudson Chartered or any of its subsidiaries) shall have made a bona fide proposal to Progressive by public announcement or written communication that is or becomes the subject of public disclosure to acquire Progressive or Pawling by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of Progressive vote not to adopt the Plan of Merger; or

            (iv) Progressive shall have willfully and intentionally breached any Specified Covenant following receipt of a bona fide proposal to Pawling or Progressive to acquire Progressive or Pawling by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle Hudson Chartered to terminate the Merger Agreements (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

If more than one of the transactions giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

      (c) In the event Hudson Chartered wishes to exercise the Option, it shall send to Progressive a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that, if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Hudson Chartered shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

      (d) As used herein, "Specified Covenant" means any covenant contained in Sections 4.1, 4.4 or 4.9, or subsections (2), (3), (4), (5), (6), (12), (14)
and, to the extent applicable to the foregoing subsections, (15) of Section 4.7(b) of the Reorganization Agreement.

4.    Payment and Delivery of Certificates.

      (a) At the closing referred to in Section 3 hereof, Hudson Chartered shall pay to Progressive the aggregate purchase price for the shares of Progressive Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Progressive.

      (b) At such closing, simultaneously with the delivery of funds as provided in subsection (a), Progressive shall deliver to Hudson Chartered a certificate or certificates representing the number of shares of Progressive Common Stock purchased by Hudson Chartered, and Hudson Chartered shall deliver to Progressive a letter agreeing that Hudson Chartered will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

      (c) Certificates for Progressive Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

      "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Progressive Bank, Inc. and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Progressive Bank, Inc. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Progressive Bank, Inc. of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Hudson Chartered shall have delivered to Progressive a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to Progressive, to the effect that such legend is not required for purposes of the Securities Act.

5.    Representations.

      Progressive hereby represents, warrants and covenants to Hudson Chartered as follows:

      (a) Progressive shall at all times maintain sufficient authorized but unissued shares of Progressive Common Stock so that the Option may be exercised without authorization of additional shares of Progressive Common Stock.

      (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

6.    Adjustment Upon Changes in Capitalization.

      In the event of any change in Progressive Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Progressive Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Progressive Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.99% of the number of shares of Progressive Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Progressive to breach any provision of the Merger Agreements.

7.    Repurchase.

      At the request of Hudson Chartered at any time commencing immediately following the occurrence of a Repurchase Event (as defined below) and ending upon termination of this Agreement pursuant to the terms hereof ("Repurchase Period"), Progressive shall repurchase the Option from Hudson Chartered together with any shares of Progressive Common Stock purchased by Hudson Chartered pursuant thereto, at a price equal to the sum of:

      (a) The exercise price paid by Hudson Chartered for any shares of Progressive Common Stock acquired pursuant to the Option;

      (b) The difference between the "market/tender offer" price for shares of Progressive Common Stock (defined as the highest of (i) the highest price per share at which a tender or exchange offer has been made, (ii) the price per share, whether in cash or the value of securities or other property or a combination thereof, of Progressive Common Stock to be paid by any third party pursuant to an agreement with Progressive, or (iii) the highest reported sale price for shares of Progressive Common Stock within that portion of the Repurchase Period preceding the date Hudson Chartered gives notice of the required repurchase under this Section 7) and the exercise price as determined pursuant to Section 2 hereof, multiplied by the number of shares of Progressive Common Stock with respect to which the Option has not been exercised, but only if the market/tender offer price is greater than such exercise price;

      (c) The difference between the market/tender offer price (as defined in Section 7(b) hereof) and the exercise price paid by Hudson Chartered for any shares of Progressive Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the market/tender offer price is greater than such exercise price; and

      (d) Hudson Chartered's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Reorganization Agreement, including, without limitation, legal, accounting, financial advisory and investment banking fees.

      In the event Hudson Chartered exercises its right to require the repurchase of the Option, Progressive shall, within ten business days thereafter, pay the required amount to Hudson Chartered in immediately available funds and Hudson Chartered shall surrender the Option to Progressive and the certificates evidencing the shares of Progressive Common Stock purchased thereunder; provided that if prior notification to or approval of the Federal Reserve Board or other regulatory agency is required in connection with such purchase, Progressive shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated.

      As used herein, a "Repurchase Event" shall mean any of the transactions described in clauses (i), (ii), (iii) or (iv) of Section 3(b) herein except, for this purpose, the percentage in clause (ii) shall be 50% and, for purposes of clauses (iii) and (iv) for a Repurchase Event to occur, any party shall, prior to the termination of this Agreement, engage in a transaction contemplated by clauses (i) or (ii) (at the 50% level) of Section 3(b), provided that, for all purposes herein, the payment required by this Section 7 shall be due and payable only upon consummation of the events described in clauses (i) and (ii) of
Section 3(b) of this Agreement.

8.    Registration Rights.

      Progressive shall, if requested by Hudson Chartered, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Progressive Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Hudson Chartered. Hudson Chartered shall provide all information reasonably requested by Progressive for inclusion in any registration statement to be filed hereunder. Progressive will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at Progressive's expense except for underwriting commissions and the fees and disbursements of Hudson Chartered's counsel attributable to the registration of such Progressive Common Stock. A second registration may be requested hereunder at Hudson Chartered's expense. In no event shall Progressive be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Progressive of Progressive Common Stock. If requested by Hudson Chartered, in connection with any such registration, Progressive will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Hudson Chartered or assignee thereof under this
Section 8, Progressive agrees to send a copy thereof to Hudson Chartered and to any assignee thereof known to Progressive, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

9.    Severability.

      If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire or Progressive to repurchase pursuant to Section 7 hereof the full number of shares of Progressive Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Progressive to allow the holder to acquire or to require Progressive to repurchase up to the maximum number of shares as may be permissible from time to time, without any amendment or modification hereof.

10.   Miscellaneous.

      (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

      (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that, in the event a Purchase Event shall have occurred and be continuing, Hudson Chartered may assign, in whole or in part, its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, Hudson Chartered may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase 2% or more of the voting shares of Progressive, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Hudson Chartered's behalf, or (iv) any other manner approved by applicable regulatory authorities.

      (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 7.4 of the Reorganization Agreement.

      (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

      (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                            PROGRESSIVE BANK, INC.


                                            By /s/ Peter Van Kleeck
                                               ---------------------------------
                                               Peter Van Kleeck
                                               President and Chief Executive
                                                 Officer

                                            HUDSON CHARTERED BANCORP, INC.


                                            By /s/ T. Jefferson Cunningham III
                                               ---------------------------------
                                               T. Jefferson Cunningham III
                                               Chairman and Chief Executive
                                                 Officer

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

      Sections 721 and 722 of the New York Business Corporation Law ("NYBCL") provide for indemnification of directors and officers. Section 721 of the NYBCL provides that the statutory provisions under New York law are not exclusive of any other rights to which a director or officer seeking indemnification would be entitled, and do not affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled.

      Section 722 of the NYBCL provides that a corporation may indemnify a director or officer of the corporation who is made a party, or threatened to be made a party, in a civil or criminal proceeding arising out of activities undertaken at the request of the corporation (including action on behalf of another corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding or any appeal, if the director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise, not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by or in the right of the corporation (including stockholder derivative suits), there is no indemnification under New York law for threatened actions or a pending action otherwise settled or disposed of, and no indemnification of expenses is permitted, if the director or officer is adjudged liable to the corporation, unless and only to the extent a court determines that, despite such adjudication but in view of all the circumstances, such indemnification is nonetheless proper.

      Section 12 of the registrant's Restated Certificate of Incorporation and
Article V of the registrant's Bylaws provide that the registrant shall indemnify its officers and directors to the fullest extent permitted by law. Article V of the registrant's Bylaws also provides that the registrant shall indemnify its employees to the fullest extent permitted by law. Hudson Chartered has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by its directors and officers in connection with the performance of their duties.

      The registrant also has entered into indemnification agreements with certain of its officers and directors. The indemnification agreements provide for the indemnification, to the fullest extent permitted by New York law, of persons who, by virtue of the fact that they are or were directors of Hudson Chartered or a subsidiary thereof or are or were serving at the request of Hudson Chartered or a subsidiary thereof as a director, officer, employee or agent of another enterprise, are parties to, are threatened to be made parties to, or are otherwise involved in a threatened, pending or completed action, suit or proceeding involving Hudson Chartered, whether civil, criminal, administrative or investigative in nature. In the case of proceedings brought by third parties, the registrant has agreed to indemnify the indemnified persons against all expenses (including attorneys' fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigation, judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of the indemnified person, any expenses of establishing a right to indemnification, and reasonable compensation for time spent investigating, defending against or appealing a judgment related to an indemnified claim not otherwise compensated by Hudson Chartered), judgments, fines, penalties and ERISA excise taxes actually and reasonably incurred by the indemnified person in connection with the defense or settlement of such proceedings. In the case of proceedings brought by or in the name of Hudson Chartered or any subsidiary thereof, the registrant has agreed to indemnify the indemnified persons against all expenses actually and reasonably incurred by the indemnified person in connection with the defense or settlement of such proceedings. The indemnification agreements do not generally provide for indemnification in proceedings initiated or brought voluntarily by the indemnified persons, except in proceedings brought to establish or enforce a right to indemnification under an indemnification agreement or otherwise.

      With respect to any proceeding, the indemnification agreements conclusively presume that an indemnified person has met the relevant standard of conduct for indemnification under New York law absent a contrary determination by a majority vote of a quorum of directors not parties to the proceeding, by a majority shareholder vote, or in a written opinion of independent legal counsel selected by Hudson Chartered and approved by the indemnified person. The indemnification agreements also provide for, in appropriate cases, advances on expenses and partial indemnification. Hudson Chartered also agrees to maintain directors' and officers' liability insurance for the benefit of the indemnified persons unless the registrant determines in good faith that such insurance is not reasonably available, provides an insufficient benefit, or is duplicative of other insurance maintained by the company or a subsidiary thereof. The indemnification agreements also state that the indemnification provided thereunder is not exclusive of any other rights to which the indemnified parties may be entitled to under the charter or bylaws of Hudson Chartered or any subsidiary thereof or otherwise.

Item 21. Exhibits and Financial Statement Schedules

      (a) An exhibit index immediately succeeds the signature page and precedes the exhibits filed with this registration statement.

      (b) No separate financial statement schedules are filed as exhibits to this registration statement because all information required in such schedules is in the financial statements and related notes incorporated herein by reference.

      (c) No separate fairness opinions are filed as exhibits to this registration statement because all such opinions are attached as appendices to the Proxy Statement / Prospectus filed in Part I hereof.

Item 22. Undertakings

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of LaGrangeville, State of New York as of the date set forth below.

                                    HUDSON CHARTERED BANCORP, INC.


Date: April 9, 1998                 By: /s/ T. Jefferson Cunningham III
                                        ----------------------------------------
                                        T. Jefferson Cunningham III
                                        Chairman and Chief Executive Officer
                                        (Duly Authorized Representative)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the date set forth above.

Signature                                  Title
---------------------------------          -------------------------------------


/s/ Robert M. Bowman *                     Director


/s/ H. Todd Brinckerhoff *                 Director


/s/ Edward vK. Cunningham, Jr. *           Director


/s/ T. Jefferson Cunningham III *          Chairman, Chief Executive Officer
                                           and Director (Principal Executive
                                           Officer)


/s/ Tyler Dann *                           Director


/s/ Robert R. Fraleigh *                   Director


/s/ R. Abel Garraghan *                    Director


/s/ Paul A. Maisch *                       Treasurer and Chief Financial Officer
                                           (Principal Financial and Accounting
                                           Officer)


/s/ Warren R. Marcus *                     Director


/s/ Robert J. Marvin*                      Director


/s/ Robert L. Patrick *                    Director


/s/ Lewis J. Ruge *                        Director


/s/ John C. Van Wormer *                   President and Director (Principal
                                           Operating Officer)


/s/ Randolph L. Williams *                 Director


* By /s/ T. Jefferson Cunningham III       Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit 2 Agreement and Plan of Reorganization dated December 16, 1997 with selected attachments (the "Merger Agreement") [attached as Appendix A to the Proxy Statement / Prospectus]

Exhibit 5 Opinion of Van DeWater and Van DeWater, LLP dated April 9, 1998, regarding validity of Continuing Corporation Common Stock being registered [filed herewith]

Exhibit 8 Opinion of Arnold & Porter dated April 10, 1998, regarding certain federal income tax consequences of the Merger [filed herewith]

Exhibit 23.1 Consent of Deloitte & Touche, LLP, independent auditors for Hudson Chartered [filed herewith]

Exhibit 23.2 Consent of KPMG Peat Marwick, LLP, independent auditors for Progressive [filed herewith]

Exhibit 23.3 Consent of Keefe Bruyette & Woods, Inc., financial advisor for Hudson Chartered [filed herewith]

Exhibit 23.4 Consent of Sandler O'Neill & Partners, L.P., financial advisor for Progressive [filed herewith]

Exhibit 23.5 Consent of Van DeWater and Van DeWater, LLP, legal counsel for Hudson Chartered [included in the opinion filed as
                  Exhibit 5 hereto]

Exhibit 23.6 Consent of Arnold & Porter, legal counsel for Hudson Chartered [included in the opinion filed as Exhibit 8 hereto]

Exhibit 24        Power of Attorney [filed herewith]

Exhibit 99.1 Hudson Chartered Stock Option Agreement [attached as Appendix D to the Proxy Statement / Prospectus]

Exhibit 99.2 Progressive Stock Option Agreement [attached as Appendix E to the Proxy Statement / Prospectus]

Exhibit 99.3 Consents of the following designees to the Board of Directors of the Continuing Corporation pursuant to Securities Act
                  Rule 438 -- Thomas C. DeBenedictus; Elizabeth P. Allen; Thomas
                  C. Aposporos; George M. Coulter; Richard T. Hazzard; Peter Van Kleeck; Richard Novik; John J. Page; Archibald A. Smith, III; Roger W. Smith; David A. Swinden [filed herewith]

Exhibit 99.4 Form of Proxy relating to Progressive Common Stock [filed herewith]